    As filed with the Securities and Exchange Commission on January 11, 1999

                                                      Registration No. 333-69033
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION


                                 AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             Registration Statement
                                      Under
                           the Securities Act of 1933


                             MODTECH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                        33-0825386
(State of Incorporation)                    (I.R.S. Employer Identification No.)

          2830 BARRETT AVENUE, PERRIS, CALIFORNIA 92571, (909) 943-4014 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     EVAN M. GRUBER, CHIEF EXECUTIVE OFFICER
          2830 BARRETT AVENUE, PERRIS, CALIFORNIA 92571, (909) 943-4014
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                   COPIES TO:

Jon R. Haddan, Esq.                                 Kevin A. Cudney, Esq.
Haddan & Zepfel LLP                                 Dorsey & Whitney LLP
4675 MacArthur Court, Suite 710                     370 17th Street, Suite 4400
Newport Beach, California 92660                     Denver, Colorado 80202

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the proposed mergers described in the enclosed Joint Proxy Statement/Prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                      CROSS-REFERENCE SHEET TO FORM S-4 OF
                             MODTECH HOLDINGS, INC.

                 PART I. INFORMATION REQUIRED IN THE PROSPECTUS

                             ITEM NUMBER IN FORM S-4


A.    INFORMATION ABOUT THE TRANSACTION

      1. Forepart of Registration Statement and Outside Front Cover Page of Prospectus

      2.    Inside Front and Outside Back Cover Pages of Prospectus

      3.    Risk Factors, Ratio of Earnings to Fixed Charges and Other
            Information

      4.    Terms of the Transaction


      5.    Pro Forma Financial Information


      6.    Material Contacts with the Company Being Acquired

      7. Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters.

      8.    Interests of Named Experts and Counsel

      9. Disclosure of Commission Position on Indemni- fication for Securities Act Liabilities

B.    INFORMATION ABOUT THE REGISTRANT

      10.   Information with Respect to S-3 Registrants

      11.   Incorporation of Certain Information by Reference

      12.   Information with Respect to S-2 or S-3 Registrants

      13.   Incorporation of Certain Information by Reference

      14. Information with Respect to Registrants Other Than S-2 or S-3 Registrants


                  LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS

Facing Page; Outside Front Cover Page of Prospectus

Table of Contents; Where You Can Find More Information;

Outside Front Cover Page of Prospectus; Summary; Risk Factors

Summary; The Mergers; Material Provisions of the Merger Agreement; Directors and
      Officers of Holdings Following the Mergers; Description of Holdings Capital Stock; Comparison of Rights of Stockholders

Summary; Unaudited Pro Forma Combined Condensed Financial Statements

Summary; The Mergers; Material Provisions of the Merger Agreement


*


Experts; Legal Matters


*


Summary; Where You Can Find More Information

Where You Can Find More Information


*


*


Summary; The Mergers; The Business of Modtech; Modtech Common Stock Prices and
      Dividends; Modtech Management's Discussion and Analysis of Financial Condition and Results of Operations

C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.   Information with Respect to S-3 Companies

      16.   Information with Respect to S-2 or S-3 Companies

      17.   Information with Respect to Companies Other than S-2 or S-3
            Companies

D.    VOTING AND MANAGEMENT INFORMATION

      18. Information if Proxies, Consents or Authorizations are to be Solicited

      19. Information if Proxies, Consents or Authorizations are not to be Solicited in an Exchange Offer


*


*


Summary; The Mergers; The Business of SPI; SPI Management's Discussions and
      Analysis of Financial Condition and Results of Operations

Outside Front Cover of Prospectus; Summary; Risk Factors; The Mergers; The
      Special Meetings; Material Provisions of the Merger Agreement; Description of Holdings Capital Stock; Comparison of Rights of Stockholders; Where You Can Find More Information

*


----------
* Not applicable.

MODTECH, INC.                                                 SPI HOLDINGS, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Modtech, Inc. and SPI Holdings, Inc. have both unanimously approved the merger of Modtech and SPI. We are planning to accomplish the combination through concurrent mergers of Modtech and SPI into separate subsidiaries of a new holding company, named Modtech Holdings, Inc., which is called "Holdings" in this Joint Proxy Statement/Prospectus.

     SPI stockholders will receive 1.8785 shares of Holdings Common Stock for each share of SPI Common or Preferred Stock they own. Subject to certain adjustments described in this Joint Proxy Statement/Prospectus, they may elect to receive $49.4097 per share of SPI stock in place of Holdings Common Stock for up to 5.9176% of their SPI stock. Modtech stockholders will receive 0.8508 shares of Holdings common stock and $3.7293 in exchange for each share of Modtech Common Stock held. Subject to certain adjustments described in this Joint Proxy Statement/Prospectus, they may elect to receive up to 3.94% of their shares from Holdings as Series A Preferred Stock instead of Holdings Common Stock. Holdings' Common Stock is substantially identical to the Modtech Common Stock currently outstanding.

     The merger cannot be completed unless the stockholders of both companies approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on the merger agreement. The Boards of Directors of Modtech and SPI have unanimously determined that the merger of their respective companies is in the best interest of their stockholders, and each Board unanimously recommends that you vote FOR approval of the merger agreement. YOUR VOTE IS VERY IMPORTANT.


     IN DECIDING HOW TO VOTE, YOU SHOULD CONSIDER VARIOUS RISKS WHICH ARE DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER THE HEADING, "RISK FACTORS," BEGINNING AT PAGE 16.

     Whether or not you plan to attend your meeting, please vote by completing the enclosed proxy card and mailing it to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at your meeting. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to return your proxy card or fail to instruct your broker, you will in effect vote against the merger agreement.

     The date, times and places of the special meetings are as follows:

FOR MODTECH STOCKHOLDERS:


Thursday, January 28, 1999, 10:00 a.m.

Sheraton Newport Hotel
4545 MacArthur Boulevard
Newport Beach, California 92660

FOR SPI STOCKHOLDERS:


Thursday, January 28, 1999, 10:00 a.m.

9550 Hermosa Avenue
Rancho Cucamonga, California 91730

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. Again, we encourage you to read it carefully and understand it before you vote. You may obtain additional information about Modtech from documents that it has filed with the Securities and Exchange Commission.


------------------------------------------       ------------------------------------------
Evan M. Gruber                                   Patrick Van Den Bossche
Chief Executive Officer                          President and Chief Executive Officer
Modtech, Inc.                                    SPI Holdings, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SECURITIES TO BE ISSUED IN THIS TRANSACTION OR DETERMINED THAT THIS JOINT PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Joint Proxy Statement/Prospectus is dated January 11, 1999 and is first being sent or given to stockholders on or about January 13, 1999.

                                 MODTECH, INC.
                              2830 BARRETT AVENUE
                            PERRIS, CALIFORNIA 92571

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MODTECH, INC.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Modtech, Inc., a California corporation ("Modtech"), will be held at 10:00 a.m., on January 28, 1999, at the Sheraton Newport Beach Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660, for the following purposes:



     1. Mergers. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of September 28, 1998 (the "Merger Agreement"), between SPI Holdings, Inc., a Colorado corporation ("SPI"), and Modtech, and the mergers contemplated therein. The Merger Agreement provides for the merger of Modtech with a subsidiary of Modtech Holdings, Inc. ("Holdings"), a newly formed Delaware corporation (the "Modtech Merger"), and the concurrent merger of SPI with a separate subsidiary of Holdings (the "SPI Merger"). Pursuant to the mergers, both SPI and Modtech will become wholly owned subsidiaries of Holdings. At the effective time of the mergers, each outstanding share of Modtech Common Stock other than shares owned by SPI, Modtech or their respective subsidiaries, will be converted into the right to receive $3.7293 and
0.8508 of a share of Holdings Common Stock. Subject to adjustments described in the Merger Agreement, each Modtech stockholder may elect to receive shares of Holdings Series A Preferred Stock in place of Holdings Common Stock at the same
0.8508 exchange ratio for up to 3.94% of their shares of Modtech Common Stock.


     Details of the mergers and other important information concerning Holdings, SPI and Modtech are more fully described in the accompanying Joint Proxy Statement/ Prospectus, which includes a copy of the Merger Agreement. Please review this material carefully.

     2. Other Business. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on November 30, 1998 as the record date for the determination of the holders of Modtech Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of the outstanding shares of Modtech Common Stock entitled to vote thereon is necessary for approval and adoption of the Merger Agreement and approval of the mergers.

     All stockholders are cordially invited to attend the Special Meeting in person; however, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.

     THE VOTE OF ALL HOLDERS OF MODTECH COMMON STOCK IS IMPORTANT. WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE.

     YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING.

     IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES OF MODTECH COMMON STOCK IN PERSON.

     The Board of Directors unanimously recommends that the holders of Modtech Common Stock vote for approval and adoption of the Merger Agreement and the mergers.

            Sincerely,
            /s/ EVAN M. GRUBER
            ------------------------------------------------------
            Evan M. Gruber
            Chief Executive Officer

Perris, California

January 11, 1999


HOLDERS OF MODTECH COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD AT THIS TIME. RECORD HOLDERS OF MODTECH COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER WILL RECEIVE A LETTER OF TRANSMITTAL WITH WHICH TO MAKE AN ELECTION TO RECEIVE A PORTION OF THE MERGER CONSIDERATION IN PREFERRED STOCK.

                               SPI HOLDINGS, INC.
                              9550 HERMOSA AVENUE
                       RANCHO CUCAMONGA, CALIFORNIA 91730

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF SPI HOLDINGS, INC.:



     Notice is hereby given that a Special Meeting of the Stockholders of SPI Holdings, Inc., a Colorado corporation ("SPI"), will be held at 10:00 a.m., January 28, 1999, at 9550 Hermosa Avenue, Rancho Cucamonga, California 91730, for the following purposes:


     1. Mergers. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger dated as of September 28, 1998 (the "Merger Agreement"), between SPI and Modtech, Inc., a California corporation ("Modtech"), and the mergers contemplated therein. The Merger Agreement provides for the merger of SPI with a subsidiary of Modtech Holdings, Inc. ("Holdings"), a newly formed Delaware corporation (the "SPI Merger"), and the concurrent merger of Modtech with a separate subsidiary of Holdings (the "Modtech Merger"). Pursuant to the mergers, both SPI and Modtech will become wholly owned subsidiaries of Holdings. At the effective time of the mergers, each outstanding share of SPI Common Stock, and each outstanding share of SPI's several series of preferred stock ("SPI Preferred Stock"), other than shares owned by SPI, Modtech or their respective subsidiaries, will be converted into the right to receive 1.8785 shares of Holdings Common Stock. Each SPI stockholder may elect to receive in place of Holdings Common Stock $49.4097 per share for up to 5.9176% of their shares of SPI Common Stock and SPI Preferred Stock. If such elections do not total $8,076,133, additional shares will be converted to cash, first pro rata among those SPI stockholders who elected to receive cash and then pro rata among those SPI stockholders who did not make such an election, until the cash being paid equals $8,076,133.

     Details of the mergers and other important information concerning Holdings, SPI and Modtech are more fully described in the accompanying Proxy Statement/Prospectus, which includes a copy of the Merger Agreement. Please review this material carefully.

     2. Other Business. To consider and act upon any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

     The SPI Board of Directors has fixed the close of business on November 30, 1998 as the record date for determining the stockholders having the right to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of 70% of the outstanding shares of SPI Common Stock and SPI Preferred Stock entitled to vote thereon, voting together as a single class, is required to approve and adopt the Merger Agreement and the mergers.

     All stockholders are cordially invited to attend the Special Meeting in person; however, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.

     THE VOTE OF ALL HOLDERS OF SPI COMMON STOCK AND PREFERRED STOCK IS IMPORTANT. WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE.

     YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING.

     IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES OF SPI COMMON STOCK AND SPI PREFERRED STOCK IN PERSON.



     The Board of Directors unanimously recommends that the holders of SPI Common Stock and SPI Preferred vote for approval and adoption of the Merger Agreement and the mergers.


            Sincerely,


            /s/ PATRICK VAN DEN BOSSCHE

            ------------------------------------------------------

            Patrick Van Den Bossche


            President and Chief Executive Officer



Rancho Cucamonga, California


January 11, 1999



SPI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD AT THIS TIME. RECORD HOLDERS OF SPI COMMON OR PREFERRED STOCK AT THE EFFECTIVE TIME OF THE MERGER WILL RECEIVE A LETTER OF TRANSMITTAL WITH WHICH TO MAKE AN ELECTION TO RECEIVE COMMON STOCK OR A COMBINATION OF COMMON STOCK AND CASH.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
  MODTECH/SPI MERGER..............    1
SUMMARY...........................    6
  The Companies...................    6
  The Special Meetings............    7
  Record Date; Voting Power.......    7
  Nasdaq Listing of Holdings
     Common Stock.................    7
  Share Ownership of Management
     and Certain Stockholders.....    7
  Conflicts of Interest...........    7
  Board of Directors Following the
     Mergers......................    8
  Comparative Per Share Market
     Price Information............    8
  Approvals.......................    8
  Conditions to the Mergers.......    8
  Termination of the Merger
     Agreement....................    8
  Termination Fee.................    9
  Dissenters' Rights..............    9
  Opinion of Modtech's Financial
     Advisor......................    9
  Forward-Looking Statements May
     Prove Inaccurate.............   10
  Comparative Historical and Pro
     Forma Per Share Data.........   11
  Modtech Selected Financial
     Data.........................   12
  SPI Selected Financial Data.....   14
  Modtech and SPI Selected
     Unaudited Pro Forma Combined
     Condensed Financial
     Information..................   15
RISK FACTORS......................   16
  Risks Related to the Mergers....   16
  Risks Related to Modtech........   17
  Risks Related to SPI............   19
THE MERGERS.......................   20
  General.........................   20
  Background of the Mergers.......   20
  Reasons for the Mergers;
     Recommendations of the Boards
     of Directors.................   23
  Form of the Mergers.............   24
  Merger Consideration............   25
  Opinion of Modtech's Financial
     Advisor......................   26
  Procedures for Election of
     Merger Consideration and
     Surrender of Stock
     Certificates; Fractional
     Shares.......................   29
  Effective Time..................   30
  Effect on SPI Stock Plan........   31
  Effect on SPI Warrants..........   31
  Effect on Modtech Stock Plans...   31
  Material Federal Income Tax
     Consequences.................   31
  Conflicts of Interest...........   35
  Accounting Treatment............   37
  Approvals and Consents..........   38
  Nasdaq Listing..................   38
  Resales of Stock................   38
  Dissenters' Rights..............   38
  Cautionary Statement Concerning
     Forward-Looking Statements...   41
THE SPECIAL MEETINGS..............   43
  Purpose, Time and Place.........   43
  Record Date; Voting Power.......   43
  Votes Required..................   44
  Share Ownership of Management
     and Certain Stockholders.....   44
  Voting of Proxies...............   44
  Revocability of Proxies.........   44
  Solicitation of Proxies.........   45
MATERIAL PROVISIONS OF THE MERGER
  AGREEMENT.......................   46
  Conditions to Consummation of
     the Mergers..................   46
  Conduct of Business Pending the
     Mergers......................   47
  Termination.....................   47
  Termination Fee.................   48
  Certain Representations and
     Warranties...................   49
  Indemnification.................   49
  Fees and Expenses...............   50
  Amendment and Waiver............   50
THE BUSINESS OF HOLDINGS..........   51
THE BUSINESS OF MODTECH...........   52
MODTECH MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS......................   59
MODTECH COMMON STOCK PRICES AND
  DIVIDENDS.......................   65

DIVIDEND POLICY..............................         65
THE BUSINESS OF SPI..........................         66
SPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         70
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS.......................         76
DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS
  FOLLOWING THE MERGERS......................         89
  Directors..................................         89
  Compensation of Holdings' Directors and
     Committees of the Board of Directors....         92
  Holdings' Executive Officers...............         92
  Compensation of Holdings' Executive
     Officers................................         92
  Compensation of Modtech's Directors and
     Executive Officers......................         92
  Compensation of SPI's Directors and
     Executive Officers......................         93
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF HOLDINGS..........         96
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF MODTECH...........         98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF SPI...............        100
DESCRIPTION OF HOLDINGS CAPITAL STOCK........        103
COMPARISON OF RIGHTS OF STOCKHOLDERS.........        105
EXPERTS......................................        109
LEGAL MATTERS................................        110
OTHER MATTERS................................        110
WHERE YOU CAN FIND MORE INFORMATION..........        110
INDEX TO FINANCIAL STATEMENTS................        F-1
ANNEXES
Annex I   -- Agreement and Plan of
             Reorganization and Merger
Annex II  -- Opinion of Donaldson, Lufkin &
             Jenrette Securities Corporation
Annex III -- Chapter 13 of the California
             General Corporation Law Relating
             to Dissenters' Rights
Annex IV  -- Article 113 of the Colorado
             Business Corporation Act
             Relating to Dissenters' Rights
Annex V   -- Modtech, Inc.'s Proxy Statement
             dated May 29, 1998
Annex VI  -- Modtech, Inc.'s Annual Report on
             Form 10-K for the year ended
             December 31, 1997, as amended
Annex VII -- Modtech Inc.'s Quarterly Reports
             on Form 10-Q for the quarters
             ended March 31, 1998, June 30,
             1998 and September 30, 1998

                             QUESTIONS AND ANSWERS
                          ABOUT THE MODTECH/SPI MERGER


 1. Q:  WHAT AM I BEING ASKED TO VOTE UPON?



     A: SPI stockholders: You are being asked to approve the Merger Agreement which provides that SPI will become, through merger, a wholly owned subsidiary of Holdings. It is intended that you will receive Holdings' Common Stock tax free, but you will be taxed on any cash you may receive. You are urged to consult your own tax advisor.



         Modtech stockholders: You are being asked to approve the Merger Agreement which provides that Modtech will become, through merger, a wholly owned subsidiary of Holdings. It is intended that you will receive Holdings Common Stock and, if you elect, Holdings Series A Preferred Stock, tax free. You will be taxed on any cash you receive. You are urged to consult your own tax advisor.



 2. Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?


     A: Modtech and SPI believe that their combination will create value for both companies' stockholders through:

     - Product diversification -- At present, Modtech makes modular relocatable classrooms, and SPI makes commercial and light industrial modular buildings.

     - Geographic expansion -- Modtech currently does business primarily in California and also in Nevada and Arizona. SPI currently does business in California, Arizona, Nevada, Colorado, Texas, New Mexico and neighboring states.

     - Greater efficiencies in operation -- We plan to consolidate certain manufacturing and administrative functions of both companies. We will seek purchasing, shipping and other efficiencies as a result of the mergers.

     - Liquidity -- Modtech stockholders will receive a total of $39,923,742 in cash. SPI stockholders will receive publicly traded stock in Holdings in exchange for their investment in SPI, which is a privately held company. SPI stockholders will also receive a total of $8,076,133 in cash.


 3. Q:  HOW ARE THE COMPANIES MERGING?


     A: They are merging through concurrent mergers with separate subsidiaries of Holdings.


 4. Q:  HOW DOES HOLDINGS DIFFER FROM MODTECH?



     A: Once the mergers occur, Holdings will be a holding company owning both Modtech and SPI. Holdings will be a Delaware corporation. Modtech is a California corporation. Holdings common stock will be substantially the same as Modtech's existing common stock. The Holdings Board of Directors will consist of nine members, including five current directors of Modtech; Evan M. Gruber, Charles C. McGettigan, Myron A. Wick III, Daniel J. Donahoe III, and Robert W. Campbell; three current directors of SPI, Patrick Van Den Bossche, Charles A. Hamilton and Charles R. Gwirtsman; and one outside director to be selected following the mergers. Evan M. Gruber, Chief Executive Officer of Modtech, will serve as the Chief Executive Officer of Holdings, and Michael G. Rhodes, Chief Operating Officer of Modtech, will serve as Chief Operating Officer and Chief Financial Officer of Holdings. They will be joined by Patrick Van Den Bossche, President of SPI, who will hold the same position at Holdings.

 5. Q:  WHAT WILL I RECEIVE FOR MY STOCK?


     A: Modtech stockholders will receive $3.7293 and 0.8508 shares of Holdings Common Stock for each share of Modtech Common Stock they own at the time of the mergers. In place of shares of Holdings Common Stock, Modtech stockholders may elect to receive the same number of shares of Holdings Series A Preferred Stock for up to 3.94% of their shares of Modtech Common Stock. The number of shares of Holdings Series A Preferred Stock that Modtech stockholders may elect to receive will be adjusted in accordance with the Merger Agreement.

         SPI stockholders will receive 1.8785 shares of Holdings Common Stock for each share of SPI Common or Preferred stock that they own. Each SPI stockholder may elect to receive, in place of Holdings Common Stock, $49.4097 per share of SPI stock for up to 5.9176% of the total shares of SPI Common Stock and SPI Preferred Stock they own.


 6. Q:  HOW DO I ELECT TO RECEIVE CASH FOR A PORTION OF MY SHARES?


     A: SPI Stockholders: You will make your election on the letter of transmittal we will send to you through ChaseMellon Shareholder Services LLC, our Exchange Agent for the mergers. In order for your election to be effective, you must send in your SPI stock certificates along with the letter of transmittal. You may make different elections for each share of SPI Common or SPI Preferred Stock that you own. If you do not make an election on the letter of transmittal, you will receive 1.8785 shares of Holdings Common Stock for each share of SPI Common Stock or SPI Preferred Stock that you own.

         Modtech Stockholders: You may not make an election to receive a different proportion of cash and securities. You will receive $3.7293 and 0.8508 shares of Holdings Common Stock for each share of Modtech Common Stock you own. However, you may elect to receive Holdings Series A Preferred Stock in place of Holdings Common Stock for up to 3.94% of your shares of Modtech Common Stock. You will make your elections when you send in your Modtech stock certificate with the letter of transmittal that the Exchange Agent will send to you shortly after the mergers are completed.


 7. Q: WHY ARE MODTECH STOCKHOLDERS BEING OFFERED THE RIGHT TO SELECT HOLDINGS SERIES A PREFERRED STOCK IN PLACE OF HOLDINGS COMMON STOCK?


     A: Holdings Series A Preferred Stock is being offered in order for the Modtech Merger to meet the requirements of Section 351 of the Internal Revenue Code, which generally requires the Modtech stockholders and the SPI stockholders (as a group) to own at least 80% of the voting stock and all other classes of stock of Holdings. This will allow the Modtech stockholders to receive the shares of Holdings Common Stock and Holdings Series A Preferred Stock tax free. Such stock is being offered to all Modtech stockholders because California law requires all stockholders in a merger be offered the same consideration. Because the Holdings Series A Preferred Stock does not have voting rights and will not be listed on any exchange (See "Description of Holdings Capital Stock"), it is anticipated that no Modtech stockholders, other than Proactive Partners, L.P. and Lagunitas Partners, will select Holdings Series A Preferred Stock in place of Holdings Common Stock. Proactive Partners, L.P., and

         Lagunitas Partners have agreed to accept all of Holdings Series A Preferred Stock offered in order for the Modtech Merger to meet the requirements of Section 351 of the Internal Revenue Code.


 8. Q: IF I AM AN SPI STOCKHOLDER AND ELECT TO RECEIVE $49.4097 PER SHARE FOR UP TO 5.9176% OF MY SHARES, CAN I BE REQUIRED TO ACCEPT MORE CASH?


     A: Yes. The Merger Agreement requires that the total cash elected by SPI stockholders must equal $8,076,133. If the total cash does not equal $8,076,133, additional shares of SPI Common and Preferred Stock will be converted to cash at $49.4097 per share pro rata among SPI stockholders who elected to receive cash for some of their shares until the total cash to be paid for SPI Common Stock and SPI Preferred Stock equals $8,076,133. In such a case, stockholders who elected to receive cash for less than 5.9176% of the shares, as well as stockholders who elected to receive cash for 5.9176% of their shares, may be required to accept more cash.


 9. Q: IF I AM AN SPI STOCKHOLDER, CAN I ELECT TO RECEIVE $49.4097 PER SHARE FOR MORE THAN 5.9176% OF MY SHARES?


     A: No. You may not voluntarily elect to receive cash for more than 5.9176% of your shares, although you may be required to accept cash for more shares as stated in the preceding answer.


10. Q: IF I AM AN SPI STOCKHOLDER AND DO NOT ELECT TO RECEIVE $49.4097 PER SHARE FOR ANY OF MY SHARES, CAN I BE REQUIRED TO ACCEPT CASH?


     A: Yes. If all those SPI stockholders who elected to convert a portion of their shares to cash have all of their remaining shares converted to cash and the total cash to be paid for shares of SPI Common Stock and SPI Preferred Stock is still less than $8,076,133, then stockholders who did not elect to have any shares converted to cash will have their shares converted to cash pro rata based on all remaining shares not yet converted to cash until the total cash to be paid equals $8,076,133.


11. Q: WILL HOLDINGS COMMON STOCK BE LISTED FOR TRADING ON THE NASDAQ NATIONAL MARKET?


     A: Yes, Holdings Common Stock will be listed on the Nasdaq National Market like Modtech Common Stock, but Holdings Series A Preferred Stock will not be listed.


12. Q:  HOW WILL FRACTIONAL SHARES BE HANDLED?


     A: Holdings will not issue fractional shares. Instead, Holdings will pay cash to each SPI stockholder and Modtech stockholder who would otherwise be entitled to receive a fractional share of Holdings Common Stock. The payment will be based on the closing price of Modtech Common Stock on the last trading day on the Nasdaq National Market prior to the completion of the mergers. Each Modtech stockholder who would otherwise be entitled to receive a fractional share of Holdings Series A Preferred Stock will receive shares of Holdings Series A Preferred Stock rounded upward to the nearest number of whole shares.


13. Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGERS?


     A: We have been advised by tax counsel that (1) the cash received in the mergers will be taxable to the stockholders, and (2) the shares of Holdings Common Stock and Holdings Series A Preferred Stock will be received tax free.

         Tax matters are very complicated, and the tax consequences of the mergers will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the mergers to you. See "The Mergers -- Material Federal Income Tax Consequences."


14. Q:  SHOULD I SEND IN MY SPI OR MODTECH STOCK CERTIFICATES NOW?


     A: No. After the mergers are completed, the Exchange Agent will send SPI stockholders and Modtech stockholders letters of transmittal and written instructions for exchanging their stock certificates.


15. Q:  WHAT DO I NEED TO DO NOW?


     A: Please mail your signed proxy card in the enclosed postage prepaid return envelope as soon as possible, so that your shares may be represented and voted at the appropriate stockholders' meeting. YOUR VOTE IS VERY IMPORTANT.


         If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the proposals. You may withdraw your proxy up to and on the day of your stockholders' meeting by following the directions set forth under "The Special Meetings -- Revocability of Proxies".



         Modtech's and SPI's meetings will both take place on Thursday, January 28, 1999 at 10:00 a.m. You should sign and mail your proxy card even if you are planning to attend your meeting, as you can still withdraw your proxy, change your vote or attend your meeting and vote in person.



16. Q: AFTER THE MERGERS ARE COMPLETED, HOW MANY SHARES OF HOLDINGS STOCK WILL BE OUTSTANDING, WHAT PERCENTAGE OF THESE SHARES WILL BE HELD BY THE FORMER MODTECH STOCKHOLDERS, AND WHAT PERCENTAGE OF THE SHARES WILL BE HELD BY FORMER SPI STOCKHOLDERS?


     A: After the mergers, Holdings is expected to have approximately 14,844,519 shares outstanding on a fully diluted basis. This includes approximately 12,622,158 shares of Common Stock, 388,939 shares of Series A Preferred Stock and options to acquire 1,833,422 shares of Common Stock. The options will be currently exercisable for approximately 1,325,851 shares.

         Immediately following the completion of the mergers, the former Modtech stockholders will own 100% of Holdings Series A Preferred Stock and 65.9% of Holdings Common Stock, and the former SPI stockholders will own 34.1% of Holdings Common Stock.

17. Q:  WHAT VOTE IS REQUIRED FOR APPROVAL?

     A:  The mergers must be approved:

     - by holders of 70% of the votes entitled to be cast by holders of the outstanding shares of SPI Common Stock and SPI's Series A-1, A-2, A-3, A-4, A-5 and A-6 Preferred Stock, with the Common and Preferred Stock voting together as a single class, and

     - by holders of a majority of the votes entitled to be cast by holders of the outstanding shares of Modtech Common Stock.

18. Q:  WHAT DO THE MODTECH AND SPI BOARDS OF DIRECTORS RECOMMEND?

     A: Each Board of Directors unanimously approved the Merger Agreement and recommends that their company's stockholders vote FOR the proposal to approve the Merger Agreement and the mergers.

19. Q:  WHAT RISKS SHOULD I CONSIDER?


     A: The exchange ratios of cash and Holdings shares for SPI and Modtech shares are fixed. These exchange ratios will not change even if the market price of Modtech Common Stock decreases before the mergers occur. Accordingly, the value of the Holdings stock and cash you receive when the mergers occur may be lower than the current market value of Modtech Common Stock. You should review "Risk Factors" on pages 16 through 19, as well as the countervailing factors considered by each company's Board of Directors described under "The Mergers -- Reasons for the Mergers; Recommendations of the Boards of Directors."


20. Q:  WHEN ARE THE MERGERS EXPECTED TO OCCUR?


     A:  We are working to complete the mergers by early February 1999.


21. Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. Otherwise, without instructions, your shares will not be voted. Shares that are not voted will have the effect of votes against the proposals.

                                    SUMMARY


     The mergers described in this Joint Proxy Statement and Prospectus are complex. This summary highlights selected information from this document, but may not contain all the information that is important to you. For a more complete understanding of the mergers and for a more complete description of the legal terms of the mergers, you should read this entire document carefully, as well as the additional documents we refer you to. See "Where You Can Find More Information" (page 110).


THE COMPANIES

MODTECH, INC.
2830 BARRETT AVENUE
PERRIS, CALIFORNIA 92571
(909) 943-4014

     Modtech designs, manufactures, markets and installs modular relocatable classrooms. Based upon 1997 net sales, Modtech believes that it is the largest manufacturer of modular relocatable classrooms in California. Modtech's classrooms are sold primarily to California school districts directly and to third parties and the State of California primarily for lease to California's school districts. Modtech's classrooms are engineered and constructed in accordance with structural and seismic safety specifications adopted by the California Department of State Architects which regulates all school construction on public land. These standards are more rigorous than the requirements for other relocatable units.

     Modtech currently operates a total of seven production lines at five plants, which serve Arizona and the Northern and Southern California markets.

     Organized in 1982, Modtech maintains an Internet Web site that contains information concerning its products and personnel and copies of its most recent press releases at the address "http://www.modt.com."

SPI HOLDINGS, INC.
9550 HERMOSA AVENUE
RANCHO CUCAMONGA, CALIFORNIA 91730
(909) 484-4280


     SPI is a designer, manufacturer and wholesaler of commercial and light industrial modular buildings in the United States. Through its four manufacturing plants, SPI designs and builds modular buildings to customer specifications for a wide array of uses, including corporate and professional office space; governmental, educational, recreational and religious facilities; and construction site offices. SPI's end users include a number of Fortune 500 companies. SPI's modular buildings serve as temporary, semi-permanent and permanent facilities and can function as free-standing buildings or additions to existing structures.



     SPI's modular buildings range in size and complexity from a basic 720-square foot module to a 50,000-square foot building combining several structures and may contain multiple stories. SPI distributes its products through national dealers, such as GE Capital Modular Space and Williams Scotsman, and through multiple regional and local dealers. These dealers lease (or, less frequently, sell) modular buildings to a diverse end-user market. SPI's operations and sales are presently concentrated in the State of California and the Southwestern United States.



     SPI's predecessor was founded in 1972. Since August 1997, SPI, through its operating subsidiary, SPI Manufacturing, Inc., has completed three strategic acquisitions. In its first acquisition, SPI converted the manufacturing facility of a mobile home builder to a fully operational modular construction facility to provide additional manufacturing capacity in California. SPI then acquired Office Master of Texas, Inc. ("Office Master"), located in Glen Rose, Texas, and Rosewood Enterprises, Inc. ("Rosewood"), located in Phoenix, Arizona, both of which are leading modular building manufacturers in their respective regional markets.

MODTECH HOLDINGS, INC.
2830 BARRETT AVENUE
PERRIS, CALIFORNIA 92571
(909) 943-4014

     Holdings is a newly formed Delaware corporation. Holdings has not yet conducted any business. Following the mergers, Modtech stockholders will own about 65.9% of Holdings Common Stock and SPI stockholders will own about 34.1% of Holdings Common Stock. Since Modtech and SPI will become wholly-owned subsidiaries of Holdings through the mergers, the business of Holdings will consist of the businesses of Modtech and SPI. Holdings will be a leading manufacturer of modular classrooms and commercial and light industrial modular buildings. Holdings will seek to achieve increased product and geographic diversification, as well as increased operating efficiencies. Over the next several years, Holdings will selectively pursue acquisition opportunities in high-growth geographic areas of the United States.

THE SPECIAL MEETINGS (PAGE 43)


     The Special Meeting of Modtech Stockholders will be held at the Sheraton Newport Hotel, 4545 MacArthur Boulevard, Newport Beach, California, on Thursday, January 28, 1999 at 10:00 a.m. At the meeting, Modtech stockholders will be asked to approve the Merger Agreement and the Mergers.



     The Special Meeting of SPI Stockholders will be held at 9550 Hermosa Avenue, Rancho Cucamonga, California 91730, on Thursday, January 28, 1999 at 10:00 a.m. At the meeting, SPI stockholders will be asked to approve the Merger Agreement and the mergers.


RECORD DATE; VOTING POWER (PAGE 43)

     You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business on November 30, 1998, the Record Date.

     On the Record Date, there were 333,614 shares of SPI Common Stock and 1,899,720 shares of SPI Preferred Stock entitled to vote at the Meeting of SPI Stockholders. SPI stockholders are entitled to one vote for each share of SPI Common Stock and one vote for each share of SPI Preferred Stock held of record on the Record Date.

     On the Record Date, there were 9,871,409 shares of Modtech Common Stock entitled to vote at the Special Meeting of Modtech Stockholders. Holders of Modtech Common Stock are entitled to one vote for each share of stock held of record on the Record Date.

NASDAQ LISTING OF HOLDINGS COMMON STOCK (PAGE 38)


     Holdings has applied to list the Holdings Common Stock to be issued in connection with the mergers on the Nasdaq National Market. Holdings Series A Preferred Stock will not be listed on any exchange.


SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (PAGE 44)

     On the Record Date, directors and executive officers of Modtech owned and will be entitled to vote 5,100,636 shares of Modtech Common Stock, or approximately 52% of the voting power of the Modtech Common Stock outstanding on the Record Date.

     On the Record Date, directors and executive officers of SPI owned and will be entitled to vote 2,186,993 shares of SPI Common Stock and SPI Preferred Stock, or approximately 95% of the voting power of SPI voting stock outstanding on the Record Date.


CONFLICTS OF INTEREST (PAGE 35)


     Directors and executive officers of SPI and Modtech have interests in the mergers as employees and/or directors that are different from, or in addition to, yours as a stockholder, including transaction advisory fees, employment agreements, stock options, and other employment benefits.

     The Board of Directors of Modtech and SPI each independently determined that these conflicts of interest did not affect the benefits of the mergers to their company and stockholders.

BOARD OF DIRECTORS FOLLOWING THE MERGERS (PAGE 89)


     The Board of Directors of Holdings will be comprised of Evan M. Gruber, Charles C. McGettigan, Myron A. Wick, Daniel J. Donahoe III, and Robert W. Campbell, all of whom are currently members of the Modtech Board of Directors. The Board of Directors of Holdings will also include Patrick Van Den Bossche, Charles A. Hamilton and Charles R. Gwirtsman, all of whom are currently members of the SPI Board of Directors, and one outside director to be nominated after the mergers are completed.



COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 65)



     Shares of Modtech Common Stock are listed on the Nasdaq National Market. On September 28, 1998, the last full trading day on the Nasdaq National Market prior to the public announcement of the mergers, the last reported sales price of Modtech Common Stock was $20.125. On January 6, 1998, the last reported sales price was $15.50 a share. The shares of SPI Common Stock and SPI Preferred Stock are privately held. There were no reported sales of these shares during 1998.



APPROVALS (PAGE 38)



     We are prohibited by U.S. antitrust laws from completing the mergers until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. We each filed the required forms and accompanying information and requested early termination of the waiting period. On December 29, 1998, the waiting period expired without action being taken by the Federal Trade Commission.


CONDITIONS TO THE MERGERS (PAGE 46)

     We will complete the mergers only if we satisfy several conditions, including the following:

     - holders of 70% of the voting power of the SPI Common Stock and SPI Preferred Stock and holders of a majority of the voting power of the Modtech Common Stock vote to adopt the Merger Agreement and to approve the mergers;

     - no legal restraints or prohibitions prevent the consummation of the Mergers;

     - all material approvals and authorizations are received;

     - not more than 5% of the Modtech or SPI stockholders exercise their dissenters' rights.

     - certain agreements relating to the employment of key employees, the registration and temporary restriction of resale of shares of Holdings held by affiliates and the engagement of, and payment of fees to, certain financial advisors are executed; and

     - our lawyers deliver certain tax opinions.


     Unless prohibited by law or the Merger Agreement, either SPI or Modtech could waive a condition that has not been satisfied and complete the mergers anyway. Pursuant to the Merger Agreement, neither SPI nor Modtech can waive the receipt of the tax opinions. Neither company intends to waive any other material conditions to the mergers.


TERMINATION OF THE MERGER AGREEMENT (PAGE 47)

     We can jointly agree to call off the mergers at any time before completing them. Either of us can call off the mergers if:

     - the other party's stockholders fail to approve the mergers;

     - the mergers have not been completed by March 28, 1999;

     - any government or court issues an order or takes another action enjoining or prohibiting one or both of the mergers;

     - the other party materially breaches any of its representations, warranties or agreements under the Merger Agreement, and such breach is not cured within 10 days; or

     - the other party's Board of Directors withdraws or adversely modifies its approval or recommendation of the Merger Agreement or the mergers.

     Either party may call off the mergers in order to pursue another merger or similar transaction proposed by a third party before completion of the mergers if that party's Board of Directors determines the third-party proposal is superior to the mergers.

TERMINATION FEE (PAGE 48)

     If either party terminates the Merger Agreement to enter into an agreement with a third party to sell or to merge with another company, it must pay to the other party to the Merger Agreement, a termination fee of $2 million and must reimburse the other party's transaction expenses. If either party terminates the Merger Agreement because

     - the other party's stockholders fail to approve the mergers;

     - the other party materially breaches any of its representations, warranties or agreements under the Merger Agreement and the breach is not cured within 10 days; or

     - the other party's Board of Directors withdraws or adversely modifies its approval or recommendation of the Merger Agreement or the mergers,

the other party must pay to the terminating party a fee of $2 million and must reimburse the terminating party's expenses.
DISSENTERS' RIGHTS (PAGE 38)

     As a stockholder of Modtech or SPI, you may have dissenters' rights as described below. If you are considering whether to assert dissenters' rights, you should be aware that the value for your shares could be determined under applicable law to be greater than, equal to, or less than the consideration you would receive in the mergers if you did not elect to assert dissenters' rights.

MODTECH

     Modtech is organized under California law. Modtech stockholders who properly "dissent" from the mergers by voting against the mergers and otherwise following the procedures required by California law will have the right to have their shares purchased for their "fair market value" instead of participating in the mergers, but only if either their shares are subject to restrictions on transfer imposed by Modtech or by law or regulation, or if the holders of 5% or more of Modtech's Common Stock dissent.

SPI

     SPI is organized under Colorado law. SPI stockholders who properly "dissent" from the mergers will have the right to have their shares purchased for their "fair value" rather than participating in the mergers. SPI stockholders may dissent by not voting in favor of the mergers and by otherwise following the procedures required by Colorado law.


OPINION OF MODTECH'S FINANCIAL ADVISOR (PAGE 26)


     In deciding to approve the mergers, the Modtech Board considered an opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, as to the fairness of the consideration to be received by the Modtech stockholders under the Merger Agreement from a financial point of view. This opinion is attached as Annex II to this Joint Proxy Statement/Prospectus. We encourage you to read and consider this opinion carefully, as well as the information under "The Mergers --

Opinion of Modtech's Financial Advisor." SPI did not obtain a fairness opinion.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 41)



     Modtech and SPI have each made forward-looking statements in this Joint Proxy Statement/Prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Modtech, SPI or Holdings. Also, when we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions, we are making forward-looking statements. Stockholders should note that actual events and results may differ materially from those expressed in forward-looking statements due to a number of factors, including changes in legislation relating to funding for modular classrooms, changes in building code laws or regulations, changes in Federal income tax laws and general economic and market factors.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


     The table below sets forth (a) the historical earnings per share, cash dividends per share and book value per share data of Modtech for the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997, and
(b) the unaudited pro forma per share data of SPI for the nine months ended September 30, 1998 and the year ended December 31, 1997. The pro forma per share data for SPI assumes that the acquisitions of Office Master and Rosewood, which were consummated during 1998, had occurred as of the beginning of the period presented, except that the book value per share at December 31, 1997 assumes that the acquisitions occurred on that date. The table also sets forth the unaudited pro forma combined per share data of Modtech and SPI for the nine months ended September 30, 1998 and for the year ended December 31, 1997. The data in the table should be read in conjunction with the historical financial statements and notes thereto and the selected historical financial data included elsewhere in this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus.


                                                YEAR ENDED        NINE MONTHS ENDED
          MODTECH -- HISTORICAL:             DECEMBER 31, 1997    SEPTEMBER 30, 1998
          ----------------------             -----------------    ------------------
Basic earnings per share...................        $1.47                $1.46
Cash dividends per share...................           --                   --
Book value per share.......................        $5.43(B)             $6.31(B)

                                                YEAR ENDED        NINE MONTHS ENDED
             SPI -- PRO FORMA                DECEMBER 31, 1997    SEPTEMBER 30, 1998
             ----------------                -----------------    ------------------
Basic earnings per share...................        $0.90                $0.65
Cash dividends per share...................           --                   --
Book value per share.......................         5.14(B)              5.97(B)


    MODTECH AND SPI PRO FORMA COMBINED          YEAR ENDED        NINE MONTHS ENDED
       GIVING EFFECT TO THE MERGERS          DECEMBER 31, 1997    SEPTEMBER 30, 1998
    ----------------------------------       -----------------    ------------------
Basic earnings per share...................        $0.96                $1.08
Cash dividends per share...................           --                   --
Book value per share.......................           --                 9.12(A)(B)


-------------------------
(A) Includes goodwill of approximately $10.04 per share.

(B) Book value per share is calculated using basic weighted average shares.

                        MODTECH SELECTED FINANCIAL DATA


     The selected financial data which follows should be read in conjunction with the audited financial statements and accompanying notes, the unaudited condensed financial statements and accompanying notes of Modtech, and "Modtech Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Joint Proxy Statement/Prospectus. The condensed consolidated financial statements of Modtech as of September 30, 1998 and 1997 and for the periods then ended are unaudited; however, in Modtech's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "Where You Can Find More Information."



                                                                                                          NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ------------------------------------------------   ------------------
                                                        1993      1994      1995      1996       1997      1997       1998
                                                       -------   -------   -------   -------   --------   -------   --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales............................................  $19,658   $20,355   $19,386   $49,886   $134,050   $98,711   $113,119
Cost of goods sold...................................   21,764    17,766    16,401    42,629    107,367    78,923     87,083
                                                       -------   -------   -------   -------   --------   -------   --------
Gross profit (loss)..................................   (2,106)    2,589     2,985     7,257     26,683    19,788     26,036
Selling, general & administrative expenses...........    1,871     1,554     1,613     2,345      5,156     3,544      3,843
Restructuring charge(A)..............................    2,470        --        --        --         --        --         --
                                                       -------   -------   -------   -------   --------   -------   --------
Income (loss) from operations........................   (6,447)    1,035     1,372     4,912     21,527    16,244     22,193
Interest income (expense), net.......................     (565)     (471)     (387)     (422)      (909)     (823)       694
Other income (expense)...............................       47        42        (1)      (13)        92        72         18
                                                       -------   -------   -------   -------   --------   -------   --------
Income (loss) before income taxes....................   (6,965)      606       984     4,477     20,711    15,493     22,905
Provision for income taxes...........................       (1)       (4)      (19)     (208)    (7,703)   (5,812)    (8,511)
                                                       -------   -------   -------   -------   --------   -------   --------
Net income (loss)....................................   (6,966)      602       965     4,269     13,008     9,681     14,394
                                                       =======   =======   =======   =======   ========   =======   ========
Net income (loss) available for Common Stock(B)......  $(6,966)  $   602   $   799   $ 4,221   $ 13,008   $ 9,681   $ 14,394
                                                       =======   =======   =======   =======   ========   =======   ========
Basic earnings (loss) per share(C)...................  $ (2.02)  $  0.19   $  0.25   $  0.77   $   1.47      1.01       1.46
Weighted average shares outstanding(C)...............    3,455     3,209     3,170     5,461      8,854     9,611      9,871
Diluted earnings (loss) per common share(C)..........  $ (2.02)  $  0.11   $  0.14   $  0.47   $   1.31      1.00       1.31
Weighted average shares outstanding(C)...............    3,455     5,294     6,712   $ 9,041      9,898     9,647     11,000



                                                                      AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                                       ------------------------------------------------   --------------------
                                                        1993      1994      1995      1996       1997       1997       1998
                                                       -------   -------   -------   -------   --------   --------   ---------
                                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................................  $ 3,063   $ 4,403   $ 4,383   $14,069   $ 36,417   $29,939    $ 49,797
Total assets.........................................   16,620    15,919    15,154    34,029     68,220    57,952      82,487
Total liabilities....................................   11,889     7,900     6,411    18,716     20,177    32,783      20,236
Long-term debt, excluding current portion(D).........    6,506     4,400     3,590     7,844         --    13,908          --
Stockholders' equity.................................    4,732     8,019     8,743    15,313     48,043    25,169      62,251



                                                                                                          NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ------------------------------------------------   ------------------
                                                        1993      1994      1995      1996       1997      1997       1998
                                                       -------   -------   -------   -------   --------   -------   --------
SELECTED OPERATING DATA:
Gross margin.........................................    (10.7)%    12.7%     15.4%     14.5%      19.9%     20.0%      23.0%
Operating margin.....................................    (32.8)%     5.1%      7.1%      9.8%      16.1%     16.5%      19.6%
Standard classrooms sold(E)..........................      680       698       605     1,610      4,514     3,312      3,059
Backlog (in thousands) at period end(F)..............  $ 6,000   $ 7,000   $ 4,100   $58,000   $ 71,000   $85,004   $ 35,566


-------------------------

(A) Reflects the write-off of intangible assets related to Modtech's 1989 purchase of "Del-Tec", which manufactured more extensively customized, higher priced units. Del Tec's operations were discontinued in the third quarter of 1993.



(B) After deduction of preferred stock dividends paid or accrued of $166,000 and $48,000 for the years ended December 31, 1995 and 1996, respectively, and $48,000 for the six months ended June 30, 1996. No shares of Modtech's preferred stock were outstanding during the nine months ended September 30, 1997, and no shares currently are outstanding. See Note 11 of Notes to Modtech's Financial Statements.


(C) Effective December 31, 1997, Modtech adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share." All prior periods have been restated accordingly.



(D) For a description of Modtech's long-term debt, see Notes 5 and 6 of Notes to Modtech's Financial Statements.


(E) Determined by dividing the total square footage of floors sold during the year or nine months by 960 square feet, the floor area of a standard classroom. See "The Business of Modtech -- General."


(F) Modtech manufactures classrooms to fill existing orders only, and not for inventory. Backlog consists of sales orders scheduled for completion during the next 12 months.

                          SPI SELECTED FINANCIAL DATA

     The selected financial data which follows should be read in conjunction with the audited financial statements and accompanying notes of SPI, the unaudited condensed financial statements and accompanying notes of SPI, and the "SPI Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus. The condensed consolidated financial statements of SPI as of September 30, 1998 and for the six months ended September 30, 1997 and 1998 are unaudited; however, in SPI management's opinion, they reflect all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. The information presented below does not give pro forma effect to acquisitions completed by SPI during any of the periods presented.

                                                                 PREDECESSOR                                 SPI(A)
                                              -------------------------------------------------   -----------------------------
                                                                                         TWO
                                                                                       MONTHS       YEAR      SIX MONTHS ENDED
                                                     YEAR ENDED JANUARY 31,             ENDED       ENDED       SEPTEMBER 30,
                                              -------------------------------------   MARCH 27,   MARCH 31,   -----------------
                                               1994      1995      1996      1997       1997        1998       1997      1998
                                              -------   -------   -------   -------   ---------   ---------   -------   -------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                     (UNAUDITED)
                                                             AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................  $ 8,873   $17,132   $13,429   $24,113    $ 6,033     $42,180    $22,712   $41,540
  Cost of sales.............................    7,378    13,113    10,541    19,035      4,106      32,458     17,078    33,322
                                              -------   -------   -------   -------    -------     -------    -------   -------
  Gross profit(B)...........................    1,495     4,019     2,888     5,078      1,927       9,722      5,634     8,218
  Selling, general and administrative
    expenses................................    1,312     2,383     2,609     1,644        507       2,667      1,109     2,325
  Management and monitoring fees............       --        --        --        --         --         225        112       173
  Depreciation and amortization.............       26        43        49        78         13       1,751        728     1,319
                                              -------   -------   -------   -------    -------     -------    -------   -------
  Income from operations....................      157     1,593       230     3,356      1,407       5,079      3,685     4,401
  Interest income (expense), net............       10        21        80        78         21      (1,439)      (725)   (1,766)
  Other income (expense)....................       --        --        34        (6)        90          36          4         3
                                              -------   -------   -------   -------    -------     -------    -------   -------
  Income before income taxes................      167     1,614       344     3,428      1,518       3,676      2,964     2,638
  Income tax provision......................       57       518       141     1,409        660       1,580      1,269     1,140
                                              -------   -------   -------   -------    -------     -------    -------   -------
  Net income (loss).........................  $   110   $ 1,096   $   203   $ 2,019    $   858     $ 2,096    $ 1,695   $ 1,498
                                              =======   =======   =======   =======    =======     =======    =======   =======
PER SHARE DATA(C):
  Basic net income per share................                                                       $  1.30    $  1.06   $   .67
                                                                                                   =======    =======   =======
  Diluted net income per share..............                                                       $  1.12    $   .91   $   .56
                                                                                                   =======    =======   =======
  Number of shares used in computing basic
    net income per share....................                                                         1,613      1,600     2,245
  Number of shares used in computing diluted
    net income (loss) per share.............                                                         1,878      1,861     2,665
SELECTED OPERATING DATA:
  Number of structures sold during period...      505     1,165       879     1,560        404       2,659      1,436     2.499
  Average price per structure...............  $17,570   $ 4,705   $15,277   $15,457    $14,933     $15,863     15,816    16,623
BALANCE SHEET DATA:
  Working capital (deficit).................  $   842   $ 1,920   $ 1,701   $ 3,671    $ 4,547     $ 1,170    $   531   $(1,110)
  Total assets..............................    1,921     3,517     4,511     7,648      9,250      25,768     19,483    50,958
  Long-term debt, net.......................       --        --        --        13         --      11,624      9,691    24,860
  Total stockholders' equity................    1,062     2,158     2,361     4,380      5,238       6,702      4,700    13,705

-------------------------
(A) SPI applied purchase accounting upon the acquisition by management and an investor group on March 27, 1997. Accordingly, the financial statements of SPI are not comparable to its statements prior to the acquisition. Also, SPI adopted a March 31 year-end upon consummation of the acquisition.

(B) SPI's historical presentation and allocation of expenses is not consistent with the presentation of Modtech's gross profit. SPI has not adjusted its gross profit calculation to conform with Modtech's presentation.


(C) Per share data is computed in accordance with SFAS No. 128. See Note 2 to SPI's Consolidated Financial Statements as of March 31, 1998 and Note 4 to SPI's Consolidated Condensed Financial Statements as of September 30, 1998.

   MODTECH AND SPI SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  INFORMATION

     The summary unaudited pro forma combined condensed financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma combined condensed financial statements of Modtech and SPI included elsewhere in this Joint Proxy Statement/Prospectus. This data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the mergers had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies.


                                                                      NINE MONTHS
                                                                  ENDED SEPTEMBER 30,
                                                    YEAR ENDED       1998 OR AS OF
                                                   DECEMBER 31,      SEPTEMBER 30,
                                                       1997              1998
                                                   ------------   -------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues.........................................    $214,547          $175,660
Net income.......................................    $ 12,255          $ 13,695
Basic earnings per share.........................    $   0.96          $   1.08
Diluted earnings per share.......................    $   0.83          $   0.92

BALANCE SHEET DATA:
Total assets.....................................                      $201,890
Borrowings under investment agreements and other
  debt...........................................                      $ 61,000
Stockholders' equity.............................                      $115,149
Book value per share.............................                      $   9.12(A)


-------------------------
(A) Includes goodwill of approximately $10.04 per share.

                                  RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement, the stockholders of SPI and Modtech should consider, among other risk factors, the following:

RISKS RELATED TO THE MERGERS

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGE IN MODTECH STOCK PRICE

     The share exchange ratios and the cash payment price to be paid in the Modtech Merger and the SPI Merger as described elsewhere in this Joint Proxy Statement/ Prospectus (See "The Mergers -- Merger Consideration") will not be adjusted despite any increase or decrease in the price of Modtech Common Stock. The price of Modtech Common Stock when the mergers occur may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. For example, during the 12-month period ending on September 30, 1998, the closing price of Modtech Common Stock varied from a low of $11.625 to a high of $29.750 and ended that period at $17.500. (See "Modtech Common Stock Prices and Dividends" for further information). Further variations in the price of Modtech's Common Stock from the date of this Joint Proxy Statement/ Prospectus may be the result of changes in the business or operations of Modtech or the prospects of its businesses, changes in market assessments of Modtech or SPI's business, operations, or prospects, or in market assessments of the effects of the mergers, or the likelihood they will be consummated, the tax effects of the mergers, and the timing thereof, as well as general market and economic conditions and other factors. At the time of the SPI Special Meeting and the Modtech Special Meeting, the holders of Modtech and SPI shares will not know the exact value of the Holdings shares that they will receive when the mergers are completed. Modtech and SPI stockholders are urged to obtain current market quotations for Modtech Common Stock.

POSSIBLE INABILITY TO INTEGRATE OPERATIONS OF MERGED COMPANIES

     For the mergers to result in the anticipated long-term strategic benefits, the management of Holdings must integrate the administrative, production, engineering and accounting functions of the two companies and coordinate their separate sales and marketing systems in a profitable manner. SPI has not yet fully integrated the operations of its recent acquisitions, Rosewood Enterprises, Inc. and Office Master of Texas, Inc. Any difficulties encountered in integrating the businesses of Modtech and SPI, or in completing the integration of Rosewood and Office Master, could adversely impact the operations of one or both companies.

POSSIBLE INABILITY TO SERVICE DEBT FOLLOWING THE MERGERS

     As of September 30, 1998, Modtech had about $30 million in cash and no long-term debt. Almost all of Modtech's cash reserves will be used to partially pay the cash to be received by Modtech and SPI stockholders in the mergers. Following the mergers, Modtech's assets, together with the assets of SPI, will be encumbered by approximately $61 million of new debt. The proceeds from this debt will be used to pay the balance of the cash to be paid in the mergers, refinance SPI's existing debt, pay transaction expenses of the mergers and fund working capital needs. As a result of the decrease in cash, the debt must be serviced by cash from operations. If current levels of operations of Modtech or SPI decrease, cash from operations may not be sufficient to service Holdings' debt.

POTENTIAL CONFLICT BETWEEN DIFFERENT SALES FORCES OF MERGED COMPANIES

     Modtech has historically sold most of its products through its direct sales force, while SPI has historically sold most of its products through its independent dealer network. There is a conflict between these two channels of distribution. While SPI does not intend to alter its relationship with its independent dealers, it must be able to assure its dealers that they will not be displaced by Modtech's internal sales force. The failure to provide such assurances, or the perception by one or more significant independent dealers that SPI will rely on Modtech's direct sales force, could adversely affect SPI's future sales.

POTENTIAL FOR TAXATION OF MERGER CONSIDERATION

     Neither Modtech nor SPI have asked the Internal Revenue Service ("IRS") to rule on the tax consequences of the mergers. Modtech and SPI are relying on the opinions of their tax lawyers that the mergers will not be taxable to the Modtech or SPI stockholders, except for the cash received. A lawyer's tax opinion is not binding on the IRS. If the IRS disagrees with the tax position taken by Modtech and SPI, it may assess taxes (plus penalties and interest), in addition to the taxes described in the opinion of tax counsel. Modtech's and SPI's position might not be upheld by the courts if challenged by the IRS. See "The Mergers -- Material Federal Income Tax Consequences."

DEPENDENCE ON KEY PERSONNEL


     Holdings will be dependent upon its executive officers, Evan M. Gruber, Patrick Van Den Bossche and Michael G. Rhodes. The loss of the services of these individuals could disrupt operations. Although Holdings has employment agreements with each of these individuals, any of its executive officers can terminate their employment if they choose to do so. Holdings does not intend to obtain key-man life insurance on any of its executive officers.


SHARES ELIGIBLE FOR FUTURE SALE

     Of the 12,622,158 shares of Holdings Common Stock to be outstanding immediately following the mergers, approximately 8,466,676 shares will be held by "affiliates" as determined under Rule 145 of the Securities Act of 1933. The exact number of shares held by affiliates will be determined by which SPI stockholders elect to receive cash in place of Holdings Common Stock in the SPI Merger. See "The Mergers -- Merger Consideration." Certain affiliates have executed "lock up" agreements which would restrict their ability to resell approximately 8,172,676 shares received in the mergers for a period of 90 days following the closing of the mergers. Following the expiration of such 90-day period, the parties to these lock-up agreements, in addition to any other affiliates, subject to Rule 145, may immediately resell their shares subject to the volume limitations of Rule 144. In addition to their Rule 145 resale rights, Holdings has granted these affiliates "piggyback" registration rights, which entitle them to have a portion of their shares included in any future registered offerings of its securities Holdings may make. Finally, there will be 1,833,422 shares of Holdings Common Stock registered for sale upon exercise of stock options granted and to be granted under the stock option plans Holdings will adopt in connection with the mergers.

     Sales of substantial amounts of shares of Holdings Common Stock, or even the potential for such sales, could lower the market price of Holdings Common Stock and impair the ability of Holdings to raise capital through the sale of equity securities.

RISKS RELATED TO MODTECH

SALES DEPENDENT ON STATE FUNDING

     The demand for modular relocatable classrooms in California is affected by various statutes which, among other things, prescribe the way in which all school classrooms to be constructed on public lands must be designed and engineered, the methods by which Modtech's customers, primarily individual school districts, obtain funding for the construction of new facilities, and the manner in which available funding is spent. As a result, Modtech's business is heavily dependent upon the legislative and educational policies and financial condition of the State of California. Funding for new school construction and rehabilitation of existing schools by California school districts currently is provided primarily at the State level, through annual allocations of funds derived from general revenue sources and statewide bond issues. In addition, school districts obtain funding for the purchase or lease of school facilities through the imposition of developers' fees and local bond issuances. The availability of this funding is subject to financial and political considerations which vary from district to district and is not tied to demand. Despite a growing student population, Modtech reported losses from 1991 through 1993 when certain school districts experienced budget shortfalls. The use of funding provided by the State is also affected by the legislative policies of the State of California. For example, prior law required, with certain exceptions, that 30% of new classroom space added using state funds had to be relocatable structures. Modtech's classroom units qualify as relocatable structures. There are, however, alternative structures that are less relocatable in nature than Modtech's classrooms that may also satisfy this legislative requirement. A bill recently passed by the California Legislature, and approved by the voters, eliminated the requirement that 30% of all classroom space added using California state funds be relocatable classrooms. The legislation replaced this provision with a requirement that, in order for school districts to increase the amount of funds to be received from developers in excess of the statutory level, school districts must show that 20% of all classroom space, not just space to be added, consists of relocatable classrooms. Shortages of financial resources at either State or local levels, or changes in the legislative or educational policies of the State of California, could have a material adverse effect upon Modtech.


CUSTOMERS PRIMARILY LIMITED TO CALIFORNIA SCHOOL DISTRICTS

     Modtech's sales to date have been limited almost exclusively to customers in California. Modtech markets and sells its modular classrooms primarily to California school districts, as well as to the State of California and leasing companies who lease the classrooms to school districts. During the year ended December 31, 1997, approximately 98.1% of Modtech's net sales were attributable to the sale of classrooms, with sales of classrooms to individual school districts and third party lessors to school districts representing approximately 90.2% of Modtech's net sales, and sales of classrooms to the State of California accounting for approximately 7.9% of net sales for the year. If state funding for relocatable classrooms becomes limited or unavailable, a number of school districts can experience budget shortfalls at the same time. When this has occurred in the past, Modtech has experienced a material decline in revenues.

LIABILITY FOR FAILURE TO MEET PRODUCT SPECIFICATIONS AND REGULATION

     Most of Modtech's contracts require Modtech to build classrooms which meet certain established state mandated function and manufacturing specifications. Under such contracts, which are typically fixed-price contracts, Modtech assumes the liability for correcting, without additional compensation, any deficiencies which cause its classrooms to fail inspection and certification tests. Modtech relies upon its experience and expertise to evaluate the potential for such liability and to price its bids accordingly. In addition, Modtech attempts to minimize the risk of additional exposure by adopting strict quality control standards and subjecting its units under construction to extensive testing under the supervision of inspectors hired by Modtech's customers. To date, Modtech's operating performance has not been materially impacted by such potential liability. However, should Modtech incur such liability significantly in excess of that estimated, its profitability would be adversely affected.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     Modtech's quarterly revenue typically has been highest in the second and third quarters of the year when school districts generally place a large number of orders for modular classrooms to be delivered in time for the upcoming school year. Additionally, first and fourth quarter revenues are typically lower due to a greater number of holidays and days of inclement weather during such periods.

RISKS RELATED TO SPI

ABSENCE OF COMBINED OPERATING HISTORY

     The SPI pro forma combined financial results cover periods during which Office Master and Rosewood were not under common control or management with SPI and, therefore, may not be indicative of SPI's future financial or operating results. The success of SPI will depend on management's ability to complete the integration of Office Master and Rosewood. The inability of SPI to successfully integrate Office Master and Rosewood and to coordinate and integrate certain operational, administrative, and accounting functions and computer systems would have a material adverse effect on SPI.

RELIANCE ON INDEPENDENT DEALERS

     SPI's products are sold primarily through a network of independent dealers. SPI has few formal marketing or other agreements with its dealers, and substantially all of SPI's dealers also market and sell products of other manufacturers. During the pro forma 12-month period ended December 31, 1997, one of SPI's dealers, GE Capital Modular Space, accounted for about 48.9% of SPI's revenues, and another dealer, Williams Scotsman, accounted for about 20.3% of SPI's revenues. GE Capital Modular Space accounted for about 27.7% of SPI's revenues during the pro forma nine-month period ended September 30, 1998, and Williams Scotsman accounted for about 28.6% of SPI's revenues during the same period. The pro forma revenues of SPI include all revenues of SPI, Rosewood and Office Master for the referenced periods. Product demand from any specific dealer may fluctuate. Any prolonged downturn in demand from one major dealer, or a coincidental downturn from a combination of dealers could have a material adverse effect on SPI. In addition, an adverse change in SPI's relationship with any of its major dealers, any change in the manner in which any of these dealers conduct business with SPI, including increased pricing pressures from SPI's larger dealers, or any exclusive or preferred provider arrangements between these dealers and any of SPI's competitors, could have a material adverse effect on SPI.

LOW BARRIERS TO ENTRY

     The barriers to entry into the commercial and light industrial modular building industry are relatively low, consisting primarily of capital required to develop manufacturing facilities and the availability of a qualified labor pool. Manufacturers of other modular buildings, including housing and classrooms, who possess a skilled work force and manufacturing facilities, could easily adapt their manufacturing facilities to produce modular structures, and might choose to do so, during an economic downturn in their industry.

AVAILABILITY OF MANUFACTURING EMPLOYEES

     SPI's assembly line process requires a significant number of manufacturing employees, many of whom are employed at relatively low wages. In periods of low unemployment, SPI has experienced difficulty in finding suitable replacements for its workforce when turnover occurs. Additionally, the remote location of SPI's Office Master facility in Glen Rose, Texas, may make it difficult to hire qualified employees at that facility. SPI's inability to hire and retain sufficient numbers of manufacturing employees at any of its operating facilities could have a material adverse effect on SPI.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY


     Historically, SPI's quarterly sales in the fourth calendar quarter are lowest, and quarterly sales in the third calendar quarter are highest. Fourth quarter revenues typically are lower due to customer budget and fiscal constraints and as a result of the reduction in demand due to adverse weather conditions during such period.

                                  THE MERGERS

GENERAL


     Modtech, Inc., a California corporation ("Modtech"), and SPI Holdings, Inc., a Colorado corporation ("SPI"), are furnishing this Joint Proxy Statement/Prospectus to holders of shares of (i) SPI common stock, no par value ("SPI Common Stock"), and (ii) SPI Series A-1, A-2, A-3, A-4, A-5, and A-6 Convertible Preferred Stock, no par value ("SPI Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of SPI (the "SPI Board") for use at the special meeting of stockholders of SPI to be held on January 28, 1999, or any adjournment or postponement thereof (the "SPI Special Meeting"), and to holders of shares of Modtech Common Stock, no par value ("Modtech Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Modtech (the "Modtech Board") for use at the special meeting of stockholders of Modtech to be held on January 28, 1999, or any adjournment or postponement thereof (the "Modtech Special Meeting" and, together with the SPI Special Meeting, the "Special Meetings").


     At the Special Meetings, holders of Modtech Common Stock and SPI Common Stock and SPI Preferred Stock will be asked to vote upon proposals to approve and adopt

     - the Agreement and Plan of Reorganization and Merger, dated as of September 28, 1998, between Modtech and SPI (the "Merger Agreement"), which provides, among other things, that Modtech and SPI will each merge with separate subsidiaries of Modtech Holdings, Inc., a Delaware corporation ("Holdings");


     - in the case of the Modtech Special Meeting, the merger of a wholly-owned subsidiary of Holdings, Modtech Merger Sub, into Modtech (the "Modtech Merger"); and



     - in the case of the SPI Special Meeting, the merger of another wholly-owned subsidiary of Holdings, SPI Merger Sub, into SPI (the "SPI Merger").


     As a result of the mergers, Modtech and SPI will each become a wholly-owned subsidiary of Holdings.

     This Joint Proxy Statement/Prospectus also serves as a prospectus of Holdings with respect to the shares of Holdings Common Stock, par value $0.01 per share, and its Series A Preferred Stock, par value $0.01 per share that will be issued to (1) holders of outstanding shares of Modtech Common Stock upon completion of the Modtech Merger and (2) holders of outstanding shares of SPI Common Stock and SPI Preferred Stock upon completion of the SPI Merger. See "The Mergers -- Merger Consideration."

BACKGROUND OF THE MERGERS

     Following completion of its second public offering of shares of common stock in November 1997, Modtech has sought to increase its sales of non-classroom products and to expand outside of the California marketplace. Its initial goal was to commence operations in Arizona as soon as possible, and, in January and February 1998, its Chief Executive Officer, Evan M. Gruber, met with the management of Rosewood Enterprises, Inc., a modular commercial builder located in Phoenix, Arizona, concerning Modtech's potential acquisition of that company. However, unknown to Modtech at the time, Rosewood was already in acquisition discussions with SPI. In March 1998, Modtech completed the purchase of Trac Modular Manufacturing, Inc., a modular commercial builder located in Glendale, Arizona. SPI closed the acquisition of Rosewood in April 1998.

     Following SPI's acquisition of Rosewood, Evan Gruber called Patrick Van Den Bossche, President of SPI, to introduce himself. This led to a meeting on May 4, 1998 at SPI's facility in Rancho Cucamonga, California. At the meeting, Mr. Gruber and Mr. Van Den Bossche discussed the modular building industry in general. Mr. Gruber mentioned the possibility of a merger between the two companies. Mr. Gruber and Mr. Van Den Bossche discussed operating philosophies and objectives and the potential strategic benefits to the two companies of a business combination. They agreed to give additional thought to such a combination and to meet again in the near future.

     On May 22, 1998, Mr. Gruber and two directors of Modtech, Charles McGettigan and Myron Wick III, met with Mr. Van Den Bossche and four directors of SPI, Mark King, Bruce Rogers, Charles Gwirtsman, and Charles Hamilton, in San Francisco, California, to further discuss a possible business combination. A number of proposals were considered, but none were seriously pursued. SPI informed Modtech that SPI intended to proceed with an initial public offering that had been in preparation since the end of April 1998.


     While SPI continued to pursue a possible public offering, Modtech and SPI continued to discuss a business combination on a periodic basis through early July 1998. Following the commencement of negotiations in July 1998, neither Modtech nor SPI considered merger, acquisition or joint venture opportunities with other parties in the modular building industry in place of the transaction being negotiated.


     Discussions in July between the parties included a proposed merger of SPI with an acquisition subsidiary of Modtech in which, immediately following the merger, the former stockholders of SPI would own 33.3% of the outstanding shares of Modtech, and the prior Modtech stockholders would retain a 66.67% interest in Modtech. A $200 million loan was to be obtained by SPI prior to the closing and following the closing approximately $154 million of the loan proceeds would be used to redeem 50% of the original Modtech stockholders' shares, or approximately 5,614,639 shares, and 15% of the former SPI stockholders' shares, or approximately 842,196 shares, at a price of $24 to $25 per share. Immediately following the redemption, the original Modtech shareholders would own 54.05% of Modtech and the former SPI stockholders would own 45.95% of Modtech's outstanding shares. In the second week of July, SPI was informed by its underwriters that market conditions were not conducive to the completion of SPI's public offering. Based on these discussions, SPI and its underwriters decided to postpone its offering.

     On July 13, 1998, a senior management team from SPI, including two directors, met with Modtech's senior management, including two directors, at Modtech's headquarters in Perris, California to further discuss terms of a potential merger and to initiate SPI's due diligence review of Modtech. The following day, a senior management team from Modtech traveled to SPI's headquarters in Rancho Cucamonga, California to commence Modtech's due diligence review of SPI. Negotiations and due diligence reviews, including on-site visits of each company's facilities by the other company's management team, continued through late July 1998.

     Because of various tax problems associated with the structure discussed in early July, in early August the structure of the transaction was changed to a "double wing merger" in which a holding company would be formed and Modtech and SPI would merge with two separate subsidiaries of the holding company. Instead of a post-closing redemption of stock, as previously discussed, it was proposed that the merger consideration include both stock in the holding company and cash. Having further explored the credit markets since July, the parties concluded that the $200 million credit facility as originally proposed was not feasible, and the credit facility was reduced to $100 million. The parties discussed obtaining the credit facility through the issuance of a high yield debt instrument. The merger consideration proposed was $84.5 million in common stock of the holding company and $26.4 million in cash to the SPI stockholders and $112.3 million in common stock of the holding company and $140.4 million in cash to the Modtech stockholders. Because of various tax issues of certain SPI stockholders and for a number of other reasons, it was proposed that SPI stockholders have the option of electing cash in place of shares in the holding company. The stock of the holding company was valued at $20 per share based on the then average trading prices of Modtech's common stock. Immediately following the merger, the former SPI stockholders would own 42.9% of the holding company, and the former Modtech stockholders would own 57.1% of the company.


     On August 11, 1998, SPI's attorneys delivered a draft form of the Merger Agreement to Modtech and its attorneys. On August 19, 1998, senior management and certain directors of Modtech and SPI, and the attorneys for SPI and Modtech met to negotiate certain specific terms of the Merger Agreement. Further negotiations continued into early September 1998. In the course of the negotiations, the companies exchanged confidential internal projections. Neither company's management or board of directors relied on the projections of the other company in deciding to enter into the Merger Agreement.



     During this period, the parties discussed reducing the size of the cash distribution to stockholders in order to comply with state corporate law distribution requirements. They also discussed seeking a bank credit facility in place of issuing a high-yield debt instrument. It was proposed that Modtech stockholders would exchange their shares for approximately $40 million cash and 9,626,113 shares of the holding company's common stock, and SPI stockholders would exchange their shares for approximately $8 million cash and 4,873,270 shares. The shares to be received were then being valued at $18 per share. Following the closing, the former SPI stockholders would own 34.1% of the holding company and the former Modtech stockholders would own 65.9% of the company. A self-tender offer to Modtech stockholders followed by a straight merger in place of the double wing merger structure was also discussed, but rejected as being too time consuming.


     Further refinements to the amount of cash and securities to be received and the exchange ratios between the Modtech stockholders and the SPI stockholders were made. Because of the decrease in the cash payable to the Modtech stockholders that had occurred since the original proposal, it was determined that in order to ensure that the tax consequences of the Modtech Merger would be governed by Section 351 of the Internal Revenue Code, the Modtech stockholders would be offered a combination of voting common stock and non-voting preferred stock. See "Material Federal Income Tax Consequences."

     During this period, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was asked by Modtech to advise it in connection with the proposed transaction and to render a fairness opinion.


     On September 9, 1998, the Modtech Board of Directors and Modtech's attorneys met and discussed in detail the terms of the proposed business combination, the exchange ratio and cash consideration to be paid, the reasons for the transaction, and the due diligence findings by Modtech's management concerning SPI. Representatives from DLJ participated in a portion of the meeting by telephone during which Modtech's Board of Directors discussed with them the fairness of the proposed transaction to the Modtech stockholders. Modtech's Board authorized senior management to proceed with further negotiations.


     On September 10, 1998, the SPI Board of Directors and SPI's attorneys met and discussed in detail the terms of the proposed business combination, the exchange ratio and cash consideration to be paid, the reasons for the transaction, and the due diligence findings by SPI's management concerning Modtech. SPI's Board unanimously approved the terms of the Merger Agreement and mergers presented to it, subject to final changes to the merger documentation and completion of the due diligence by management.

     The merger documentation and due diligence were completed in late September. On September 28, 1998, Modtech's Board of Directors held a special telephonic meeting to further consider and vote on the proposed transaction. Representatives of DLJ reviewed with the Board certain financial analyses relating to the transaction and rendered an oral fairness opinion, which it confirmed in writing later that day. After considering and discussing the various presentations at the meeting, and at prior meetings, the Modtech Board of Directors unanimously approved the Merger Agreement and the mergers. The Merger Agreement was signed and delivered that evening by both Modtech and SPI after the close of business. The signing was publicly announced shortly after the opening of the securities markets on September 29, 1998.

REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Modtech and SPI believe that their combination will create value for both companies' stockholders by providing opportunities to achieve substantial benefits that would not be available to either company alone. Specifically, the combination allows for substantial synergy in three identified areas:

     - Product Diversification. Modtech currently manufactures modular relocatable classrooms. SPI makes commercial and light industrial modular buildings. The mergers move Modtech towards accomplishing its goal of a decreased dependency on the California Public School System. Additionally, the mergers enhance Modtech's capability for the production of other types of modular structures for commercial customers.

     - Geographic Diversification. At present, Modtech manufactures modular relocatable classrooms, of which approximately 98% are sold to California public schools. Modtech's strategy for the past few years has been to increase its efforts to expand the market for its classrooms to include neighboring states. SPI currently does business in California, Arizona, Nevada, Colorado Texas, New Mexico and other neighboring states.


     - Operating Efficiencies. Modtech and SPI plan to consolidate certain of the manufacturing and administrative functions of both companies. Modtech and SPI anticipate potential cost savings from the consolidation of approximately $250,000 during the 12-month period following completion of the mergers. Additionally, efficiencies in purchasing and shipping may be realized due to increased levels of production.


     The Boards of Directors of each company also considered various other factors that contributed to their approval and recommendation of the Merger Agreement and the mergers. Those factors include: (1) the terms and conditions of the Merger Agreement, including an exchange ratio that provides certainty about the number of shares to be issued and received in the mergers; and (2) the expected, although not certain, treatment of the mergers as tax-free exchanges of stock, with only the cash received being taxable.

     The SPI Board also considered the advantages of obtaining liquidity for its stockholders through the merger with Modtech, a publicly-traded company, and also reducing the risk to its stockholders in the combined company. Immediately following the mergers, Holdings will have a lower debt to historical operating cash flow ratio than SPI had on a stand-alone basis.

     The Modtech Board also considered a number of other items and factors, including, without limitation, the following:

     - the financial presentation of DLJ to the Modtech Board and that firm's opinion that the cash and securities to be received by the stockholders of Modtech pursuant to the Merger Agreement is fair to such stockholders from a financial point of view;

     - Modtech's and SPI's complementary businesses, the management, financial performance and condition of each entity, Modtech's strategic objectives of diversification, the prospects of other potential merger candidates, Modtech's competitive position without the mergers, and the positive recommendations of Modtech's management;

     - a review of strategic alternatives, including other possible business combinations and, based on such review, the belief that a transaction with another company may not offer terms with advantages comparable to those of a business combination with SPI;

     - the amount of cash to be received by Modtech stockholders on a per share basis, after adjustments for the number of shares of Holdings Common Stock and Holdings Series A Preferred Stock to be received by Modtech stockholders in the Modtech Merger;


     - the ability of the stockholders of Modtech to continue to participate in Modtech's business as part of Holdings after the mergers and to benefit from the potential appreciation of Holdings Common Stock;


     - due diligence review of the financial condition, results of operations and business prospects of SPI;

     - the terms and conditions of the Merger Agreement and the parties' respective representations, warranties, covenants, agreements and conditions to their respective obligations, including the condition that the mergers be approved by Modtech's stockholders; and

     - the risk that benefits sought in the mergers would not be obtained, the risk that the mergers would not be consummated, the fact that, with a fixed exchange ratio, the relative values of Modtech and SPI are fixed by the parties in advance and would not take into account subsequent changes or changed market perceptions, and the effect of the public announcement of the mergers on the trading price of the Modtech Common Stock.


     The Modtech Board also considered the factors set forth in the section entitled "Risk Factors."


     Each company's Board determined that the potential advantages of the mergers far outweighed the disadvantages. Each company's Board concluded that the mergers would result in its company's stockholders realizing greater value than its company could deliver to them alone. Based on the consideration of these and other relevant matters, each company's Board unanimously determined that the Merger Agreement and the mergers are in the best interests of its company and its company's stockholders.

     The foregoing discussion of the factors considered by each company's Board is not intended to be exhaustive, but is believed to include all material factors considered by each company's Board. In reaching its decision to approve the Merger Agreement and the mergers, neither company's Board quantified or assigned any relative weights to the factors considered, or considered any one factor to be determinative, and individual directors may have given different weight to different factors.

     THE MODTECH BOARD OF DIRECTORS AND THE SPI BOARD OF DIRECTORS HAVE EACH UNANIMOUSLY CONCLUDED THAT THE MERGERS ARE IN THE BEST INTERESTS OF THEIR RESPECTIVE STOCKHOLDERS, AND EACH UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGERS. SEE "THE MERGERS -- CONFLICTS OF INTERESTS."

FORM OF THE MERGERS

     If the approval of the holders of Modtech Common Stock is obtained and all other conditions to the Modtech Merger are satisfied or waived, pursuant to the Modtech Merger Agreement, the Modtech Merger Sub will be merged with and into Modtech, with Modtech being the surviving corporation after the Modtech Merger and a wholly owned subsidiary of Holdings. If the approval of the holders of SPI Common Stock and SPI Preferred Stock is obtained and all other conditions to the SPI

Merger are satisfied or waived, pursuant to the SPI Merger Agreement, the SPI Merger Sub will be merged into SPI, with SPI being the surviving corporation after the SPI Merger and a wholly owned subsidiary of Holdings. The date on which the closing of the mergers occurs is referred to herein as the "Closing Date."

MERGER CONSIDERATION

SPI.

     Except for the shares owned by SPI or any of its subsidiaries, at the time when the Mergers are completed by the filing of Certificates of Merger with the appropriate Secretaries of State (the "Effective Time"), each share of SPI Common Stock and SPI Preferred Stock will be converted into the right to receive
1.8785 shares of Holdings Common Stock. Each SPI stockholder on the Record Date may elect to receive $49.4097 per share for up to 5.9176% of the SPI Common Stock and SPI Preferred Stock instead of shares of Holdings Common Stock. If SPI stockholders do not elect to receive a total of $8,076,133 in cash in place of shares of Holdings Common Stock, those SPI stockholders who have elected to receive cash for some of their SPI Common Stock and SPI Preferred Stock, including those who have elected to receive cash for the maximum 5.9176% of their SPI Common Stock and SPI Preferred Stock, will have all or a portion of their remaining SPI Common Stock and SPI Preferred Stock converted into cash until the cash being paid for SPI Common Stock and SPI Preferred Stock equals $8,076,133. The conversion will be pro rata among such stockholders electing to receive cash based on the shares of SPI Common Stock and SPI Preferred Stock held by them that they did not voluntarily elect to convert to cash. If all such shares are converted to cash and the total cash being paid still does not equal $8,076,133, then all SPI stockholders who did not elect to have any of their shares converted to cash will have their shares converted to cash pro rata based on the number of shares held by each of them until the total cash being paid for shares of SPI Common Stock and SPI Preferred Stock equals $8,076,133.

     Any shares of SPI Common Stock and SPI Preferred Stock owned by SPI, or any of its subsidiaries, will automatically be cancelled and retired at the Effective Time and will cease to exist, and no Holdings Common Stock or other consideration will be delivered in exchange therefor.

MODTECH.

     Except for shares owned by Modtech or any of its subsidiaries, at the Effective Time, without any action on the part of any Modtech stockholder, each issued and outstanding share of Modtech Common Stock will be converted into the right to receive $3.7293 and 0.8508 shares of Holdings Common Stock. Each Modtech stockholder as of the Record Date may elect to receive, in place of Holdings Common Stock, 0.8508 shares of Holdings Series A Preferred Stock for each share of Modtech Common Stock in an amount up to 3.94% of their shares of Modtech Common Stock. If Modtech stockholders do not elect to receive a total of 388,939 shares of Holdings Series A Preferred Stock in place of Holdings Common Stock, two major Modtech stockholders, Lagunitas Partners and Proactive Partners, L.P. will be allocated shares of Holdings Series A Preferred Stock pro rata based on their total shares of Modtech Common Stock, until the total number of shares of Holdings Series A Preferred Stock to be received by Modtech stockholders in the Modtech Merger equals 388,939. The number of shares of Holdings Series A Preferred Stock to be received by Modtech stockholders will be adjusted upward or downward to the extent necessary to comply with the minimum requirements of Section 351 of the Internal Revenue Code.

     Any shares of Modtech Common Stock owned by Modtech or any of its subsidiaries will automatically be cancelled and retired at the Effective Time and will cease to exist, and no Holdings Common or Series A Preferred Stock or other consideration will be delivered in exchange therefor.

OPINION OF MODTECH'S FINANCIAL ADVISOR

     On September 28, 1998, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") rendered an oral opinion to the Modtech Board to the effect that, as of such date and based upon the qualifications and assumptions made and matters considered by DLJ described in its written opinion dated September 28, 1998 (the "Fairness Opinion"), the cash and securities to be received in the Modtech Merger by holders of shares of Modtech Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED HERETO AS ANNEX II. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION. MODTECH STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH FAIRNESS OPINION.

     The Fairness Opinion was prepared for the Modtech Board of Directors and was directed only to the fairness from a financial point of view, as of the date thereof, of the consideration to be received by the holders of Modtech Common Stock pursuant to the Merger Agreement. DLJ expressed no opinion in the Fairness Opinion as to the prices at which Holdings Common Stock or Holdings Series A Preferred Stock would actually trade at any time. DLJ was not asked to opine as to the underlying business decision of the Modtech Board to proceed with the mergers, and the Fairness Opinion does not address this decision. The Fairness Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the mergers.

     As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Modtech Board was informed that DLJ had previously advised SPI and certain of its stockholders with respect to possible transactions with Modtech and other financing alternatives.

     In arriving at the Fairness Opinion, DLJ reviewed the Merger Agreement and certain exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Modtech and SPI, including information provided during discussions with their respective managements. Included in the information provided during such discussions were certain financial projections of Modtech prepared by the management of Modtech and certain financial projections of SPI prepared by the management of SPI. In addition, DLJ compared certain financial and/or securities data of Modtech and SPI with publicly available information concerning various companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Modtech Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, such as discounted cash flow analysis and contribution analysis, and investigations as DLJ deemed appropriate for purposes of rendering the Fairness Opinion.

     In rendering the Fairness Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Modtech or SPI or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Modtech and SPI as to the future operating and financial performance of Modtech and SPI, respectively. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities of Modtech or SPI, or for making any independent verification of the information reviewed by DLJ. DLJ also assumed that the cash portion of the consideration to be received by the holders of

Modtech Common Stock would not otherwise be received by such holders in the ordinary course of business.

     The Fairness Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the Fairness Opinion. The Fairness Opinion was based, in part, on publicly available information as of September 23, 1998. Although subsequent developments may affect its Fairness Opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the presentation made by DLJ to the Modtech Board of Directors at its September 28, 1998 meeting, in connection with rendering the Fairness Opinion.

     Stock Price History. To provide contextual data and comparative market data, DLJ reviewed the daily closing prices for the 12-month period ending September 22, 1998 of Modtech Common Stock and compared such closing stock prices with the closing stock prices of two publicly traded modular building companies, Butler Manufacturing Company and Miller Building Systems, Inc. and the Russell 2000 Index. The two modular building companies were the only two directly comparable companies identified by DLJ which were publicly traded. This information was presented solely to provide the Modtech Board with background information regarding the stock prices of Modtech Common Stock relative to its peers and an appropriate index.

     Comparable Publicly Traded Company Analysis. DLJ believed that this form of analysis was not meaningful because of an insufficient number of publicly traded companies in the modular building industry.

     Comparable Merger & Acquisition Transaction Analysis. DLJ believed that this form of analysis was not meaningful because of an insufficient number of recent merger and acquisition transactions in the modular building industry.

     Earnings Per Share Impact. DLJ analyzed the earnings per share impact of the mergers to holders of Modtech Common Stock. For the latest 12-month period ending June 30, 1998, and the projected fiscal years ending December 1998, 1999 and 2000, the mergers resulted in accretion (dilution) of (22.7%) or ($0.36) per share, (11.3%) or ($0.18) per share, 4.3% or $0.08 per share and 4.5% or $0.10 per share, respectively. This analysis indicated that, on a pro forma basis, the mergers would be accretive to Modtech earnings beginning in 1999. In arriving at these accretion (dilution) results, DLJ compared Holdings' pro forma earnings per share estimates with First Call's estimates of Modtech's earnings per share, and did not assume the mergers would result in any synergies.

     Comparable Premiums Paid Analysis. DLJ determined the implied premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date of 293 selected domestic merger or acquisition transactions involving companies not necessarily comparable to Modtech, ranging from $200 million to $400 million in transaction value and completed from January 1995 through September 17, 1998. The average premiums for the selected transactions over the common stock trading prices for: (i) one day prior to the announcement date was 29.0%; (ii) one week prior to the announcement date was 33.1%; and (iii) four weeks prior to the announcement date was 44.3%. Applying the above average comparable premiums to the closing price of the Modtech Common Stock on one day, one week and four weeks prior to September 22, 1998 implies a valuation per share of Modtech Common Stock of $25.32, $23.79 and $27.96, respectively, as compared to the closing prices of the Modtech Common Stock one day, one week and four weeks prior to September 22, 1998 of $19.63, $17.88 and $19.38, respectively. This information was presented solely to provide the Modtech Board with background information regarding the comparable premiums paid in selected transactions.

     Contribution Analysis. DLJ analyzed the relative contributions of Modtech and SPI to the pro forma combined entity based on selected financial data, assuming no synergies. In this analysis, DLJ compared the 65.6% fully diluted ownership interest that holders of Modtech Common Stock will have in the pro forma combined entity with the relative contribution of Modtech to certain financial data for the pro forma combined entity, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the fiscal years ending December 31, 1998 ("Fiscal Year 1998") and December 31, 1999 ("Fiscal Year 1999"). In each case, the financial data for the pro forma combined entity was determined by adding the financial data for Modtech and SPI. This analysis indicated that Modtech would contribute: (i) 64.5% and 64.9% of the pro forma combined entity's sales for Fiscal Year 1998 and Fiscal Year 1999, respectively; (ii) 69.5% and 67.9% of the pro forma combined entity's EBITDA for Fiscal Year 1998 and Fiscal Year 1999, respectively; and (iii) 71.4% and 68.9% of the pro forma combined entity's EBIT for Fiscal Year 1998 and Fiscal Year 1999, respectively.

     DLJ also compared the 65.6% ownership interest that holders of Modtech Common Stock will have in the pro forma combined entity with the relative contribution of Modtech to the estimated net income of the pro forma combined entity (determined by adding the net income of Modtech and SPI for Fiscal Year 1998 and Fiscal Year 1999). This analysis indicated that Modtech would contribute 73.5% and 70.2% of the net income of the pro forma combined entity for Fiscal Year 1998 and Fiscal Year 1999, respectively.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis (i.e., an analysis of the present value of projected cash flows using the discount rates and terminal year EBITDA multiples indicated below) of Modtech, SPI and Holdings. Projected cash flow for each of Modtech, SPI and Holdings was calculated using projections and assumptions provided by the management of Modtech. DLJ applied a range of multiples (the "terminal multiples") to the EBITDA of the final projected period as a means to derive an aggregate value for the projected cash flow beyond the final projected period. The terminal multiples were derived based on DLJ's judgment as to the appropriate range of multiples at the end of the projected period. The projected cash flow and terminal values were then discounted to the present using a range of discount rates ranging from 9% to 12%, representing DLJ's estimate of the range of the weighted average cost of capital, analysis of industry prospects and other subjective judgments. This analysis assumed no synergies and yielded an implied common equity value range for Holdings of $28.70 to $32.29 per fully diluted share of Holdings, and an implied equity value range per share (including the cash distribution) for Modtech of $28.16 to $31.22, as compared to the price of September 23, 1998 of $20.50.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentations made by DLJ to the Modtech Board of Directors on September 28, 1998. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Modtech that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement agreement dated September 25, 1998, Modtech agreed to pay DLJ a fee of $750,000, irrespective of the conclusion reached therein. No amount of that fee has been paid. In addition, Modtech has agreed to reimburse DLJ promptly for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with the Fairness Opinion, estimated by DLJ to be $65,000. Modtech has also agreed to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. The terms of the engagement agreement were negotiated by the management of Modtech and DLJ.

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Modtech for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Modtech securities.


PROCEDURES FOR ELECTION OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES; FRACTIONAL SHARES


     SPI. In order to receive in the SPI Merger Holdings Common Stock, or, at the election of each SPI stockholder, cash in place of some stock, (See "The Mergers -- Merger Consideration -- SPI"), SPI stockholders must surrender to ChaseMellon, the Exchange Agent, whose address is 400 South Hope Street, 4th Floor, Los Angeles, California 90071, the certificate or certificates for their shares of SPI Common Stock and SPI Preferred Stock. As soon as feasible after the Effective Time, the Exchange Agent will send to each SPI stockholder a letter of transmittal and instructions for use in surrendering their certificates and making an election to receive cash at $49.4097 per share in place of Holdings Common Stock for up to 5.9176% of their shares, if they so desire. The method of making adjustments to stockholder elections as described above (See "The Mergers -- Merger Consideration -- SPI") will be set forth in the letter of transmittal. Any necessary adjustments to stockholder elections will be made by the Exchange Agent.

     SPI stockholders will not receive any fractional shares of Holdings Common Stock. Instead, they will be paid cash equal to the closing price of a share of Modtech Common Stock on the Nasdaq National Market on the last business day prior to the closing of the mergers, multiplied by the fraction of a share they otherwise would have received.

     After the Effective Time, there will be no further transfer on the records of SPI or its transfer agent of certificates representing shares of SPI Common Stock and SPI Preferred Stock, and, if such certificates are presented to SPI for transfer, they will be cancelled against delivery of shares of Holdings Common Stock, and, depending on elections made by SPI stockholders, cash in place of some stock, pursuant to the Merger Agreement. Until surrendered in accordance with the Merger Agreement, each certificate for shares of SPI Common Stock and SPI Preferred Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Holdings Common Stock, and, depending on the elections made by SPI stockholders, cash in place of some shares of stock, pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Mergers or in lieu of any fractional shares of Holdings Common Stock.

HOLDERS OF SPI COMMON STOCK AND SPI PREFERRED STOCK SHOULD NOT SEND ANY OF THEIR STOCK CERTIFICATES TO SPI OR THE EXCHANGE AGENT AT THIS TIME.

     Modtech. In order to receive in the Modtech Merger Holdings Common Stock, cash, and at the election of each stockholder, Holdings Series A Preferred Stock, Modtech stockholders must surrender to ChaseMellon, the Exchange Agent, whose address is 400 South Hope Street, 4th Floor, Los Angeles, California 90071, the certificate or certificates representing their shares of Modtech Common Stock. As soon as feasible after the Effective Time, the Exchange Agent will send to each Modtech stockholder a letter of transmittal and instructions for use in surrendering their certificates and making an election to receive Holdings Series A Preferred Stock for up to 3.94% of their Modtech Common Stock. NO MODTECH STOCKHOLDER IS REQUIRED TO ELECT TO RECEIVE HOLDINGS SERIES A PREFERRED STOCK, SINCE TWO MAJOR MODTECH STOCKHOLDERS, LAGUNITAS PARTNERS AND PROACTIVE PARTNERS, L.P., HAVE AGREED TO ACCEPT ALL THE SHARES OF HOLDINGS SERIES A PREFERRED STOCK TO BE ISSUED IN THE MODTECH MERGER. The method of making adjustments to stockholder elections and the amount of Holdings Series A Preferred Stock to be allocated as described above (See, "The Mergers -- Merger Consideration -- Modtech") will be set forth in the letter of transmittal. Any necessary adjustments to stockholder elections or the number of shares of Holdings Series A Preferred Stock to be allocated will be made by the Exchange Agent.

     Modtech stockholders will not receive any fractional shares of Holdings Common Stock or Holdings Series A Preferred Stock. Instead, they will be paid cash equal to the closing price of a share of Modtech Common Stock on the Nasdaq National Market on the last trading day prior to the closing of the Mergers multiplied by the fraction of a share of Holdings Common Stock they otherwise would have received. Shares of Holdings Series A Preferred Stock will be rounded upward to the nearest whole number of shares.

     After the Effective Time of the Merger, there will be no further transfer on the records of Modtech or its transfer agent of certificates representing shares of Modtech Common Stock, and, if such certificates are presented to Modtech for transfer, they will be cancelled against delivery of the Holdings Common Stock, cash, and if elected by the Modtech stockholder, Holdings Series A Preferred Stock, pursuant to the Merger Agreement. Until surrendered in accordance with the Merger Agreement, each certificate for shares of Modtech Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Holdings Common Stock, cash, and if elected by the Modtech stockholder, Holdings Series A Preferred Stock, pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the mergers or in lieu of any fractional shares of Holdings Common Stock.

HOLDERS OF MODTECH COMMON STOCK SHOULD NOT SEND ANY OF THEIR STOCK CERTIFICATES TO MODTECH OR THE EXCHANGE AGENT AT THIS TIME.

EFFECTIVE TIME

     On the Closing Date, the parties will file certificates of merger or other appropriate documents (in any such case, the "Certificates of Merger") and will make all other filings or recordings required under the Delaware General Corporation Law ("DGCL"), the California General Corporation Law and the Colorado Business Corporation Act. The mergers will become effective at such time as the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware, or at such later time as Modtech and SPI specify in the Certificates of Merger (the time the mergers become effective being the "Effective Time"). Such filing will be made as promptly as practicable after satisfaction or waiver of the conditions to the mergers set forth in the Merger Agreement.

EFFECT ON SPI STOCK PLAN

     The Merger Agreement provides that, as a result of the mergers, the vesting of all options outstanding under SPI's Second Amended and Restated 1997 Stock Option Plan ("SPI Options") that are not then at least 75% vested will be accelerated pro rata based on the unvested portion of such options until all SPI Options are in the aggregate 75% vested. An option is considered 75% vested if the number of shares purchased under any prior exercise of the option, plus the number of shares for which the option is exercisable immediately prior to the completion of the mergers, equals 75% of the total number of shares covered by the original grant of the option. 5.9176% of the shares covered by the vested portion of each SPI Option will be converted into the right to receive $49.4097 per share in cash, less the applicable per share exercise price of each SPI Option. Each remaining SPI Option will be converted into and become a right to acquire 1.8785 shares of Holdings Common Stock for each share of SPI Common Stock previously covered by the converted SPI Option.

EFFECT ON SPI WARRANTS

     The Merger Agreement provides that all outstanding warrants to purchase SPI Common Stock ("SPI Warrants") will be deemed exercised immediately prior to the Effective Time. At the Effective Time, 5.9176% of the SPI Warrants held by each warrant holder will be converted into the right to receive $49.4097 per share in cash, less the applicable exercise price of the SPI Warrants. Each remaining SPI Warrant will be converted into the right to receive 1.8785 shares of Holdings Common Stock upon payment of the adjusted warrant exercise price.

EFFECT ON MODTECH STOCK PLANS

     The Merger Agreement provides that, as a result of the mergers, all outstanding options to purchase Modtech Common Stock ("Modtech Options") that are not then at least 75% vested will be accelerated pro rata based on the unvested portion of such options until all Modtech Options are in the aggregate 75% vested. An option is considered 75% vested if the number of shares purchased under any prior exercise of the option, plus the number of shares for which the option is exercisable immediately prior to the completion of the mergers, equals 75% of the total number of shares covered by the original grant of the option. 14.6709% of the shares covered by the vested portion of each Modtech Option will be converted into the right to receive $25.00 per share in cash, less the applicable per share exercise price. Each remaining Modtech Option will be converted into and become a right to acquire 0.8508 shares of Holdings Common Stock for each share of Modtech Common Stock previously covered by the converted Modtech Option.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax considerations generally applicable to holders of Modtech Common Stock and holders of SPI Common Stock and SPI Preferred Stock who, pursuant to the mergers, exchange such stock holdings for the cash and securities set forth in the Merger Agreement. Consummation of the Modtech Merger is conditioned upon the receipt by Modtech of an opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to Modtech, based upon requested representation letters and dated the Closing Date, to the effect that the Modtech Merger will qualify as an exchange governed by Section 351 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Section 351 generally requires the Modtech stockholder and the SPI stockholders (as a group) to own at least 80% of the voting and all other classes of stock of Holdings. By satisfying the require-ments under Section 351, the Modtech stockholder will receive the shares of Holdings Common Stock and Holdings Series A Preferred Stock tax free. Consummation of the SPI Merger is conditioned upon the receipt by SPI of an opinion of Dorsey & Whitney LLP, counsel to SPI, based upon requested representation letters and dated the Closing Date, to the effect that the SPI Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code. The summary below assumes that the Modtech Merger and the SPI Merger will be treated for United States federal income tax purposes in accordance with those opinions.

     This summary is based upon the current provisions of the Internal Revenue Code, currently applicable Treasury regulations thereunder, judicial decisions, and current administrative decisions and rulings. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought regarding tax treatment of the Modtech Merger and the SPI Merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this summary, and any such change or interpretations could be retroactive and could affect the tax consequences to the stockholders of Modtech and SPI.

     The following summary does not address all aspects of federal income taxation that may be important to particular stockholders in light of their personal investment circumstances or to stockholders subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, and holders who acquired their Modtech Common Stock or SPI Common Stock and SPI Preferred Stock pursuant to the exercise of employee stock options or otherwise as compensation) and does not address any aspect of state, local or foreign taxation. This summary also assumes that the Modtech Common Stock and the SPI Common Stock and SPI Preferred Stock will be held as capital assets on the Closing Date.

     Treatment of Holders of Modtech Common Stock. Except as discussed below under "Cash in Lieu of Fractional Shares," a holder of Modtech Common Stock will recognize gain realized in the transaction but will not recognize any loss realized in the transaction. The amount of gain that is recognized will be equal to the lesser of (i) the amount of gain realized in the transaction (i.e., the excess of (a) the sum of the amount of cash and the fair market value of Holdings Common Stock and Holdings Series A Preferred Stock received over (b) the tax basis of the Modtech Common Stock relinquished) and (ii) the amount of cash received. The amount of such recognized gain will be subject to federal income tax at capital gain rates or ordinary income rates depending upon whether the receipt of cash is viewed as a redemption of stock or as a dividend distribution under the rules discussed below.

     Because the Modtech stockholders will, as a group, possess more than 50% of the total value of shares of all classes of stock of Holdings following the Mergers, the treatment of any gain recognized by a Modtech stockholder as capital gain or as dividend income must be determined by applying the rules of
Section 302 of the Internal Revenue Code. As to each Modtech stockholder, this is determined by viewing Holdings as redeeming a portion of a Modtech stockholder's Modtech Common Stock for the amount of cash received by such stockholder in the Modtech Merger. To determine whether the redemption is treated as a dividend distribution or as a redemption of the stockholder's Modtech Common Stock, a Modtech stockholder must compare his or her proportionate, percentage interest in Modtech prior to the Modtech Merger with such stockholder's indirect proportionate, percentage interest in Modtech after the Modtech Merger by reason of such stockholder's direct ownership of Holdings Common Stock and Holdings Series A Preferred Stock. Such comparison should take into account the Holdings Common Stock issued to the SPI stockholders in the SPI Merger.

     The cash distribution received by a Modtech stockholder will be treated as a redemption of such stockholder's stock rather than a dividend if, under the redemption tests of Section 302 of the Internal Revenue Code, such distribution
(i) is "not essentially equivalent to a dividend" with respect to the stockholder, or (ii) results in a "substantially disproportionate" redemption of such stockholder's equity interest in Modtech (the "Section 302 Tests").

     A redemption will be "substantially disproportionate" if (i) after the redemption the stockholder owns less than 50% of the total combined voting power of all classes of stock of Modtech entitled to vote, and (ii) the percentage ownership of Modtech "common stock" and "voting stock" immediately after the redemption is less than 80% of the stockholder's percentage ownership in such stock immediately before the redemption. If the redemption from a Modtech stockholder fails to satisfy the "substantially disproportionate" test, such stockholder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

     Under the principles established in United States v. Davis, 397 U.S. 301
(1970), a distribution to a Modtech stockholder will not be "essentially equivalent to a dividend" if it results in a "meaningful reduction" in such stockholder's proportionate stock interest in Modtech. If a stockholder with a relatively minimal stock interest in Modtech and no exercise of control over corporate affairs suffers a reduction in his proportionate interest in Modtech as a result of the redemption, that stockholder should be regarded as having suffered a meaningful reduction of his or her interest in Modtech. For example, the IRS has held in a published ruling that in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in proportionate interest will constitute a "meaningful reduction."

     In applying the Section 302 Tests, the constructive stock ownership rules of Internal Revenue Code Section 318 apply and require that each Modtech stockholder take into account not only the Modtech Common Stock directly owned by the stockholder, but also Modtech Common Stock owned by certain of the stockholder's family members, stock owned by partnerships, trusts, corporations and other entities in which the stockholder has an interest, as well as Modtech Common Stock the stockholder has a right or option to acquire.

     If none of the redemption tests under Section 302 of the Internal Revenue Code is satisfied, the cash received by a Modtech stockholder will be treated as a dividend to the extent of such stockholder's allocable portion of the earnings and profits (as determined for federal income tax purposes) of Modtech and Holdings. If the amount of cash exceeds a Modtech stockholder's allocable portion of earnings and profits, the excess will be treated first as a return of capital to the extent of such stockholder's tax basis in his or her shares and then as capital gain.

     Because the determination of whether cash received in the Modtech Merger will be treated as the distribution of a dividend generally will depend upon the particular facts and circumstances of each Modtech stockholder, each Modtech stockholder is strongly advised to consult his or her own tax advisor regarding the tax treatment of cash received pursuant to the Modtech Merger.

     Treatment of Holders of SPI Common Stock and SPI Preferred Stock. Except as discussed below under "Cash in Lieu of Fractional Shares," a holder of SPI Common Stock or SPI Preferred Stock that only receives Holdings Common Stock will not recognize gain or loss. A holder of SPI Common Stock or SPI Preferred Stock that receives a combination of Holdings Common Stock and cash will recognize gain realized in the transaction but will not recognize any loss realized in the transaction. The amount of gain that is recognized will be calculated separately for each block of SPI Common Stock and each block of SPI Preferred Stock, in an amount equal to the lesser of (i) the amount of gain realized with respect to such block (i.e., the excess of (a) the sum of the amount of cash and the fair market value of Holdings Common Stock received that is allocable to such block over

(b) the tax basis of the block of SPI Common Stock and the block of SPI Preferred Stock relinquished) and (ii) the amount of cash received that is allocable to such block. The amount of such recognized gain will be subject to federal income tax at capital gain rates or ordinary income rates depending upon whether the receipt of cash is viewed as a redemption of stock or as a dividend distribution under the rules discussed below.

     The determination of whether the exchange of SPI Common Stock or SPI Preferred Stock for cash pursuant to the SPI Merger has the effect of a distribution of a dividend will be made by applying the Section 302 Tests that are described above under "Treatment of Holders of Modtech Common Stock," and by also taking into account any shares of Holdings Common Stock considered to be owned by such SPI stockholder by reason of the constructive ownership rules of Internal Revenue Code Section 318 that are also described above under "Treatment of Holders of Modtech Common Stock."

     Pursuant to the principles established in Clark v. Commissioner, 489 U.S. 726 (1989), the Section 302 Tests are applied to an SPI stockholder by comparing the proportionate, percentage interest of an SPI stockholder in Holdings after the SPI Merger with the proportionate, percentage interest in Holdings such stockholder would have had if such stockholder had received solely Holdings Common Stock in the SPI Merger. This comparison is made as though Holdings had issued solely Holdings Common Stock to such stockholder in the SPI Merger and in a hypothetical redemption Holdings had then redeemed a portion of its Holdings Common Stock for the amount of cash the stockholder actually received in the SPI Merger. In making this comparison, it is likely that the effect of the Modtech Merger would be taken into account as though Holdings had issued solely Holdings Common Stock in the Modtech Merger and in a hypothetical redemption Holdings had then redeemed a portion of its Holdings Common Stock for the amount of cash received by the Modtech stockholders.

     If receipt of cash by an SPI stockholder has the effect of a distribution of a dividend, the gain recognized will be treated as a dividend to the extent of the stockholder's ratable share of SPI's undistributed earnings and profits, as determined for federal income tax purposes. If the amount of cash exceeds an SPI stockholder's ratable share of earnings and profits, the excess will be treated first as a return of capital to the extent of such stockholder's tax basis in his or her shares and then as capital gain. Any gain that does not have the effect of a distribution of a dividend will be a capital gain.

     Because the determination of whether cash received in the SPI Merger will be treated as the distribution of a dividend generally will depend upon the particular facts and circumstances of each SPI stockholder, each SPI stockholder is strongly advised to consult their own tax advisor regarding the tax treatment of cash received pursuant to the SPI Merger.

     The Merger Agreement provides that, subject to the limits therein, each SPI stockholder may elect which of such stockholder's SPI Common Stock or SPI Preferred Stock, if any, will be exchanged for cash in the SPI Merger. In the event the receipt of cash by an SPI stockholder is not treated as a dividend, as explained above, the tax treatment of the cash may be different depending on which shares of SPI Common Stock or SPI Preferred Stock are deemed to be exchanged for cash and which shares are deemed to be exchanged for Holdings Common Stock. While there is some authority suggesting that a stockholder's allocation of stock and cash to certain shares of SPI Common Stock and SPI Preferred Stock should be respected, there can be no assurance that the IRS will not take a contrary position. Because of the absence of definitive authority, SPI stockholders are strongly advised to consult with their own tax advisors.

     Basis and Holding Period of the Holdings Common Stock and Holdings Series A Preferred Stock. The basis of the Holdings Common Stock (including any fractional shares for which cash is received described below) received by a

Modtech stockholder or an SPI stockholder in the mergers will equal the basis of the Modtech Common Stock or SPI Common Stock and SPI Preferred Stock surrendered by such stockholder in the respective Merger, decreased by the amount of cash received by such stockholder, and increased by the amount of capital gain recognized by such stockholder and the amount treated as a dividend to such stockholder. As to any Modtech stockholder that receives both Holdings Common Stock or Holdings Series A Preferred Stock, such basis amount shall be allocated to each class of stock based upon the relative fair market value of each class. As to SPI stockholders, the basis of the Holdings Common Stock received in the SPI Merger will be determined separately with respect to each block of SPI Common Stock and each block of SPI Preferred Stock surrendered in the SPI Merger.

     The holding period of the Holdings Common Stock and the Holdings Series A Preferred Stock will include the period during which the Modtech Common Stock or SPI Common Stock and SPI Preferred Stock surrendered in the mergers was held.

     Cash in Lieu of Fractional Shares. Cash received by a Modtech stockholder or SPI stockholder in lieu of a fractional share interest of Holdings Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest in Holdings Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss, or as a dividend under the Section 302 Tests discussed above.

     Conversion of Holdings Series A Preferred Stock. A holder of Holdings Series A Preferred Stock will not recognize income, gain or loss upon the conversion of such stock into Holdings Common Stock. A holder's basis in the Holdings Common Stock received upon conversion will equal the basis of the Holdings Series A Preferred Stock so converted, and the holding period of the Holdings Common Stock received upon conversion will include the holding period of the Holdings Series A Preferred Stock so converted.

     Reporting Requirements and Backup Withholding. Each Modtech stockholder and SPI stockholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the Modtech Merger and the SPI Merger.

     Backup withholding at the rate of 31% may apply with respect to certain payments unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Holdings with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the stockholder's federal income tax liability, provided that certain required information is furnished to the IRS.

     Holdings will report to stockholders of Holdings and to the IRS the amount of "reportable payments" and any amount withheld with respect to Holdings Common Stock and Holdings Series A Preferred Stock during each calendar year.

     THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO ALL HOLDERS OF MODTECH COMMON STOCK OR ALL HOLDERS OF SPI COMMON STOCK AND SPI PREFERRED STOCK. SUCH HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS.

CONFLICTS OF INTEREST

     In considering the respective recommendations of the Modtech Board and the SPI Board with respect to the mergers, stockholders of Modtech and SPI should be aware that, as described below, certain members of SPI's and

Modtech's management and Boards may have interests in the mergers that are different from, or in addition to, the interests of stockholders of Modtech and SPI, and that may create potential conflicts of interest. The Modtech Board and the SPI Board have each considered these interests, among other matters, in approving and adopting the Merger Agreement and the mergers.


     Holdings Board of Directors. Five of the eight current directors of Modtech, Evan M. Gruber, Charles C. McGettigan, Myron A. Wick III, Daniel J. Donahoe III, and Robert W. Campbell, will become directors of Holdings. Three of the six current directors of SPI, Patrick Van Den Bossche, Charles A. Hamilton and Charles R. Gwirtsman, will become directors of Holdings.


     Holdings Executive Officers. Evan M. Gruber, Chief Executive Officer of Modtech, Patrick Van Den Bossche, President of SPI, and Michael G. Rhodes, Chief Operating Officer and Chief Financial Officer of Modtech, will each hold the same positions with Holdings as they presently hold with SPI or Modtech. In connection with the Merger Agreement, Holdings will enter into employment agreements with these officers. See "Directors and Executive Officers of Holdings Following the mergers -- Compensation of Executive Officers."


     Transaction Fees. KRG Capital Partners, LLC ("KRG"), Infrastructure and Environmental Private Equity Management III, LLC ("IEPEM"), The Argentum Group ("Argentum") and NationsCredit Commercial Corporation ("NationsCredit"), which control in the aggregate approximately 96.1% of the voting power of SPI, will receive a total of $1,250,000 in transaction fees in connection with the mergers. At the closing of the mergers, $750,000 of the transaction fees will be paid and allocated as follows: KRG -- $573,170; IEPEM -- $126,525;
Argentum -- $25,305; and NationsCredit -- $25,000. The remaining $500,000 balance of the fees will be paid to KRG over two years in equal monthly installments. Upon the closing of a business acquisition by Holdings, during each of the first and second years after the closing of the mergers, all remaining monthly payments of the transaction fees for that year will become immediately due and payable. KRG will also be retained by Holdings for a period of three years to provide transaction advisory services in connection with any future acquisitions of Holdings following completion of the mergers. This agreement may be renewed by the parties on a year-to-year basis for a maximum of two additional years. Holdings may terminate the transaction advisory services agreement at any time after its second anniversary upon 90 days' prior written notice. Under the transaction advisory agreement, KRG will receive a fee of $75,000 for acquisitions under $5 million, a fee of $100,000 for acquisitions greater than $5 million but less than $15 million, and a fee of not less than $100,000 for acquisitions in excess of $15 million. During the third year of the agreement and any subsequent extension, KRG will receive an annual base advisory fee of $250,000.


     The principals of KRG, Mark M. King, Bruce L. Rogers, and Charles R. Gwirtsman, are presently directors of SPI. Mr. Gwirtsman will serve as a director of Holdings following the mergers.


     Pursuant to the terms of a financial advisory services agreement entered into in June 1998 and approved by Modtech's Board, McGettigan, Wick & Co., Inc. will receive a $1,250,000 fee for financial advisory services rendered in connection with the mergers. The fee will be payable over not more than two years, with $750,000 paid at the completion of the mergers, $250,000 paid upon the earlier of the closing of the first business acquisition following the mergers or the first anniversary of the mergers, and $250,000 paid upon the earlier of the closing of the second business acquisition following the mergers or the second anniversary of the mergers.


     The principals of McGettigan, Wick & Co., Inc. are Charles C. McGettigan and Myron A. Wick III, who are also principals of Proactive Partners, L.P., which beneficially controls about 23.6% of the voting power of

Modtech. Mr. McGettigan and Mr. Wick are directors of Modtech and will be directors of Holdings.

     Indemnification. The Merger Agreement also provides that, from and after the Effective Time, Holdings and SPI will indemnify, defend, protect and hold harmless the present and former officers and directors of SPI, subject to certain limitations, for all claims arising as a result of their service to SPI or relating to the Merger Agreement and the mergers. See "Certain Provisions of The Merger Agreement -- Indemnification."


     Registration Rights Agreement. After the completion of the Mergers, the current executive officers and directors of Modtech and the beneficial owners of more than 5% of Modtech Common Stock (See "Security Ownership of Certain Beneficial Owners and Management of Modtech"), the current executive officers and directors of SPI and the beneficial owners of more than 5% of SPI's Common or Preferred Stock (See, "Security Ownership of Certain Beneficial Owners and Management of SPI"), and certain individual stockholders of SPI or such beneficial owners, will be entitled to have their shares of Holdings Common Stock registered for resale to the public under certain conditions. Under a Registration Rights Agreement between Holdings and these stockholders, in the event that Holdings determines to register, under the Securities Act of 1933, any of its equity securities for its own account, these stockholders will be entitled to notice of Holdings' registration and will be entitled to include in the registration their shares of Holdings Common Stock specified in a written request to Holdings.


     These "piggyback" registration rights are subject to certain conditions and limitations, including the right of Holdings not to include any of these stockholders' shares among the securities covered by a registration statement if the aggregate market value of such shares is less than $1 million, or if the Board of Directors of Holdings determines in good faith that including such shares among the securities covered by the registration statement would have a materially detrimental effect on the offering and would not be in the best interest of Holdings. If the offering is underwritten, the underwriter may also exclude some or all of the shares of these stockholders from the registration statement, if it determines marketing factors require a limitation on the number of shares to be underwritten.

ACCOUNTING TREATMENT


     The SPI Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of SPI, including direct costs of the mergers, will be allocated among the assets acquired and liabilities assumed based upon their estimated fair values, with the excess purchase consideration allocated to goodwill. The conversion of Modtech Common Stock into Holdings Common Stock and Holdings Series A Preferred Stock will be treated as a reorganization, with no change in the recorded amount of Modtech's assets and liabilities. The financial statements of Modtech will become the financial statements of Holdings. The results of Holdings' operations will include the results of operations of SPI commencing at the Closing Date.


     The Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the mergers are consummated, then Holdings's financial statements will reflect effects of acquisition adjustments only from the Closing Date. THE ACTUAL ALLOCATION OF THE PURCHASE PRICE MAY DIFFER SIGNIFICANTLY FROM THE ALLOCATION REFLECTED IN THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

APPROVALS AND CONSENTS

     The Merger Agreement provides that SPI and Modtech will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the mergers, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.


     Under applicable federal antitrust laws, certain acquisitions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and specified waiting period requirements have been satisfied, unless earlier termination has been granted. SPI, Modtech, Proactive Partners, L.P., Lagunitas Partners L.P., and Holdings, each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Mergers. SPI's filing was made October 8, 1998. Modtech, Proactive Partners, L.P., and Lagunitas Partners L.P. made their filings on October 20, 1998, and Holdings made its filing on December 21, 1998. On December 29, 1998, the waiting period expired without action being taken by the FTC.


NASDAQ LISTING

     Holdings will use its best efforts to cause the shares of Holdings Common Stock issued in the mergers to be approved for listing on the Nasdaq National Market, subject to notice of issuance, prior to the Closing Date. This listing is a condition to closing the mergers. Holdings does not intend to list the Holdings Series A Preferred Stock.

     Effective at the Closing Date, Modtech Common Stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

RESALES OF STOCK

     Shares of Holdings Common Stock and Holdings Series A Preferred Stock to be issued in connection with the mergers will be registered under the Securities Act of 1933 (the "Securities Act"). Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate of SPI or Modtech within the meaning of Rule 145 of the Securities Act may not be resold except in mergers permitted by such Rule or as otherwise permitted under the Securities Act. While the shares of Holdings Common Stock will be listed on the Nasdaq National Market, the shares of Holdings Series A Preferred Stock will not be listed. There will be no market for Holdings Series A Preferred Stock and one is not likely to develop.

DISSENTERS' RIGHTS

SPI Stockholders

     You, as a record holder of shares of SPI Common Stock and SPI Preferred Stock, will be entitled to assert dissenters' rights under Article 113 of the Colorado Business Corporation Act in connection with the mergers. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Colorado Business Corporation Act and is qualified in its entirety by reference to the full text of Article 113 reprinted as Annex IV to this Joint Proxy Statement/Prospectus.

     If you do not wish to accept the securities and cash provided for in the Merger Agreement, Article 113 authorizes you to dissent from the mergers and obtain payment of the "fair value" for your shares of SPI Common Stock and SPI Preferred Stock. To assert dissenters' rights, you must: (i) provide written notice to SPI, before the vote is taken on the proposed Mergers, of your intention to demand payment of the fair value for your shares if the mergers are completed; and (ii) not vote your shares in favor of the mergers. If you do not satisfy these requirements, you will not be entitled to receive payment for your shares under Article 113.

     "Fair value," with respect to your shares of SPI Common Stock and SPI Preferred Stock, means the value of your shares immediately before the Closing Date of the mergers, excluding any appreciation or depreciation in anticipation of the mergers, unless such exclusion would be inequitable. Interest will accrue on the fair value from the Closing Date of the mergers to the date of payment at the average rate currently paid by SPI on its principal bank loans.

     You should be aware that the fair value of your shares of SPI Common Stock and SPI Preferred Stock as determined under Colorado law could be greater than, equal to, or less than the consideration you would receive if you did not elect to assert dissenters' rights.

     If the mergers are authorized at the SPI Special Meeting, SPI will mail to you, and all other stockholders who complied with the requirements of Article 113 and are entitled to demand payment of the fair value for their shares of SPI Common Stock and SPI Preferred Stock, a written dissenters' notice. The notice will be given no later than 10 days after the Closing Date of the mergers and will be accompanied by a copy of Article 113. The notice will also (i) state that the mergers were authorized and state the Closing Date of the mergers; (ii) state an address at which SPI will receive payment demands and the address of a place where certificates for certificated shares of SPI Common Stock and SPI Preferred Stock must be deposited; (iii) supply a form for demanding payment, which form will request that you state an address where you would like your payment to be made; (iv) set the date by which SPI must receive your payment demand and certificates for certificated shares of SPI Common Stock and SPI Preferred Stock, which date will not be less than 30 days after the date your notice is given; and (v) state all other information that is required to be given to you under Colorado law.

     In the event that you still wish to assert your dissenters' rights after receiving your notice from SPI, you must: (i) deliver a completed payment demand to SPI, which may be on the payment demand form supplied to you by SPI, and (ii) deposit your certificates for certificated shares of SPI Common Stock and SPI Preferred Stock with SPI. You will still retain all rights of a stockholder, except the right to transfer your shares of SPI Common Stock and SPI Preferred Stock, until the Closing Date of the mergers. After the Closing Date of the mergers, however, you will have only the right to receive payment of the fair value for your shares of SPI Common Stock and SPI Preferred Stock. Except as described below, both your demand for payment and deposit of certificates are irrevocable. If you fail to make your payment demand and deposit the share certificates by the date set in the dissenters' notice delivered by SPI, you will not be entitled to payment under Article 113.

     Upon the Closing Date of the mergers or upon SPI's receipt of your payment demand, whichever is later, SPI will pay to you, and each other dissenter who complied with the procedures to demand payment under Colorado law, at the address you provided in your payment demand, the amount SPI estimates to be the fair value of your shares of SPI Common Stock and SPI Preferred Stock, plus accrued interest. Your payment will be accompanied by SPI's audited balance sheet for the year ended March 31, 1998, an audited income statement for that year, and an audited statement of cash flow for that year, as well as the latest available unaudited financial statements, if any, for the interim period. Also included with your payment will be a statement of SPI's estimate of the fair value of your shares, an explanation of how the interest on your payment was calculated, and a statement of your right to demand additional payment under
Article 113. In addition, SPI will again provide you with a copy of the full text of Article 113 of the Colorado Business Corporation Act.

     If the Closing Date of the mergers has not occurred within 60 days after the date set by which SPI must receive your payment demand,

SPI will return your deposited certificates. If, however, the Closing Date of the mergers subsequently occurs, then SPI will send to you a new dissenters' notice, and all of the provisions of Article 113 summarized above will again be applicable.

     As mentioned above, you may have the right under Colorado law to demand additional payment for your shares of SPI Common Stock and SPI Preferred Stock. If you believe that the amount paid or offered by SPI for your shares is less than the fair value or that the interest due was incorrectly calculated, or if SPI fails to make payment within 60 days after the date set by which SPI must receive your payment demand, or if SPI fails to return the deposited certificates as required under Article 113, you may give written notice to SPI of your estimate of the fair value of your shares, and of the amount of interest due, and you may demand payment of such estimate, less any payment already made by SPI. You will waive your right to demand payment of your estimate unless you deliver your demand to SPI within 30 days after SPI made or offered payment of the fair value of your shares of SPI Common Stock and SPI Preferred Stock.

     If your demand for additional payment remains unresolved, SPI may, within 60 days after receiving your demand, commence a court proceeding and petition the District Court for Denver County, Colorado, to determine the fair value of your shares, plus accrued interest. If SPI does not commence the proceeding within the 60-day period, it shall pay to you, and each other dissenter whose demand for additional payment remains unresolved, the amount demanded. The court may assess the costs of the court proceedings between the parties as it deems equitable.

     Under Colorado law, if you decide to dissent and obtain payment of the fair value for your shares of SPI Common Stock and SPI Preferred Stock, you may not challenge the mergers, unless the mergers are unlawful or fraudulent with respect to the stockholders of SPI.

Modtech Stockholders

     Since Modtech's Common Stock is traded on the Nasdaq National Market, you will not be entitled to dissenters' rights if you object to the mergers, unless your shares are subject to restrictions on transfer imposed by Modtech or by law or regulation such as Rule 144 of the Securities and Exchange Commission, or unless the holders of at least 5% of Modtech's outstanding Common Stock make appropriate demands under Chapter 13 of the California General Corporation Law (the "California Corporations Code"). The following discussion is not a complete statement of the law pertaining to the rights of such "dissenting stockholders" under the California Corporations Code and is qualified in its entirety by reference to the full text of Chapter 13, which is reprinted as Annex III to this Joint Proxy Statement/Prospectus.

     Under the California Corporations Code, if you do not wish to accept the securities and cash provided for in the Merger Agreement upon completion of the mergers, you may elect to receive payment for the fair market value of your shares if: (1) you meet the requirements of the preceding paragraph; (2) your shares were outstanding on the Record Date; (3) your shares were voted against the mergers; (4) you make a written demand that Modtech purchase your shares of Modtech Common Stock at fair market value; and (5) you submit your stock certificates for endorsement. Your shares will then be considered "Dissenting Shares." If you abstain from voting, your shares cannot qualify as Dissenting Shares.

     The fair market value of your Dissenting Shares is determined as of the day before the first announcement of the terms of the mergers, excluding any appreciation or depreciation as a consequence of the proposed mergers, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

     Within 10 days following approval of the mergers by Modtech stockholders, Modtech must mail to you and each other holder of shares of Modtech Common Stock on the

Record Date who voted against the mergers, a notice of the approval of the mergers, a statement of the price determined by Modtech to represent the fair market value of the Dissenting Shares (which shall constitute an offer by Modtech to purchase such Dissenting Shares at such stated price), and a description of the procedures for you and such holders to exercise your rights under Chapter 13 of the California Corporations Code as dissenting stockholders. Modtech will notify you at that time as to whether it considers your shares subject to restrictions on transfer imposed by it or by law or regulation, and whether the holders of 5% of the outstanding shares of Modtech Common Stock voted against the mergers. If more than 5% of the outstanding shares voted against the mergers, the mergers may be abandoned. See "Material Provisions of the Merger Agreement."


     Within 30 days after the date on which the notice of the approval of the mergers by the outstanding shares of Modtech Common Stock is mailed to you, you must demand that Modtech repurchase your Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by you that you are demanding that Modtech purchase, and a statement of what you claim to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed mergers. The statement of fair market value in your demand will be treated as an offer by you to sell the Dissenting Shares at such price to Modtech. You must also submit to Modtech certificates representing any Dissenting Shares that you demand Modtech purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon your surrender of the certificates representing the Dissenting Shares, Modtech and you agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to you within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the mergers are satisfied or waived.

     If Modtech and you disagree on the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, you have the right to bring an action in California Superior Court to resolve the dispute. The action must be brought within six months after the date on which the notice of the approval of the mergers by Modtech stockholders is first mailed. In such action, the California Superior Court may determine whether the shares of Modtech Common Stock held by you are Dissenting Shares, the fair market value of such shares, or both.

     You should assume that Modtech will not take any action to perfect your dissenters' rights. To exercise your dissenters' rights, you should strictly comply with the procedures set forth in Chapter 13 of the California Corporations Code. You should consult with your legal advisor before electing or attempting to exercise your dissenters' rights. Failure to follow any Chapter 13 procedures may result in termination or waiver of dissenters' rights under Chapter 13.

     The California Corporations Code provides, among other things, that you may not withdraw the demand for payment of the fair market value of your Dissenting Shares unless Modtech consents to such request for withdrawal. If you perfect your dissenters' rights you will not be entitled to surrender your Modtech Common Stock for payment of the securities and cash to be paid to Modtech stockholders in connection with the Modtech Merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     Modtech and SPI have each made forward-looking statements in this Joint Proxy Statement/Prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Modtech, SPI and Holdings set forth under "Summary," "The Mergers -- Background of the Mergers," "The Mergers -- Reasons for the Mergers; Recommendations of the Boards of Directors" and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the combined companies following the mergers may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Modtech's, SPI's, and Holdings' ability to control or predict. Stockholders are cautioned not to place undue reliance on any forward-looking statements. In addition, Modtech, SPI and Holdings do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/ Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading.

     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause the combined companies' actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in legislation relating to funding for modular classrooms, changes in building code laws or regulations, and changes in general economic and market factors that affect the prices of securities or the industries in which Modtech and SPI do business.

                              THE SPECIAL MEETINGS

PURPOSE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Modtech in connection with the solicitation of proxies by the Modtech Board for use at the Modtech Special Meeting and to stockholders of SPI in connection with the solicitation of proxies by the SPI Board for use at the SPI Special Meeting.


     SPI.  The SPI Special Meeting is to be held on January   , 1999, at 10:00
a.m., at 9550 Hermosa Avenue, Rancho Cucamonga, California 91730. At the SPI Special Meeting, holders of SPI Common Stock and SPI Preferred Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement and the mergers, and such other matters as may properly come before the SPI Special Meeting.


     Modtech.  The Modtech Special Meeting is to be held on January   , 1999, at
10:00 a.m., at the Sheraton Newport Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660. At the Modtech Special Meeting, holders of Modtech Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the mergers, and such other matters as may properly come before the Modtech Special Meeting.

RECORD DATE; VOTING POWER

     SPI. The SPI Board has fixed the close of business on November 30, 1998 (the "Record Date") as the record date for determining the holders of SPI Common Stock and SPI Preferred Stock entitled to notice of, and to vote at, the SPI Special Meeting. Only holders of record of SPI Common Stock and SPI Preferred Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the SPI Special Meeting.

     At the close of business on the Record Date, (i) 333,614 shares of SPI Common Stock were issued and outstanding and entitled to vote at the SPI Special Meeting; and (ii) 1,899,720 shares of SPI Preferred Stock were issued and outstanding and entitled to vote at the SPI Special Meeting. Holders of record of SPI Common Stock and SPI Preferred Stock are entitled to one vote for each share of SPI Common Stock held of record on the Record Date and one vote for each share of SPI Preferred Stock held of record on the Record Date on any matter which may properly come before the SPI Special Meeting. Votes may be cast at the SPI Special Meeting in person or by proxy. See "The Special
Meetings -- Voting of Proxies."


     The presence at the SPI Special Meeting, either in person or by proxy, of the holders of a majority of the voting power represented by the SPI Common Stock and SPI Preferred Stock (voting together and not as separate classes of stock) is necessary to constitute a quorum in order to transact business at the SPI Special Meeting. In the event that a quorum is not present at the SPI Special Meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.


     Modtech. The Modtech Board has fixed the close of business on November 30, 1998 as the record date for determining the holders of Modtech Common Stock entitled to notice of, and to vote at, the Modtech Special Meeting. Only holders of record of Modtech Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Modtech Special Meeting.


     At the close of business on the Record Date, 9,871,409 shares of Modtech Common Stock were issued and outstanding and entitled to vote at the Modtech Special Meeting. Holders of record of Modtech Common Stock are entitled to one vote per share on any matter which may properly come before the Modtech Special Meeting. Votes may be cast at the Modtech Special Meeting in person or by proxy. See "The Special Meetings -- Voting of Proxies."

     The presence at the Modtech Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding Modtech Common Stock entitled to vote, is necessary to constitute a quorum of the Modtech Common Stock, in order to transact business at the Modtech Special Meeting. In the event that a quorum is not present at the Modtech Special Meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

VOTES REQUIRED

     SPI. Approval of the proposal to adopt the Merger Agreement and the mergers, including the SPI Merger, will require the affirmative vote of 70% of the combined voting power of the outstanding shares of SPI Common Stock and SPI Preferred Stock entitled to vote thereon. Under applicable Colorado law, in determining whether the proposal to approve and adopt the Merger Agreement and the mergers has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposals.

     Modtech. Approval of each of the proposals to adopt the Merger Agreement and the Mergers, including the Modtech Merger, will require the affirmative vote of the majority of the voting power of the outstanding shares of Modtech Common Stock entitled to vote thereon. Under applicable California law, in determining whether either proposal has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposals. Brokers who hold shares of Modtech Common Stock as nominees, in the absence of instructions from the beneficial owners thereof, will not have discretionary authority to vote such shares for the approval and adoption of the Merger Agreement and the mergers. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposals.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     SPI. As of the close of business on the Record Date, SPI's directors and executive officers and their affiliates had the right to vote 2,186,993 outstanding shares of SPI Common Stock and SPI Preferred Stock, collectively representing approximately 95% of the voting power of all classes of SPI Common Stock and SPI Preferred Stock.

     Modtech. As of the close of business on the Record Date, Modtech's directors and executive officers and their affiliates had the right to vote 5,100,636 outstanding shares of Modtech Common Stock, collectively representing approximately 52 % of the voting power of the Modtech Common Stock.

VOTING OF PROXIES

     Shares represented by properly executed proxies received in time for the Modtech or SPI Special Meeting will be voted at the meeting in the manner specified by such proxies. You should be aware that, if your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR approval of the Merger Agreement, including the Mergers. It is not expected that any matter other than as described herein will be brought before the Modtech Special Meeting or the SPI Special Meeting. If other matters are properly presented before either of these meetings, the persons named in your proxy will have authority to vote on such matters without consulting you. These matters may include a proposal to adjourn or postpone the meeting in order to solicit additional votes in favor of the Merger Agreement and the mergers.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Modtech or SPI proxy card does not preclude a stockholder from voting in person. A stockholder of SPI may revoke a proxy at any time prior to its exercise by:

     - delivering, prior to the SPI Special Meeting, to SPI, 9550 Hermosa
       Avenue,

       Rancho Cucamonga, California 91730, Attention: Secretary, a written notice of revocation bearing a later date or time than the proxy;

     - delivering to the Secretary of SPI a duly executed proxy bearing a later date or time than the revoked proxy; or

     - attending the SPI Special Meeting and voting in person.

     A stockholder of Modtech may revoke a proxy at any time prior to its exercise by:


     - delivering, prior to the Modtech Special Meeting, to Modtech, Inc., 2830 Barrett Avenue, Perris, California 92571, Attention: Secretary, a written notice of revocation bearing a later date or time than the proxy;


     - delivering to the Secretary of Modtech a duly executed proxy bearing a later date or time than the revoked proxy; or

     - attending the Modtech Special Meeting and voting in person.

     Attendance at the Modtech Special Meeting or the SPI Special Meeting will not by itself constitute revocation of a proxy. Neither Modtech nor SPI expects to adjourn its Special Meeting for a period of time long enough to require the setting of a new Record Date for the meeting. If an adjournment occurs, it will have no effect on the ability of either Modtech's or SPI's stockholders of record as of the Record Date to exercise their voting rights or to revoke any previously delivered proxies.

SOLICITATION OF PROXIES

     Modtech will pay 68% of the costs of preparing, filing, printing and mailing this Joint Proxy Statement/Prospectus, including filing fees, and SPI will pay 32% of such costs. Each company shall bear 100% of any additional costs incurred by it in soliciting proxies from its stockholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Modtech Common Stock held of record by such persons, and Modtech will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the directors, officers and employees of each company and their subsidiaries may solicit proxies from their stockholders by telephone, telegram or in person.

     Neither Modtech nor SPI has retained any third party to assist it in soliciting proxies in connection with the Modtech Special Meeting or the SPI Special Meeting.

            DO NOT SEND STOCK CERTIFICATES IN WITH YOUR PROXY CARD.

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex I to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Other provisions of the Merger Agreement are summarized elsewhere in this Joint Proxy Statement/Prospectus. These summaries are qualified in their entirety by reference to the Merger Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGERS

     Each party's obligation to complete the mergers is subject to a number of conditions which must be met or, where permitted by law, waived by the Closing Date. These conditions include:

     - The approval of the Merger Agreement and the mergers by the Modtech and SPI stockholders;

     - The approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of Holdings Common Stock to be issued in the mergers;

     - The expiration or early termination of the waiting period that applies to the mergers under applicable federal antitrust laws;

     - The receipt of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the mergers contemplated by the Merger Agreement, except where failure to obtain them would not materially dilute the aggregate benefits of the mergers to SPI and Modtech;

     - The representations and warranties of the other party in the Merger Agreement shall be accurate;

     - The registration statement of which this Joint Proxy Statement/Prospectus is a part shall be effective, and not subject to a stop order or any proceedings or threats to suspend its effectiveness;

     - The receipt of all necessary approvals under state securities laws relating to the issuance of Holdings Common Stock;

     - Holdings shall have a credit facility mutually agreeable to SPI and Modtech, of which about $49 million will be used to refinance SPI's existing credit facility and pay part of the cash to be paid to Modtech stockholders and SPI stockholders in the mergers and transaction expenses;

     - No more than 5% of the shares of Modtech Common Stock and no more than 5% of the aggregate number of shares of SPI Common Stock and SPI Preferred Stock can have exercised, and not withdrawn, their dissenters' rights;

     - The absence of any governmental order, rule or injunction, or any law or regulation prohibiting the mergers or impairing Holdings' ability to operate the business of Modtech and SPI on a consolidated basis;

     - The absence of any action or proceeding challenging the mergers or seeking material damages in connection with the mergers;

     - The execution of (1) a Registration Rights Agreement providing certain piggyback registration rights to certain affiliates of Modtech and SPI,
       (2) a Transaction Advisory Agreement with KRG retaining it as Holdings advisor in connection with future acquisitions following the completion of the mergers for a period of three years, and (3) Employment Agreements with Evan M. Gruber, Patrick Van Den Bossche and Michael G. Rhodes; and

     - Each party must have performed and complied in all material respects with all of its material obligations under the Merger Agreement by the Closing Date;

     SPI's obligation to complete the mergers is subject to the following additional condition:

     - The receipt of a tax opinion that the SPI Merger will qualify as a reorganization under Internal Revenue Code Section 368.

     Modtech's obligation to complete the mergers is subject to the following additional condition:

     - The receipt of a tax opinion that the Modtech Merger, together with the SPI Merger, will qualify as an exchange under Internal Revenue Code
       Section 351.


     Modtech and SPI cannot waive receipt of the tax opinions, and they do not intend to waive any other material conditions to completion of the mergers.


CONDUCT OF BUSINESS PENDING THE MERGERS

     Modtech and SPI have each agreed in the Merger Agreement to take or refrain from taking certain actions from the date of the Merger Agreement until the completion of the mergers. Subject to certain exceptions set forth in the Merger Agreement, they have agreed as follows:

     Interim Operations. They will (1) conduct and cause each of their subsidiaries to conduct their businesses according to their ordinary and usual course; and (2) use and cause their subsidiaries to use their best efforts to preserve intact their business organizations and good will in all material respects, keep available the services of their officers and employees as a group, and maintain satisfactory relationships with lessees, suppliers, distributors, customers, banks and others having business relationships with them.

     Capital Stock. They will not (1) declare or pay any dividends on their outstanding shares of capital stock; (2) amend their organizational documents;
(3) issue any shares of capital stock (except upon exercise of warrants and options issued and outstanding on the date of the Merger Agreement); (3) split their stock; (4) issue any debt securities or borrow any money (other than bank borrowings in the ordinary course of business consistent with past practices);
(5) purchase or redeem any shares of their capital stock; (6) grant any options, warrants or other securities; (7) enter into any agreements that would require them to acquire any shares of their capital stock, except pursuant to employee benefit plans, programs or arrangements in existence on the date of the Merger Agreement; or (8) otherwise change their capitalization.

     Communication and Notification. They will confer on a frequent basis to report on material operational matters and the general status of ongoing operations. Each will notify the other party of any emergency or other changes in the normal course of its business or the businesses of its subsidiaries or any governmental actions which would have a material adverse effect on its business and that of their subsidiaries, taken as a whole.

     Agreements. They will not enter into or materially amend any employment, severance or similar agreement or any agreement with respect to any business combination, other than the mergers and one potential acquisition by SPI previously disclosed to Modtech's Chief Executive Officer, any acquisition or disposition of a material amount of assets or securities, or any release of any material contract rights not in the ordinary course of business.

     Further Assurances. They will use all reasonable efforts to take all other actions necessary to complete the mergers.

TERMINATION

     The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the mergers by the stockholders of SPI and Modtech:

     - by mutual written consent of Modtech and SPI;

     - by either party if (a) any court or other United States governmental body has taken any action enjoining, restraining or otherwise prohibiting one or both of the mergers; (b) the mergers have not been completed by March 28, 1999 (other than due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement); (c) any required approval of the stockholders of either party has not been obtained; or
       (d) if the other party materially breaches its representations, warranties or agreements under the Merger Agreement or fails to perform any of its material obligations under the Agreement and such breach or failure has not been cured within 10 days after receipt of written notice of such failure;


     - by either party if the other party's Board withdraws or adversely modifies its recommendation to approve the Merger Agreement or the mergers, or resolves to do any of the foregoing;

     - by Modtech or SPI if they receive a proposal from a third party to merge, consolidate, or enter into a similar transaction, or to sell all or any significant portion of its assets or equity securities ("Third Party Acquisition Proposal") and their Board decides that the Third Party Acquisition Proposal is a "Superior Proposal" by determining: (1) in good faith that the Third Party Acquisition Proposal is more favorable to their stockholders than the mergers; and (2) upon the advice of their legal counsel that to continue to recommend that their stockholders vote in favor of the mergers after receipt of the Third Party Acquisition Proposal would not be consistent with their fiduciary duties. After making the foregoing determinations, the terminating party's Board must give the other party three days' prior written notice of its intent to terminate the Merger Agreement. The notice must include a detailed summary of the terms and conditions of the Superior Proposal.

     Upon termination, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Modtech or SPI, other than the payment of expenses as described in "Certain Provisions of the Merger Agreement -- Fees and Expenses" below, and the payment of the termination fee (as described below). Termination will not relieve any party from any breach of the representations, warranties, covenants or agreements set forth in the Merger Agreement prior to termination.

TERMINATION FEE

     If Modtech satisfies all conditions to completion of the mergers within its control and does not take any action to prevent or unreasonably delay completion of the mergers, it will be entitled to a termination fee from SPI if SPI terminates the Merger Agreement because of its receipt of a Superior Proposal, or if Modtech terminates the Merger Agreement because:

     - SPI materially breaches any of its representations, warranties or agreements under the Merger Agreement and fails to cure the breach within ten days after receipt of notice of the breach;

     - the required approval of the SPI stockholders has not been obtained; or

     - the SPI Board has withdrawn or adversely modified its recommendation of approval of the Merger Agreement or the mergers.

     The termination fee to be paid by SPI will be equal to Modtech's fees and expenses related to the mergers, plus $2 million. It is estimated that Modtech's fees and expenses will total $1,125,000.

     If SPI satisfies all conditions to completion of the Mergers within its control and does not take any action to prevent or unreasonably delay completion of the Mergers, it will be entitled to a termination fee from Modtech if Modtech terminates the Merger Agreement because of its receipt of a Superior Proposal, or if SPI terminates the Merger Agreement because:

     - Modtech materially breaches any of its representations, warranties or agreements under the Merger Agreement and fails to cure the breach within ten days after receipt of notice of the breach;

     - the required approval of the Modtech stockholders has not been obtained;
       or

     - the Modtech Board has withdrawn or adversely modified its recommendation of approval of the Merger Agreement or the mergers.

     The termination fee to be paid by Modtech will be equal to SPI's fees and expenses related to the mergers, plus $2 million. It is estimated SPI's fees and expenses will total $875,000.

     The termination fees are the sole remedy of Modtech and SPI if the Merger Agreement is terminated for any of the reasons described above.

CERTAIN REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains customary and reciprocal representations and warranties by SPI and Modtech relating, among other things, to:


     - their organization, good standing and corporate power and that of their subsidiaries;

     - ownership of subsidiaries;

     - capital structure;

     - corporate power to enter into, and due authorization, execution and delivery of the Merger Agreement;

     - the execution and delivery of the Merger Agreement not violating their charter documents, applicable law, and certain material agreements;

     - accuracy of certain reports and financial statements supplied by them and, in the case of Modtech filed with the Securities and Exchange Commission;

     - the absence of undisclosed liabilities;

     - the accuracy of information supplied by them in connection with this Joint Proxy Statement/Prospectus;

     - the absence of certain changes or events since the date of the most recent financial statements provided;

     - the absence of pending or threatened litigation, certain labor matters and compliance with all applicable laws;

     - benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters;

     - filing of tax returns and payment of taxes;

     - environmental matters;

     - good title to properties and assets free of liens;

     - insurance matters; and

     - brokers' fees and expenses.

INDEMNIFICATION

     The Merger Agreement provides that, after the Effective Time, Holdings will indemnify, defend and hold harmless the current and former directors, officers and employees of Modtech, SPI and their respective subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the mergers) to the fullest extent that such persons are indemnified under the laws of the States of California or Colorado and the certificates of incorporation and bylaws, as in effect on the date thereof, of Modtech, SPI and their respective subsidiaries or any existing indemnification agreement with either Modtech or SPI. In the event of any such loss, expense, claim, damage or liability, Holdings will cooperate in the defense of any such matter and any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law and any such certificate of incorporation or bylaws will be made by independent counsel (which will not be counsel that provides material services to Holdings or its subsidiaries) selected by Holdings and reasonably acceptable to such officer or director; provided, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, will presume such officer's or director's conduct complied with such standard and Holdings will have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

     In addition, the Merger Agreement provides that, for a period of six years after the Effective Time, Holdings will maintain officers' and directors' liability insurance covering those of the Indemnified Parties who are covered, in their capacities as current or former officers and directors of Modtech, by Modtech's existing officers' and directors' liability insurance policies, and those of the Indemnified Parties who are covered in their capacities as current or former officers and directors of SPI, by SPI's existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such Indemnified Parties than such existing insurance. Additionally, Holdings is required to keep in effect provisions in its and Modtech's and SPI's organizational documents providing for exculpation of director and officer liability and its indemnification of the indemnified parties to the fullest extent permitted under the Delaware, California or Colorado corporate statutes, as applicable, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the indemnified parties' right of indemnification.

FEES AND EXPENSES

     Whether or not the mergers are consummated, all costs and expenses incurred in connection with the Merger Agreement and the mergers contemplated thereby will be paid by the party incurring the expenses, except that the following expenses will be paid 68% by Modtech and 32% by SPI for:


     - the filings made under applicable antitrust laws for Modtech, SPI and their affiliates;


     - the Securities and Exchange Commission's filing fee for the registration statement for Holdings Common Stock on Form S-4 of which this Joint Proxy Statement/Prospectus is a part; and

     - the expenses incurred in preparing, printing and mailing the registration statement and the Joint Proxy Statement/Prospectus.

     In addition, SPI will reimburse Modtech for 32% of the fee paid by Modtech to DLJ for the Fairness Opinion.

AMENDMENT AND WAIVER


     The Merger Agreement may be amended by the parties at any time before or after required approval of the mergers by the stockholders of SPI and of Modtech; except that after such approvals, changes to the amount of cash and Holdings Common Stock to be received by the Modtech stockholders or the SPI stockholders may not be made without further approval by such stockholders. Prior to the Effective Time, the parties may (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. All waivers must be in writing.

                            THE BUSINESS OF HOLDINGS


     Following the mergers, Holdings will be one of the leading modular building manufacturers in the country with substantial product and geographic diversification. It will be the leading provider of modular classrooms in the State of California and a significant provider of modular buildings to customers in California, Nevada, Arizona, New Mexico, Utah, Colorado and Texas and other neighboring states.


     The mergers will create a company with pro forma revenues of approximately $215 million for the 12 months ended December 31, 1997 and with the size and scope to allow for purchasing efficiencies and other manufacturing and marketing synergies. The mergers will also strengthen and deepen the management team of the combined enterprise.

                            THE BUSINESS OF MODTECH

GENERAL

     Modtech's modular relocatable classrooms are designed, engineered and manufactured in accordance with structural and seismic safety specifications adopted by the California Department of State Architects. These standards are more rigorous than the requirements for other portable units, and supersede all local building codes. Modtech subcontracts with structural engineering firms to interface with each school district's architect or engineer to process project specifications through the Department of State Architects.

     Conventional school facilities constructed by school districts using funds from the State Office of Public School Construction typically require two to three years for approval and funding. Standardized factory-built school classrooms like Modtech's, based on pre-approved plans and specifications, can be approved by the State for construction in as little as 90 days. In all cases, continuous on-site inspection by a licensed architect or structural engineer is required during actual manufacturing of the classrooms, with the school district obligated to reimburse the Department for the costs of such inspection.

     In addition to its standard largely pre-fabricated classrooms, Modtech also manufactures and installs relocatable customized classrooms which are modular in design but assembled on-site using components manufactured by Modtech, together with components purchased from third-party suppliers. Modtech's classrooms vary in size from two modular units containing a total of 960 square feet to 20 units that can be joined together to produce a facility comprising 9,600 square feet. Larger configurations are also possible. Typical prices for Modtech's standard classrooms range from $29,000 to $34,000, while prices for a custom classroom generally exceed $50,000, depending upon the extent of customization required.

CLASSROOM CUSTOMERS

     Modtech markets and sells its modular classrooms primarily to California school districts. Modtech also sells its classrooms to the State of California and leasing companies, both of which lease the classrooms principally to California school districts. Sales of classrooms accounted for 94.2%, 98.1% and 95.4% of Modtech's total net sales for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively. Modtech's customers typically pay cash for Modtech's products from general operating funds or the proceeds of local bond issues, or lease classrooms through banks, leasing companies and other private funding sources.


     Sales of classrooms to individual California school districts accounted for approximately 74.5%, 71.1% and 71.1%, respectively, of Modtech's net sales during the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, with sales of classrooms to third-party lessors to California school districts during these periods accounting for approximately 7.2%, 19.1% and 13.7%, respectively, of Modtech's net sales. The mix of school districts to which Modtech sells its products varies somewhat from year to year. Sales of classrooms directly to the State of California during the nine months ended September 30, 1998 represented approximately 10.6% of Modtech's net sales for the period, compared to approximately 7.9% of Modtech's 1997 net sales and approximately 12.5% of Modtech's 1996 net sales. Sales of classrooms to private schools, day care providers and out-of-state customers accounted for less than 1% of Modtech's net sales during the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998. One of the lessors to which Modtech sells classrooms for lease to California school districts is affiliated with Modtech through common ownership by two of Modtech's directors. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, sales of classrooms to this affiliated leasing company comprised approximately 2.9%, 2.2% and 2.8%, respectively, of Modtech's net sales. Sales to one unaffiliated leasing company during the years ended December 31, 1996 and 1997, and the nine month period ended September 30, 1998 comprised approximately 4%, 11% and 5.5%, respectively, of Modtech's net sales. See "Where You Can Find More Information."

OTHER PRODUCTS

     In addition to modular relocatable classrooms, Modtech also manufactures modular, portable buildings which can be used as office facilities and construction trailers and for other commercial purposes. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, sales of such modular, portable buildings to commercial customers accounted, in the aggregate, for approximately 5.8%, 1.9% and 4.6%, respectively, of Modtech's net sales. Modtech also manufactures a small number of modular structures that house and shelter electronic equipment used in the wireless telecommunications industry. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, sales of modular telecommunications equipment shelters accounted for less than 1.0% of Modtech's net sales for each period.

SALES AND MARKETING

     Modtech's classroom sales force is currently divided into three marketing regions: Northern, Central and Southern California. Modtech currently employs three classroom salespersons, each of whom is compensated on a commission basis. These salespersons maintain contact with the individual school districts in their respective marketing regions on a quarterly basis. They are also in contact with architects and building inspectors employed by the school districts, as well as school officials who may be in a position to influence purchasing decisions.

     Most of Modtech's contracts are awarded on an open bid basis. The marketing process for many of Modtech's contracts begins prior to the time the bid process begins. After Modtech selects bids or contracts that it desires to pursue, Modtech's marketing and engineering personnel interface directly with various school boards, superintendents or architects during the process of formulating bid or contract specifications. Modtech prepares its bids or proposals using various criteria, including current material prices, historical overhead costs and a targeted profit margin. Substantially all of Modtech's contracts are turnkey, including engineering and design, manufacturing, transportation, installation and necessary site work. Open bid contracts are normally awarded to the lowest responsible bidder.

     A fourth salesperson is charged with increasing Modtech's sales of buildings to the commercial and telecommunications markets. In addition, Modtech has two salespeople who focus on the sale of classrooms in Nevada and Arizona, and to private schools and day care operators in California.

MANUFACTURING AND ON-SITE INSTALLATION

     Modtech uses an assembly line approach in the manufacture of its standardized classrooms.

     Modtech is vertically integrated in the manufacture of its standardized modular classrooms, in that Modtech fabricates substantially all of its own metal components at its facility in Perris, California. Modtech believes that the ability to fabricate its own metal components helps it reduce the costs of its products and to control their quality and delivery schedules. Modtech maintains a quality control system throughout the manufacturing process, under the supervision of its own quality control personnel and inspectors engaged by its customers.

     Modtech oversees installation of its modular classrooms on-site, using its own employees for job supervision as a general contractor and, whenever possible, for utility hook-ups and other tasks. In many custom projects, Modtech performs or supervises subcontracted electrical, plumbing, grading, paving and foundation work, landscaping and other site preparation work and services.
Subcontractors are typically used for larger utility, grading, concrete and landscaping jobs. Modtech has a general contractor's license in the State of California.

     In addition to approvals by the Department of State Architects, licensed inspectors representing various school districts are on-site at each manufacturing facility of Modtech to continuously inspect the construction of classrooms for structural integrity. On-site inspections after installation are also made by local fire departments for purposes of determining adequate accessibility.

     Modtech currently has five manufacturing facilities. Two are located in Perris, California, which is approximately 60 miles east of Los Angeles. Modtech has two additional facilities near Lathrop, California. Lathrop is located approximately 75 miles east of San Francisco. Modtech's fifth facility is located in Glendale, Arizona, approximately ten miles from Phoenix. Modtech currently has a total of eight production lines in operation. A ninth production line is scheduled to be added at the Lathrop plant in early 1999.

WARRANTIES

     The standard contractual warranty for Modtech's modular relocatable classrooms is one year, although it may be varied by contract specifications. Purchased equipment installed by Modtech, such as air conditioning units, carry the manufacturers' standard warranty. Warranty costs have not been material in the past.

SUPPLIES

     Modtech believes that there are multiple sources of supplies available for all raw materials and equipment used in manufacturing its classrooms, most of which are standard construction items such as steel, plywood and wallboard.

BACKLOG

     Modtech manufactures classrooms to fill existing orders only, and not for inventory. As of December 31, 1997, the backlog of sales orders was approximately $71.0 million, up from approximately $4.1 million at December 31, 1995 and $58.0 million at December 31, 1996. Backlog at September 30, 1998 was $35.6 million, compared to backlog of $85.0 million at September 30, 1997. Only orders which are scheduled for completion during the following 12-month period are included in Modtech's backlog. The rate of booking new contracts can vary from month to month, and customer changes in delivery schedules can occur. For these reasons, among others, Modtech's backlog as of any particular date may not be representative of actual sales for any succeeding period.

COMPETITION

     The modular relocatable classroom business is highly competitive. Based on 1997 net sales, Modtech believes that it is the largest modular relocatable classroom manufacturer in California. The primary competitors of Modtech for standardized classrooms are believed to be Aurora Modular Industries in Southern California and American Modular Systems in Northern California. Profiles Structures in Southern California and Design Mobile Systems in Northern California are Modtech's primary competitors in the market for higher-priced, customized classrooms. Each of these four competitors is a privately-owned company. Modtech believes that additional competitors may enter the market in the future, some of whom may have significantly greater capital and other resources than are available to Modtech, and that competition may therefore increase.

     Modtech believes its vertically integrated, assembly line approach to manufacturing enables it to be one of the low-cost producers of standardized, modular relocatable classrooms in California. Unlike many of its competitors, Modtech manufactures most of its own metal components, which allows Modtech to maintain quality control over these components and to produce them at a lower average cost than that at which they could be obtained from outside sources. Modtech also believes that the quality and appearance of its buildings, and its reputation for reliability in completion of its contracts, enable it to maintain a favorable position among its competition.

     Beyond a radius of approximately 300 miles, Modtech believes that transportation costs typically will either significantly increase the prices at which it bids for given projects, or will substantially erode Modtech's gross profit margins.

PERFORMANCE BONDS

     A substantial portion of Modtech's sales require that Modtech provide bonds to ensure that the contracts will be performed and completed in accordance with contract terms and conditions, and to assure that subcontractors and materialmen will be paid. In determining whether to issue a performance bond on behalf of Modtech, bonding companies consider a variety of factors concerning the specific project to be bonded, as well as Modtech's levels of working capital, stockholders' equity and outstanding indebtedness. From time to time, Modtech has had difficulty in obtaining bonding for a given project. It may encounter such difficulty again in the future.

REGULATION OF CLASSROOM CONSTRUCTION

     In 1933, the California Legislature adopted the Field Act, which generally provides that school facilities must be constructed in accordance with more rigorous structural and seismic safety specifications than are applicable to general commercial buildings. Under the Field Act, the Department of General Services, through the Department of State Architects, has prescribed extensive regulations regarding the design and construction of school facilities, and reviews all plans for the construction of material modifications to any school building. Construction authorization is not given unless the school district's architect certifies that a proposed project satisfies construction cost and allowable area standards. In addition, the Field Act provides for the submittal of complete plans, cost estimates, and filing fees by the school district to the Department of General Services, for the adoption of regulations setting minimum qualifications for the preparation of plans and specifications, and the supervision of school construction by a licensed architect or structural engineer.

FUNDING

     The demand for modular relocatable classrooms in California is affected by various statutes. These statutes prescribe the methods by which Modtech's customers, primarily individual school districts, obtain funding for the construction of new school facilities, and the manner in which available funding is to be spent by the school districts.

     Financing for new school construction and rehabilitation of existing schools by California school districts is currently provided, at the state level, by funds derived from general revenue sources or statewide bond issues. At the local level, financing is provided by local bond issues and fees imposed on the developers of residential, commercial and industrial real property. Historically, the primary source of financing for the purchase or lease of relocatable classrooms has been state funding.

     Class Size Reduction Program. In November 1996, California implemented the Class Size Reduction Program in response to overcrowding in classrooms in the state. Under this program, public schools that reduce class size to 20 students in kindergarten through third grade receive additional funds. New classrooms may be added by reconfiguring existing space, building new conventional classrooms, or purchasing or leasing modular relocatable classrooms.

     General Obligation Bonds. Until the adoption of the Class Size Reduction Program in 1996, the most important source of funding at the State level for new school facilities was through the issuance and sale of statewide general obligation bonds which must be placed on statewide ballots and approved by the voters.

     Bond Financing. Under the School Building Lease -- Purchase Law of 1976, the State Allocation Board is empowered to purchase or lease school facilities using funds from the periodic issuance of general obligation bonds of the State of California. These purchased or leased school facilities may be made available by the State Allocation Board to school districts. Certain matching funds, usually derived from fees imposed on real estate developers, are required to be supplied by the school districts seeking state funded facilities. If the school districts acquire relocatable structures using these developer fees, the amount of the required matching funds is reduced by the cost of such facilities. This reduction in matching funds is intended to provide an incentive for school districts to lease relocatable classrooms. As a condition of funding any project under this program, at least 30% of new classroom space to be added must be comprised of relocatable structures, unless relocatable structures are not available or special conditions of terrain, climate or unavailability of space make the use of relocatable structures impractical. In addition, State funds under this program are not available to school districts which are determined to have an adequate amount of square footage available for their student population.

     Senate Bill 50, which was recently passed by the California Legislature, revised the School Building Lease -- Purchase Law of 1976 by eliminating the requirement that at least 30% of all new classroom space being added using California state funds must be relocatable classrooms. In general, it replaced this provision with a requirement that, in order for school districts to increase the amount of funds to be received from developers in excess of the current statutory level, the school districts must show that 20% of all classroom space in the district, not just new space to be added, consists of relocatable classrooms. The bill also placed a $9.2 billion bond issue on the November 1998 ballot, which was approved by the voters. The bill allocates from the bond issue $2.9 billion for growth and new construction, and $2.2 billion for modernization and reconstruction through the year 2001. In addition, it allocates $700 million for class- size reductions to fully implement the program from kindergarten through third grade. The costs to implement the foregoing will include land acquisition costs, hiring of new teachers, remodeling of existing structures and construction of new permanent and relocatable structures. The bill does not designate the specific usage of funds, and the actual amount spent on relocatable classrooms will vary among school districts. Implementation of Senate Bill 50 will not begin until the third week in January 1999. Modtech does not expect any significant change in its future operating results due to the implementation of Senate Bill 50.

     California Emergency Classroom Law of 1979. Under the California Emergency Classroom Law of 1979, the State Allocation Board may spend up to $35 million per year from available funds to purchase relocatable classrooms to be leased to school districts. Relocatable classrooms are not available to school districts under this program if the school district has available local bond proceeds that could be used to purchase classroom facilities, unless the district has approved projects pending under the School Building Lease-Purchase Law of 1976. The State has, in the past, funded this program primarily from the proceeds of statewide bond issues approved by voters.

     Budget Allocations. Proposition 98, which was approved in 1988, requires the State to allocate annually from the State's budget, for the support of school districts and community college districts, a minimum amount equal to the same percentage of funds as was appropriated for the support of those institutions in fiscal year 1986-87. While this requirement may be suspended for a given year by emergency legislation, it has the effect of limiting the ability of the California legislature to reduce the level of school funding from that in existence in 1986-87. The State raises the necessary funds through proceeds from the sale of statewide bond issues, income tax revenues and other revenues. A recent reduction in California's corporate tax rates, and a proposed reduction of personal income tax rates might affect future levels of the State's income tax revenues.

     Local Funding. Local school districts in California have the ability to issue local general obligation bonds for the acquisition and improvement of real property for school construction. These bond issues require the approval of two-thirds of the voters in the district and are repaid using the proceeds of increases in local property taxes. A local school district may also levy developer fees on new development projects in the district, subject to a maximum rate set by state law. The developer fees can only be levied if the project can be shown to contribute to the need for additional school facilities and the fee levied is reasonably related to such need. In addition, California law provides for the issuance of bonds by Community Facilities Districts which can be formed by a variety of local government agencies, including school districts. These districts, known as "Mello-Roos" districts, can have flexible boundaries and the tax imposed to repay the bonds can be based on property use, acreage, population density or other factors.

OTHER LEGISLATION

     California legislation adopted in 1989 provides that school districts which currently lease any building which does not meet the prescribed structural standards must have replaced nonconforming buildings with conforming ones by September 1, 1990. However, any district has the right to request a one-time waiver for a maximum of three years upon presentation of satisfactory evidence to the State Allocation Board that the district is proceeding in a timely fashion with a program that will eliminate the need for the nonconforming facilities within that time period. The State has authorized districts to renew these waivers through 2000. Modtech understands that a number of school districts have requested and been granted such waivers. Based upon information received by the State Allocation Board from school districts and provided to Modtech, it is believed that there are more than 4,500 trailers currently being used as classrooms by school districts throughout California that eventually must be replaced with conforming facilities by these school districts.

     California has taken steps to encourage local school districts to adopt year-round school programs to help increase the use of existing school facilities and reduce the need for additional school facilities. School districts requesting state funding under the School Building Lease-Purchase Law of 1976 or the Emergency Classroom Law of 1979 discussed above must submit a study examining the feasibility of implementing in the district a year-round educational program that is designed to increase pupil capacity in the district or in overcrowded high school attendance areas. The feasibility study requirement is waived, however, if the district demonstrates that emergency or urgent conditions exist in the district that necessitate the immediate need for relocatable buildings. The demand for new school facilities, including relocatable classrooms, will be adversely affected if a significant number of California school districts implement year-round school programs. In addition, a significant increase in the level of voluntary or mandatory busing of students from overcrowded schools to schools with excess capacity could adversely affect demand for new school facilities.

LITIGATION

     Modtech from time to time is involved in various lawsuits related to its ongoing business operations, primarily collection actions or vendor disputes. In the opinion of management, no pending lawsuit will result in any material adverse effect upon Modtech.

ENVIRONMENTAL MATTERS

     Modtech is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of any hazardous materials used by Modtech in connection with the manufacture of its products. At present, Modtech believes the only substance it handles that is subject to such environmental laws is paint, and that it is in material compliance with applicable environmental regulations. The cost of such compliance has not been significant and no capital expenditures for environmental control facilities are planned. Modtech investigates each business or property that it acquires or leases and believes that there are no existing liabilities for non-compliance by landlords or prior owners with environmental laws and regulations, but there can be no assurance that historic operations have not resulted in undiscovered conditions that may require future investigation and/or remediation under environmental laws. Both the governmental regulations and the costs associated with complying with environmental laws and regulations are subject to change in the future.

EMPLOYEES

     At September 30, 1998, Modtech had 845 employees, including 793 in manufacturing, 6 in sales, 17 in operations and 29 in general management and administration. Modtech's employees are not represented by a labor union, and it has experienced no work stoppages. Modtech believes that its employee relations are good.

PROPERTIES


     Modtech's principal executive and administrative facilities are located in approximately 11,400 square feet of modular buildings at its primary manufacturing facility located in Perris, California. This manufacturing facility occupies 25 acres, with approximately 200,000 square feet of covered production space under roof, pursuant to a lease expiring in 2014. A second facility in Perris occupies approximately 30 acres, with approximately 120,000 square feet of covered production space under roof, pursuant to a lease expiring in 2014. This second facility also includes approximately 80,000 square feet under roof used as a metal working facility. Modtech's third plant consists of a 400,000 square foot manufacturing facility on a 30-acre site in Lathrop, California that is leased through 2019. The fourth plant, which was purchased in 1997, consists of approximately 50,000 square feet of manufacturing areas on a four-acre site in Patterson, California. Modtech's fifth plant is approximately 80,000 square feet on a three-acre site in Glendale, Arizona, that is leased through December 1999. Each of Modtech's current facilities, other than the Patterson and Glendale plants, is leased from an affiliate. See "Certain Transactions" in Modtech's 1998 Proxy Statement which is attached as Annex V to this Joint Proxy Statement/Prospectus.

                MODTECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages of net sales represented by certain items in Modtech's statements of operations.

                                                  PERCENTAGE OF NET SALES
                                                                       NINE MONTHS
                                                                          ENDED
                                         YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                        --------------------------    --------------
                                         1995      1996      1997     1997     1998
                                        ------    ------    ------    -----    -----
Net sales.............................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of sales.........................   84.6      85.5      80.1      80.0     77.0
                                        -----     -----     -----     -----    -----
Gross profit..........................   15.4      14.5      19.9      20.0     23.0
Selling, general & administrative
  expenses............................    8.3       4.7       3.8       3.6      3.4
                                        -----     -----     -----     -----    -----
Income from operations................    7.1       9.8      16.1      16.5     19.6
Interest income (expense), net........   (2.0)     (0.8)     (0.7)     (0.8)     0.6
Other income..........................     --        --        --        --       --
                                        -----     -----     -----     -----    -----
Income before income taxes............    5.1       9.0      15.4      15.7     20.2
Provision for income taxes............    0.1       0.4       5.7       5.9      7.5
                                        -----     -----     -----     -----    -----
Net income............................    5.0%      8.6%      9.7%      9.8%    12.7%
                                        =====     =====     =====     =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Net sales for the nine months ended September 30, 1998 increased to $113.1 million, an increase of $14.4 million, or approximately 14.6%, from $98.7 million for the nine months ended September 30, 1997. The increase is attributable to the growth in the school population, the Class Size Reduction Program, and product line diversification.

     Gross profit was $26.0 million for the nine months ended September 30, 1998, an increase of about $6.2 million, or 31%, over gross profit of $19.8 million for the same period in 1997. Gross profit as a percentage of net sales increased to 23% for the nine months ended September 30, 1998, compared to 20% for the same period in 1997. The increase was due principally to the increase in production volume which allowed Modtech's assembly line techniques to achieve greater cost efficiencies.

     Selling, general and administrative expenses totaled $3.8 million for the nine months ended September 30, 1998, representing an increase of $299,000 in selling, general and administrative expenses incurred for the nine months ended September 30, 1997. The increase is primarily due to the increase in sales expense, as well as the increase in the number of employees. As a percentage of sales, selling, general, and administrative expenses for the nine months ended September 30, 1998 were 3.4%. The percentage was 3.6% for the same period in 1997.

     Due to a higher cash balance and reduced line of credit borrowing, the nine months ended September 30, 1998 reflects net interest income of $694,000, compared to net interest expense of $823,000 for the same period in 1997, a favorable increase of $1,517,000, or 184.3%.

     On March 20, 1998, Modtech purchased an 80% interest in Trac Modular Manufacturing, Inc. ("Trac"). The purchase price approximated the fair value of net assets on the purchase date. Trac is based in Glendale, Arizona. The financial activity for this subsidiary has been included in Modtech's financial statements for the second and third quarters of 1998.

     In November 1998, California voters passed a $9.2 billion school bond issue. As a result, Senate Bill 50 became operative. The bill eliminates the requirement that at least 30% of all new classroom space added using California state funds be relocatable classrooms. Instead, under Senate Bill 50, 20% of all classroom space, both new and existing, must now be relocatable. Implementation of the bill is expected to begin during the third week of January 1999. Modtech does not expect any significant change in its future operating results due to the implementation of Senate Bill 50.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net sales for the year ended December 31, 1997 increased to $134.0 million, an increase of $84.1 million, or approximately 169%, from $49.9 million in 1996. The increase in 1997 was due principally to the continuing amelioration of the State of California budget deficit which began in 1996 and continued through 1997, and the implementation during the year of the Class Size Reduction Program for kindergarten through third grade classes in California's public elementary schools. As the State's budget deficit continued to improve, increasing levels of funds became available to school districts for classrooms purchases.

     For the year ended December 31, 1997, gross profit was $26.7 million, an increase of $19.4 million, or approximately 266%, over 1996 gross profit of $7.3 million. Gross profit percentage of net sales increased to 19.9% in 1997 from 14.5% in 1996. The increase in gross profit as a percentage of net sales was primarily attributable to the increased volume, utilization of a previously idle facility, and the realization of manufacturing cost efficiencies that resulted from increased volume.

     In 1997, selling, general and administrative expenses increased to $5.2 million from $2.3 million, due to increases in the number of employees and an increase in selling costs. However, as a percentage of net sales, selling, general and administrative expenses decreased to 3.8% in 1997 from 4.7% in 1996.

     Due to increased volume and average borrowings outstanding, net interest expense increased from $422,000 in 1996 to $909,000 for 1997.

     Income tax expense was $7.7 million for the year ended December 31, 1997, compared to $208,000 for 1996. Modtech's effective tax rate increased to 37.2% for the year ended December 31, 1997 from 4.6% for the year ended December 31, 1996. The effective tax rate in both periods was positively impacted by the utilization for federal income tax purposes of net operating loss carryforwards generated in prior years.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales for the year ended December 31, 1996 increased to $49.9 million, an increase of $30.5 million, or approximately 157% from $19.4 million in 1995. The increase in 1996 was due principally to the amelioration of the State of California budget deficit which resulted in an increase in funds available to school districts for classroom purchases, and the implementation during the year of the Class Size Reduction Program for kindergarten through third grade classes in California's public elementary schools.

     For the year ended December 31, 1996, gross profit was $7.3 million, an increase of $4.3 million, or approximately 143%, over 1995 gross profit of 3.0 million. However, as a percentage of net sales, gross profit declined to 14.5% in 1996, from 15.4% in 1995. The decline of gross profit as a percentage of net sales was primarily attributable to a change in product mix as Modtech focused its resources on manufacturing more standardized classrooms which could be sold in greater numbers.

     In 1996, selling, general and administrative expenses increased to $2.3 million from $1.6 million, due to increases in the number of employees and an increase in selling costs. However, because net sales increased substan-tially during the year, selling, general and administrative expenses as a percentage of net sales decreased to 4.7% in 1996 from 8.3% in 1995.

     For the year ended December 31, 1996, net interest expense increased by $35,000, from $387,000 in 1995 to $422,000 in 1996, due to slightly higher borrowings to finance growing levels of accounts receivables and work-in-progress inventories attributable to the large 1996 increase in net sales.

     The provision for income taxes was $208,000 for the year ended December 31, 1996, compared to $19,000 for the year ended December 31, 1995. Modtech's effective tax rate increased to 4.6% for the year ended December 31, 1996, from 1.9% for the year ended December 31, 1995, due to differences between financial and tax accounting treatment of certain items, primarily accrued liabilities. The effective tax rate in both periods was positively impacted by the utilization for federal income tax purposes of net operating loss carryfowards generated in prior years.

INFLATION

     Modtech does not believe that inflation had a material effect on its result of operations during the past two years. However, there can be no assurance that Modtech's business will not be affected by inflation in the future.

LIQUIDITY AND CAPITAL RESOURCES

     To date, Modtech has generated cash to meet its needs from operations, bank borrowings and public offerings. At September 30, 1998, Modtech had $30 million in cash. Most of Modtech's cash reserves will be used to partially pay the cash to be paid in the SPI Merger and the Modtech Merger. During the nine months ended September 30, 1998, Modtech provided about $22 million in cash from operating activities.


     Modtech's revolving loan facility which was scheduled to expire in September 2000 was paid off December 4, 1998.


     Holdings is currently in negotiations for a new credit facility to be effective upon the closing of the mergers. Modtech and SPI will be co-borrowers under the credit facility, which will replace both companies' existing credit facilities. The borrowings from the new credit facility will be used to pay the balance of the cash portion of the merger consideration, transaction expenses of the mergers, and to fund working capital needs.


     On November 13, 1998, Holdings entered into a commitment letter with NationsBank, N.A. ("NationsBank") and NationsBanc Montgomery Securities LLC ("Montgomery Securities") pursuant to which NationsBank and Montgomery Securities have agreed to act as the agent and syndicator for a $100 million senior credit facility. The commitment letter provides for a $30 million revolving loan, a 5-year term loan of $45 million, and a delayed draw 5-year term loan of $25 million. The credit facility will be guaranteed by Modtech and SPI. It will also be secured by the properties of Modtech, SPI and Holdings, as well as Holdings' stock ownership in Modtech and SPI. Indebtedness under the credit facility will bear interest at the lower of (1) LIBOR plus additional interest of between 1.5% and 2.25%, or (2) a rate equal to the greater of (i) the Federal funds rate plus 0.5% or (ii) NationsBank's prime rate, plus in either case an additional interest of between 0.25% to 1.0%. The additional interest charge is based upon certain financial ratios.


     The credit facility will contain various financial covenants, including restrictions on additional borrowings. The term loans will be subject to mandatory repayment in certain events, including from the proceeds of any securities offerings by Holdings. The credit facility will contain customary events of default.

     Management believes Modtech's existing product lines and manufacturing capacity will enable it to generate sufficient cash through operations, supplemented by periodic use of Holdings' anticipated bank line of credit, to finance its business at current levels over the next 12 months. Additional cash resources may be required, if Modtech is able to expand its business beyond current levels. For example, it will be necessary for Modtech to construct or acquire additional manufacturing facilities in order for it to compete effectively in new market areas or states which are beyond a 300-mile radius from one of its production facilities. The construction or acquisition of new facilities would require significant additional capital. For these reasons, among others, Modtech may need additional debt or equity financing in the future. There can be, however, no assurance that Modtech will be successful in obtaining such additional financing, or that any such financing will be available on terms acceptable to it.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined the adoption of SFAS 130 will not have a material impact on Modtech's combined financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on Modtech's segment reporting.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. SFAS 132, requiring only additional information disclosures, is effective for Modtech's fiscal year ending December 31, 1998.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Application of SFAS 133 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

YEAR 2000

     The "year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. When the year 2000 begins, programs with such date-related logic will not be able to distinguish between the years 1900 and 2000, potentially causing software and hardware to fail, generating erroneous calculations or presenting information in an unusable format.

     Modtech is dependent on multiple computer servers and the third-party computer programs running on them to provide data in support of its accounting and engineering functions. In recognition of the potential year 2000 problem, in November 1997, Modtech began a program to replace all of its existing engineering and accounting software with new software that is warranted by its vendors as being year 2000 compliant. The software replacement program was completed in November 1998 at a total cost of approximately $250,000. Following the mergers, SPI's computer data will be transferred to Modtech's computer system. Modtech estimates that this transfer will be completed by the end of the first quarter of 1999 at a cost of approximately $100,000.

     Modtech has relationships with various third parties on whom it relies to provide goods and services necessary for the manufacture and distribution of its products. These include suppliers and vendors. As part of its determination of year 2000 readiness, Modtech has identified material relationships with third-party vendors and is in the process of assessing the status of their compliance through the use of questionnaires. Modtech expects this process will be completed by the first quarter of 1999 at a cost of approximately $100,000.

     The total cost of Modtech's year 2000 efforts, including hardware, software, related consulting costs, assessment of third-party compliance, and transfer of SPI data is estimated to be about $500,000, and is not material to Modtech's financial statements.

     Modtech's construction materials are available through numerous independent sources. Due to the broad diversification of these sources, the risk associated with potential business interruptions as a result of year 2000 non-compliance by one or more sources is not considered significant.

     Modtech's primary customers are California school districts, each of which obtains its funds for paying Modtech's invoices through the computer system operated by the State of California. If this system does not properly function after January 1, 2000, it could result in a temporary shutdown of portions of the state government, in which case, payment of Modtech's invoices would be delayed, and new purchase orders may not be processed. If the shutdown lasted for more than 60 days, Modtech would experience a severe cash shortage and a material decline in revenue during the period of the government shutdown. The cash shortage can be alleviated to some degree by borrowings from Modtech's line of credit and by reductions in work force and possible temporary plant closures. Modtech does not believe it can design or implement any other contingency plans that will mitigate the effects of such a government shutdown.


     It is anticipated that the steps Modtech has taken and is continuing to take to deal with the year 2000 problem will reduce the risk of significant business interruptions, but there is no assurance that this outcome will be achieved. Failure to detect and correct all internal instances of non-compliance or the inability of third parties to achieve timely compliance could result in the interruption of normal business operations which could, depending on its duration, have a material adverse effect on Modtech's financial statements.

                   MODTECH COMMON STOCK PRICES AND DIVIDENDS


     Modtech's Common Stock is currently traded on the Nasdaq National Market under the symbol "MODT". The following table sets forth on a per share basis the high and low closing sales prices per share for Modtech's Common Stock on the Nasdaq National Market for the periods indicated.



                                                                HIGH      LOW
                                                               ------    ------
1996
  First Quarter............................................     3.625     2.250
  Second Quarter...........................................     6.250     2.875
  Third Quarter............................................     9.625     3.500
  Fourth Quarter...........................................     9.500     6.875
1997
  First Quarter............................................    13.875     7.875
  Second Quarter...........................................    13.000    10.625
  Third Quarter............................................    25.250    11.625
  Fourth Quarter...........................................    29.750    17.500
1998
  First Quarter............................................    29.125    19.125
  Second Quarter...........................................    23.688    18.500
  Third Quarter............................................    20.500    16.000
  Fourth Quarter...........................................    20.250    13.000


     On September 28, 1998, the last full day prior to Modtech's announcement of the signing of the Merger Agreement, the closing price on the Nasdaq National Market for Modtech's Common Stock was $20.125 per share.


     On January 6, 1998, the closing price on the Nasdaq National Market for a share of Modtech's Common Stock was $15.50.


     On the Record Date, there were approximately 90 holders of record of Modtech Common Stock.

                                DIVIDEND POLICY

     Modtech has not paid cash dividends on its Common Stock since 1990. Modtech's Board of Directors has no present intention of changing this policy. Holdings' Board of Directors intends to follow Modtech's dividend policy.

                              THE BUSINESS OF SPI

GENERAL


     SPI is a designer, manufacturer and wholesaler of commercial and light industrial modular buildings in the United States. Through its four manufacturing plants, SPI designs and builds modular buildings to customer specifications for a wide array of uses, including governmental, healthcare, educational, airport and correctional facilities; office and retail space; daycare centers; libraries; churches; construction trailers; golf clubhouses; police stations; convenience stores; fast food restaurants; and sales offices.


     SPI's single-unit modular buildings are typically 720 square feet in size, while multi-unit modular buildings range in size from 1,440 square feet to 50,000 square feet and may consist of multiple stories. The price at which SPI's modular buildings are sold to dealers ranges from $10,000 to $25,000 per module. SPI's modular buildings serve as temporary, semi-permanent and permanent facilities and can function as free-standing buildings or additions to existing structures.

     SPI conducts its business through three operating subsidiaries, SPI Manufacturing, Inc., Rosewood Enterprises, Inc. and Office Master of Texas, Inc.

INDUSTRY OVERVIEW


     According to data compiled by Automated Builder, an industry trade publication, the nonresidential modular construction market, including SPI, had approximately $350 million in annual revenues in 1997, and an 8% growth rate is expected for 1998. Automated Builder estimates that the five largest nonresidential modular building manufacturers, which includes SPI, accounted for sales of approximately $177 million during 1997, while the remaining 22 manufacturers reported by Automated Builder generated approximately $173 million of sales during the same period. SPI's pro forma consolidated net sales for the year ended December 31, 1997 were $80.5 million.


     Much of the growth in the nonresidential modular market has resulted from the widespread acceptance of modular structures as an alternative to traditional site construction and the increasing number of applications for modular buildings across a broad spectrum of industries.

     Because modular buildings are constructed in a factory using an assembly line process, construction is typically not subject to the delays caused by weather and site conditions. Modular buildings can, therefore, generally be built faster than conventional buildings, at a lower cost and with more consistent quality. Modular buildings can generally be relocated more easily to meet the changing needs of end users and be quickly joined to other modular buildings to meet increased space requirements.

DISTRIBUTION AND MARKETING

     SPI sells its modular buildings to users through a network of sales and leasing companies to a wide range of end users. SPI's dealers include national dealers, such as GE Capital Modular Space and Williams Scotsman, and multiple regional and local dealers. Management believes that larger dealers are becoming increasingly more inclined to do business with fewer manufacturers and to place their orders with manufacturers who have a history of consistent performance. Certain dealers, such as GE Capital Modular Space, have developed stringent quality control programs for the modular buildings they distribute. Management believes SPI's products currently meet or exceed existing dealer quality control standards.

     Certain states require SPI's dealers to be licensed to sell or lease SPI's products. Historically, these dealers have had sufficient capital resources to support the purchase of modular structures and the maintenance of the structures retained in their lease fleets. Typically, dealers arrange for, and bear the cost of, transporting and installing structures purchased from SPI.

     Because of its strong dealer relationships, SPI does not maintain an extensive internal sales force. Instead, SPI maintains an internal marketing and estimating staff whose primary responsibility is to maintain contact with the dealer community and to respond to requests from dealers for price quotations ("RFQs") for production of modular buildings for end-users. As a preferred supplier to many of its dealers, it is common for SPI to receive RFQs from a number of dealers for the same end-user. SPI does not intend to change its distribution methods as a result of the mergers.

     In the past, the majority of SPI's business has been in California and Nevada, with some distribution in Arizona, New Mexico, Utah and Colorado. The February 1998 acquisition of Office Master expanded SPI's markets to include Texas and contiguous states in the South and Southwest. The April 1998 acquisition of Rosewood further strengthened SPI's markets and increased SPI's market share in Arizona, Utah, Colorado, Nevada and New Mexico. Typically, SPI does not seek to distribute its product beyond a radius of approximately 400 miles from each manufacturing facility due to increased transportation costs.

DESIGN AND ENGINEERING

     The modular buildings manufactured by SPI are typically planned and designed by company engineers using computer aided design technology. This allows SPI to produce complete cost data and renderings for most of the modular buildings manufactured by SPI. SPI uses a relational database system which compiles pricing information, thereby eliminating the time-consuming process of pricing modular buildings on a component-by-component basis. The system also enables SPI to rapidly design modular buildings and to respond quickly to dealer RFQs, while pricing projects in a manner that helps SPI achieve desired profit margins. SPI employs a staff of engineers and draftsmen to enable SPI to respond quickly to dealer and end-user needs at each of its manufacturing facilities.

     SPI's engineering department develops engineering design and construction drawings to fulfill dealer and end-user order requirements. The engineering department ensures that the order, the drawings and the RFQ are in conformity. Change orders are developed to correct any discrepancies and to address any changes after the order is received. The project is then engineered to meet applicable building code requirements, job specific characteristics and customer specifications. The construction drawings are forwarded to the manufacturing plant and become the basis for the manufacture of each modular building.

MANUFACTURING AND PRODUCTION

     SPI operates four manufacturing facilities, two in Southern California (Rancho Cucamonga and Ontario), one in Glen Rose, Texas, which is located outside the Dallas-Fort Worth metropolitan area, and one in Phoenix, Arizona. Each of SPI's manufacturing facilities is designed to allow for the production of either single or multi-unit modular buildings.

     SPI's modular buildings are produced by a continuous flow assembly line process. In each of SPI's manufacturing facilities, multiple structures are assembled simultaneously at various stations along the assembly line. Depending upon the complexity of the design for a particular modular building, the average construction time from receipt of the order to shipment ranges from 30 to 45 days. Once construction of a typical modular building commences, the building can be completed in as few as seven to nine days.

BACKLOG

     SPI manufactures modular structures for sale to dealers only after an order has been received. As of December 31, 1997, SPI's backlog, including backlog for the Office Master and Rosewood operations, was approximately $7.0 million. As of September 30, 1998, SPI's backlog was approximately $7.2 million. The increase in backlog at September 30, 1998 is primarily a function of the seasonality of SPI's business. Only contracts which are accompanied by customer purchase orders are included in SPI's backlog calculations. Due to the short order-to-completion cycle which is required by SPI's customers and which is prevalent in the commercial modular building industry, the backlog as of any particular date may not be representative of actual sales for any succeeding period.

WARRANTIES

     The standard contractual warranty for SPI's modular buildings is a limited one-year warranty from the date of manufacture which covers workmanship and materials. In addition, certain components included in SPI's modular buildings carry additional warranty protection offered by the manufacturer of those components. Occasionally, SPI contracts with third parties to provide warranty service when the modular building is located a significant distance from any of SPI's manufacturing facilities. Management believes SPI's warranty costs have historically been lower than industry averages. Warranty costs have not been material in the past.

SUPPLIERS

     SPI believes that the materials and key components used in the manufacturing of its modular buildings are readily available at competitive prices from multiple sources, including local, regional and national suppliers. SPI has supply contracts with a number of these suppliers. In the past, SPI has been able to pass along to its customers all or a portion of the effects of price increases by increasing the selling prices of its modular buildings.

COMPETITION

     The nonresidential modular building industry is highly competitive. With respect to highly customized modular buildings, the main competitive factor is the ability to meet end user requirements in a timely manner, while price is the main competitive factor for less customized structures. Because the cost of transporting completed modular buildings is substantial, most manufacturers limit their distribution to dealers located within a 400-mile radius of their manufacturing facility. As a result, the nonresidential modular building industry is highly fragmented and is composed primarily of small, regionally-based private companies maintaining a single manufacturing facility. SPI's main competitors include Modular Structures International, Pace Setter, Walden Structures, International Structures, Miller Building Systems, Indicom Building Systems and several other regional manufacturers.

REGULATORY MATTERS

     SPI's modular buildings are manufactured and installed in accordance with state building codes or building codes of local regulatory agencies. Many states have adopted additional codes that apply specifically to the design and manufacture of factory-built buildings, such as those manufactured by SPI. These regulations, which vary from state to state, apply for the state that the factory-built structure is installed regardless of where it was manufactured.

     Obtaining state approvals for the structural portions of a manufactured building is the responsibility of the manufacturer. SPI works closely with various regulatory agencies in order to facilitate the approval process and reduce the chance of regulatory delays. To expedite the state approval process, SPI has on file with regulatory agencies in various states pre-approved engineering and structural drawings, as well as plans for electrical, plumbing and lighting systems.

     Most states require dealers to be licensed in order to sell or lease factory-built buildings. The dealer or the owner is responsible for all on-site required approvals and permits. Additionally, certain states require a contractor's license from entities involved in the manufacture of modular buildings, the construction of the foundation, building installation, and other on-site work.

ENVIRONMENTAL MATTERS

     SPI is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of any hazardous materials used by SPI in connection with the manufacture of its products. At present, SPI believes the only substances it handles that are subject to such environmental laws are paint, paint related products and small amounts of petroleum products. SPI believes that it is in material compliance with applicable environmental regulations. The cost of such compliance has not been significant and no capital expenditures for environmental control facilities are planned. SPI investigates each business or property that it acquires or leases and believes that there are no existing liabilities for non-compliance by landlords or prior owners with environmental laws and regulations, but there can be no assurance that historic operations have not resulted in undiscovered conditions that may require future investigation and/or remediation under environmental laws. Both the governmental regulations and the costs associated with complying with environmental laws and regulations are subject to change in the future.

PROPERTIES

     SPI's principal executive and administrative facilities are located in approximately 3,000 square feet of office space at its manufacturing facility in Rancho Cucamonga, California. This manufacturing facility occupies six acres, with approximately 60,000 square feet of manufacturing space. A second facility in Ontario, California occupies approximately seven acres, with approximately 3,300 square feet of office space and approximately 50,000 square feet of manufacturing space. SPI's third facility consists of approximately 80,000 square feet of manufacturing space and approximately 2,880 square feet of office space on a 20-acre site in Glen Rose, Texas. The fourth facility consists of approximately 80,000 square feet of manufacturing space and approximately 6,600 square feet of office space on a 20-acre site in Phoenix, Arizona.

     SPI presently leases all of its operating facilities. The lease for the Rancho Cucamonga facility expires March 31, 2002, and provides for two five-year extensions thereafter; the lease for the Ontario facility expires January 31, 2002, and provides for one five-year extension thereafter; the lease for the Glen Rose facility expires January 31, 2008; and the lease for the Phoenix facility expires August 28, 2002, and provides for one five-year extension thereafter. In addition to the operating facilities described above, SPI also leases, under short-term leases, approximately two acres of land on properties adjacent to the Phoenix facility. SPI believes that its existing facilities are well-maintained and in good operating condition and will meet the requirements for its foreseeable business needs.

     The Phoenix facility leased by SPI is located within a 25-square-mile area listed by the Arizona Department of Environmental Quality on the state priority list for contaminated sites. According to a recent environmental site assessment report pertaining to the Phoenix facility and commissioned by SPI, neither SPI nor the prior operators or owners of the property have been identified as potentially responsible parties at this site. Additionally, the environmental site assessment report identifies no historical activity on the property leased by SPI that was likely to have been a source of the contaminants at the site.

EMPLOYEES

     As of December 1, 1998, SPI had approximately 490 employees, consisting of approximately 175 in California and 315 at its other facilities. Of SPI's total employees, approximately 9 are management level employees, 418 are manufacturing employees, 17 are employed in design and engineering positions and 46 are employed in administrative, sales and clerical positions. SPI's employees are not represented by a labor union or other collective bargaining unit. SPI considers its relations with its employees to be satisfactory.

LITIGATION

     SPI is, from time to time, a party to litigation arising in the normal course of its business. SPI is not involved in any pending or threatened legal proceeding which SPI believes could reasonably be expected to have a material adverse effect on SPI's financial position, results of operations and business prospects.

                    SPI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth various items as a percentage of net sales of SPI for the fiscal years ended January 31, 1996 and 1997, the fiscal year ended March 31, 1998 and the six months ended September 30, 1997 and 1998:

                                                           FISCAL YEAR      SIX MONTHS
                                      FISCAL YEAR ENDED       ENDED           ENDED
                                         JANUARY 31,        MARCH 31,     SEPTEMBER 30,
                                      ------------------   -----------    --------------
                                       1996       1997       1998(A)      1997     1998
                                      -------    -------   -----------    -----    -----
Net sales...........................   100.0%     100.0%      100.0%      100.0%   100.0%
Gross profit (B)....................    21.5       21.1        23.0        24.8     19.8
Selling, general and administrative
  expenses..........................    19.4        6.8         6.3         4.9      5.6
Management and monitoring fees......      --         --         0.5         0.5      0.4
Depreciation and amortization.......     0.4        0.3         4.2         3.2      3.2
Interest income (expense), net......     0.6        0.3        (3.4)       (3.2)    (4.3)
Other income (expense)..............     0.3        0.0         0.1         0.0      0.0
Income tax provision................     1.1        5.8         3.8         5.6      2.7
                                       -----      -----       -----       -----    -----
Net income..........................     1.5%       8.5%        4.9%        7.5%     3.6%
                                       =====      =====       =====       =====    =====

-------------------------
(A) The results of operations of SPI for the fiscal year ended March 31, 1998 and thereafter are not comparable to those of prior periods due to the application of purchase accounting upon the acquisition of SPI by management and an investor group in March 1997.

(B) SPI's historical presentation and allocation of expenses is not consistent with the presentation of Modtech's gross profit. SPI has adjusted its pro forma gross profit calculation elsewhere in this Joint Proxy Statement/Prospectus to conform with Modtech's presentation. As adjusted to give effect to Modtech's presentation, the gross profit would have been 20.5% for the fiscal year ended March 31, 1998.

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 1997

     Net Sales. Net sales increased $18.8 million, or 82.9%, to $41.5 million for the six-month period ended September 30, 1998 from $22.7 million for the six-month period ended September 30, 1997. The growth in net sales for the 1998 period was the result of the inclusion of sales from Office Master, acquired in February 1998, and of sales from Rosewood, acquired near the end of April 1998.

     Gross Profit. Gross profit increased $2.6 million, or 45.9%, to $8.2 million for the six-month period ended September 30, 1998 from $5.6 million for the six-month period ended September 30, 1997. The increase in gross profit was a result of the increased net sales. The gross profit margin for the six months ended September 30, 1998 was 19.8%, compared to 24.8% for the six months ended September 30, 1997. The decrease in gross profit margin for SPI was a result of lower margins due to the higher direct labor costs of the Office Master and Rosewood operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 109.6%, to $2.3 million for the six months ended September 30, 1998 from $1.1 million for the six months ended September 30, 1997. Selling and administrative expenses as a percentage of net sales for the six months ended September 30, 1998 increased to 5.6%, as compared to 4.9% for the six months ended September 30, 1997. The increase in selling, general and administrative expenses was primarily due to increased senior management and administrative staff to accommodate growth and acquisitions, and to the inclusion of selling and administrative expenses of the acquired companies.

     Management and Monitoring Fees. Pursuant to the management agreement with KRG, SPI paid a management fee of $148,000 for the six months ended September 30, 1998, as compared with $100,000 for the six months ended September 30, 1997. An additional $25,000 in monitoring fees were paid pursuant to an agreement with the fund managers of certain of SPI's equity investors for the six months ended September 30, 1998, as compared to $12,000 for the six months ended September 30, 1997.

     Depreciation and Amortization. Depreciation and amortization increased $591,000, or 81.2%, to $1.3 million for the six months ended September 30, 1998 from $728,000 for the six months ended September 30, 1997. The increase was primarily attributable to the amortization of goodwill, and consulting and non-compete agreements arising from the acquisitions consummated during the last year.

     Interest Income (Expense), Net. Net interest expense increased $1.0 million, or 143.6%, to $1.8 million for the six months ended September 30, 1998 from $725,000 for the six months ended September 30, 1997. The increase in interest expense was principally the result of the use of senior and subordinated debt to fund the Office Master and Rosewood acquisitions during 1998. Interest income was immaterial in both periods.

     Net Income. Net income decreased $197,000, or 11.6%, to $1.5 million for the six months ended September 30, 1998 from $1.7 million for the six months ended September 30, 1997. Net income, as a percentage of net sales was 3.6%, as compared to 7.5% for the six-month period ended September 30, 1997. The decrease in net income, both in total and as a percentage of net sales, reflects the effect of lower gross profit margins for the acquisitions and interest expense on the debt incurred to fund these acquisitions.

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO THE FISCAL YEAR ENDED JANUARY 31, 1997

     Following the acquisition of SPI by management and an investor group in March 1997, SPI adopted a March 31, fiscal year end, which first ended March 31, 1998. The Office Master acquisition was completed in February 1998.

     Net Sales. Net sales increased to $42.2 million in the year ended March 31, 1998 from $24.1 million in the year ended January 31, 1997, an increase of $18.1 million, or 74.9%. Net sales increased as a result of the increase in product demand from SPI's dealers. The addition of production capacity in California in August 1997 contributed $8.3 million, or 45.7%, of the increase and the inclusion of Office Master for the last month of 1998 contributed $1.1 million, or 6.1%, of the increase. See "The Business of SPI."

     Gross Profit. The major components of cost of sales are materials and, to a lesser extent, direct labor and overhead costs. SPI's gross profit increased to $9.7 million in the year ended March 31, 1998 from $5.1 million in the year ended January 31, 1997, an increase of $4.6 million, or 90.2%. As a percentage of net sales, gross profit increased to 23.0% in the year ended March 31, 1998 from 21.1% in the year ended January 31, 1997. The increase in gross profit is primarily the result of a reduction in raw material costs as a percent of net sales, as SPI benefitted from volume purchasing discounts, partially offset by an increase in overhead costs associated with the addition of the new Office Master manufacturing facility.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include executive salaries, group insurance premiums, legal and accounting fees and various other overhead costs. Selling and administrative expenses increased to $2.7 million in the year ended March 31, 1998 from $1.6 million in the year ended January 31, 1997, an increase of $1.1 million, or 68.8%. The addition of senior management and administrative staff to accommodate growth, the completed Office Master acquisition, and the Rosewood acquisition in progress, contributed to an increase of $568,000 in salaries and wages, or 45.5% of the increase. As a percent of net sales, selling and administrative expenses decreased to 6.3% in the year ended March 31, 1998 from 6.8% in the year ended January 31, 1997. This decrease was primarily due to the significant growth in net sales.

     Management and Monitoring Fees. Management and monitoring fees were incurred in connection with the financing of the management buyout of SPI and SPI's acquisition of Office Master following the buyout. Pursuant to the management agreement with KRG, SPI paid a management fee of $200,000 in the fiscal year ended March 31, 1998. An additional $25,000 in monitoring fees were paid pursuant to an agreement with the fund managers of certain of SPI's equity investors. During the fiscal year ended March 31, 1998, SPI capitalized a total of $350,000 in transaction closing fees in conjunction with the SPI management buyout and the subsequent acquisition of Office Master.

     Depreciation and Amortization. Depreciation and amortization increased to $1.8 million in the year ended March 31, 1998 from $78,000 in the year ended January 31, 1997, an increase of $1.7 million, or 2,144.9%. The increase was primarily attributable to the amortization of goodwill, and consulting and non-compete agreements arising from the management buyout of SPI and subsequent acquisition of Office Master by SPI. Depreciation expense increased primarily due to the addition of fixed assets as a result of these acquisitions which both occurred during the fiscal year ended March 31, 1998.

     Interest Income (Expense), Net. Net interest expense increased to a net interest expense of $1.4 million in the year ended March 31, 1998 from a net interest income of $0.1 million for the year ended January 31, 1997. The increase in interest expense was principally the result of the use of senior and subordinated debt to fund the management buyout of SPI in March 1997 and SPI's subsequent acquisition of Office Master during the fiscal year ended March 31, 1998.

     Other Income and Expense. Other income and expense increased to a net income of $36,000 in the fiscal year ended March 31, 1998 from a net other expense of $6,000 in the fiscal year ended January 31, 1997. The net other income in fiscal 1998 was entirely due to miscellaneous income. In the prior fiscal year, the net other expense was due to penalties and interest on income taxes payable by the former owners of SPI prior to the management buyout in the amount of $117,000, partially offset by miscellaneous income totaling $111,000, primarily from a gain on sale of fixed assets.

     Net Income. Net income increased $77,000, or 3.8%, to $2.1 million for the fiscal year ended March 31, 1998 from $2.0 million for the fiscal year ended January 31, 1997. Net income as a percentage of net sales was 4.9%, as compared to 8.5% for the fiscal year ended January 31, 1997. The increase in net income reflects the increase in gross profit, offset by the increase in operating expenses and provision for income taxes and the increase in net interest expense.

FISCAL YEAR ENDED JANUARY 31, 1997 COMPARED TO THE FISCAL YEAR ENDED JANUARY 31, 1996

     Net Sales. Net sales increased to $24.1 million in the year ended January 31, 1997 from $13.4 million in the year ended January 31, 1996, an increase of $10.7 million, or 79.6%. Net sales increased as a result of an increase in product demand by SPI's dealers. In order to meet the increasing product demands, SPI moved to its current facility in Rancho Cucamonga, California in late 1995.

     Gross Profit. The major components of cost of sales are materials and, to a lesser extent, direct labor and overhead costs. SPI's gross profit increased to $5.1 million in the year ended January 31, 1997 from $2.9 million in the year ended January 31, 1996, an increase of $2.2 million, or 75.9%. Gross profit as a percentage of net sales decreased to 21.1% in the fiscal year ended January 31, 1997 from 21.5% in the fiscal year ended January 31, 1996. This decrease was primarily the result of higher direct labor and overhead costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include executive salaries, group insurance premiums, legal and accounting fees and various other overhead costs. Selling and administrative expenses decreased to $1.6 million in the year ended January 31, 1997, from $2.6 million in the year ended January 31, 1996, a decrease of $1.0 million, or 62.5%. Selling and administrative expenses decreased as a percent of net sales to 6.8% from 19.4% in the year ended January 31, 1996. Selling and administrative expenses decreased primarily due to lower bonuses paid to executive management of SPI in the year ended January 31, 1997. Other selling and administrative expenses also decreased in the year ended January 31, 1997, including sales salaries, automobile and travel expenses, outside services and legal and accounting fees.

     Depreciation and Amortization. Depreciation and amortization increased to $78,000 in the year ended January 31, 1997 from $49,000 in the year ended January 31, 1996, an increase of $29,000, or 59.2%. Depreciation and amortization increased as a result of a full year of depreciation in fiscal 1997 from fixed assets acquired late in fiscal 1996 in connection with the move to the Rancho Cucamonga facility. As a percentage of net sales, depreciation and amortization decreased to 0.3% in the year ended January 31, 1997 from 0.4% in the in the year ended January 31, 1996, primarily due to the increase in net sales.

     Interest Income (Expense), Net. Net interest income decreased to $78,000 in the year ended January 31, 1997 from $80,000 in the year ended January 31, 1996. The decrease in net interest income was a result of the substantial growth in the business requiring the use of available cash.

     Other Income and Expense. Other income of $34,000 in the fiscal year ended January 31, 1996 was replaced by a net expense of $6,000 in the fiscal year ended January 31, 1997. The net expense in fiscal 1997 resulted primarily from penalties and interest on income taxes payable by the former owners of SPI in the amount of $117,000, partially offset by miscellaneous income totaling $111,000 primarily from a gain on sale of fixed assets.

     Net Income. Net income increased $1.8 million to $2.0 million for the fiscal year ended January 31, 1997 from $203,000 for the fiscal year ended January 31, 1996. Net income as a percentage of net sales was 8.5%, as compared to 1.5% for the fiscal year ended January 31, 1996. The increase in net income reflects the increase in gross profit and decrease in operating expenses, offset by the increase in the provision for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     SPI's primary capital needs have historically been to fund (i) the working capital requirements necessitated by its sales growth, and (ii) the acquisition and operation of acquired companies. SPI's primary sources of financing have been senior and subordinated debt, cash from operations and the sale of preferred equity. SPI anticipates that its cash flows from operations and available lines of credit to be obtained by Holdings in connection with the Mergers will be adequate to support its operations for at least the next 12 months.

     SPI's existing credit facility will be retired upon completion of the mergers. A new credit facility will be entered into by Holdings upon completion of the mergers. The terms of the existing credit facility are described below.

     Under the terms of the existing credit facility at September 30, 1998, SPI has available the following: (i) a secured revolving loan of up to $6.5 million;
(ii) a secured term loan of $20.8 million; and (iii) an unsecured term loan of $8.6 million. Revolving loans under the existing credit facility bear interest at 4.00% over the agent bank's commercial paper rate. Secured term loans under the existing credit facility bear interest at 4.25% over the agent bank's commercial paper rate, and unsecured term loans under the existing credit facility bear interest at 6.25% over the agent bank's commercial paper rate. The interest rate was 9.525% on the revolving loan, 9.775% on the secured term loan and 11.775% on the unsecured term loan at September 30, 1998. The existing credit facility also contains certain financial covenants which require SPI to maintain a minimum debt coverage ratio and positive net income, to refrain from capital expenditures in excess of certain amounts and to limit the payment of dividends. SPI is in compliance with these financial covenants and expects to continue to be in compliance with these covenants until completion of the mergers. A portion of the proceeds from the new line of credit to be obtained by Holdings pursuant to the mergers will be used to repay and terminate the above described credit facility.

     SPI provided net cash from operating activities of $1.4 million for the fiscal year ended March 31, 1998, compared to net cash provided from operating activities of $0.8 million and $0.9 million for the fiscal years ended January 31, 1997 and January 31, 1996, respectively. During the fiscal year ended March 31, 1998, net cash from operating activities resulted from adjustments to reconcile net income to net cash, primarily depreciation and amortization, partially offset by the decrease in income taxes payable.

     SPI invested approximately $4.1 million, $1.6 million and $0.4 million in the fiscal years ended March 31, 1998, January 31, 1997 and January 31, 1996, respectively. The cash used in investing activities during the fiscal year ended March 31, 1998 was utilized primarily for capital expenditures, including the purchase of a leasehold interest in a manufacturing facility and certain assets from a mobile home manufacturer and the acquisition of Office Master.

     Capital expenditures other than for acquisitions were approximately $200,000, $200,000 and $400,000 in the fiscal years ended March 31, 1998,
January 31, 1997 and January 31, 1996, respectively. SPI expects to spend approximately $700,000 on capital expenditures for its existing operations, primarily for the purchase of manufacturing equipment, during the fiscal year ending March 31, 1999.

     SPI's external sources of liquidity include debt and equity financing. During the fiscal year ended March 31, 1998, approximately $2.2 million in net borrowings was provided from SPI's existing credit facility and $700,000 was provided by the issuance of SPI's capital stock and warrants in connection with the asset purchase and the transactions discussed above.

YEAR 2000 COMPLIANCE

     The "year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. When the year 2000 begins, programs with such date-related logic will not be able to distinguish between the years 1900 and 2000, potentially causing software and hardware to fail, generating erroneous calculations or presenting information in an unusable format.

     SPI is dependent on multiple computer servers and the third-party computer programs running on them to provide data in support of its accounting and engineering functions. In recognition of the potential year 2000 problem, in March 1998, SPI began a program to evaluate and upgrade all of its existing engineering and accounting software with new software that is warranted by its vendors as being year 2000 compliant. The software replacement program was to have been completed in the first quarter of 1999. Following the mergers, SPI's computer data will be transferred to Modtech's computer system, which SPI has been advised is year 2000 compliant. It is estimated that this transfer will be completed by the end of the first quarter of 1999 at a cost of approximately $100,000.

     SPI has relationships with various third parties on whom it relies to provide goods and services necessary for the manufacture and distribution of its products. As part of its determination of year 2000 readiness, SPI has identified material relationships with certain of these third-party vendors and is in the process of assessing the status of their compliance through the use of questionnaires. SPI expects this process will be completed by the first quarter of 1999 at a cost of approximately $10,000.

     SPI's construction materials are available through numerous independent sources. Due to the broad diversification of these sources, the risk associated with potential business interruptions as a result of year 2000 non-compliance by one or more sources is not considered significant.

     Contingency plans are under development but will not be finalized until the third-party assessments are completed in early 1999, and then only if it appears that SPI or its suppliers and customers will not be year 2000 compliant, and that such non-compliance will have a material adverse impact on SPI's operations.

     The total cost of SPI's year 2000 efforts, including hardware, software, related consulting costs, assessment of third-party compliance, and transfer of SPI data is estimated to be about $125,000, and is not material to SPI's financial statements.


     SPI sells its products through numerous independent dealers. Two of these dealers, GE Capital Modular Space and Williams Scotsman, accounted for approximately 54% of SPI's revenues for the six-month period ended September 30, 1998. Both GE Capital Modular and Williams Scotsman have advised SPI that they have active year 2000 compliance programs. A temporary shutdown of the computer systems of either of these companies will be mitigated by SPI through computer back-up and hard copy data to be catalogued for all transaction records before and after January 1, 2000. January 1, 2000 occurs at SPI's low demand season. SPI expects transactions will be at their lowest volume, and balances due SPI can be easily re-established in the event of computer malfunction. A short-term cash shortage could be alleviated by line of credit borrowings.


     It is anticipated that the steps SPI has taken and is continuing to take to deal with the year 2000 problem will reduce the risk of significant business interruptions, but there is no assurance that this outcome will be achieved. Failure to detect and correct all internal instances of non-compliance or the inability of third parties to achieve timely compliance could result in the interruption of normal business operations which could, depending on its duration, have a material adverse effect on SPI's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS Nos. 130 and 131 "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. SPI does not believe that adoption of these standards will have a material effect on SPI. SPI has, to date, reflected no items of comprehensive income in its statement of stockholders' equity.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SPI does not currently have any financial instruments addressed by SFAS No. 133.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements of Modtech and SPI, combined, and are adjusted to give effect to the mergers. In addition, pro forma adjustments have been made, as discussed below, for the acquisitions consummated by SPI prior to the mergers (the "Pre-Mergers Acquisitions"). Certain reclassifications have been made to the historical financial statements to conform with this pro forma presentation. These statements should be read in conjunction with such historical financial statements and notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

     The unaudited pro forma combined condensed statements of income for the year ended December 31, 1997 and for the nine months ended September 30, 1998 present the results for Modtech and SPI as if the Mergers and Pre-Mergers Acquisitions had occurred at the beginning of each period presented. The accompanying unaudited pro forma combined condensed balance sheet as of September 30, 1998 gives effect to the mergers as of that date.

     The pro forma adjustments are based upon preliminary estimates, information currently available and certain assumptions that management believes are reasonable under the circumstances. Holdings' actual consolidated financial statements will reflect the effects of the mergers on and after the Closing Date rather than the dates indicated above. The unaudited pro forma combined condensed financial statements neither purport to represent what the combined results of operations or financial condition actually would have been had the mergers, in fact, occurred on the assumed dates, nor to project the combined results of operations and financial position for any future period.

     The SPI Merger will be accounted for by the purchase method and, therefore, assets and liabilities of SPI will be recorded at their fair values. The excess of the purchase cost over the fair value of net assets acquired on the Closing Date will be recorded as goodwill. The cost to acquire SPI will be allocated to the assets acquired and the liabilities assumed according to their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase allocation adjustments made in connection with the preparation of the unaudited pro forma combined condensed financial information are preliminary, and have been made solely for the purpose of preparing such unaudited pro forma combined financial information; however, no material effect on the statements of operations is anticipated. The final value of the purchase price and its allocation may differ, perhaps significantly, from the amounts included in these pro forma statements.


     Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. General accepted accounting principles ("GAAP") requires that this and all other intangible assets be amortized over the period benefitted. Management has determined that period to be no less than 40 years, based on its determination that the anticipated future cash flows associated with the intangible assets recognized in the SPI Merger will be sufficient to recover those assets over a 40-year period.



     If management were not to separately recognize a material intangible asset having a benefit period less than 40 years, or were not to give effect to shorter benefit period of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income value by management in arriving at the consideration paid for the business. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

     The conversion of Modtech Common Stock into Holdings Common Stock and Series A Preferred Stock will be treated as a reorganization with no change in the recorded amount of Modtech's assets and liabilities.

     At the Closing Date, each issued and outstanding share of SPI Common Stock and SPI Preferred Stock will be converted into the right to receive 1.8785 shares of Holdings Common Stock. Each SPI stockholder may elect to receive $49.4097 per share of SPI Common Stock and SPI Preferred Stock instead of shares of Holdings Common Stock and elections will be adjusted, if necessary, to ensure that 164,735 shares of SPI Common Stock and SPI Preferred Stock are converted into $8,076,133 in cash.

     At the Closing Date, each issued and outstanding share of Modtech Common Stock will be converted into the right to receive $3.7293 and 0.8508 shares of Holdings Common Stock. The total cash to be received by Modtech stockholders will equal $39,923,472. Modtech stockholders will have the right to elect to receive 388,939 shares of Holdings Series A Preferred Stock in place of Holdings Common Stock at the same 0.8508 exchange ratio for up to 3.94% of their Modtech Common Stock. To the extent Modtech stockholders do not elect to receive 388,939 of Holdings Series A Preferred Stock, two Modtech stockholders, Proactive Partners, L.P. and Lagunitas Partners, will accept such shares pro rata between them. The number of shares of Holdings Series A Preferred Stock may be adjusted upward or downward in order to meet the minimum requirements of Section 351 of the Internal Revenue Code.

     The total value of the common stock and stock options in the SPI Merger to be received by SPI stockholders in the SPI Merger was determined using the average closing price of Modtech Common Stock on the Nasdaq National Market for the five-day trading period before and after September 28, 1998. The total purchase price, including estimated transaction costs, was $105,648,000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS


                                     HISTORICAL
                                 ------------------                PRO FORMA     PRO FORMA
                                 MODTECH      SPI       NOTES     ADJUSTMENTS    COMBINED
                                 -------    -------    -------    -----------    ---------
Current assets:
Cash and cash equivalents......  $30,450    $   341      (B)       $(25,748)     $  5,043
Contracts receivable, net......  19,827       5,995                                25,822
Costs in excess of billings....  13,738          --                                13,738
Inventories....................   2,828       4,405                                 7,233
Due from affiliates............     694          --                                   694
Deferred tax asset.............   2,094         135      (C)           (135)        2,094
Other current assets...........     402         407                                   809
                                 -------    -------                --------      --------
          Total current
             assets............  70,033      11,283                 (25,883)       55,433
Property and equipment, net....  12,221       2,087                                14,308
Other assets:
  Deferred tax asset...........      99          62      (C)            (62)           99
  Other assets.................     134       3,753     (D,E)         1,445         5,332
  Costs in excess of net assets
     of business acquired,
     net.......................      --      33,773     (F,G)        92,945       126,718
                                 -------    -------                --------      --------
                                 $82,487    $50,958                $ 68,445      $201,890
                                 =======    =======                ========      ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...............  $13,834    $ 4,755      (H)       $    750      $ 19,339
  Billings in excess of
     costs.....................   6,402          --                                 6,402
  Revolving credit facility....      --       2,724     (I,J)        13,276        16,000
  Current portion of long-term
     debt......................      --       4,914     (J,K)         1,086         6,000
                                 -------    -------                --------      --------
          Total current
             liabilities.......  20,236      12,393                  15,112        47,741
Long-term debt.................      --      24,860     (J,K)        14,140        39,000
                                 -------    -------                --------      --------
          Total liabilities....  20,236      37,253                  29,252        86,741
                                 -------    -------                --------      --------
Stockholders' equity:
  Common stock.................     100           6     (L,M)            40           146
  Preferred stock..............      --      10,106     (L,M)       (10,102)            4
  Additional paid-in capital...  39,573          --    (A,M,N)       52,848        92,421
  Retained earnings............  22,578       3,593      (L)         (3,593)       22,578
                                 -------    -------                --------      --------
          Total stockholders'
             equity............  62,251      13,705                  39,193       115,149
                                 $82,487    $50,958                $ 68,445      $201,890
                                 =======    =======                ========      ========


    See the accompanying notes to the unaudited pro forma combined condensed financial statements.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              HISTORICAL   PRO FORMA                  PRO FORMA    PRO FORMA
                               MODTECH        SPI         NOTES      ADJUSTMENTS   COMBINED    NOTES
                              ----------   ---------   -----------   -----------   ---------   -----
Net sales...................   $134,050     $80,497                    $           $ 214,547
Cost of goods sold..........    107,367      65,321                                  172,688
                               --------     -------                    -------     ---------
       Gross profit.........     26,683      15,176                         --        41,859
                               --------     -------                    -------     ---------
Selling, general and
  administrative expenses...      5,156       7,324       (F,G)          2,324        14,804
                               --------     -------                    -------     ---------
       Income from
          operations........     21,527       7,852                     (2,324)       27,055
Interest expense, net.......       (908)     (4,041)   (D,E,J,O,P)        (809)       (5,758)
Other income................         92         195                                      287
                               --------     -------                    -------     ---------
       Income before income
          taxes.............     20,711       4,006                     (3,133)       21,584
Income tax expense..........      7,703       1,950        (Q)            (324)        9,329
                               --------     -------                    -------     ---------
       Net income...........   $ 13,008     $ 2,056                    $(2,809)    $  12,255
                               ========     =======                    =======     =========
Basic earnings per share....   $   1.47                                            $    0.96   (R)
                               ========                                            =========
Number of shares used in
  computing basic earnings
  per share.................      8,854                                               12,622   (R)
                               ========                                            =========
Diluted earnings per
  share.....................   $   1.31                                            $    0.83   (S)
                               ========                                            =========
Number of shares used in
  computing diluted earnings
  per share.................      9,898                                               14,845   (S)
                               ========                                            =========

    See the accompanying notes to the unaudited pro forma combined condensed financial statements.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  HISTORICAL   PRO FORMA                  PRO FORMA    PRO FORMA
                                   MODTECH        SPI         NOTES      ADJUSTMENTS   COMBINED    NOTES
                                  ----------   ---------   -----------   -----------   ---------   -----
Net sales.......................   $113,119     $62,541                    $           $175,660
Cost of goods sold..............     87,083      51,462                                 138,545
                                   --------     -------                    -------     --------
       Gross profit.............     26,036      11,079                         --       37,115
                                   --------     -------                    -------     --------
Selling, general and
  administrative expenses.......      3,843       5,351       (F,G)          1,743       10,937
                                   --------     -------                    -------     --------
       Income from operations...     22,193       5,728                     (1,743)      26,178
Interest income (expense),
  net...........................        694      (2,907)   (D,E,J,O,P)        (741)      (2,954)
Other income....................         18          38                                      56
                                   --------     -------                    -------     --------
       Income before income
          taxes.................     22,905       2,859                     (2,484)      23,280
Income taxes....................      8,511       1,370        (Q)            (296)       9,585
                                   --------     -------                    -------     --------
       Net income...............   $ 14,394     $ 1,489                    $(2,188)    $ 13,695
                                   ========     =======                    =======     ========
Basic earnings per share........   $   1.46                                            $   1.08     (R)
                                   ========                                            ========
Number of shares used in
  computing basic earnings per
  share.........................      9,871                                              12,622     (R)
                                   ========                                            ========
Diluted earnings per share......   $   1.31                                            $   0.92     (S)
                                   ========                                            ========
Number of shares used in
  computing diluted earnings per
  share.........................     11,000                                              14,845     (S)
                                   ========                                            ========


    See the accompanying notes to the unaudited pro forma combined condensed financial statements.

    NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

A. The unaudited pro forma combined condensed balance sheet has been prepared to reflect the acquisition of SPI for an estimated aggregate purchase price, including estimated transaction costs, of $105,648,000, which is subject to adjustment and is summarized as follows:

Modtech Holdings Common Stock offered hereby.............  $ 87,627,000
Fair value of stock options offered hereby...............     5,195,000
Cash paid to SPI stockholders............................     8,076,000
Estimated acquisition costs..............................     4,750,000
                                                           ------------
          Total..........................................  $105,648,000
                                                           ============

B. To record net cash distribution resulting from the following transactions:

Gross proceeds from New Term Loan........................  $ 45,000,000
Gross proceeds from New Revolving Credit facility........    16,000,000
Cash paid to SPI Stockholders............................    (8,076,000)
Cash distribution to Modtech Stockholders................   (39,924,000)
Retirement of SPI Indebtedness...........................   (32,498,000)
Payment of Estimated Debt Issuance Costs.................    (2,250,000)
Payment of Estimated Merger Costs........................    (4,000,000)
                                                           ------------
     Net cash distribution...............................  $(25,748,000)
                                                           ============

C. To eliminate current deferred tax assets of $135,000 and non-current deferred tax assets of $62,000 not available to the Company.

D. To eliminate unamortized SPI debt issuance costs of $805,000 and the related amortization expense of debt issuance costs of $170,000 and $128,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

E. To record (i) estimated debt issuance costs of $2,250,000 to be amortized over the term of the New Term Loan and (ii) amortization of debt issuance costs of $450,000 and $338,000 for the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

F. To record (i) $126,718,000 for the excess of the consideration paid over the preliminary estimate of the fair value of net liabilities assumed, to be amortized over 40 years and (ii) to record goodwill amortization of $3,168,000 and $2,376,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The preliminary purchase price allocation of the SPI acquisition is as follows:

Current assets..........................................  $  11,147,000
Property, plant and equipment...........................      2,087,000
Other tangible assets...................................        189,000
Identifiable intangible assets..........................      2,760,000
Current liabilities.....................................     (4,755,000)
Current portion of long-term debt.......................     (7,638,000)
Long-term debt..........................................    (24,860,000)
                                                          -------------
     Net liabilities assumed............................    (21,070,000)
          Total Estimated Aggregate Purchase Price......   (105,648,000)
Goodwill................................................  $ 126,718,000
                                                          =============

G. To eliminate $33,773,000 of goodwill previously recorded by SPI and the related amortization expense of $844,000 and $633,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

H. To record the recognition of liabilities related to certain merger costs.

I. To record the assumed incurrence of $16,000,000 of indebtedness under a New Revolving Credit Facility, with an assumed effective interest rate of 7.5%, utilized to partially finance the cash portion of the Merger Consideration and pay certain transaction costs.

J. To eliminate the $32,498,000 of SPI indebtedness, including $4,914,000 classified as current and $2,724,000 under the revolving credit facility, which will be retired by Modtech, and to eliminate the related interest expense of $4,046,000 and $2,900,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998.

K. To record the assumed incurrence of $45,000,000 of indebtedness, including $6,000,000 classified as current under a New Term Loan, with an assumed effective interest rate of 7.5%, utilized to partially finance the cash portion of the Merger Consideration, retire SPI indebtedness and to pay certain related transaction costs.

L. To eliminate the equity of SPI, which includes common stock of $6,000, preferred stock of $10,106,000 and retained earnings of $3,593,000.

M. To reflect the equity adjustments necessary to reflect the acquisition of SPI under the purchase method of accounting. Such adjustment had the effect of increasing common stock by $46,000 to record the common stock par value and increasing additional paid-in capital by $92,776,000 and preferred stock by $4,000.

N. To record the repurchase of Modtech common stock for $39,924,000 cash in connection with the Modtech Merger.

O. To record interest expense on borrowings under the New Term Loan of $3,375,000 and $2,531,000 for the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, using an assumed effective interest rate of 7.5%. A 0.125% increase/decrease in the estimated interest rate incrementally increases/decreases income before income taxes by $56,000 and $42,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

P. To record interest expense on borrowings under the New Revolving Credit Facility of $1,200,000 and $900,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, using an assumed effective interest rate of 7.5%. A 0.125% increase/decrease in the estimated interest rate incrementally increases/decreases income before income taxes by $20,000 and $15,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

Q. To record the income tax effects of the pro forma adjustments at a pro forma effective tax rate of 40%.

R. Basic shares include 8,034,334 common shares assumed issued to former Modtech stockholders and 4,587,824 common shares assumed issued to former SPI stockholders. Net income is reduced by preferred dividends of $104,000 and $78,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

S. Diluted shares include basic shares, preferred shares converted into common shares on a one-to-one basis and exercise of stock options reduced by number of shares purchased with proceeds.

          RECONCILIATION OF CERTAIN ADJUSTMENTS TO UNAUDITED PRO FORMA
               COMBINED CONDENSED FINANCIAL STATEMENT ADJUSTMENTS

BALANCE SHEET:


(1) Other assets: (D) $(805,000); (E) $2,250,000 = $1,445,000



(2) Costs in excess of net assets of business acquired, net: (G) $(33,773,000);
     (F) $126,718,000 = $92,945,000



(3) Revolving credit facility: (I) $16,000,000; (J) $(2,724,000) = $13,276,000



(4) Current portion of long-term debt: (J) $(4,914,000); (K)
    $6,000,000 = $1,086,000



(5) Long-term debt, less current portion: (J) $(24,860,000); (K) $39,000,000 =
    $14,140,000



(6) Additional paid-in-capital: (A) $87,627,000; (M) $(46,000); (A) $5,195,000;
    (N) $(39,924,000), (M) ($4,000) = $52,848,000



(7) Common stock: (L) $(6,000); (M) $46,000 = $40,000



(8) Preferred stock: (L) $(10,106,000); (M) $4,000 = $(10,102,000)


INCOME STATEMENT (YEAR ENDED DECEMBER 31, 1997):


(1) Selling, general and administrative expenses: (F) $3,168,000; (G) $(844,000) = $2,324,000



(2) Interest expense, net: (D) $170,000; (E) $(450,000); (J) $4,046,000; (O)
$(3,375,000);
     (P) $(1,200,000) = $(809,000)


INCOME STATEMENT (NINE MONTHS ENDED SEPTEMBER 30, 1998):


(1) Selling, general and administrative expenses: (F) $2,376,000; (G) $(633,000) = $1,743,000



(2) Interest income (expense), net: (D) $128,000; (E) $(338,000); (J)
    $2,900,000; (O) $(2,531,000); (P) $(900,000) = $(741,000)

                               SPI HOLDINGS, INC.

          UNAUDITED PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                        ------------------------------------------------------
                            SPI                                                   ACQUISITION
                        PREDECESSOR        SPI                                        AND        NOTES    PRO FORMA
                        1/1-3/27/97   3/28-12/31/97   OFFICE MASTER   ROSEWOOD   CONSOLIDATION   (A,I)   CONSOLIDATED
                        -----------   -------------   -------------   --------   -------------   -----   ------------
Net sales.............    $9,039         $31,255         $8,328       $31,875       $    --                $80,497
Cost of goods sold....     6,490          23,792          7,466        26,482         1,091       (G)       65,321
                          ------         -------         ------       -------       -------                -------
  Gross profit........     2,549           7,463            862         5,393        (1,091)                15,176
Selling, general and
  administrative
  expenses............       611           1,837            819         2,704          (901)     (G,H)       5,070
Management and
  monitoring fees.....        --             168             --            --            --                    168
Depreciation and
  amortization........        19           1,230             17            98           722      (B,G)       2,086
                          ------         -------         ------       -------       -------                -------
  Income (loss) from
    operations........     1,919           4,228             26         2,591          (912)                 7,852
Interest income
  (expense), net......        42          (1,051)           (40)          (35)       (2,957)      (C)       (4,041)
Other income..........        34               5              4           152            --                    195
                          ------         -------         ------       -------       -------                -------
  Income (loss) before
    provision for
    income taxes......     1,995           3,182            (10)        2,708        (3,869)                 4,006
Provision (benefit)
  for income taxes....       851           1,424             (3)        1,077        (1,399)      (F)        1,950
                          ------         -------         ------       -------       -------                -------
         Net income
           (loss).....    $1,144         $ 1,758         $   (7)      $ 1,631       $(2,470)               $ 2,056
                          ======         =======         ======       =======       =======                =======
Basic earnings per
  share...............                                                                            (D)      $  0.90
                                                                                                           =======
Number of shares used
  in computing basic
  earnings per
  share...............                                                                            (E)        2,296
                                                                                                           =======
Diluted earnings per
  share...............                                                                            (D)      $  0.78
                                                                                                           =======
Number of shares used
  in computing diluted
  earnings per
  share...............                                                                            (E)        2,643
                                                                                                           =======

                          See notes on following page.

Notes:

(A) Acquisition adjustments assume the acquisitions occurred as of the beginning of the period presented and the application of purchase accounting to each of the acquisitions.


(B) Represents the purchase accounting impact of approximately $56,000, $75,000 and $556,000 for SPI, Office Master and Rosewood, respectively, primarily for goodwill amortization, as well as approximately $118,000, $20,000, and $100,000, for SPI, Office Master and Rosewood, respectively, for amortization of covenants not to compete which were entered into in connection with each such acquisition.


(C) Represents interest on the increased borrowings that financed a portion of the purchase price of the acquisitions, and assumes payment of interest only on indebtedness, with no reduction in principal during the period.

(D) Pro forma earnings per share is computed in accordance with SFAS No. 128. See Note 2 to the SPI Consolidated Financial Statements.

(E) The weighted average number of shares includes actual weighted average number of shares outstanding, as well as common stock equivalents resulting from options and warrants outstanding (applicable to diluted amounts only).

(F) Represents an adjustment made to income tax provision as a result of the pro forma adjustments in order to provide income tax expense at the effective tax rate.

(G) Represents reclassification of certain salaries and production-related depreciation expense totaling $888,000 and $203,000 respectively, from operating expenses to cost of goods sold in order to conform with Modtech's presentation.

(H) Represents elimination of non-recurring transaction-related expenses related to the acquisition of SPI by management and an investor group.

(I) The pro forma adjustments do not reflect other anticipated reductions in costs and expenses expected to result from the mergers. Such anticipated savings would include but not be limited to, approximately $555,000 in non-recurring compensation expense paid to former owners of acquired entities.

                               SPI HOLDINGS, INC.

          UNAUDITED PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    HISTORICAL
                                   --------------------------------------------    ACQUISITION
                                       SPI        OFFICE MASTER     ROSEWOOD           AND        NOTES   PRO FORMA
                                   CONSOLIDATED    1/1-2/24/98     1/1-4/17/98    CONSOLIDATION   (A,I)  CONSOLIDATED
                                   ------------   -------------   -------------   -------------   -----  ------------
Net sales........................    $52,465         $1,206          $8,870          $    --               $62,541
Cost of goods sold...............     41,989          1,039           7,532              902       (G)      51,462
                                     -------         ------          ------          -------               -------
      Gross profit...............     10,476            167           1,338             (902)               11,079
                                     -------         ------          ------          -------               -------
Selling, general and
  administrative expenses........      3,154            155           1,098           (1,205)     (G,H)      3,202
Management and monitoring fees...        229             --              --               --                   229
Depreciation and amortization....      1,840             --              26               54      (B,G)      1,920
                                     -------         ------          ------          -------               -------
      Income from operations.....      5,253             12             214              249                 5,728
Interest income (expense), net...     (2,150)             5             (61)            (701)      (C)      (2,907)
Other income.....................         35             --               3               --                    38
                                     -------         ------          ------          -------               -------
Income (loss) before provision
  for income taxes...............      3,138             17             156             (452)                2,859
Provision (benefit) for income
  taxes..........................      1,466             (5)             64             (155)      (F)       1,370
                                     -------         ------          ------          -------               -------
      Net income.................    $ 1,672         $   22          $   92          $  (297)              $ 1,489
                                     =======         ======          ======          =======               =======
Pro forma earnings per share.....                                                                  (D)     $  0.65
                                                                                                           =======
Pro forma number of shares used
  in computing earnings per
  share..........................                                                                  (E)       2,296
                                                                                                           =======
Pro forma diluted earnings per
  share..........................                                                                  (D)     $  0.55
                                                                                                           =======
Pro forma number of shares used
  in computing diluted earnings
  per share......................                                                                  (E)       2,722
                                                                                                           =======

                          See notes on following page.

Notes:

(A) Acquisition adjustments assume the acquisitions occurred as of the beginning of the period presented and the application of purchase accounting to each of the acquisitions. The SPI historical consolidated amounts include the operations of Office Master and Rosewood from the respective dates of acquisitions.

(B) Represents the purchase accounting impact of approximately $11,000 and $161,000, for Office Master and Rosewood, respectively, primarily for goodwill amortization, as well as approximately $3,000 and $29,000 for Office Master and Rosewood, respectively, for amortization of covenants not to compete which were entered into in connection with the acquisitions.

(C) Represents interest on the increased borrowings that financed a portion of the purchase price of the acquisitions, and assumes payment of interest only on indebtedness, with no reduction in principal during the period.

(D) Pro forma earnings per share is computed in accordance with SFAS No. 128. See Note 2 to the Consolidated Financial Statements.

(E) The weighted average number of shares includes actual weighted average number of shares outstanding, as well as common stock equivalents resulting from options and warrants outstanding (applicable to diluted amounts only).

(F) Represents an adjustment made to income tax provision as a result of the pro forma adjustments. The effective tax rate reflects non-deductible goodwill amortization arising from the acquisitions.

(G) Represents reclassification of certain salaries and production-related depreciation expense, totaling $752,000 and $150,000, respectively, from operating expense to cost of goods sold in order to conform with Modtech's presentation of these items.

(H) Represents elimination of non-recurring transaction related expenses related to the acquisition of Office Master and Rosewood by SPI.

(I) The pro forma adjustments do not reflect other anticipated reductions in costs and expenses expected to result from the Office Master and Rosewood acquisitions. Such anticipated savings would include, but not be limited to, approximately $135,000 in non-recurring compensation expense paid to former owners of acquired entities.

                  DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS
                             FOLLOWING THE MERGERS

DIRECTORS

     The following table sets forth information as to the persons who are expected to serve as directors of Holdings following the mergers.


       NAME (AND YEAR FIRST BECAME                    BUSINESS EXPERIENCE DURING THE PAST
          A DIRECTOR OF MODTECH)            AGE        FIVE YEARS AND OTHER INFORMATION
       ---------------------------          ---       -----------------------------------
Evan M. Gruber (1990).....................  45    Chief Executive Officer of Modtech since
                                                  1990. Mr. Gruber joined Modtech as Chief
                                                  Financial Officer in 1989. Prior to joining
                                                  Modtech, Mr. Gruber worked at his own
                                                  public accounting firm, which he founded in
                                                  1978.

Charles C. McGettigan (1994)..............  53    Mr. McGettigan was elected to the Board of
                                                  Directors of Modtech in June 1994 in
                                                  connection with the sale of preferred stock
                                                  to several private investors in May 1994,
                                                  including Proactive Partners, L.P. Mr.
                                                  McGettigan is a and managing director of
                                                  the investment banking firm of McGettigan,
                                                  Wick & Co., Inc., and a co-founder and
                                                  general partner of Proactive Investment
                                                  Managers, L.P., the general partner of
                                                  Proactive Partners, L.P., a merchant
                                                  banking fund formed in 1991. Prior to
                                                  founding McGettigan, Wick & Co., Inc., he
                                                  was a Principal, Corporate Finance of
                                                  Hambrecht & Quist and a senior vice
                                                  president of Dillon, Read & Co. Mr.
                                                  McGettigan is a director of Onsite Energy;
                                                  PMR Corporation; Sonex Research, Inc.;
                                                  Cuisine Solutions, Inc.; Tanknology-NDE and
                                                  Wray-Tech Instruments, Inc.

Myron A. Wick III (1994)..................  54    Mr. Wick joined Modtech's Board of
                                                  Directors in June 1994 in connection with
                                                  the sale of preferred stock to several
                                                  private investors in May 1994, including
                                                  Proactive Partners, L.P. Mr. Wick is
                                                  currently a managing director and founder
                                                  of McGettigan, Wick & Co., Inc., an
                                                  investment banking firm formed in 1988, and
                                                  a general partner of Proactive Investment
                                                  Managers, L.P., the general partner of
                                                  Proactive Partners, L.P., a merchant
                                                  banking fund formed in 1991. Mr. Wick is a
                                                  director of Story First Communications,
                                                  Inc.; Tanknology-NDE; Sonex Research, Inc.
                                                  and Wray-Tech Instruments, Inc.

       NAME (AND YEAR FIRST BECAME                    BUSINESS EXPERIENCE DURING THE PAST
          A DIRECTOR OF MODTECH)            AGE        FIVE YEARS AND OTHER INFORMATION
       ---------------------------          ---       -----------------------------------
Daniel J. Donahoe III (1998)..............  64    Mr. Donahoe was elected to Modtech's Board
                                                  of Directors in 1998. He is a co-founder
                                                  and the President of Red Rock Resorts,
                                                  which operates special, unique boutique
                                                  resorts in the Western United States. He
                                                  also serves as Chairman of Daybreak
                                                  Investments, a privately-held investment
                                                  company. Mr. Donahoe has been actively
                                                  involved in the commercial and residential
                                                  real estate market in the southwest over
                                                  the past 25 years.

Robert W. Campbell (1992).................  41    Robert W. Campbell, is the Managing
                                                  Director of Corporate Finance at L.H.
                                                  Friend, Weinress, Frankson & Presson, Inc.
                                                  From 1993 to 1995, Mr. Campbell was Senior
                                                  Vice President -- Investment Banking at
                                                  Baraban Securities, Incorporated. From 1982
                                                  to 1993, Mr. Campbell was employed by the
                                                  Seidler Companies, Inc. as Senior Vice
                                                  President -- Corporate Finance.



       NAME (AND YEAR FIRST BECAME                    BUSINESS EXPERIENCE DURING THE PAST
            A DIRECTOR OF SPI)              AGE        FIVE YEARS AND OTHER INFORMATION
       ---------------------------          ---       -----------------------------------

Patrick Van Den Bossche (1997)............  37    Mr. Van Den Bossche has served as Chief
                                                  Executive Officer, President and a director
                                                  of SPI since February 1997. Mr. Van Den
                                                  Bossche joined SPI in 1991 and was
                                                  appointed to Vice President of Operations
                                                  in 1993. In such capacity, he managed the
                                                  day-to-day operations of SPI for its
                                                  part-time owners/managers. Mr. Van Den
                                                  Bossche also serves a director of Modular
                                                  Building Institute ("MBI"), a national
                                                  trade organization for the modular building
                                                  industry, and is a member of MBI's
                                                  statistics committee.

Charles A. Hamilton (1997)................  50    Mr. Hamilton has been a director of SPI
                                                  since February 1997. Mr. Hamilton has over
                                                  27 years of investment experience in the
                                                  fields of securities analysis, corporate
                                                  finance and venture capital. He is
                                                  currently a principal in the private equity
                                                  group at Robertson, Stephens Funds, which
                                                  has been a wholly-owned subsidiary of
                                                  BancAmerica since October 1997. He had
                                                  previously served as managing director of
                                                  Robertson, Stephens & Company since 1981.
                                                  Mr. Hamilton has served as a director of
                                                  numerous venture-financed companies in
                                                  recent years and he is presently on the
                                                  board of White Cap Industries, Inc., a
                                                  public company, and ten private companies.

       NAME (AND YEAR FIRST BECAME                    BUSINESS EXPERIENCE DURING THE PAST
            A DIRECTOR OF SPI)              AGE        FIVE YEARS AND OTHER INFORMATION
       ---------------------------          ---       -----------------------------------
Charles R. Gwirtsman (1997)...............  44    Mr. Gwirtsman has been a director of SPI
                                                  since March 1997. Mr. Gwirtsman is a
                                                  Managing Director of KRG Capital Partners,
                                                  LLC. Prior to joining KRG Capital in 1996,
                                                  Mr. Gwirtsman served as Senior Vice
                                                  President of FCM Fiduciary Capital
                                                  Management Company, the manager of two
                                                  mezzanine debt funds, from January 1994 to
                                                  June 1996. Prior to this, Mr. Gwirtsman was
                                                  employed as a Corporate Vice President at
                                                  PaineWebber, Incorporated from 1988 to 1993
                                                  as a member of the Private Finance Group.
                                                  Mr. Gwirtsman serves on the Board of
                                                  Directors of a number of privately held
                                                  companies. From September 1995 through
                                                  January 1996, at the request of his then
                                                  employer, FCM Fiduciary Capital Management
                                                  Company, Mr. Gwirtsman served as a director
                                                  of Canadian's Corp., a women's speciality
                                                  clothing retailer. This company filed for
                                                  bankruptcy protection in February 1996 and
                                                  was liquidated under Chapter 7 of the
                                                  federal bankruptcy code in December 1997.



     At each of the first three stockholders' meetings of Holdings following the Effective Time, the Board of Directors of Holdings will, subject to the exercise of its fiduciary duties, use its best efforts to nominate the following persons for election to the Board of Directors for one-year terms: (1) Evan Gruber; (2) Patrick Van Den Bossche; (3) two designees of Proactive Partners, L.P., (4) two designees of KRG; and (5) three joint designees of Proactive Partners, L.P., and KRG, all three of whom will be "independent directors". The term "independent directors" means a person other than an officer, employee or affiliate of Holdings or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors of Holdings, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

COMPENSATION OF HOLDINGS' DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Each non-employee director will be paid an annual retainer of $4,000, plus $1,000 for each board and board committee meeting attended, and will be granted an option to purchase 5,000 shares of Holdings' Common Stock at the end of each year of service on the Board of Directors. Holdings will pay the expenses of its non-employee directors in attending Board meetings. No additional compensation will be paid to any employee director for serving on Holdings' Board of Directors.

HOLDINGS' EXECUTIVE OFFICERS

     Set forth below are the names and titles of certain of the persons who are expected to serve as executive officers of Holdings following the mergers.

                  NAME                    AGE         POSITION WITH REGISTRANT
                  ----                    ---         ------------------------
Evan M. Gruber..........................  45    Chief Executive Officer and Director
Patrick Van Den Bossche.................  37    President and Director
Michael G. Rhodes.......................  36    Chief Operating Officer and Chief
                                                Financial Officer

     Each executive officer will serve, in accordance with the bylaws of Holdings, until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his respective successor is chosen and qualified.

COMPENSATION OF HOLDINGS' EXECUTIVE OFFICERS

     Holdings has not yet paid any compensation to any of its executive officers, but will enter into employment agreements, effective on the Closing Date, with Mr. Gruber, Mr. Van Den Bossche and Mr. Rhodes. These agreements are for five years, provide for early severance payments of between one and two years and include, among other provisions, base annual salary of $300,000 for Mr. Gruber, $250,000 for Mr. Van Den Bossche, and $200,000 for Mr. Rhodes. The base salaries are subject to annual percentage increases and each individual is entitled to earn bonuses of up to 100% of annual base salary. The bonuses are based on performance and include a cash component and a stock option component based on performance. Concurrently with the closing of the mergers, Mr. Gruber will receive an option to purchase 50,000 shares of Holdings Common Stock at the closing price of Modtech Common Stock on the day prior to the Closing Date. The option will be immediately vested for 10,000 shares and will continue to vest at the rate of 10,000 shares per year. The option will be credited against the stock option component of any bonuses earned by Mr. Gruber in the first year of the employment agreement. Mr. Gruber's new employment agreement also includes a buy-out of his existing employment agreement with Modtech.

COMPENSATION OF MODTECH'S DIRECTORS AND EXECUTIVE OFFICERS


     For information concerning the compensation paid to the directors and executive officers of Modtech for the 1997 fiscal year, see Modtech's 1998 Proxy Statement, which is attached as Annex V to this Joint Proxy
Statement/Prospectus.

COMPENSATION OF SPI'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the cash compensation of the Chief Executive Officer and the Senior Vice President -- Manufacturing, the most highly compensated executive officers of SPI for the fiscal year ended March 31, 1998 (the "SPI Named Executives"). No other person who served as an executive officer of SPI during the fiscal year ended March 31, 1998 received compensation which exceeded $100,000 for such year.

                         SPI SUMMARY COMPENSATION TABLE

                                                      CASH COMPENSATION(A)
                                                      --------------------     ALL OTHER
        OFFICERS          CAPACITIES IN WHICH SERVED   SALARY    BONUS(B)   COMPENSATION(C)
        --------          --------------------------  ---------  ---------  ---------------
Patrick Van Den           President, Chief Executive
  Bossche...............  Officer and Director        $150,020   $275,000       $9,600
Ronald West.............  Senior Vice President --
                          Manufacturing               150,020    275,000         9,600

-------------------------
(A) Amounts shown include compensation for services rendered in all capacities to SPI during the year ended March 31, 1998.

(B) Includes all cash bonuses earned during the year ended March 31, 1998 and paid during the year ended March 31, 1998 or subsequent thereto.

(C) Amounts shown include SPI's contribution to the named individual's profit sharing plan.

SPI STOCK OPTION GRANTS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following discloses options granted during the fiscal year ended March 31, 1998 for the SPI Named Executives:

                                           INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                       ---------------------------------------------------------    AT ANNUAL RATES OF STOCK
                        NUMBER OF     % OF TOTAL                                     PRICE APPRECIATION FOR
                       SECURITIES    OPTIONS/SARS   EXERCISE                            OPTION TERM(D)(E)
                       UNDERLYING     GRANTED TO       OR                          ---------------------------
                       OPTION/SARS    EMPLOYEES       BASE                          5% ANNUAL      10% ANNUAL
                         GRANTED      IN FISCAL      PRICE        EXPIRATION       GROWTH RATE    GROWTH RATE
        NAME               (#)           YEAR        ($/SH)         DATE(C)            ($)            ($)
        ----           -----------   ------------   --------   -----------------   ------------   ------------
Patrick Van Den
  Bossche............      5,000(A)       8.2%       $4.725    February 24, 2008     $14,858        $37,652
                           2,538(B)       4.1%       $4.725    February 24, 2000       1,859          2,518
                         -------         ----                                        -------        -------
                           7,538         12.3%                                       $16,717        $40,170
Ronald West..........      5,000(A)       8.2%       $4.725    February 24, 2008     $14,858        $37,652

-------------------------
(A) Represent options granted under the 1997 Long Term Incentive Stock Option Plan. Such options vest in equal installments over a three-year period.

(B) Represent warrants granted to Mr. Van Den Bossche. Such warrants are exercisable immediately upon grant.

(C) The options and warrants are subject to earlier termination and repurchase upon the occurrence of certain events related to termination of employment.

(D) The dollar amounts in these columns represent potential value that might be realized upon exercise of the options and warrants immediately prior to the expiration of their term, assuming that the market price of the SPI Common Stock appreciates in value from the date of the grant at the 5% and 10% annual rates prescribed by regulation, and therefore are not intended to forecast possible future appreciation, if any, of the price of the SPI Common Stock.

(E) In calculating the potential realizable value, SPI used an estimated market price of $4.725 per share as of the grant date.

SPI OPTION EXERCISES AND HOLDINGS

     The following table provides certain summary information concerning the shares of SPI Common Stock represented by outstanding warrants and stock options held by each of the SPI Named Executives as of March 31, 1998. None of the SPI Named Executives exercised any options or warrants during the fiscal year ended March 31, 1998.

                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 OPTIONS AT MARCH 31, 1998      AT MARCH 31, 1998(1)(2)
                                ---------------------------   ----------------------------
                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                -----------   -------------   ------------   -------------
Patrick Van Den Bossche.......    152,832        30,526       $2,341,206(3)    $467,950
Ronald West...................     86,157        30,526       $1,320,747(4)    $467,950

-------------------------
(1) All amounts are calculated to give effect to the transactions contemplated by the Merger Agreement.

(2) Value based on the difference between $17.00 (the closing price of Modtech Common Stock on October 23, 1998) and the option or warrant exercise price, multiplied by the number of shares of SPI Common Stock and SPI Preferred Stock subject to such option or warrant.

(3) Does not include the cash (approximately $236,409) to be received in the SPI Merger upon the conversion of warrants and vested options held by Mr. Van Den Bossche.

(4) Does not include the cash (approximately $133,494) to be received in the SPI Merger upon the conversion of vested options held by Mr. West.

COMPENSATION OF SPI DIRECTORS

     Members of SPI's Board of Directors serve without cash compensation.

EMPLOYMENT AGREEMENTS

     In March 1997, SPI and Mr. Van Den Bossche entered into an employment agreement providing for Mr. Van Den Bossche's employment as Chief Executive Officer and President. The initial employment period expires in March 2002. The employment agreement provides for an initial base salary of $150,000, plus an annual incentive bonus based upon SPI's operating performance. In addition, SPI has taken out a key man life insurance policy on Mr. Van Den Bossche's life payable to SPI but assigned to SPI's lenders. The life insurance policy and Mr. Van Den Bossche's employment agreement with SPI will be terminated concurrently with the completion of the mergers.

SPI 1997 LONG TERM INCENTIVE STOCK OPTION PLAN

     In 1997, SPI adopted its 1997 Long Term Incentive Stock Option Plan (the "SPI Plan") designed to provide incentives to present and future officers, employees, directors and consultants of SPI and its subsidiaries as may be selected in the sole discretion of SPI's Board of Directors. The SPI Plan, as amended, provides for aggregate option grants of up to 254,797 shares. As of March 31, 1998, options to purchase an aggregate of 178,749 shares of SPI Common Stock at an average exercise price of $3.33 per share were outstanding under the SPI Plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT OF HOLDINGS

     The following table sets forth the anticipated beneficial ownership of Holdings Common Stock, after giving effect to the mergers, as to each person expected to be a Holdings executive officer or director and each person or entity anticipated to be the beneficial owner of more than 5% of Holdings Common Stock. The table assumes each SPI stockholder, including the SPI stockholders listed in the following table, elect to convert 5.9176% of their SPI Common Stock and SPI Preferred Stock into cash. The table also assumes that 388,939 shares of Holdings Series A Preferred Stock are issued in the Modtech Merger and that Proactive Partners, L.P. receives 208,567 shares and Lagunitas Partners receives 180,372 shares.


                                                                 SHARES      PERCENT
                                                              BENEFICIALLY      OF
                            NAME                                 OWNED       CLASS(A)
                            ----                              ------------   --------
Evan M. Gruber(B)...........................................     512,748        3.7%
Patrick Van Den Bossche(C)..................................     239,077        1.7
Michael G. Rhodes(D)........................................     202,916        1.5
Daniel J. Donahoe III.......................................       6,381          *
Robert W. Campbell..........................................      16,165          *
Charles R. Gwirtsman(E).....................................     362,183        2.6
Charles A. Hamilton(F)......................................   1,771,090       12.7
Charles C. McGettigan(G)....................................   1,807,668       13.0
Myron A. Wick III(G)........................................   1,807,668       13.0
Jon D. Gruber(H)............................................   3,528,758       25.3
Gruber & McBaine Capital Management(I)......................   1,667,914       12.0
Infrastructure and Environmental Private Equity Fund III,
  L.P.......................................................   1,401,161       10.0
J. Patterson McBaine(J).....................................   3,478,390       24.9
Proactive Partners, L.P.(K).................................   1,773,002       12.7
All directors and officers as a group (9 people)............   4,952,894       35.5


-------------------------
 *   Less than one percent.

(A) In calculating beneficial and percentage ownership, all shares of Holdings Common Stock which a named stockholder will have the right to acquire within 60 days of the date of this Joint Proxy Statement/Prospectus upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of Holdings Common Stock owned by any other stockholder. Upon the closing of the mergers, approximately 12,622,158 shares of Holdings Common Stock will be outstanding and options to acquire 1,325,851 shares of Holdings Common Stock exercisable within 60 days of this Joint Proxy Statement/Prospectus will be outstanding. Does not give effect to the potential issuance of 507,571 shares of Holdings Common Stock upon exercise of stock options that have been granted but currently are not, and within 60 days of the date of this Joint Proxy Statement/ Prospectus will not be, exercisable, or of up to 1,250,000 additional shares issuable upon exercise of options available for the future grant of options under Holdings' stock option plans.

(B) Includes 512,748 shares issuable upon exercise of stock options, but does not include 174,667 shares issuable upon exercise of stock options which have been granted but currently are not exercisable. Evan M. Gruber and Jon
     D. Gruber are not related.

(C) Includes 86,158 shares issuable upon exercise of stock options, but does not include 30,525 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(D) Includes 188,452 shares issuable upon exercise of stock options, but does not include 108,000 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(E) Includes 182,669 shares held by Capital Resources Growth, Inc., an entity of which Mr. Gwirtsman is the sole stockholder, and 179,514 shares held directly by Mr. Gwirtsman and his wife and trusts formed for the benefit of their children.

(F) Includes 19,637 shares held by Mr. Hamilton, 1,401,161 shares held by Infrastructure and Environmental Private Equity Fund III, L.P. ("IEPEF") and 350,292 shares held by Environmental & Information Technology Private Equity Fund III ("EITPEF"). Mr. Hamilton is a principal of one of the members of a limited liability company that serves as general partners of IEPEF and the investment manager of EITPEF. Mr. Hamilton disclaims beneficial ownership of all shares held by IEPEF and the investment manager of EITPEF except to the extent of his pecuniary interest therein.

(G) Includes 17,650 shares owned of record directly by each of Messrs. McGettigan and Wick, and 1,773,002 shares owned of record by Proactive Partners, L.P. and affiliates of which Messrs. McGettigan and Wick are general partners. Also includes options to purchase 17,016 shares which have been granted to each of Messrs. McGettigan and Wick for serving on Modtech's Board of Directors.

(H) Includes 87,841 shares owned of record directly by Mr. Gruber, all shares owned of record by Proactive Partners, L.P. and affiliates, of which Mr. Gruber is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. Gruber is a general partner. Jon D. Gruber and Evan M. Gruber are not related.

(I) Includes 93,758 shares owned of record directly by Gruber & McBaine Capital Management, all shares owned of record by Proactive Partners, L.P. and affiliates, and all shares owned of record by Lagunitas Partners, Gruber & McBaine International and GMJ Investments, affiliated entities.

(J) Includes 37,473 shares owned of record directly by Mr. McBaine, all shares owned of record by Proactive Partners and affiliates, of which Mr. McBaine is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. McBaine is a general partner.

(K) Includes 1,773,002 shares owned of record by Proactive Partners, L.P. and all shares owned of record by Fremont Proactive Partners, an affiliated entity.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF MODTECH

     The following table sets forth the beneficial ownership of Modtech Common Stock as of October 20, 1998, by each executive officer or director of Modtech and each person or entity known to Modtech to be the beneficial owner of more than 5% of Modtech's Common Stock. The beneficial ownership information set forth below gives effect to the acceleration of the vesting of the outstanding Modtech options. See "The Mergers -- Effect on Modtech Stock Plans."

                                                                SHARES      PERCENTAGE
                                                             BENEFICIALLY       OF
                           NAME                                 OWNED        CLASS(A)
                           ----                              ------------   ----------
Gerald B. Bashaw(B)........................................     398,849         4.0%
Evan M. Gruber(C)..........................................     602,666         5.8
Michael G. Rhodes(D).......................................     238,500         2.4
Robert W. Campbell(E)......................................      19,000          --
James D. Goldenetz(F)......................................     129,531         1.3
Charles C. McGettigan(G)(M)................................   2,369,811        24.0
Daniel J. Donahoe III......................................       7,500          --
Myron A. Wick, III(G)(M)...................................   2,369,811        24.0
Jon D. Gruber(I)(M)........................................   4,604,721        46.6
Gruber & McBaine Capital Management(K)(M)..................   2,172,410        22.0
Proactive Partners, L.P.(L)(M).............................   2,329,066        23.6
All directors and officers as a group (9
  persons)(B)(C)(D)(E)(F)(G)(H)............................   3,806,602        35.0

-------------------------
 *   Less than one percent.

(A) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Modtech Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of Modtech Common Stock owned by any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown beneficially owned by them. As of September 30, 1998, an aggregate of 9,871,409 shares of Modtech Common Stock were outstanding. Options to acquire a total of 1,219,244 shares of Modtech Common Stock were exercisable within 60 days. This number does not give effect to the potential issuance of 406,415 shares of Modtech Common Stock upon exercise of stock options that have been granted but currently are not, and within 60 days of the date of this Joint Proxy Statement/Prospectus will not be, exercisable.

(B)  Includes 20,000 shares issuable upon exercise of stock options.

(C) Includes 602,666 shares issuable upon exercise of stock options, but does not include 174,667 shares issuable upon exercise of stock options which have been granted but currently are not exercisable. Evan M. Gruber and Jon
     D. Gruber are not related.

(D) Includes 221,500 shares issuable upon exercise of stock options, but does not include 108,000 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(E)  Includes 20,000 shares issuable upon exercise of stock options.

(F)  Includes 115,000 shares issuable upon exercise of stock options.

(G) Includes 20,745 shares owned of record directly by each of Messrs. McGettigan and Wick, and 2,329,066 shares owned of record by Proactive Partners, L.P. and affiliates of which Messrs. McGettigan and Wick are general partners. Also includes options to purchase 20,000 shares which have been granted to each of Messrs. McGettigan and Wick for serving on Modtech's Board of Directors.

(H)  All of these shares are issuable upon exercise of stock options.

(I) Includes 103,245 shares owned of record directly by Mr. Gruber, all shares owned of record by Proactive Partners, L.P. and affiliates, of which Mr. Gruber is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. Gruber is a general partner. Jon D. Gruber and Evan M. Gruber are not related.

(J) Includes 44,045 shares owned of record directly by Mr. McBaine, all shares owned of record by Proactive Partners and affiliates, of which Mr. McBaine is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. McBaine is a general partner.

(K) Includes 110,200 shares owned of record directly by Gruber & McBaine Capital Management, all shares owned of record by Proactive Partners, L.P. and affiliates, and all shares owned of record by Lagunitas Partners, Gruber & McBaine International and GMJ Investments, affiliated entities.

(L) Includes 2,329,066 shares owned of record by Proactive Partners, L.P. and all shares owned of record by Fremont Proactive Partners, an affiliated entity.

(M) The address of each of Charles C. McGettigan, Myron A. Wick, III, Jon D. Gruber, J. Patterson McBaine, Gruber & McBaine Capital Management and Proactive Partners, L.P. is 50 Osgood Place, San Francisco, CA 94133.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPI


     The table below sets forth certain information regarding beneficial ownership of the SPI Common Stock and SPI Preferred Stock as of December 1, 1998, by each executive officer or director of SPI and each person or entity who owns of record or beneficially 5% or more of the SPI Common Stock or SPI Preferred Stock. The beneficial ownership information set forth below gives effect to the acceleration of the vesting of outstanding SPI Options. (See "The Mergers -- Effect on SPI Stock Plan"), but does not give effect to the ability of SPI stockholders to elect cash for a portion of their SPI Common Stock or SPI Preferred Stock in connection with the SPI Merger. See "The Mergers -- Merger Consideration-SPI."


                                                                SHARES      PERCENTAGE
                                                             BENEFICIALLY       OF
                          NAME(A)                              OWNED(B)       CLASS
                          -------                            ------------   ----------
Patrick Van Den Bossche(C).................................     135,275        4.87%
Ronald West(D).............................................      90,165        3.24
Ronald R. Procunier(E).....................................      46,185        1.66
Charles A. Hamilton(F).....................................   1,002,123       36.06
Bret R. Maxwell(G).........................................     991,012       35.66
Mark M. King(H)(I).........................................   1,031,997       37.13
Bruce L. Rogers(H)(J)......................................   1,031,997       37.13
Charles R. Gwirtsman(H)(K).................................   1,031,997       37.13
KRG Capital Partners, L.L.C.(H)............................   1,031,997       37.13
Infrastructure and Environmental Private Equity Fund III,
  L.P......................................................     792,809       28.53
Environmental & Information Technology Private Equity Fund
  III(L)...................................................     198,203        7.13
Argentum Capital Partners II, L.P..........................     198,203        7.13
NationsCredit Commercial Corporation(M)....................     332,158       11.95
All Officers and Directors as a Group (8 people)...........   2,305,745       82.96

-------------------------
(A) The address of the beneficial owner is c/o SPI Manufacturing, Inc., 9550 Hermosa Avenue, Rancho Cucamonga, California 91730.

(B) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of SPI Preferred Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of SPI Common Stock and SPI Preferred Stock owned by any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown beneficially owned by them. At October 20, 1998, a total of 2,295,667 shares of SPI Common Stock and SPI Preferred Stock were issued and outstanding, options to acquire a total of 162,814 shares of SPI Preferred Stock were exercisable within 60 days and warrants to acquire a total of 320,829 shares of SPI Preferred Stock were exercisable within 60 days.

(C) Includes 48,750 shares issuable upon the exercise of immediately exercisable options and 37,471 shares issuable upon the exercise of immediately exercisable warrants. Does not include 16,250 shares issuable upon the exercise of stock options which have been granted but currently are not exercisable.

(D) Includes 48,750 shares issuable upon the exercise of immediately exercisable options. Does not include 16,250 shares issuable upon the exercise of stock options which have been granted but currently are not exercisable.

(E) Includes 21,252 shares issuable upon the exercise of immediately exercisable options. Does not include 7,084 shares issuable upon the exercise of stock options which have been granted but currently are not exercisable.

(F) Includes 11,111 shares held by Mr. Hamilton, 792,809 shares held by Infrastructure and Environmental Private Equity Fund III, L.P. ("IEPEF") and 198,203 shares held by Environmental & Information Technology Private Equity Fund III ("EITPEF"). Mr. Hamilton is a principal of one of the members of a limited liability company that serves as general partner of IEPEF and the investment manager of EITPEF. Mr. Hamilton disclaims beneficial ownership of all shares held by IEPEF and EITPEF, except to the extent of his pecuniary interest therein.

(G) Includes 792,809 shares held by IEPEF and 198,203 shares held by EITPEF. Mr. Maxwell is a Vice Chairman of First Analysis Corporation which is the majority member of a limited liability company that serves as the general partner of IEPEF and the investment manager of EITPEF. Mr. Maxwell disclaims beneficial ownership of all shares held by IEPEF and EITPEF except to the extent of his pecuniary interest therein.

(H) Includes 1,031,997 shares held by members of KRG Capital Investments III, L.L.C., an investment limited liability company ("KRG III") of which KRG is the manager. The managing directors of KRG Capital are Mark M. King, Bruce
     L. Rogers and Charles R. Gwirtsman. All the shares held by members of KRG III are subject to a voting agreement providing KRG the right to vote all of such shares (the "KRG Voting Agreement"). The KRG Voting Agreement will terminate upon the closing of the mergers.

(I) Mr. King is a Managing Director of KRG Capital and as a result may be deemed to share beneficial ownership of all shares covered by the KRG Voting Agreement. See Note (H) above. Mr. King disclaims beneficial ownership of all shares covered by the KRG Voting Agreement, other than 153,954 shares held directly by Mr. King, his wife, trusts formed for the benefit of Mr. King and his wife, and a trust formed for the benefit of their children.

(J) Mr. Rogers is a Managing Director of KRG Capital and as a result may be deemed to share beneficial ownership of all shares covered by the KRG Voting Agreement. See Note (H) above. Mr. Rogers disclaims beneficial ownership of all shares covered by the KRG Voting Agreement, other than 163,864 shares held directly by Mr. Rogers and his wife, a trust formed for the benefit Mr. Rogers' wife and a trust formed for the benefit of their children.

(K) Mr. Gwirtsman is a Managing Director of KRG Capital and as a result may be deemed to share beneficial ownership of all shares covered by the KRG Voting

     Agreement. See Note (H) above. Mr. Gwirtsman disclaims beneficial ownership of all shares covered by the KRG Voting Agreement, other than 103,358 shares held by Capital Resources Growth, Inc., an entity of which Mr. Gwirtsman is the sole stockholder, and 101,573 shares held directly by Mr. Gwirtsman and his wife and trusts formed for the benefit of their children.

(L) All references to Environmental & Information Technology Private Equity Fund III in this Joint Proxy Statement/Prospectus refer to Environmental & Information Technology Private Equity Fund III, Gesellschaft Burgarlichen Rechts (mit Haftungsbeschankung), a civil partnership with limitation of liability established under the laws of the Federal Republic of Germany.

(M) Includes 283,358 shares issuable upon the exercise of immediately exercisable warrants.

                     DESCRIPTION OF HOLDINGS CAPITAL STOCK

     The authorized capital stock of Holdings consists of 25,000,000 shares of common stock, par value $.01 per share ("Holdings Common Stock") and 5,000,000 shares of preferred stock, par value $.01 per share ("Holdings Preferred Stock"), of which 585,000 have been designated Series A Preferred Stock ("Holdings Series A Preferred Stock").

     The following summary of the material provisions of the Holdings Common Stock and Holdings Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and Holdings' Certificate of Incorporation.

VOTING RIGHTS -- COMMON STOCK

     The holders of outstanding shares of Holdings Common Stock are entitled to one vote on all matters submitted to a vote of stockholders.

DIVIDENDS -- COMMON STOCK

     Holders of Holdings Common Stock are entitled to receive ratably such dividends as may be declared by the Holdings Board out of funds legally available therefor. Holdings will continue Modtech's dividend policy. Modtech has not declared a cash dividend on Modtech Common Stock since 1990 and has no present intention to pay a dividend.

LIQUIDATION -- COMMON STOCK

     In the event of the liquidation, dissolution or winding-up of Holdings, holders of Holdings Common Stock are entitled to share ratably in all assets remaining after the payment of all liabilities and the liquidation preference of any outstanding Holdings Series A Preferred Stock.

PREFERRED STOCK

     No shares of Holdings Series A Preferred Stock are presently outstanding. The Holdings Series A Preferred Stock will be issued in the Modtech Merger to those Modtech stockholders electing to receive it. The terms of the Holdings Series A Preferred are as follows:

     Voting Rights. The Holdings Series A Preferred Stock has no voting rights, including, without limitation, the right to vote on the election of directors, mergers, reorganization or a sale of all or substantially all of Holdings' assets.

     Dividend Rights. Dividends will accrue on each share of Holdings Series A Preferred Stock at the rate of $0.40 per annum. Dividends may not be paid on Holdings Common Stock until all accrued dividends on Holdings Series A Preferred Stock are paid or declared and set aside for payment.

     Liquidation Preference. If Holdings is liquidated, the holders of Holdings Series A Preferred Stock will have the right to a liquidation preference over the holders of Holdings Common Stock in the amount of $5 per share, plus all accrued but unpaid dividends, before any payment is made to holders of Holdings Common Stock.

     Conversion. Subject to proportional adjustments due to stock splits, reverse stock splits and similar transactions, each share of Holdings Series A Preferred Stock is convertible into one share of Holdings Common Stock. Shares of Holdings Series A Preferred Stock may be converted into Holdings Common Stock at any time following two years after their date of issuance. Each outstanding share of Holdings Series A Preferred Stock will automatically be converted into Holdings Common Stock upon the fourth anniversary date of its issuance or upon a "change in control," whichever occurs first. A "change in control" is defined as
(i) the acquisition of Holdings by another entity by means of any transaction or series of related transactions; (ii) a sale of all or substantially all of the assets of Holdings; (iii) the sale of capital stock constituting 50% or more of Holdings' outstanding capital stock at the time of sale; or (iv) any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of.

     In the future, Holdings may issue one or more additional series of Holdings Preferred Stock. The Holdings Board is authorized to determine, with respect to each series of Holdings Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effect of any issuance of the additional series of Holdings Preferred Stock upon the rights of holders of the Holdings Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of the additional series of Holdings Preferred Stock as determined by the Holdings Board. Such effects might include:

     - dilution of the voting power of the Holdings Common Stock;

     - the further subordination of the rights of holders of Holdings Common Stock to share in Holdings' assets upon liquidation; and

     - a further reduction in the amount otherwise available for payment of dividends on Holdings Common Stock.

ISSUANCE

     All shares of Holdings Common Stock and Holdings Series A Preferred Stock outstanding upon completion of the mergers will be fully paid and nonassessable.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     At the Effective Time, the stockholders of Modtech and SPI will become stockholders of Holdings. As stockholders of Holdings, their rights will be governed by the Delaware General Corporation Law ("Delaware Corporation Code") and Holdings' Certificate of Incorporation and Bylaws. Following are summaries of the material differences between (i) the rights of Modtech stockholders and Holdings stockholders and (ii) the rights of SPI stockholders and Holdings stockholders. The summaries do not purport to be complete and are qualified in their entirety by reference to Holdings' Certificate of Incorporation and Bylaws, Delaware law, California law and Colorado law governing corporations, the Modtech Articles of Incorporation and Bylaws, and the SPI Articles of Incorporation and Bylaws, as applicable. Holdings is organized as a corporation under Delaware state law, Modtech is organized under California state law, and SPI is organized under Colorado state law. Each corporation is subject to the corporations code of its state of incorporation which deals with a variety of matters, including:

     - election of directors

     - duties and liabilities of officers and directors

     - dividends and other distributions

     - meetings of stockholders

     - amendments to the articles or certificates of incorporation

     - mergers and sales of all or substantially all of the corporation's assets

     - dissolution.

     Each corporation is also subject to the provisions of its Articles or Certificate of Incorporation and Bylaws.

COMPARISON OF STOCKHOLDERS' RIGHTS WITH RESPECT TO HOLDINGS AND MODTECH

     Authorized Capital. The total number of authorized shares of capital stock of Modtech is 25,000,000 shares, consisting of 20,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. The authorized capital of Holdings is 30,000,000 shares, consisting of 25,000,000 shares of Holdings Common Stock and 5,000,000 shares of Holdings Preferred Stock, of which 585,000 have been designated Series A Preferred Stock.

     Standard of Conduct for Directors. Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty, a duty of care and a duty of full disclosure. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the standard for the duty of care or liability in the process of decision-making by directors of Delaware corporations. In addition, the duty of full disclosure requires the full disclosure of all material facts when seeking stockholder action.

     Under California law, the standards of conduct for directors are governed by statute. Section 309 of the California General Corporations Law ("California Corporations Code") requires that a director of a California corporation perform his duties in "good faith," in a manner he believes is "in the best interests of the corporation and its stockholders" and with the care of an "ordinarily prudent person in a like position . . . under similar circumstances."

     Number of Directors. Under the Modtech Bylaws, the Modtech Board is comprised of between five and nine directors, the exact number to be fixed by the Modtech Board or stockholders. The Modtech Board now consists of eight directors. The Holdings Board will initially consist of seven directors. The Holdings Bylaws provide that the Holdings Board will consist of nine directors, which number may be increased or decreased pursuant to the Holdings Bylaws.

     Removal of Directors. Under Section 303 of the California Corporations Code and Modtech's charter documents, Modtech's directors may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote; provided, however, that, unless the entire board is removed, no director may be removed if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast. Under Holdings' charter documents, Holdings stockholders may remove directors only for cause.

     Voting Rights. Modtech stockholders have cumulative voting rights which allows each stockholder voting at any election of directors to cast votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder. The ability to cumulate votes may enable minority shareholders to elect one or more directors in situations where, absent cumulative voting rights, they could not elect any directors. Holdings stockholders will not have cumulative voting rights.

     Vacancy on the Board of Directors. Except for a vacancy created by the removal of a director, vacancies on the Modtech Board may be filled by approval of a majority of the Board. If the number of directors then in office is less than a quorum, the vacancy may be filled by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office, or (iii) by a sole remaining director. Vacancies on the Modtech Board created by removal of directors may be filled only by the affirmative vote of a majority of the shares of Modtech Common Stock. The Holdings Bylaws provide that vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the holders of the particular class or series of stock entitled to elect such director at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, in each case elected by the particular class or series of stock entitled to elect such directors.

     Limitation of Liability and Indemnification. Pursuant to the Delaware Corporation Code and the Holdings Certificate of Incorporation, the liability of directors of Holdings to Holdings or to any stockholder of Holdings for money damages for breach of fiduciary duty has been eliminated except for:

     - breach of the directors' duty of loyalty to Holdings or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful dividends or redemptions or purchases of stock; or

     - any transaction from which the director derived an improper personal benefit.

     In general, the liability of officers may not be eliminated or limited under Delaware law. The Holdings Certificate of Incorporation provides that Holdings will indemnify its officer and directors in any proceeding, except those in which such individual was adjudicated as liable for negligence or misconduct in the performance of his or her duty. The Holdings Bylaws also provide for indemnification of officers and directors of Holdings, but only to the extent that such officer or director (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Holdings (or, with respect to a criminal matter, had no reason to believe his conduct was unlawful) and (b) was not adjudged liable to Holdings. Under the Holdings Bylaws, the right to indemnification is subject to a finding that the same is proper with respect to a specific proceeding, because the officer or director involved has met the applicable standard of conduct (described in the preceding sentence), by any of (i) a majority vote of a quorum (consisting of directors not involved in the proceeding) of the Holdings Board, (ii) independent legal counsel in a written opinion, or (iii) the stockholders. The Merger

Agreement also provides for the indemnification of officers and directors. See "The Merger Agreement -- Indemnification."

     As allowed by the California Corporations Code, Modtech's Articles of Incorporation provide that the liability of the directors of Modtech for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Modtech for breach of a director's duties to Modtech or its stockholders except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of Modtech or its stockholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to Modtech or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, or a risk of serious injury to Modtech or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Modtech or its stockholders, with respect to certain contracts in which a director has a material financial interest, and for approval of certain improper distributions to stockholders or certain loans or guarantees. This provision does not limit or eliminate the rights of Modtech or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

     Modtech's Bylaws require Modtech to indemnify its officers, directors, employees and other agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. In addition, Modtech's Articles of Incorporation expressly authorize the use of indemnification agreements and, with the approval of its stockholders, Modtech has entered into separate indemnification agreements with each of its directors. Modtech's Board of Directors has authorized similar indemnification agreements for Modtech's officers. These agreements may require Modtech, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Annual Stockholder Meetings. The Modtech Bylaws provide that the annual meeting of the stockholders will be held on such dates and at such times as shall be designated by the Modtech Board. The Holdings Bylaws provide that the annual meeting of stockholders shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within 13 months subsequent to the later of the organization of the corporation or the last annual meeting of stockholders.

     Special Stockholder Meetings. The Modtech Bylaws provide that a special meeting of the stockholders may be called at any time by the Chairman of the Board or president, or by the Board of Directors, or by one or more stockholders holding at least 10% of the shares entitled to vote at the meeting. The Holdings Bylaws provide that a special meeting of the stockholders may be called at any time by the chairman of the Board, if any, or a majority of the Board of Directors. The Holdings Bylaws do not permit the stockholders to call a special meeting.


     Actions by Written Consent of Stockholders. Since the Modtech Articles of Incorporation do not provide otherwise, any action that may be taken at a stockholders' meeting of Modtech may be taken without a meeting, without prior notice and without a vote, upon the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting at which all shares entitled to vote were present and voted. The California

Corporations Code requires any action taken by written consent to elect Modtech directors to be unanimous. Pursuant to Holdings' Certificate of Incorporation, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

     Dividends and Other Distributions. Under the Delaware Corporations Code, dividends may be paid out of the surplus of the corporation or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year. The California Corporations Code allows the payment of dividends and other distributions (including redemptions) only if (1) the amount of retained earnings immediately before the distribution equals or exceeds the distribution, or (2) immediately after the distribution:

     - the sum of the assets of the corporation (including goodwill, capitalized research and development expenses, and deferred charges) is at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other credits); and

     - the current assets of the corporation are at least equal to its current liabilities, or the average earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years at least 1 1/4 times its current liabilities.

COMPARISON OF STOCKHOLDERS' RIGHTS WITH RESPECT TO HOLDINGS AND SPI

     Authorized Capital. The total number of shares of capital stock of SPI is 9,262,000, consisting of 6,000,000 shares of SPI Common Stock, 1,100,000 shares of Series A-1 Preferred Stock, 1,000,000 shares of Series A-2 Preferred Stock, 400,000 shares of Series A-3 Preferred Stock, 155,000 shares of Series A-4 Preferred Stock, 540,000 shares of Series A-5 Preferred Stock and 67,000 shares of Series A-6 Preferred Stock.

     Standard of Conduct for Directors. Under Colorado law, the standards of conduct for directors have developed through written opinions of the Colorado courts. Generally, directors of Colorado corporations are subject to a duty of loyalty, a duty of care and a duty of full disclosure. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Colorado Supreme Court, the duty of care requires "directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the standard for the duty of care or liability in the process of decision-making by directors of Colorado corporations. In addition, the duty of full disclosure requires the full disclosure of all material facts when seeking stockholder action.

     Number of Directors. Under the SPI Bylaws, the SPI Board is comprised of no less than one or more than nine directors, the exact number as fixed by resolution of the SPI Board. The SPI Board now consists of six directors. The Holdings Bylaws provide that the Holdings Board will consist of nine directors.

     Removal of Directors. Under the SPI Bylaws and Colorado law, since the SPI Articles of Incorporation are silent, the SPI stockholders may remove one or more directors with or without cause at any meeting of the SPI stockholders called for that purpose. Under Holdings' charter documents, the Holdings stockholders may remove any director from office at any time, but only for cause.

     Vacancies on the Board of Directors.The SPI Bylaws provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the stockholders or by the affirmative vote of a majority of the directors remaining in office. The Holdings Bylaws provide that vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the holders of the particular class or series of stock entitled to elect such director at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, in each case elected by the particular class or series of stock entitled to elect such directors.

     Annual Stockholder Meetings. The SPI Bylaws provide that the annual meeting of the stockholders shall be held at a date and time fixed by resolution of the Board of Directors or by the president in the absence of action by the Board of Directors. The Holdings Bylaws provide that the annual meeting of stockholders shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within 13 months subsequent to the later of the organization of the corporation or the last annual meeting of stockholders.

     Special Stockholder Meetings. The SPI Bylaws provide that a special meeting of the stockholders may be called at any time by the chairman of the Board of Directors, by the president, or by resolution of the Board of Directors. A special meeting may also be called by the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the meeting. The Holdings Bylaws provide that a special meeting of the stockholders may be called at any time by the chairman of the Board, if any, or a majority of the Board of Directors. The Holdings Bylaws do not permit the stockholders to call a special meeting.

     Action by Written Consent. Under the SPI Bylaws and Colorado law, since the SPI Articles of Incorporation are silent, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting if all of the stockholders entitled to vote on the action consent to such action in writing. Pursuant to Holdings' Certificate of Incorporation, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

     Dividends and Other Distributions. The Colorado Business Corporation Act allows the payment of dividends and other distributions (including redemptions) only if, after giving it effect: (i) the corporation will be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets will be equal to or more than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                                    EXPERTS


     The consolidated financial statements of Modtech as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in this Joint Proxy Statement/Prospectus, have been audited by KPMG LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.


     The consolidated balance sheets of SPI as of March 31, 1998, March 27, 1997 and January 31, 1997; the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of stockholders' equity of SPI for the fiscal year ended March 31, 1998 and the fiscal years ended January 31, 1997, January 31, 1996 and for the two months ended March 27, 1997; the financial statements of Office Master of Texas, Inc. as of and for the year ended December 31, 1997; and the financial statements of Rosewood Enterprises, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the Holdings Common Stock and Series A Preferred Stock to be issued pursuant to the mergers will be passed upon by Haddan & Zepfel LLP, and certain federal income tax consequences of the mergers will be passed upon by Gibson, Dunn & Crutcher LLP for Modtech. Certain legal matters with respect to the mergers and certain federal income tax consequences of the mergers will be passed upon by Dorsey & Whitney LLP, Denver, Colorado, for SPI. Certain members of Dorsey & Whitney LLP, Denver, Colorado, as of the date of this Joint Proxy Statement/Prospectus, own in the aggregate 10,399 shares of SPI Preferred Stock.


                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Modtech Board and the SPI Board know of no matters that will be presented for consideration at the Modtech Special Meeting or the SPI Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Modtech Special Meeting or the SPI Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Modtech and SPI.

                      WHERE YOU CAN FIND MORE INFORMATION

     Modtech files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Modtech files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Modtech public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     Holdings has filed a Registration Statement to register with the SEC the shares of Holdings Common Stock and Holdings Series A Preferred Stock to be issued in the Mergers. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Holdings, a proxy statement of Modtech for the Modtech Special Meeting and a proxy statement of SPI for the SPI Special Meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.


     Modtech has supplied all information contained in this Joint Proxy Statement/Prospectus relating to Modtech and Holdings, and SPI has supplied all such information relating to SPI.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE MODTECH SPECIAL MEETING OR SPI SPECIAL MEETING. MODTECH AND SPI HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 11, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF HOLDINGS' SECURITIES IN THE MERGERS WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                 MODTECH, INC.


                                                                PAGE
                                                                ----
Independent Auditors' Report................................    F-3
Balance Sheets as of December 31, 1996 and 1997.............    F-4
Statements of Income for the Years ended December 31, 1995,
  1996 and 1997.............................................    F-5
Statements of Shareholders' Equity for the Years ended
  December 31, 1995, 1996 and 1997..........................    F-6
Statements of Cash Flows for the Years ended December 31,
  1995, 1996 and 1997.......................................    F-7
Notes to Financial Statements...............................    F-8
Schedule II -- Valuation and Qualifying Accounts............    F-22
Condensed Consolidated Balance Sheets as of December 31,
  1997 (audited) and September 30, 1998 (unaudited).........    F-23
Condensed Consolidated Statements of Income for the three
  months ended and nine months ended September 30, 1997 and
  1998 (unaudited)..........................................    F-24
Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 1997 and 1998 (unaudited)......    F-25
Notes to Condensed Financial Statements.....................    F-26


                               SPI HOLDINGS, INC


                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-31
Consolidated Balance Sheets as of January 31, 1997, March
  27, 1997 and March 31,1998................................    F-32
Consolidated Statements of Income for the years ended
  January 31, 1996 and 1997, the two-month period ended
  March 31, 1997 and the year ended March 31, 1998..........    F-34
Consolidated Statements of Stockholders' Equity for the
  years ended January 31, 1996 and 1997, the two-month
  period ended March 31, 1997 and the year ended March 31,
  1998......................................................    F-35
Consolidated Statements of Cash Flows for the years ended
  January 31, 1996 and 1997, the two-month period ended
  March 31, 1997 and the year ended March 31, 1998..........    F-36
Notes to Consolidated Financial Statements..................    F-37
Condensed Consolidated Balance Sheet as of September 30,
  1998 (unaudited)..........................................    F-51
Condensed Consolidated Statements of Income for the
  six-months ended September 30, 1997 and 1998
  (unaudited)...............................................    F-52
Condensed Consolidated Cash Flows for the six-months ended
  September 30, 1997 and 1998 (unaudited)...................    F-53
Notes to Condensed Consolidated Financial Statements........    F-54


                          OFFICE MASTER OF TEXAS, INC.


                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-58
Balance Sheet as of December 31, 1997.......................    F-59
Statement of Income and Retained Earnings for the year ended
  December 31, 1997.........................................    F-60
Statement of Cash Flows for the year ended December 31,
  1997......................................................    F-61
Notes to Financial Statements...............................    F-62

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING


                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-65
Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 and 1997 (unaudited).............................    F-66
Statements of Operations for the years ended December 31,
  1995, 1996, 1997 and for the quarters ended March 31, 1997
  and 1998 (unaudited)......................................    F-67
Statements of Stockholders' Equity for the years ended
  December 31, 1995, 1996, 1997 and for the quarters ended
  March 31, 1997 and 1998 (unaudited).......................    F-68
Statements of Cash Flows for the years ended December 31,
  1995, 1996, 1997 and for the quarters ended March 31, 1997
  and 1998 (unaudited)......................................    F-69
Notes to Financial Statements...............................    F-70

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Modtech, Inc.:

     We have audited the accompanying balance sheets of Modtech, Inc. as of December 31, 1996 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modtech, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          KPMG LLP


Orange County, California
March 18, 1998

                                 MODTECH, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                 ASSETS(Note 5)

                                                           1996          1997
                                                        -----------   -----------
Current assets:
  Cash................................................  $   404,981   $11,628,851
  Contracts receivable, less allowance for contract
     adjustments of $413,373 in 1996 and $410,119 in
     1997 (note 2)....................................   10,309,861    21,510,146
  Costs and estimated earnings in excess of billings
     on contracts (notes 3 and 8).....................    9,102,733    16,020,986
  Inventories.........................................    4,166,700     3,931,505
  Due from affiliates (note 8)........................      754,067     1,052,634
  Note receivable from affiliates (note 8)............       45,212        45,212
  Prepaid assets......................................      136,960       268,295
  Deferred tax asset (note 7).........................           --     2,094,059
  Other current assets................................       20,305        42,274
                                                        -----------   -----------
          Total current assets........................   24,940,819    56,593,962
                                                        -----------   -----------
Property and equipment, net (notes 4 and 6)...........    8,552,720    11,229,163
Other assets..........................................      535,235       298,258
Deferred tax asset (note 7)...........................           --        98,874
                                                        -----------   -----------
                                                        $34,028,774   $68,220,257
                                                        ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................  $ 6,409,422   $ 2,421,346
  Accrued compensation................................    1,369,441     3,616,498
  Accrued insurance expense...........................      551,580     1,470,725
  Other accrued liabilities...........................    1,089,439     3,237,255
  Income tax payable..................................      204,017     1,017,027
  Billings in excess of costs and estimated earnings
     on contracts (notes 3 and 8).....................    1,148,050     6,997,350
  Current note payable (note 5).......................           --        42,185
  Current maturities of long-term debt (notes 6 and
     8)...............................................      100,000     1,374,952
                                                        -----------   -----------
          Total current liabilities...................   10,871,949    20,177,338
Note payable (note 5).................................    5,943,853            --
Long-term debt, less current maturities (notes 6 and
  8)..................................................    1,899,952            --
                                                        -----------   -----------
          Total liabilities...........................   18,715,754    20,177,338
                                                        -----------   -----------
Shareholders' equity:
  Common stock, $.01 par. Authorized 20,000,000
     shares; issued and outstanding 8,649,436 and
     9,819,959 in 1996 and 1997 (notes 10 and 11).....       86,494        98,200
  Additional paid-in capital..........................   19,620,994    39,330,902
  (Accumulated deficit) retained earnings.............   (4,394,468)    8,613,817
                                                        -----------   -----------
          Total shareholders' equity..................   15,313,020    48,042,919
                                                        -----------   -----------
Commitments and contingencies (notes 3, 5, 8, and 14)
                                                        -----------   -----------
                                                        $34,028,774   $68,220,257
                                                        ===========   ===========

                See accompanying notes to financial statements.

                                 MODTECH, INC.

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            1995          1996           1997
                                         -----------   -----------   ------------
Net sales (notes 8 and 12).............  $19,386,027   $49,885,858   $134,050,485
Cost of goods sold (note 8)............   16,400,588    42,628,970    107,367,035
                                         -----------   -----------   ------------
     Gross profit......................    2,985,439     7,256,888     26,683,450
Selling, general, and administrative
  expenses.............................    1,612,792     2,345,182      5,155,987
                                         -----------   -----------   ------------
     Income from operations............    1,372,647     4,911,706     21,527,463
                                         -----------   -----------   ------------
Other income (expense):
  Interest expense.....................     (486,323)     (445,631)    (1,004,198)
  Interest income (note 8).............       98,510        23,704         95,551
  Other -- net.........................         (937)      (13,116)        92,103
                                         -----------   -----------   ------------
                                            (388,750)     (435,043)      (816,544)
                                         -----------   -----------   ------------
     Income before income taxes........      983,897     4,476,663     20,710,919
Income taxes (note 7)..................      (19,098)     (207,631)    (7,702,634)
                                         -----------   -----------   ------------
     Net income........................  $   964,799   $ 4,269,032   $ 13,008,285
                                         -----------   -----------   ------------
5% Convertible preferred stock dividend
  (note 11)............................     (166,320)      (47,500)            --
     Net income available for common
       stock...........................  $   798,479   $ 4,221,532   $ 13,008,285
                                         ===========   ===========   ============
Basic earnings per share...............  $      0.25   $      0.77   $       1.47
                                         ===========   ===========   ============
Weighted-average shares outstanding....    3,169,593     5,461,007      8,853,786
                                         ===========   ===========   ============
Diluted earnings per share.............  $      0.14   $      0.47   $       1.31
                                         ===========   ===========   ============
Weighted-average shares outstanding....    6,712,155     9,041,084      9,897,935
                                         ===========   ===========   ============

                See accompanying notes to financial statements.

                                 MODTECH, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                5% CONVERTIBLE                                STOCK                    (ACCUMULATED
                                PREFERRED STOCK          COMMON STOCK        PURCHASE    ADDITIONAL      DEFICIT)
                            -----------------------   -------------------     NOTES        PAID-IN       RETAINED
                              SHARES       AMOUNT      SHARES     AMOUNT    RECEIVABLE     CAPITAL       EARNINGS
                            ----------   ----------   ---------   -------   ----------   -----------   ------------
Balance, December 31,
  1994....................   2,850,000    2,685,000   3,209,338   $32,094   $(273,594)   $14,989,919   $(9,414,479)
Adjustment of stock
  purchase notes..........          --           --    (155,988)   (1,560)    273,594       (346,292)           --
  receivable
Dividend (note 11)........          --           --          --        --          --             --      (166,320)
Net income................          --           --          --        --          --             --
                                                                                                           964,799
                            ----------   ----------   ---------   -------   ---------    -----------   -----------
Balance, December 31,
  1995....................   2,850,000    2,685,000   3,053,350    30,534          --     14,643,627    (8,616,000)
Conversion of preferred
  stock...................  (2,850,000)  (2,685,000)  2,850,000    28,500          --      2,656,500            --
  (note 11)
Exercise of options and
  warrants................          --           --   2,746,086    27,460          --      2,320,867            --
Dividend (note 11)........          --           --          --        --          --             --       (47,500)
Net income................          --           --          --        --          --             --     4,269,032
                            ----------   ----------   ---------   -------   ---------    -----------   -----------
Balance, December 31,
  1996....................          --           --   8,649,436    86,494          --     19,620,994    (4,394,468)
Exercise of options,
  including tax benefit
  of......................          --           --     170,523     1,706          --      1,119,890            --
  $753,874 (notes 7, 10
    and 11)
Secondary offering -- Net
  (note 15)...............          --           --   1,000,000    10,000          --     18,590,018
Net income................          --           --          --        --          --             --    13,008,285
                            ----------   ----------   ---------   -------   ---------    -----------   -----------
Balance, December 31,
  1997....................          --           --   9,819,959   $98,200   $      --    $39,330,902   $ 8,613,817
                            ==========   ==========   =========   =======   =========    ===========   ===========

                See accompanying notes to financial statements.

                                 MODTECH, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                   1995           1996            1997
                                                -----------    -----------    ------------
Cash flows from operating activities:
  Net income..................................  $   964,799    $ 4,269,032    $ 13,008,285
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
       Depreciation and amortization..........      563,104        540,421       1,344,098
       Decrease in allowance for contract
          adjustments.........................      (17,300)        (5,283)             --
       Loss (gain) on sale of equipment.......      (20,084)        17,265          (9,177)
       (Increase) decrease in assets:
          Contracts receivable................      (65,105)    (7,135,702)    (11,200,285)
          Costs and estimated earnings in
             excess of billings...............      329,641     (7,648,812)     (6,918,253)
          Inventories.........................      337,697     (3,520,404)        235,195
          Amounts due from affiliates.........     (255,607)       686,774        (298,567)
          Prepaids and other assets...........       54,088        (12,947)         83,673
          Deferred tax asset..................           --             --      (2,192,933)
       Increase (decrease) in liabilities:
          Accounts payable....................     (436,234)     5,304,183      (3,988,076)
          Accrued compensation................       64,255      1,081,171       2,247,057
          Accrued insurance expense...........     (214,004)       526,813         919,145
          Other accrued liabilities...........      166,102        465,766       2,147,816
          Income tax payable..................       19,098        184,919         813,010
          Billings in excess of costs and
             estimated earnings...............     (276,306)       388,448       5,849,300
                                                -----------    -----------    ------------
             Net cash provided by (used in)
               operating activities...........    1,214,144     (4,858,356)      2,040,288
                                                -----------    -----------    ------------
Cash flows from investing activities:
  Proceeds from sale of equipment.............       46,416          5,550          60,604
  Purchase of property and equipment..........     (481,533)    (1,958,303)     (4,071,968)
                                                -----------    -----------    ------------
             Net cash used in investing
               activities.....................     (435,117)    (1,952,753)     (4,011,364)
                                                -----------    -----------    ------------
Cash flows from financing activities:
  Net principal borrowings (payments) under
     revolving credit lines...................  $  (309,990)   $ 4,353,843    $ (5,901,668)
  Principal payments on long-term debt........     (502,735)            --        (625,000)
  (Adjustment of) stock purchase note
     receivable by exchange of common stock...      (74,258)            --              --
  Net proceeds from issuance of common
     stock....................................           --      2,348,327      19,721,614
  Declared dividends (note 11)................     (166,320)       (47,500)             --
                                                -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities.............   (1,053,303)     6,654,670      13,194,946
                                                -----------    -----------    ------------
          Net increase (decrease) in cash.....     (274,276)      (156,439)     11,223,870
Cash at beginning of year.....................      835,696        561,420         404,981
                                                -----------    -----------    ------------
Cash at end of year...........................  $   561,420    $   404,981    $ 11,628,851
                                                ===========    ===========    ============

                See accompanying notes to financial statements.

                                 MODTECH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Modtech, Inc. (the Company) designs, manufactures, markets and installs modular relocatable classrooms.

     The Company's classrooms are sold primarily to California school districts. The Company also sells classrooms to the State of California and to leasing companies, who lease the classrooms principally to California school districts.

     Effective October 1, 1996, the Company acquired substantially all of the operating assets and assumed certain liabilities of Miller Structure, Inc.
 -- California. The Company leased the manufacturing facility from Miller Structure (note 18).

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, contracts receivable and notes receivable, costs and estimated earnings in excess of billings on contracts, prepaid and other assets, accounts payable, accrued liabilities, billings in excess of estimated earnings on contracts and notes payable are measured at cost which approximates their fair value.

CONSTRUCTION CONTRACTS

     The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the costs, estimated earnings and revenue to date on contracts not yet completed. Revenue recognized is that percentage of the total contract price that cost expended to date bears to anticipated final total cost, based on current estimates of costs to complete. Most contracts are completed within one year.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

     The current asset, "Costs and Estimated Earnings in Excess of Billings on Contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

in Excess of Costs and Estimated Earnings on Contracts," represents billings in excess of revenues recognized.

     The current contra asset, "Allowance for Contract Adjustments," is management's estimated adjustments to contract amounts due to disputes and or litigation.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Inventories, generally include only raw materials, as any work-in-process or finished goods are accounted for in percentage of completion allocations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization is provided using the straight-line and accelerated methods over the following estimated useful lives:

Leasehold improvements..................................   15 to 31 years
Machinery and equipment.................................     5 to 7 years
Trucks and automobiles..................................     3 to 5 years
Office equipment........................................     5 to 7 years

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standard No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

STOCK OPTION PLAN

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which permits entities to recognize as

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

EARNINGS PER SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been restated to conform to the SFAS No. 128 requirements.

TAXES ON INCOME

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RECLASSIFICATION

     Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

(2) CONTRACTS RECEIVABLE

     Contracts receivable consisted of customer billings for:

                                                 1996           1997
                                              -----------    -----------
Completed contracts.........................  $ 7,722,927    $ 9,226,114
Contracts in progress.......................    2,102,766      9,444,794
Retentions..................................      897,541      3,249,357
                                              -----------    -----------
                                               10,723,234     21,920,265
Less allowance for contract adjustments.....     (413,373)      (410,119)
                                              -----------    -----------
                                              $10,309,861    $21,510,146
                                              ===========    ===========

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(3) COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS

     Net costs and estimated earnings in excess of billings on contracts consisted of:

                                                1996            1997
                                            ------------    ------------
Net costs and estimated earnings on
  uncompleted contracts...................  $ 39,093,050    $105,465,154
Billings to date..........................   (31,173,406)    (96,144,454)
                                            ------------    ------------
                                               7,919,644       9,320,700
Net under (over) billed receivables from
  completed contracts.....................        35,039        (297,064)
                                            ------------    ------------
                                            $  7,954,683    $  9,023,636
                                            ============    ============

     These amounts are shown in the accompanying balance sheets under the following captions:

                                                1996            1997
                                            ------------    ------------
Costs and estimated earnings in excess of
  billings on uncompleted contracts.......  $  8,971,196    $ 15,832,818
Costs and estimated earnings in excess of
  billings on completed contracts.........       131,537         188,168
                                            ------------    ------------
Costs and estimated earnings in excess of
  billings................................     9,102,733      16,020,986
                                            ------------    ------------
Billings in excess of costs and estimated
  earnings on uncompleted contracts.......    (1,051,552)     (6,512,121)
Billings in excess of costs and estimated
  earnings on completed contracts.........       (96,498)       (485,229)
                                            ------------    ------------
Billings in excess of costs and estimated
  earnings................................    (1,148,050)     (6,997,350)
                                            ------------    ------------
                                            $  7,954,683    $  9,023,636
                                            ============    ============

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(4) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of:

                                                 1996           1997
                                              -----------    -----------
Leasehold improvements......................  $ 7,580,830    $10,764,783
Machinery and equipment.....................    3,535,623      4,347,692
Trucks and automobiles......................      107,024        181,001
Office equipment............................      222,123        364,510
Construction in progress....................      567,137        354,826
                                              -----------    -----------
                                               12,012,737     16,012,812
Less accumulated depreciation and
  amortization..............................   (3,460,017)    (4,783,649)
                                              -----------    -----------
                                              $ 8,552,720    $11,229,163
                                              ===========    ===========

(5) NOTE PAYABLE -- REVOLVING CREDIT AGREEMENT

     In 1995 the Company entered into a revolving loan commitment that expires in September 1998. The Company is entitled to borrow, from time to time, up to $20,000,000 with actual borrowings limited to specific percentages of eligible contracts receivable, equipment and inventories. Actual outstanding borrowings were $5,943,853 and $42,185 at December 31, 1996 and 1997, respectively. The interest rate is calculated at the prime lending rate (8.5% at December 31, 1997) plus three quarters of a percent (.75%) per annum. The loan is secured by substantially all of the Company's assets.

(6) LONG-TERM DEBT

     Long-term debt consists of:

                                                   1996          1997
                                                ----------    ----------
Industrial development bonds..................  $1,999,952    $1,374,952
Less current portion of long-term debt........    (100,000)   (1,374,952)
                                                ----------    ----------
                                                $1,899,952    $       --
                                                ==========    ==========

     In June 1990, the Industrial Development Authority of the County of San Joaquin, California issued $4,200,000 of Industrial Development Bonds. The net proceeds of approximately $4,000,000 were used to fund the construction of a manufacturing facility on leased property located in Lathrop, California. The Company fully utilized the bonds at December 31, 1991. The Company has executed financing statements covering the plant and equipment financed, as security for repayment of the bonds. The bonds are secured by a $1,299,275 letter of credit, and bear interest at an initial rate of 6.75% and fluctuate weekly. The interest rate was 3.65% at December 31, 1997. The bond agreement was amended in 1997 requiring repayment of the balance by December 31, 1998.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(7) INCOME TAXES

     The components of the 1995, 1996 and 1997 provision for Federal and state income tax (expense) benefit computed in accordance with Financial Accounting Standard No. 109 are summarized below:

                                      1995        1996          1997
                                    --------    ---------    -----------
Current:
  Federal.........................  $(14,210)   $ (90,483)   $(7,874,257)
  State...........................    (4,888)    (117,148)    (2,021,309)
                                    --------    ---------    -----------
                                     (19,098)    (207,631)    (9,895,566)
Deferred:
  Federal.........................        --           --      1,634,085
  State...........................        --           --        558,847
                                    --------    ---------    -----------
                                    $(19,098)   $(207,631)   $(7,702,634)
                                    ========    =========    ===========

     Income tax (expense) benefit attributable to income from operations differed from the amounts computed by applying the U.S. Federal income tax rate to pretax income from operations as a result of the following:

                                                 1995     1996     1997
                                                 -----    -----    -----
Taxes, U.S. statutory rates....................  (34.0)%  (34.0)%  (35.0)%
State taxes, less Federal benefit..............     --       --     (4.5)
Utilization of income tax benefit relating to
  loss carryover...............................   34.0     34.0      3.8
Other..........................................   (1.9)    (4.6)    (1.5)
                                                 -----    -----    -----
          Total taxes on income................   (1.9)%   (4.6)%  (37.2)%
                                                 =====    =====    =====

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                         1996           1997
                                                      -----------    -----------
    Deferred tax assets:
      Reserves and accruals not recognized for
         income tax purposes........................  $ 1,114,987    $ 2,490,821
      Net operating loss carryforwards..............      209,100             --
      State taxes...................................       75,065        474,653
      Other.........................................       29,117        368,579
                                                      -----------    -----------
         Total gross deferred tax assets............    1,428,269      3,334,053
      Less valuation allowance......................   (1,158,714)    (1,059,576)
                                                      -----------    -----------
         Net deferred tax assets....................  $   269,555    $ 2,274,477
                                                      ===========    ===========
    Deferred tax liabilities:
      Revenue recognition...........................  $  (171,360)   $   (73,589)
      Prepaids......................................      (98,195)        (7,955)
                                                      -----------    -----------
         Totals gross deferred tax liabilities......     (269,555)       (81,544)
                                                      -----------    -----------
         Net deferred tax assets....................  $        --    $ 2,192,933
                                                      ===========    ===========

     These amounts have been presented in the balance sheet as follows:

                                                           1996          1997
                                                        ----------    ----------
    Current deferred tax asset........................  $       --    $2,094,059
    Noncurrent deferred tax asset.....................          --        98,874
                                                        ----------    ----------
         Total deferred tax assets....................  $       --    $2,192,933
                                                        ==========    ==========

     The net change in the total valuation allowance for the year ended December 31, 1997 was a decrease of $99,138.

     The Company's net operating loss carryforward amounted to $615,000 and $0 for the years ended December 31, 1996 and 1997, respectively.

(8) TRANSACTIONS WITH RELATED PARTIES

SALES

     The Company sells modular classrooms to certain companies and partnerships, where shareholders and partners are either shareholders or an officer of the Company. The buildings are then leased to various school districts by the related companies and partnerships.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     The table below summarizes the classroom sales to related parties:

                                               1995         1996          1997
                                             --------    ----------    ----------
    Sales..................................  $600,228    $1,452,868    $2,942,313
    Cost of goods sold.....................   531,152     1,239,425     2,530,803
    Gross profit percentage................     11.51%        14.69%        13.99%
                                             ========    ==========    ==========

     The related party purchases modular relocatable classrooms from the Company, upon standard terms and at standard wholesale prices.

     Due from affiliates includes a portion of unpaid invoices as a result of the above transactions. As of December 31, 1996 and 1997 these amounts totaled $431,755 and $825,963, respectively. Additional amounts arising from these transactions are included in the following captions:

                                                            1996         1997
                                                          --------    ----------
    Costs and estimated earnings in excess of billings
      on uncompleted contracts..........................  $417,780    $1,406,897
    Billings in excess of costs and estimated earnings
      on uncompleted contracts..........................   (12,572)      (65,405)
                                                          ========    ==========

NOTE RECEIVABLE

     At December 31, 1996 and 1997, the Company had one note receivable from a related party partnership in the amount of $45,212. The partnership is composed of an officer and shareholders of the Company. The note bears interest at 10% and is payable upon demand. Unpaid interest related to this note, and two other related party notes with principal repayment in 1996, totaled $322,312 at December 31, 1996 and $226,671 at December 31, 1997 and is included in due from affiliates. The Company has negotiated payment terms on the accrued interest and is receiving regular interest payments.

OPERATING LEASES

     The Company leases various land at its manufacturing facilities. The present manufacturing facility leases are with the Company's Chairman and partnerships composed of an officer and shareholders. All related party leases require monthly payments which aggregate $37,000. In connection with the lease at the Lathrop facility, the Company made an $83,000 security deposit during 1990.

     In 1994, due to declines in real estate values, the Company's Chairman and partnerships reduced the monthly lease rates for the manufacturing facilities to an aggregate of $37,000. The reduced rents will continue for as long as real estate values remain depressed.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     Future minimum lease payments under these leases are discussed in note 14. Included in cost of sales is $435,000, $447,000 and $444,000 in rent expense paid to related parties for the years ended December 31, 1995, 1996, and 1997, respectively.

(9) 401(K) PLAN

     The Company has a tax deferred savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees can contribute up to 12% of gross annual earnings. Company contributions, made on a 50% matching basis, are determined annually. The Company's contributions were $36,937, $53,031 and $77,016 in 1995, 1996, and 1997, respectively.

(10) STOCK OPTIONS

     In 1989, the Company's shareholders approved a stock option plan (the 1989
Plan). The 1989 Plan provides for the grant of both incentive and non-qualified options to purchase up to 400,000 shares of the Company's common stock. The incentive stock options can be granted only to employees, including officers of the Company, while non-qualified stock options can be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company.

     The exercise price of the stock options cannot be less than the fair market at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

     Stock options outstanding under the 1989 Plan are summarized as follows:

                                                               WEIGHTED
                                                                AVERAGE
                                                 SHARES     EXERCISE PRICE
                                                --------    ---------------
December 31, 1994.............................   400,000        $ 1.92
  Granted.....................................    45,000         2.125
  Terminated..................................   (45,000)         3.00
                                                --------        ------
December 31, 1995.............................   400,000          1.82
  Exercised...................................  (114,500)         1.87
                                                --------        ------
December 31, 1996.............................   285,500          1.82
  Terminated..................................    (1,000)         1.50
  Exercised...................................   (78,450)         2.12
                                                --------        ------
December 31, 1997.............................   206,050        $ 1.70
                                                ========        ======

     As of December 31, 1997, 142,450 options are vested and exercisable at prices ranging from $.625 to $10.00 per share under the 1989 Plan. With respect to options issued pursuant to the Del-Tec acquisition, 50,000 options were exercised during 1997 and 75,000 options remained outstanding as of December 31, 1997.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     In March of 1994, pursuant to a vote of the Board of Directors, a nonqualified option plan was approved (the March 1994 Plan). The March 1994 Plan provides for the grant of 200,000 options to purchase shares of the Company's common stock. The exercise price of the stock options cannot be less than the fair market at the date of the grant. All of these options were granted during 1994.

     Stock options outstanding at December 31, 1996, under the March 1994 Plan are summarized as follows:

                                                                WEIGHTED
                                                                AVERAGE
                                                   SHARES    EXERCISE PRICE
                                                   -------   --------------
December 31, 1994................................  200,000       $1.22
  Exercised......................................       --          --
                                                   -------       -----
December 31, 1995................................  200,000        1.22
  Exercised......................................  (15,000)       1.19
                                                   -------       -----
December 31, 1996................................  185,000        1.22
  Exercised......................................  (15,900)       1.40
                                                   -------       -----
December 31, 1997................................  169,100       $1.21
                                                   =======       =====

     As of December 31, 1997, 126,600 options are vested and exercisable at prices ranging from $1.19 to $1.50 per share under the March 1994 Plan.

     In May of 1994, in conjunction with the offering of preferred stock (note
11) the Board of Directors voted and approved an additional stock option plan (the May 1994 Plan). The May 1994 Plan provides for the grant of both incentive and non-qualified options to purchase up to 500,000 shares of the Company's common stock. The incentive stock options can be granted only to employees, including officers of the Company, while non-qualified stock options can be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company. The exercise price of the stock options cannot be less than the fair market at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     Stock options outstanding under the May 1994 Plan, are summarized as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                         SHARES     EXERCISE PRICE
                                                         -------    --------------
December 31, 1994......................................  285,000       $ 1.50
  Granted..............................................   35,000         2.125
  Terminated...........................................  (35,000)        1.50
                                                         -------       -------
December 31, 1995......................................  285,000         1.60
  Granted..............................................  205,000         2.59
  Terminated...........................................  (37,500)        1.50
  Exercised............................................  (12,500)        1.50
                                                         =======       =======
December 31, 1996......................................  440,000         2.06
  Granted..............................................    7,500        19.50
  Exercised............................................   (9,375)        3.86
                                                         -------       -------
December 31, 1997......................................  438,125       $ 2.32
                                                         =======       =======

     As of December 31, 1997, 216,675 options are vested and exercisable at prices ranging from $1.50 to $4.50 per share under the May 1994 Plan.

     In July 1996, the Company's Board of Directors authorized the grant of options to purchase up to 500,000 shares of the Company's common stock. The non-statutory options may be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant service to the Company. The exercise price of the stock options cannot be less than the fair market value at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

     Stock options outstanding under the July 1996 Plan, are summarized as follows:

                                                               WEIGHTED
                                                               AVERAGE
                                                 SHARES     EXERCISE PRICE
                                                 -------    --------------
December 31, 1995..............................       --        $   --
  Granted......................................  110,000          4.50
                                                 -------        ------
December 31, 1996..............................  110,000          4.50
  Granted......................................  263,333          8.75
  Terminated...................................   (4,202)        12.62
  Exercised....................................  (16,798)         4.89
                                                 -------        ------
December 31, 1997..............................  352,333        $ 7.56
                                                 =======        ======

     As of December 31, 1997, 81,500 options are vested and exercisable at prices ranging from $4.50 to $12.62 per share under the July 1996 Plan.

     All stock options have a maximum term of ten years and become fully exercisable in accordance with a predetermined vesting schedule which varies.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     The per share weighted-average fair value of stock options granted during 1996 and 1997 was $1.94 and $9.05, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions; 1995 -- expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 72.66%, and expected life of four years;
1996 -- expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 72.66%, and an expected life of four years; 1997 -- expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 73.06%, and an expected life of four years. The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                      1995         1996          1997
                                    --------    ----------    -----------
Net Income
     As Reported..................  $964,799    $4,269,032    $13,008,285
     Pro Forma....................   862,133     3,657,659     12,044,970
                                    ========    ==========    ===========
Basic earnings per share
     As Reported..................  $   0.25    $     0.77    $      1.47
     Pro forma....................      0.27          0.67           1.36
                                    ========    ==========    ===========
Fully diluted earnings per share
     As Reported..................  $   0.14    $     0.47    $      1.31
     Pro Forma....................      0.13          0.40           1.22
                                    ========    ==========    ===========

     Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

(11) 5% CONVERTIBLE PREFERRED STOCK

     In May of 1994, in a private transaction without registration under the Securities Act, the Company sold 2,850,000 shares of Series A 5% Convertible Preferred Stock. The Preferred Stock was sold at $1.00 per share resulting in proceeds before costs and expenses of $2,850,000. All of the Series A 5% Convertible Preferred Stock was converted into Common Stock during 1996. In connection with this private placement of the Series A 5% Preferred Stock, the shareholders were granted warrants to purchase an aggregate of 1,385,000 shares of common stock at $1.50 (subject to adjustment in certain events), as well as warrants to purchase an aggregate of 1,375,000 additional shares at $2.00 per share (subject to adjustments in certain events). All warrants were either exercised or expired during 1996. Dividends in the amount of $166,320 and $47,500 were declared for the years ended December 31, 1995 and 1996, respectively.

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(12) MAJOR CUSTOMER

     The Company had sales to two major customers which represented the following percentage of net sales:

                                                     1995    1996    1997
                                                     ----    ----    ----
Customer A.........................................   9%      13%      4%
Customer B.........................................   0%       4%     11%
                                                      ==      ==      ==

(13) SUPPLEMENTAL CASH FLOW DISCLOSURES

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                1995        1996         1997
                                              --------    --------    ----------
    Cash paid during the year for:
      Interest..............................  $248,443    $470,248    $1,058,256
                                              ========    ========    ==========
      Income taxes..........................  $     --    $ 24,320    $8,400,000
                                              ========    ========    ==========

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:

     During 1995, $273,594 of notes receivable from officer shareholders was repaid by delivery of 155,988 shares of common stock at market value.

     During 1996, 2,850,000 shares of Series A 5% convertible Preferred Stock were converted into 2,850,000 shares of common stock, in accordance with the private placement (note 11).

(14) COMMITMENTS AND CONTINGENCIES

LAND LEASES

     The Company has entered into agreements to lease land at its manufacturing facilities in Perris and Lathrop, California. Minimum lease payments under these noncancelable operating leases for the next five years and thereafter are as follows:

                      YEAR ENDING DECEMBER 31:
                      ------------------------
         1998...................................................  $  569,000
         1999...................................................     515,000
         2000...................................................     513,000
         2001...................................................     444,000
         2002...................................................     444,000
         Thereafter.............................................   6,002,000
                                                                  ----------
                                                                  $8,487,000
                                                                  ==========

                                 MODTECH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     Of the $8,487,000 in future rental payments, substantially all is to related parties (note 8). Rent expense for the years ended December 31, 1995, 1996 and 1997 was $435,000, $447,000 and $522,000, respectively.

     The manufacturing facility in Patterson, California was purchased in January 1998 (note 18), and is not included above.

(15) SECONDARY STOCK OFFERING

     In November 1997 the Company sold 1,000,000 shares of common stock at $20 per share. The net proceeds to the Company were $18,600,000, after the deduction of underwriting discounts, commissions and offering expenses paid by the Company.

     The Company used a portion of the proceeds to repay amounts outstanding under the Company's $20,000,000 revolving loan agreement with a bank (note 5). The remaining net proceeds are expected to be used as additions to working capital.

(16) WARRANTY

     The Company provides a one year warranty relating to the workmanship on their modular units. To date, warranty costs incurred on completed contracts have been immaterial.

(17) PENDING CLAIMS AND LITIGATION

     In the normal course of business, the Company has been named in several claims and lawsuits arising out of the failure to pay subcontractors or for alleged breach of assigned security. In the opinion of management, the outcome of the claims will not have a material effect on the Company's financial position or results of operations.

(18) SUBSEQUENT EVENTS

     The manufacturing facility in Patterson, California was leased from Miller Structures, Inc. from October 1996 through December 1997. The lease payments are included in rent expense. The Company purchased the facility in January 1998.

     On March 2, 1998, the Company announced that it had signed an agreement to purchase a majority interest in Trac Modular Manufacturing, Inc (Trac). Trac is based in Glendale, Arizona. Subsequent to the completion of due diligence, the transaction closed on March 20, 1998.

                                  SCHEDULE II

                                 MODTECH, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                      BALANCE AT
                                      BEGINNING     CHARGED                  BALANCE AT
            DESCRIPTION                OF YEAR     TO EXPENSE   DEDUCTIONS   END OF YEAR
            -----------               ----------   ----------   ----------   -----------
Allowance for contract adjustments:
Year ended December 31, 1995........   $425,390      $   --      $(17,300)    $408,090
                                       ========      ======      ========     ========
Year ended December 31, 1996........   $408,090      $5,866      $   (583)    $413,373
                                       ========      ======      ========     ========
Year ended December 31, 1997........   $413,373      $   --      $ (3,254)    $410,119
                                       ========      ======      ========     ========

                                 MODTECH, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1997            1998
                                                      ------------    -------------
                                                        AUDITED         UNAUDITED
Current assets
  Cash..............................................  $11,629,000      $30,450,000
  Contracts receivable, net, including costs in
     excess of billings of $16,021,000 and
     $13,738,000 in 1997 and 1998, respectively.....   37,531,000       33,565,000
  Inventories.......................................    3,932,000        2,828,000
  Due from affiliates...............................    1,098,000          694,000
  Deferred tax asset................................    2,094,000        2,094,000
  Other current assets..............................      310,000          402,000
                                                      -----------      -----------
          Total current assets......................   56,594,000       70,033,000
                                                      -----------      -----------
Property and equipment, net.........................   11,229,000       12,221,000
Other assets
  Deferred tax asset................................       99,000           99,000
  Other assets......................................      298,000          134,000
                                                      -----------      -----------
                                                      $68,220,000      $82,487,000
                                                      ===========      ===========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities..........  $11,763,000      $13,834,000
  Billings in excess of costs.......................    6,997,000        6,402,000
  Current portion of long-term debt.................    1,417,000               --
                                                      -----------      -----------
          Total current liabilities.................   20,177,000       20,236,000
Stockholders equity
  Common stock, shares authorized, $.01 par.
     Authorized 20,000,000 shares; issued and
     outstanding 9,856,000 and 9,871,000 in 1997 and
     1998, respectively.............................       98,000          100,000
  Additional paid-in capital........................   39,331,000       39,573,000
  Retained earnings.................................    8,614,000       22,578,000
                                                      -----------      -----------
          Total shareholders' equity................   48,043,000       62,251,000
                                                      -----------      -----------
                                                      $68,220,000      $82,487,000
                                                      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                                 MODTECH, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                             THREE MONTHS ENDED             NINE MONTHS ENDED
                               SEPTEMBER 30,                  SEPTEMBER 30,
                         --------------------------    ---------------------------
                            1997           1998           1997            1998
                         -----------    -----------    -----------    ------------
Net sales..............  $39,805,000    $37,243,000    $98,711,000    $113,119,000
Cost of goods sold.....   31,235,000     28,408,000     78,923,000      87,083,000
                         -----------    -----------    -----------    ------------
     Gross profit......    8,570,000      8,835,000     19,788,000      26,036,000
Selling, general, and
  administrative
  expenses.............    1,362,000      1,102,000      3,544,000       3,843,000
                         -----------    -----------    -----------    ------------
     Income from
       operations......    7,208,000      7,733,000     16,244,000      22,193,000
                         -----------    -----------    -----------    ------------
Other income (expense):
  Interest income
     (expense), net....     (274,000)       305,000       (823,000)        694,000
  Other -- net.........        8,000          3,000         72,000          18,000
                         -----------    -----------    -----------    ------------
                            (266,000)       308,000       (751,000)        712,000
                         -----------    -----------    -----------    ------------
     Income before
       income taxes....    6,942,000      8,041,000     15,493,000      22,905,000
Income taxes...........   (2,456,000)    (2,862,000)    (5,812,000)     (8,511,000)
                         -----------    -----------    -----------    ------------
     Net income........  $ 4,486,000    $ 5,179,000    $ 9,681,000    $ 14,394,000
                         ===========    ===========    ===========    ============
Basic earnings per
  share................  $      0.47    $      0.52    $      1.01    $       1.46
                         ===========    ===========    ===========    ============
Weighted-average shares
  outstanding..........    9,611,000      9,871,000      9,611,000       9,871,000
                         ===========    ===========    ===========    ============
Diluted earnings per
  share................  $      0.47    $      0.48    $      1.00    $       1.33
                         ===========    ===========    ===========    ============
Weighted-average shares
  outstanding..........    9,647,000     10,800,000      9,647,000      11,000,000
                         ===========    ===========    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                         MODTECH, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                     ---------------------------
                                                         1997           1998
                                                     ------------    -----------
Cash flows from operating activities:
  Net income.......................................  $  9,681,000    $14,394,000
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization...............       866,000        890,000
       (Increase) decrease in operating assets and
          liabilities:
          Contracts receivable.....................   (21,779,000)     3,966,000
          Inventories..............................    (1,394,000)     1,104,000
          Due from affiliates......................      (490,000)       404,000
          Other assets.............................       (35,000)        72,000
          Deferred tax asset.......................            --             --
          Accounts payable and accrued
             liabilities...........................     3,255,000      2,071,000
          Billings in excess of costs..............     4,827,000       (595,000)
                                                     ------------    -----------
          Net cash provided by (used in) operating
             activities............................    (5,069,000)    22,306,000
                                                     ------------    -----------
Cash flows from investing activities:
  Proceeds from sale of equipment..................            --             --
  Purchase of property and equipment...............      (981,000)    (1,882,000)
                                                     ------------    -----------
          Net cash used in investing activities....      (981,000)    (1,882,000)
                                                     ------------    -----------
Cash flows from financing activities:
  Net principal borrowings (payments) under
     revolving credit lines........................     6,064,000             --
  Principal payments on long-term debt.............            --     (1,417,000)
  Investment in affiliate..........................            --       (250,000)
  Conversion of stock options......................        96,000         64,000
                                                     ------------    -----------
Net cash provided by (used in) financing
  activities.......................................     6,160,000     (1,603,000)
                                                     ------------    -----------
Net increase in cash...............................       110,000     18,821,000
Cash at beginning of period........................       405,000     11,629,000
                                                     ------------    -----------
Cash at end of period..............................  $    515,000    $30,450,000
                                                     ============    ===========

   The accompanying notes are an integral part of these financial statements.

                                 MODTECH, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

(1) MANAGEMENT OPINION

     In the opinion of management, the condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

     The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

     Certain statements in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward -- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements, expressed or implied by such forward -- looking statements.

(2) TAXES ON INCOME

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(3) EARNINGS PER SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike Primary earnings per share, basic earnings per share excludes any dilutive effects of options and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirement.

ITEM 2.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth certain items in the Condensed Statements of Income as a percent of net sales.

                                                  PERCENT OF        PERCENT OF
                                                  NET SALES         NET SALES
                                                 THREE MONTHS      NINE MONTHS
                                                    ENDED             ENDED
                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                --------------    --------------
                                                1997     1998     1997     1998
                                                -----    -----    -----    -----
Net sales.....................................  100.0%   100.0%   100.0%   100.0%
Gross profit..................................   21.5     23.7     20.0     23.0
Selling, general and administrative...........    3.4      3.0      3.6      3.4
Income from operations........................   18.1     20.8     16.5     19.6
Interest income (expense), net................   (0.7)     0.8     (0.8)     0.6
Income before taxes on income.................   17.4     21.6     15.7     20.2

     Net sales decreased by $2,562,000 or 6.4% for the three months and increased by $14,408,000 or 14.6% for the nine months ended September 30, 1998. The overall increase in revenue is attributable to the growth in the school population, the Class Size Reduction program and a diversification of our product line. The three month decrease was primarily due to the delay by the California Legislature in the adoption of the California state fiscal budget for 1998/1999.

     Gross profit as a percentage of net sales for the three and nine months ended September 30, 1998 increased to 23.7% and 23.0% from 21.5% and 20.0% for the same period in 1997. The increase was due principally to the utilization of the manufacturing facilities and the realization of manufacturing efficiencies and product mix.

     Selling, general and administrative expenses decreased for the three months ended September 30, 1998 by $260,000 and increased for the nine months ended September 30, 1998 by $299,000, a change of 19.1% and 8.4% respectively. The increase is primarily due to the increase in sales expense as well as the increase in the number of employees. As a percentage of sales, selling, general, and administrative expenses for the three and nine months ended September 30, are 3.0% and 3.4% for 1998. The percentages were 3.4% and 3.6% for the same period in 1997.

     Due to a higher cash balance and reduced line of credit borrowing, the nine months ended September 30, 1998 reflects net interest income of $712,000 compared to net interest expense of $751,000 for the same period in 1997, a favorable increase of $1,463,000 or 194.8%.

     On March 20, 1998, the Company purchased an 80% interest in Trac Modular Manufacturing, Inc (Trac). The purchase price approximated the fair value of net assets on the purchase date. Trac is based in Glendale, Arizona. The financial activity for this subsidiary has been included in the Company's financial statements for the second and third quarter of 1998.

     Modtech, Inc. has announced that it has entered into a definitive agreement to purchase 100% of the equity of SPI Manufacturing, Inc. ("SPI"), a provately held company. SPI is a leading designer, manufacturer and wholesaler of commercial and light industrial modular buildings. The transaction is scheduled to close in December 1998 and is subject to shareholder and regulatory approval.

     The acquisition will be structured as a merger transaction whereby each of Modtech, Inc. and SPI will become wholly owned subsidiaries of a newly formed public holding company, Modtech Holdings. Modtech holdings will acquire SPI for consideration consisting of approximately $8 million in cash and approximately 5 million shares of holding company common stock. Modtech Holdings will also refinance approximately $32 million of SPI debt. The merger agreement also provides that Modtech, Inc. shareholders will receive approximately $3.66 per share (in the aggregate, approximately $40 million) and that all of the outstanding Modtech, Inc. shares will be converted into Modtech Holdings common stock (approximately 10 million shares) at an effective ratio of approximately 1 Modtech, Inc. share to 0.85 shares of Modtech Holdings. Modtech Holdings shares will be traded on NASDAQ in replacement of the existing Modtech, Inc. shares.

     SPI had pro forma consolidated net sales of approximately $80 million for the fiscal year ended March 31, 1998, which include the results of its California operations, the Texas operation which was acquired in February 1998 and the Arizona operation which was acquired in April 1998.

INFLATION

     In the past, the Company has not been adversely affected by inflation, because it has been generally able to pass along to its customers increases in the costs of labor and materials.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has generated cash to meet its needs from operations, bank borrowings and public offerings. At September 30, 1998, the Company had $30,450,000 in cash. During the nine months ended September 30, 1998, the Company provided cash in it's operating activities.

     The Company has a revolving loan commitment that will expire in the year 2000. The Company is entitled to borrow, from time to time up to $20,000,000 with actual borrowings limited to specified percentages of eligible accounts receivables, equipment and inventories. On September 30, 1998, no amounts were outstanding under this loan.

     During the three and nine months ended September 30, 1998,certain directors, officers or employees exercised 14,575 and 49,575 common stock options for a total of $41,688 and $63,738, respectively.

     Management believes that the Company's existing product lines and manufacturing capacity will enable the Company to generate sufficient cash through operations, supplemented by periodic use of its existing bank line of credit, to finance the Company's business at current levels over the next 12 months. Additional cash resources may be required if the Company is able to expand its business beyond current levels. For example, it will be necessary for the Company to construct or acquire additional manufacturing facilities in order for the Company to compete effectively in new market areas or states which are beyond a 300 mile radius from one of its production facilities. The construction or acquisition of new facilities would require significant additional capital. For these reasons, among others, the Company may need additional debt or equity financing in the future. There can be, however, no assurance that the Company will be successful in obtaining such additional financing, or that any such financing will be available on terms acceptable to the Company.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined the adoption of SFAS 130 will not have a material impact on the Company's combined financial statement or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries", to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. SFAS 132, requiring only additional information disclosures, is effective for the Company's fiscal year ending December 31, 1998.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Application of SFAS 133 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

YEAR 2000

     The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

     The Company has investigated the impact of the Year 2000 problem on its business, including the Company's operational, information and financial systems. Based on this investigation, the Company does not expect the Year 2000 problem, including the cost of making the Company's computerized information systems Year 2000 compliant, to have a material adverse impact on the Company's financial position or results of operations in future periods. However, the inability of the Company to resolve all potential Year 2000 problems in a timely manner could have a material adverse impact on the Company.

     The Company has also initiated communications with significant suppliers and vendors on which the Company relies in an effort to determine the extent to which the Company's business is vulnerable to the failure by these third parties' to remediate their Year 2000 problems. While the Company had not been informed of any material risks associated with the Year 2000 problem on these entities, there can be no assurance that the computerized information systems of these third parties will be Year 2000 compliant on a timely basis. The inability of these third parties to remediate their Year 2000 problems could have a material adverse impact on the Company.


     To the extent possible, the Company will be developing and executing contingency plans designed to allow continued operation in the event of failure of the Company's or third parties' computer systems.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
SPI Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of SPI HOLDINGS, INC. (a Colorado corporation) as of January 31, 1997, March 27, 1997 and March 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended January 31, 1996 and 1997, the period from February 1, 1997 to March 27, 1997, and the year ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SPI Holdings, Inc. as of January 31, 1997, March 27, 1997 and March 31, 1998 and the results of its operations and its cash flows for the years ended January 31, 1996 and 1997, the period from February 1, 1997 to March 27, 1997 and the year ended March 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 22, 1998

                               SPI HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                     ASSETS

                                                                  PREDECESSOR(1)         COMPANY
                                                              -----------------------   ---------
                                                              JANUARY 31,   MARCH 27,   MARCH 31,
                                                                 1997         1997        1998
                                                              -----------   ---------   ---------
CURRENT ASSETS:
  Cash......................................................    $1,243       $1,991      $ 1,119
  Accounts receivable, net of allowance for doubtful
     accounts of $26 at January 31, 1997 and March 31, 1997
     and $122 at March 31, 1998, respectively...............     2,819        3,320        4,034
  Accounts receivable from former officers..................     1,380        1,433           --
  Inventories...............................................       918        1,215        2,761
  Notes receivable from related parties.....................       470          540           --
  Interest receivable.......................................        48           --           --
  Income tax receivable.....................................        --           --          166
  Deferred tax asset........................................        25           25          152
  Prepaid expenses..........................................         2           14          380
                                                                ------       ------      -------
          Total current assets..............................     6,905        8,538        8,612
                                                                ------       ------      -------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost:
     Furniture, fixtures and equipment......................       338          338        1,194
     Vehicles...............................................       239          215           49
     Leasehold improvements.................................       375          380          390
     Lease assignment and interest..........................        --           --          566
                                                                ------       ------      -------
                                                                   952          933        2,199
  Less -- Accumulated depreciation..........................      (219)        (231)        (330)
                                                                ------       ------      -------
                                                                   733          702        1,869
                                                                ------       ------      -------
OTHER ASSETS:
  Deposits..................................................        10           10           40
  Deferred tax asset........................................        --           --           50
  Goodwill, net of accumulated amortization of $239 at March
     31, 1998...............................................        --           --       11,934
  Deferred loan fees, net of accumulated amortization of
     $123 at March 31, 1998.................................        --           --          638
  Covenants not to compete, net of accumulated amortization
     of $575 at March 31, 1998..............................        --           --        2,625
                                                                ------       ------      -------
          Total assets......................................    $7,648       $9,250      $25,768
                                                                ======       ======      =======

-------------------------
(1) Effective March 28, 1997, SPI Holdings, Inc. acquired Standard Pacific Industries, Inc. ("the Predecessor"). Because the acquisition was accounted for as a purchase, the post-acquisition period is not comparable to the pre-acquisition periods.

   The accompanying notes are an integral part of these consolidated balance sheets.

                               SPI HOLDINGS, INC.

                                ($ IN THOUSANDS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                                 PRO FORMA
                                                             PREDECESSOR(1)         COMPANY    SHAREHOLDERS'
                                                         -----------------------   ---------     EQUITY AT
                                                         JANUARY 31,   MARCH 27,   MARCH 31,   AT MARCH 31,
                                                            1997         1997        1998          1998
                                                         -----------   ---------   ---------   -------------
                                                                                                (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable.....................................    $1,869       $2,021      $ 2,973
  Accrued liabilities..................................       264          533        1,537
  Revolving line of credit.............................        --           --          600
  Current portion of long-term debt....................        10           --        2,332
  Income taxes payable.................................     1,091        1,437           --
                                                           ------       ------      -------
          Total current liabilities....................     3,234        3,991        7,442
                                                           ------       ------      -------
LONG-TERM LIABILITIES:
  Deferred tax liability...............................        21           21           --
  Long-term debt, net of current portion...............        13           --       11,624
                                                           ------       ------      -------
          Total long-term liabilities..................        34           21       11,624
                                                           ------       ------      -------
          Total liabilities............................     3,268        4,012       19,066
                                                           ------       ------      -------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
SHAREHOLDERS' EQUITY:
Convertible preferred stock:
  Class A-1, stated value $2.715 per share:
     1,500,000 shares authorized, 994,335 shares issued
       and outstanding at March 31, 1998...............        --           --        2,628       $   --
  Class A-2, stated value $2.863 per share:
     1,000,000 shares authorized, 272,051 shares issued
       and outstanding at March 31, 1998...............        --           --          725           --
  Class A-3 warrants, no par value: 400,000 shares
     authorized, no shares issued at March 31, 1998....        --           --          647           --
  Class A-4, stated value $4.500 per share:
     155,000 shares authorized, 133,331 shares issued
       and outstanding at March 31, 1998...............        --           --          600           --
Common stock of Predecessor, stated value $1 per share:
  3,600 shares authorized, issued and outstanding at
  January 31, 1997 and March 27, 1997..................         4            4           --           --
Common stock of Company, par value $0.017 per share:
  5,000,000 shares authorized, 333,614 shares issued
  and outstanding at March 31, 1998, 1,733,331 pro
  forma shares at March 31, 1998.......................        --           --            6        4,606
Retained earnings......................................     4,376        5,234        2,096        1,396
                                                           ------       ------      -------       ------
          Total shareholders' equity...................     4,380        5,238        6,702       $6,002
                                                           ------       ------      -------       ------
                                                           $7,648       $9,250      $25,768
                                                           ======       ======      =======

-------------------------
(1) Effective March 28, 1997, SPI Holdings, Inc. acquired Standard Pacific Industries, Inc. ("the Predecessor"). Because the acquisition was accounted for as a purchase, the post-acquisition period is not comparable to the pre-acquisition periods.
   The accompanying notes are an integral part of these consolidated balance sheets.

                               SPI HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PREDECESSOR(1)
                                 --------------------------------------     COMPANY
                                     YEAR ENDED          PERIOD FROM       ----------
                                    JANUARY 31,        FEBRUARY 1, 1997    YEAR ENDED
                                 ------------------      TO MARCH 27,      MARCH 31,
                                  1996       1997            1997             1998
                                 -------    -------    ----------------    ----------
Net Sales......................  $13,429    $24,113         $6,033          $42,180
Cost of Sales..................   10,541     19,035          4,106           32,458
                                 -------    -------         ------          -------
       Gross profit............    2,888      5,078          1,927            9,722
                                 -------    -------         ------          -------
Operating Expenses:
  Selling and administrative...    2,609      1,644            507            2,667
  Management and monitoring
     fees......................       --         --             --              225
  Depreciation.................       49         78             13              263
  Amortization.................       --         --             --            1,488
                                 -------    -------         ------          -------
                                   2,658      1,722            520            4,643
                                 -------    -------         ------          -------
       Income from
          operations...........      230      3,356          1,407            5,079
                                 -------    -------         ------          -------
Other Income/(Expense):
  Interest expense.............       (5)        (1)            --           (1,477)
  Interest income..............       85         79             21               38
  Miscellaneous income.........       34        111             90               36
  Penalties and interest on
     income taxes..............       --       (117)            --               --
                                 -------    -------         ------          -------
                                     114         72            111           (1,403)
                                 -------    -------         ------          -------
       Income before provision
          for income taxes.....      344      3,428          1,518            3,676
Provision for Income Taxes.....      141      1,409            660            1,580
                                 -------    -------         ------          -------
       Net income..............  $   203    $ 2,019         $  858          $ 2,096
                                 =======    =======         ======          =======
Earnings Per Share:
  Basic........................                                             $  1.30
                                                                            =======
  Diluted......................                                             $  1.12
                                                                            =======

-------------------------
(1) Effective March 28, 1997, SPI Holdings, Inc. acquired the Predecessor entity. Because the acquisition was accounted for as a purchase, the post-acquisition period is not comparable to the pre-acquisition periods.

 The accompanying notes are an integral part of these consolidated statements.

                               SPI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                   TOTAL
                                COMMON STOCK      PREFERRED STOCK                  SHARE-
                              ----------------    ----------------    RETAINED    HOLDERS'
                              SHARES    AMOUNT    SHARES    AMOUNT    EARNINGS     EQUITY
                              ------    ------    ------    ------    --------    --------
PREDECESSOR(1):
  Balance, January 31,
     1995...................     4       $ 4         --     $   --     $2,154      $2,158
     Net Income.............    --        --         --         --        203         203
                               ---       ---      -----     ------     ------      ------
  Balance, January 31,
     1996...................     4         4         --         --      2,357       2,361
     Net Income.............    --        --         --         --      2,019       2,019
                               ---       ---      -----     ------     ------      ------
  Balance, January 31,
     1997...................     4         4         --         --      4,376       4,380
     Net Income.............    --        --         --         --        858         858
                               ---       ---      -----     ------     ------      ------
  Balance, March 27, 1997...     4       $ 4         --     $   --     $5,234      $5,238
                               ===       ===      =====     ======     ======      ======
COMPANY:
  Balance, March 27, 1997...    --       $--         --     $   --     $   --      $   --
     Common stock
       issuance.............   334         6         --         --         --           6
     Series A-1 issuance....    --        --        994      2,628         --       2,628
     Series A-2 issuance....    --        --        272        725         --         725
     Series A-3 warrants
       issuance.............    --        --         --        647         --         647
     Series A-4 issuance....    --        --        133        600         --         600
     Net Income.............    --        --         --         --      2,096       2,096
                               ---       ---      -----     ------     ------      ------
  Balance, March 31, 1998...   334       $ 6      1,399     $4,600     $2,096      $6,702
                               ===       ===      =====     ======     ======      ======

-------------------------
(1) Effective March 28, 1997, SPI Holdings, Inc. acquired the Predecessor entity. Because the acquisition was accounted for as a purchase, the post-acquisition period is not comparable to the pre-acquisition periods.

 The accompanying notes are an integral part of these consolidated statements.

                               SPI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                     PREDECESSOR(1)
                                                          ------------------------------------    COMPANY
                                                             YEAR ENDED         PERIOD FROM      ----------
                                                             JANUARY 31,      FEBRUARY 1, 1997   YEAR ENDED
                                                          -----------------     TO MARCH 27,     MARCH 31,
                                                           1996      1997           1997            1998
                                                          ------    -------   ----------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..........................................  $  203    $ 2,019       $   858         $ 2,096
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization.....................      49         78            13           1,203
      Net gain on disposition of equipment..............      --        (12)           --              --
      Provision for deferred income taxes...............      --        (25)           --            (134)
    Changes in assets and liabilities, net of assets
      acquired and liabilities assumed:
      Accounts receivable...............................     271     (1,907)         (501)           (142)
      Inventories.......................................      (5)      (391)         (297)           (623)
      Notes receivable from related parties.............    (395)       (74)          (71)             --
      Interest receivable...............................      (7)       (41)           48              --
      Prepaid expenses..................................     (20)        18           (12)           (367)
      Other assets......................................     (23)        23            --             (30)
      Accounts payable..................................     (74)     1,271           153             403
      Accrued liabilities...............................     727       (671)          269             666
      Deferred tax liability............................      --         21            --             (25)
      Income taxes payable..............................     218        504           346          (1,603)
                                                          ------    -------       -------         -------
         Net cash provided by operating activities......     944        813           806           1,444
                                                          ------    -------       -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of equipment and leasehold improvements...    (411)      (193)           (7)         (1,260)
    Insurance proceeds from theft of equipment..........      --         21            --              --
    (Increase) decrease in accounts receivable from
      officers..........................................      --     (1,380)          (53)          1,600
    Investment in Office Master, net of cash received...      --         --            --          (3,893)
    Payments under non-compete agreements...............      --         --            --            (600)
                                                          ------    -------       -------         -------
         Net cash used in investing activities..........    (411)    (1,552)          (60)         (4,153)
                                                          ------    -------       -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable...................      --        (33)            2          (6,442)
  Proceeds from notes payable...........................      --         25            --              --
  Additions to notes payable............................      --         --            --           8,604
  Issuance of common stock..............................      --         --            --             600
  Issuance of warrants..................................      --         --            --              75
                                                          ------    -------       -------         -------
         Net cash provided by (used in) financing
           activities...................................      --         (8)            2           2,837
                                                          ------    -------       -------         -------
Net increase
(Decrease) in cash......................................     533       (747)          748             128
Cash, beginning of period...............................   1,457      1,990         1,243             991
                                                          ------    -------       -------         -------
Cash, end of period.....................................  $1,990    $ 1,243       $ 1,991         $ 1,119
                                                          ======    =======       =======         =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..............  $    5    $     1       $    --         $ 1,303
                                                          ======    =======       =======         =======
  Cash paid during the period for income taxes..........  $  201    $   520       $   314         $ 2,851
                                                          ======    =======       =======         =======

-------------------------
(1) Effective March 28, 1997, SPI Holdings, Inc. acquired the Predecessor entity. Because the acquisition was accounted for as a purchase, the post-acquisition period is not comparable to the pre-acquisition periods.

 The accompanying notes are an integral part of these consolidated statements.

                               SPI HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. COMPANY BACKGROUND AND BUSINESS

     SPI Holdings, Inc. dba SPI Manufacturing, Inc. (the Company), was incorporated in the state of Colorado in 1996. On March 27, 1997 the Company completed a transaction to acquire all of the then outstanding shares of Ronfran Inc., doing business as Standard Pacific Industries, Inc. (the Predecessor) The acquisition by the Company was accounted for as a purchase. Accordingly, the assets and liabilities were revalued based on relative fair market values as follows: (in thousands)

  Assets acquired:
  Cash......................................................  $   991
  Accounts receivable, net..................................    3,320
  Inventory.................................................    1,215
  Property, plant and equipment, net........................      662
  Covenant not to compete...................................    2,500
  Goodwill..................................................    9,190
  Other.....................................................       49
                                                              -------
                                                               17,927
                                                              -------
  Liabilities assumed:
  Accounts payable and accrued liabilities..................    4,034
  Long-term liabilities.....................................       21
                                                              -------
                                                                4,055
                                                              -------
  Net purchase price........................................  $13,872
                                                              =======

     The purchase price above includes related transaction costs of $228,000 and the subsequent payment by the sellers of $1,600,000 for post-closing adjustments to the purchase price pursuant to the purchase agreement.

     The Company has consummated the following acquisitions:

     - Leasehold interest in a manufacturing facility and certain assets of a former mobile home manufacturer located in Ontario, California (August,
       1997)

     - Office Master of Texas, Inc. ("Office Master"), a manufacturer of modular buildings located in the Dallas, Texas area (February, 1998)

     - Rosewood Enterprises, Inc. Modular Manufacturing ("Rosewood"), a Phoenix-based manufacturer of modular buildings (April, 1998 -see Note 16)

     The acquisitions of Office Master and Rosewood, which consisted of the acquisition of all outstanding shares of common stock, have or will be accounted for under the purchase method.

     The Company manufactures modular buildings at its four production facilities in Southern California, Texas and Arizona, and distributes to customers throughout the western United States, primarily in California. The Company's customers include dealers and leasing companies who then sell or lease the buildings to third-party end users operating in various industries.

                               SPI HOLDINGS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation

     These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Office Master. The Company acquired Office Master on February 24, 1998, and the accompanying consolidated financial statements include the period from acquisition through March 31, 1998 for Office Master operations.

     The effects of operations for the four-day period March 28, 1997 to March 31, 1997 have been included in the year ended March 31, 1998. The Company had sales of approximately $400,000, costs of sales of approximately $251,000 and incurred payroll expenses of approximately $47,000 during the period. There were no other material activities during this four-day period.

     Because of the effects of purchase accounting, the accounts of the Predecessor are not comparable to those of the Company.

     b. Office Master Purchase Price Allocation

     The assets and liabilities were revalued based on relative fair market values as follows: (in thousands)

Assets acquired:
Cash........................................................  $   89
Accounts receivable, net....................................     571
Inventory...................................................     923
Property, plant and equipment, net..........................     213
Goodwill....................................................   2,984
Non-compete covenant........................................     100
                                                              ------
                                                               4,880
                                                              ------
Liabilities assumed:
Accounts payable and accrued liabilities....................     898
                                                              ------
                                                                 898
                                                              ------
Net purchase price..........................................  $3,982
                                                              ======

     Included in the purchase price above are related transaction costs of $148,000, including fees to KRG Capital of $50,000.

                               SPI HOLDINGS, INC.

     c. Inventories

     Inventories are stated at the lower of cost or market. The following is a summary of inventory by component as of January 31, 1997, March 27, 1997 and March 31, 1998 (in thousands):

                                JANUARY 31,     MARCH 27,     MARCH 31,
                                    1997           1997          1998
                                ------------    ----------    ----------
Raw materials.................      $828          $1,138        $2,184
Work-in-process...............        90              77           167
Finished goods................        --              --           550
                                    ----          ------        ------
                                     918           1,215         2,901
  Inventory reserve...........        --              --          (140)
                                    ----          ------        ------
                                    $918          $1,215        $2,761
                                    ====          ======        ======

     Work-in-process consists of raw materials and labor. Overhead costs are not capitalized due to the short construction period, and in the opinion of management, are not material.

     Finished goods typically consist of structures manufactured for customers based upon a verbal or preliminary order but for which a signed purchase order was not received as of the balance sheet date.

     d. Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation is computed using straight-line and accelerated methods over the following estimated useful lives:

Furniture and fixtures................  Seven years
Vehicles and equipment................  One to seven years
Leasehold improvements................  Useful life or life of the lease, whichever is
                                        shorter

     Upon retirement or disposal of depreciable assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations. Major renewals or betterments are capitalized while maintenance costs and repairs are expensed in the period incurred.

     e. Revenue Recognition

     The Company recognizes revenue under the completed-contract method. In accounting for such contracts, income is recognized when performance is substantially completed and accepted.

     f. Goodwill

     The purchase price in excess of the fair market value of net assets acquired for each acquisition is recorded as goodwill and amortized using the straight-line method over a period of 40 years. Accumulated amortization related to goodwill was $239,000 at March 31, 1998.

                               SPI HOLDINGS, INC.

     g. Covenants not to Compete

     Covenants not to compete entered into as part of purchase agreements are amortized over the term of the covenant on a straight-line basis. Accumulated amortization related to the covenants not to compete was $575,000 at March 31, 1998.

     h. Accounting for Equity-based Compensation

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" establishes financial accounting and reporting standards for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The adoption of the accounting methodology of SFAS No. 123 related to employees is optional, and as permitted under SFAS No. 123, the Company intends to continue to account for employee stock options using the intrinsic value methodology in accordance with the Accounting Principles Board Opinion No. 25; however, pro forma disclosures as if the Company adopted the accounting methodology of SFAS No. 123 are required to be presented. (see Note
13)

     i. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     j. Reclassifications

     Certain reclassifications have been made to the prior year financial statements in order to conform with the current year's presentation.

     k. New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS Nos. 130 and 131 "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company does not believe that adoption of these standards will have a material effect on the Company's financial statements. The Company has to date reflected no items of comprehensive income in its statement of shareholders' equity.

     l. Earnings Per Share

     The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings per Share." This Statement requires the presentation of both basic and diluted net income per share for financial statement purposes. Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted net income per share includes the effect of the potential shares outstanding, including dilutive stock options using the treasury stock method.

                               SPI HOLDINGS, INC.

     Concurrent with the proposed merger, all outstanding shares of preferred stock will convert into common stock of the acquiring Company or redeemed for cash. (See Note 16 c.) Earnings per share is calculated using the weighted average number of common shares outstanding that would have resulted from the preferred stock conversion to common shares.

     The following table reconciles the components of the pro forma basic net income per share calculation to pro forma diluted net income per share.

                                                    INCOME                   PER SHARE
                                                (IN THOUSANDS)    SHARES      AMOUNT
                                                --------------   ---------   ---------
Basic Net Income per Share....................      $2,096       1,612,785    $ 1.30
Effect of Dilutive Securities.................          --         265,143     (0.18)
                                                    ------       ---------    ------
Diluted Net Loss per share....................      $2,096       1,877,928    $ 1.12
                                                    ======       =========    ======

     500,000 shares of convertible Series A-5 Preferred stock, 10,000 convertible Series A-6 Preferred stock options, and 63,346 convertible Series A-3 Preferred stock warrants were issued subsequent to year end. Additionally, 62,333 shares of convertible Series A-6 Preferred stock and 28,416 convertible Series A-5 preferred stock options, which are subject to further adjustment based on the final purchase price calculation for Rosewood, were issued subsequent to year end. These subsequent equity issuances are not included in the fiscal 1998 earnings per common share calculation above.

3. RECEIVABLES FROM RELATED PARTIES AND FORMER OFFICERS

     Notes receivable from related parties and accounts receivable from former officers represent advances to the former shareholders of the Predecessor during the years ended January 31, 1996 and 1997. Interest accrued monthly on the receivables at 6.5 percent. Pursuant to the acquisition of the Predecessor described in Note 1, these receivables were paid following the close of the transaction.

4. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan (the Plan) under which all employees who have completed one year of service are eligible to participate. Company contributions, if any, are determined annually by the board of directors from net profits or accumulated earnings and may not exceed 15 percent of each employee's eligible compensation, as defined. Vesting under the Plan is at a rate of 20 percent per year beginning after the second year of participation. During the year ended January 31, 1997, the Company made contributions to the Plan totaling $64,000. The Company did not make contributions to the plan during the year ended January 31, 1996 or the period from February 1, 1997 to March 27, 1997. The Company accrued a contribution of $131,000 at March 31, 1998, which was paid after year end. One of the former shareholders was the trustee of the Plan through March 27, 1997. The President of the Company and a member of the Board of Directors are currently the trustees.

                               SPI HOLDINGS, INC.

5. REVOLVING LINE OF CREDIT

     The Company maintains a working capital note with a bank which matures on the earlier of May 1, 2004 or whenever the Long-Term Debt is paid in full. As of March 31, 1998, borrowings against the line of credit totaled $600,000. The unused amount available under this line of credit was $2,751,000 as of March 31, 1998. Interest accrues at the Commercial Paper Rate, plus 4 percent. The weighted average interest rate for the year ended March 31, 1998 was 9.62 percent. The weighted average amount of borrowings outstanding during the year ended March 31, 1998 was $988,000. This line of credit is secured by a security interest which covers substantially all assets of the Company. This line of credit contains certain restrictive covenants, which, among other things, require the maintenance of certain financial ratios and place limits on other indebtedness. As of March 31, 1998, the Company was in compliance with all of the financial covenants in the credit agreement.

6. LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                                   JANUARY 31,   MARCH 27,   MARCH 31,
                                                      1997         1997        1998
                                                   -----------   ---------   ---------
Secured note payable to NationsCredit, interest
  accrues at the Commercial Paper Rate, plus 4.25
  percent (9.77 percent at March 31, 1998,)
  payable in quarterly installments..............      $--          $--       $10,396
Secured note payable to NationsCredit, interest
  accrues at the Commercial Paper Rate, plus 6.25
  percent (11.77 percent at March 31, 1998)
  payable in quarterly installments..............       --           --         4,150
  Debt discount..................................       --           --          (590)
  Secured note payable to Bank...................       23           --            --
                                                       ---          ---       -------
                                                        23           --        13,956
  Less -- Current portion........................       10           --         2,332
                                                       ---          ---       -------
  Long-term portion..............................      $13          $--       $11,624
                                                       ===          ===       =======

     The debt discount represents the value of warrants which were issued in conjunction with the notes payable. The debt is being accreted to face value using the effective interest method. The credit agreements also contain anti-dilution provisions, which require the issuance of additional warrants upon triggering events, such as the issuance of certain equity securities at issuance or exercise prices below specified amounts. Upon the occurrence of those triggering events, the Company records additional debt costs, which are amortized over the remaining life of the debt.

                               SPI HOLDINGS, INC.

     Principal amounts due on notes payable as of March 31, 1998 are as follows(in thousands):

            YEAR ENDING MARCH 31,
            ---------------------
     1999.....................................  $ 2,332
     2000.....................................    2,414
     2001.....................................    2,441
     2002.....................................    2,551
     2003.....................................    2,215
  Thereafter..................................    2,593
                                                -------
                                                $14,546
                                                =======

     All of the notes are collateralized by a security interest, which covers substantially all assets of the Company. These credit agreements contain certain restrictive covenants, which, among other things, require the maintenance of certain financial ratios and place limits on other indebtedness. As of March 31, 1998, the Company was in compliance with all of the financial ratio covenants listed in the credit agreement.

7. EMPLOYMENT, CONSULTING, AND NON-COMPETE AGREEMENTS

     The Company has entered into a five-year employment agreement with its Chief Executive Officer. The agreement provides for an annual base salary of $150,000, all normal employee benefits, and an annual bonus based on earnings before interest, taxes, depreciation and amortization. The Board may, in its sole discretion, grant an additional bonus in cash or stock options in any fiscal year. The agreement also entitles the officer to purchase shares of the Company's Class A-2 convertible preferred stock. Additionally, the agreement granted options to purchase additional shares of such stock pursuant to the Company's 1997 Long Term Incentive Stock Option Plan, and granted warrants to purchase additional shares of such stock.

     The Company has also entered into a five-year employment agreement with its Senior Vice President Manufacturing. The agreement provides for an annual base salary of $150,000; all normal employee benefits and annual bonuses based on net sales and gross margin. The Board may, in its sole discretion, grant an additional bonus in cash or stock options in any fiscal year. The agreement also entitles the executive to purchase shares of the Company's common stock. Additionally, the agreement granted options to purchase shares of the Company's Class A-2 convertible preferred stock pursuant to the Company's 1997 Long Term Incentive Stock Option Plan.

     At March 27, 1997, the Company entered into a consulting agreement with a former shareholder for a period of one year. The agreement calls for the payment of $100,000 to the former shareholder over a twelve-month period. Additionally, the Company entered into non-compete agreements with the former shareholders for a period of five years. The Company allocated $2,500,000 of the purchase price to the covenant as determined in the agreement. The asset is recorded in the accompanying consolidated balance sheet in other assets. The covenant is being amortized over the term of the agreement and as of March 31, 1998 accumulated amortization was $500,000.

                               SPI HOLDINGS, INC.

     As of August 1997, the Company entered into one-year consulting agreements with certain individuals from whom the Company purchased certain assets and a leasehold interest in a manufacturing facility. The Company paid $600,000 in accordance with these agreements. As of March 31, 1998, accumulated amortization was $400,000. The asset is recorded in the prepaid assets in the accompanying consolidated balance sheet. Additionally, the Company entered into non-compete agreements with these individuals for a period of five years. The Company paid $600,000 for these agreements. The asset is recorded in other assets in the accompanying consolidated balance sheet. The covenant is being amortized over the term of the agreement and as of March 31, 1998 accumulated amortization was $75,000.

     In February 1998, the Company entered into a non-compete agreement with the former owners of Office Master for a five year period. The Company paid $100,000 for this agreement. The asset is recorded in other assets in the accompanying consolidated balance sheet. This agreement is being amortized over the term of the agreement. As of March 31, 1998, the accumulated amortization was nominal.

8. RELATED PARTY TRANSACTIONS

     The Predecessor previously sold inventory at normal margins, and provided accounting and management services at no cost to another company, which was also owned by the former shareholders. Sales to this company during the years ended January 31, 1996 and 1997 were $185,000 and $231,000. There were no sales to this company for the period from February 1, 1997 to March 27, 1997 or for the year ended March 31, 1998. Receivables due to this company were $85,000 and 151,000 at January 31, 1996 and 1997, respectively. Accrued interest related to the above receivables were $2,000 and $12,000 at January 31, 1996 and 1997, respectively. Those amounts were subsequently repaid prior to the date of acquisition.

     As of the date of acquisition, the Company paid $300,000 to one of its shareholders for obtaining debt financing and locating the equity investors for the transaction. The portion related to obtaining debt financing is included in deferred loan fees and the portion relating to locating equity investors is recorded as a reduction to equity on the consolidated balance sheets.

     Pursuant to certain management agreements, the Company pays monitoring fees to certain of its shareholders. During the year ended March 31, 1998, the Company paid $200,000 and $25,000 to two groups of shareholders in accordance with the management agreement; such amounts are included in operating expenses on the consolidated statements of income. Additionally, the Company maintains a line of credit and all outstanding notes payable with a shareholder of the Company. This lender also received a management fee of $25,000 during the year ended March 31, 1998, which is included in interest expense on the consolidated statements of income.

                               SPI HOLDINGS, INC.

9. INCOME TAXES

     The components of the provision for income taxes for the years ended January 31, 1996 and 1997, the period from February 1, 1997 to March 27, 1997 and the year ended March 31, 1998 consist of the following (in thousands):

                                  JANUARY 31,    JANUARY 31,    MARCH 27,    MARCH 31,
                                     1996           1997          1997         1998
                                  -----------    -----------    ---------    ---------
Current:
  Federal.......................     $117          $1,166         $505        $1,377
  State.........................       24             248          155           401
                                     ----          ------         ----        ------
                                      141           1,414          660         1,778
                                     ----          ------         ----        ------
Deferred:
  Federal.......................       --               1           --          (162)
  State.........................       --              (6)          --           (36)
                                     ----          ------         ----        ------
                                       --              (5)          --          (198)
                                     ----          ------         ----        ------
                                     $141          $1,409         $660        $1,580
                                     ====          ======         ====        ======

     Deferred income taxes arise as a result of temporary differences in the methods used to determine income for financial reporting versus income tax reporting purposes. Significant components of the Company's net deferred tax asset and liability at January 31, 1997, March 27, 1997 and March 31, 1998 are as follows: (in thousands)

                                               JANUARY 31,    MARCH 27,    MARCH 31,
                                                  1997          1997         1998
                                               -----------    ---------    ---------
Depreciation and Amortization................     $(21)         $(21)        $ 50
                                                  ----          ----         ----
  Long-term deferred tax asset (liability)...      (21)          (21)          50
                                                  ====          ====         ====
Inventory costs capitalized..................       --            --           12
Provision for bad debt.......................       12            12           52
Warranty accrual.............................       13            13           88
                                                  ----          ----         ----
  Current deferred tax asset.................       25            25          152
                                                  ====          ====         ====
Net deferred tax asset.......................     $  4          $  4         $202
                                                  ====          ====         ====

                               SPI HOLDINGS, INC.

     The effective tax rate differs from the Federal statutory rate of 34 percent due to the following:

                                                                   PERIOD FROM
                                              YEARS ENDED          FEBRUARY 1,     YEAR
                                       -------------------------     1997 TO       ENDED
                                       JANUARY 31,   JANUARY 31,    MARCH 27,    MARCH 31,
                                          1996          1997          1997         1998
                                       -----------   -----------   -----------   ---------
Provision for income taxes at
  statutory rate.....................     34.0%         34.0%         34.0%        34.0%
Increases in tax resulting from:
  State income taxes, net............      7.0           7.1           6.7          7.2
  Other..............................       --            --           2.8          1.8
                                          ----          ----          ----         ----
Provision for income taxes...........     41.0%         41.1%         43.5%        43.0%
                                          ====          ====          ====         ====

10. COMMITMENTS AND CONTINGENCIES

     a. Leases

     The Company leases facilities under noncancelable operating leases. Future minimum lease payments on operating leases as of March 31, 1998 are as follows (in thousands):

     YEAR ENDING MARCH 31:
     1999......................................  $  830
     2000......................................     807
     2001......................................     805
     2002......................................     771
     2003......................................     356
     Thereafter................................   1,718
                                                 ------
          Total future minimum lease
             payments..........................  $5,287
                                                 ======

     Rent expense for the years ended January 31, 1996 and 1997, the period from February 1, 1997 to March 27, 1997, and the year ended March 31, 1998, were $136,000, $209,000, $40,000 and $391,000, respectively.

     b. Litigation

     The Company is, from time to time, a party to litigation arising in the normal course of its business. The Company is not involved in any pending or threatened legal proceeding which the Company believes could reasonably be expected to have a material effect on the Company's financial condition or results of operations.

                               SPI HOLDINGS, INC.

11. ACCRUED LIABILITIES

     The components of accrued liabilities at January 31, 1997, March 27, 1997 and March 31, 1998 consist of the following (in thousands):

                                           JANUARY 31,      MARCH 27,      MARCH 31,
                                              1997            1997           1998
                                           -----------      ---------      ---------
Warranty reserve.........................     $ 30            $ 30          $  206
Income tax penalties.....................       62             113              --
Interest on income taxes.................       55              59              --
Payroll and related......................       96             212             777
Professional fees........................       --              49             136
Interest payable.........................       --              --             149
Other....................................       21              70             269
                                              ----            ----          ------
                                              $264            $533          $1,537
                                              ====            ====          ======

12. SHAREHOLDERS' EQUITY

     As of March 31, 1998, the Company had four classes of convertible preferred stock, Class A-1, A-2, A-3, and A-4. The holders of Class A-1, A-2 and A-4 convertible preferred stock are entitled to one vote for each share of common stock issuable upon conversion of the preferred stock at the time the vote is taken. Class A-3 stock has no voting privileges, except where mandated by law. All classes of preferred stock share ratably with the common stockholders in dividends and upon liquidation. Shares of convertible preferred stock are convertible to common stock on a one-to-one basis. Preferred stock may be converted to common stock at any time, and the Board of Directors may require conversion of all outstanding preferred shares upon the closing of a Qualified Public Offering. All classes of preferred stock contain anti-dilution privileges whereby the conversion price will be reduced if any shares of common stock are sold for a lower price than the stated conversion price.

     Prior to March 28, 1997, the Company had 3,600 shares of common stock authorized, issued and outstanding which were owned equally by the former shareholders. As of March 28, 1997 these common stock shares were cancelled and new common stock shares were issued. The new common stock shares have a par value of $0.017 per share.

13. STOCK OPTION PLAN

     The Company has elected to follow APB 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options.

                               SPI HOLDINGS, INC.

     The 1997 Long Term Incentive Stock Plan, as amended (the Plan), allows grants of options to purchase up to 200,000 shares of Series A-2 Preferred Stock and 16,667 shares of Series A-4 Preferred Stock. The preferred stock is convertible into common stock at any time. Stock options granted under the Plan are exercisable over a period of ten years and vest over a period of three to five years. As of March 31, 1998, 178,749 stock options have been granted to various employees and approximately 37,918 remained available for grant under the Plan. In addition, an officer of the Company received options to purchase 34,933 shares of Series A-2 Preferred Stock and 2,538 shares of Series A-4 Preferred Stock. These options are in addition to those reserved under the Plan and contain anti-dilution privileges. No options have been exercised. There were no stock options granted, issued or exercised during the years ended January 31, 1996 and 1997, or the period from February 1, 1997 to March 27, 1997.


     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: (i) no dividend yield, (ii) volatility of effectively zero, (iii) risk-free interest rate of seven percent and (iv) expected life of ten years.

     The following table summarizes the information regarding stock options as of March 31, 1998:

OPTIONS OUTSTANDING
Average exercise price of options outstanding...............  $           3.11
Total options granted and outstanding.......................           216,220
Average remaining outstanding life..........................           8 years
Aggregate fair value of options granted.....................  $        307,046
Range of exercise prices....................................  $2.8626 - $4.725

OPTIONS EXERCISABLE
Number exercisable..........................................            40,000
Exercise price..............................................  $         3.0057

     Had compensation expense for the Company's 1998 stock-based compensation been recorded under fair market value principles applicable under SFAS 123, the Company would have recorded $62,000 of additional compensation expense, and net income would have been reduced to $2,034,000 for the year ended March 31, 1998. Basic earnings per share and fully diluted earnings would have been reduced to $0.54 and $0.51, respectively, for the year ended March 31, 1998 had the Company recorded the additional compensation expense.

                               SPI HOLDINGS, INC.

14. CONCENTRATION OF CREDIT RISK

     The Company had several customers which individually account for greater than ten percent of net sales during the periods presented as follows:

                                          YEARS ENDED     FEBRUARY 1,    PERIOD FROM
                                          JANUARY 31,       1997 TO      YEAR ENDED
                                          ------------     MARCH 27,      MARCH 31,
                                          1996    1997       1997           1999
                                          ----    ----    -----------    -----------
GE Capital Modular Space................   20%     49%        65%            41%
Mobile Modular Management...............   11       *         12             15
Williams Scotsman.......................   36      15         12             14

-------------------------
* less than 10%

15. DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate:

     Cash -- The carrying amount is a reasonable estimate of fair value. Thus, the fair value is disclosed on the consolidated balance sheets.

     Note Receivable -- The notes receivable bear interest at a variable rate; therefore fair value is assumed to approximate carrying value. Thus, the fair value is disclosed on the consolidated balance sheets.

     Long-Term Debt -- The notes payable bear interest at a variable rate; therefore fair value is assumed to approximate carrying value. Thus, the fair value is disclosed on the consolidated balance sheets.

16. SUBSEQUENT EVENTS

     a. Rosewood Acquisition

     In April 1998, the Company consummated the acquisition of all outstanding Rosewood shares. The purchase price consisted of cash payments totaling $21,773,000, a 9% subordinated note in the amount of $1.5 million, and a variable number of shares of the Company's Series A-6 preferred stock with a fixed value of $1.0 million. The purchase price also includes $195,000 of transactional costs. The number of shares issued is subject to adjustment based on additional analysis of the value of the Company. The agreement also provides that, in the event an initial public offering, as defined, is not consummated within five years of the purchase, the seller may elect to have the shares repurchased by the Company at a price equal to the then fair market value. Alternately, the Company may elect to acquire the seller's shares at the fair market value.

     b. Proposed acquisition (unaudited)

     In June 1998, the Company signed a letter of intent to acquire a modular building manufacturer located in the southeastern United States. The proposed purchase price consists of a base price of $2.0 million plus additional consideration based on future earnings.

                               SPI HOLDINGS, INC.

     c. Proposed merger (unaudited)

     The Company has entered into a Plan of Reorganization and Merger dated September 28, 1998 with Modtech, Inc. Under terms of the agreement, all equity instruments will be converted into equity instruments of Modtech Holdings, Inc. or redeemed for cash.

                               SPI HOLDINGS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                ($ IN THOUSANDS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                  ASSETS
Current assets:
  Cash......................................................     $   341
  Accounts receivable, net of allowance for doubtful
     accounts of $117.......................................       5,995
  Inventories...............................................       4,405
  Prepaid and other assets..................................         542
                                                                 -------
       Total current assets.................................      11,283
                                                                 -------
Property, plant and equipment, net of accumulated
  depreciation and amortization.............................       2,087
                                                                 -------
Other assets:
  Goodwill, net.............................................      33,773
  Deferred loan fees, net...................................         804
  Covenants not to compete, net.............................       2,760
  Other assets..............................................         251
                                                                 -------
       Total assets.........................................     $50,958
                                                                 =======

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $ 3,333
  Accrued liabilities.......................................       1,422
  Revolving line of credit..................................       2,724
  Current portion of long-term debt.........................       4,914
                                                                 -------
       Total current liabilities............................      12,393
                                                                 -------
Long-term liabilities:
  Long-term debt, net of current portion....................      24,860
                                                                 -------
       Total liabilities....................................      37,253
                                                                 -------
Shareholders' equity:
Convertible preferred stock:
  Class A-1, stated value $2.715 per share; 1,500,000 shares
     authorized, 994,335 shares issued and outstanding......       2,628
  Class A-2, stated value $2.863 per share; 1,000,000 shares
     authorized, 272,051 shares issued and outstanding......         725
  Class A-3 warrants, no par value; 400,000 shares
     authorized, no shares issued...........................       1,153
  Class A-4, stated value $4.500 per share; 155,000 shares
     authorized, 133,331 shares issued and outstanding......         600
  Class A-5, stated value $8.00 per share; shares
     authorized, 500,000 shares issued and outstanding......       4,000
  Class A-6, stated value $16.04 per share; shares
     authorized, 62,333 shares issued and outstanding.......       1,000
Common stock of Company, par value $0.017 per share;
  5,000,000 shares authorized, 333,614 shares issued and
  outstanding...............................................           6
Retained earnings...........................................       3,593
                                                                 -------
       Total shareholders' equity...........................      13,705
                                                                 -------
                                                                 $50,958
                                                                 =======

The accompanying notes are an integral part of this consolidated balance sheet.

                               SPI HOLDINGS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                  FOR THE
                                                              SIX MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                              1997       1998
                                                             -------    -------
Net sales................................................    $22,712    $41,540
Cost of sales............................................     17,078     33,322
                                                             -------    -------
       Gross profit......................................      5,634      8,218
                                                             -------    -------
Operating expenses:
  Selling and administrative.............................      1,109      2,325
  Management and monitoring fees.........................        112        173
  Depreciation and amortization..........................        728      1,319
                                                             -------    -------
                                                               1,949      3,817
                                                             -------    -------
       Income from operations............................      3,685      4,401
                                                             -------    -------
Other income/(expense):
  Interest expense, net..................................       (725)    (1,766)
  Miscellaneous income...................................          4          3
                                                             -------    -------
                                                                (721)    (1,763)
                                                             -------    -------
       Income before provision for income taxes..........      2,964      2,638
Provision for income
  taxes..................................................      1,269      1,140
                                                             -------    -------
          Net income.....................................    $ 1,695    $ 1,498
                                                             =======    =======
Pro forma per share data-
Net income per share:
     Basic...............................................    $  1.06    $  0.67
     Diluted.............................................    $  0.91    $  0.56
Weighted average number
  of shares:
     Basic...............................................      1,600      2,245
     Diluted.............................................      1,861      2,665


 The accompanying notes are an integral part of these consolidated statements.

                               SPI HOLDINGS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)
                                  (UNAUDITED)


                                                                 FOR THE
                                                            SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                           1997          1998
                                                          -------      --------
Cash flows from operating activities:
       Net cash provided by (used in) operating
          activities..................................    $   422      $    916
                                                          -------      --------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements...       (969)         (257)
  Payments under non-compete agreement................       (600)           --
  Repayment of notes receivable from related party....      1,600            --
  Investment in Rosewood, net of cash received........         --       (24,452)
                                                          -------      --------
       Net cash provided by (used in) investing
          activities..................................         31       (24,709)
                                                          -------      --------
Cash flows from financing activities:
  Principal payments on notes payable.................     (5,120)       (3,183)
  Additions to notes payable..........................      4,431        21,197
  Proceeds from issuance of common stock..............         --         5,000
                                                          -------      --------
       Net cash provided by (used in) financing
          activities..................................       (689)       23,014
                                                          -------      --------
Net increase (decrease) in cash.......................       (236)         (779)
Cash, beginning of period.............................        991         1,120
                                                          -------      --------
Cash, end of period...................................    $   755      $    341
                                                          =======      ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest............    $   740      $  1,870
                                                          =======      ========
  Cash paid during the period for income taxes........    $ 2,255      $  1,137
                                                          =======      ========


          The accompanying notes are an integral part of these consolidated statements.

                               SPI HOLDINGS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. FINANCIAL STATEMENTS


     The accompanying consolidated financial statements included herein have been prepared by the Company, without audit, and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 1998, the results of operations and cash flows for the six-month periods ended September 30, 1997 and September 30, 1998, pursuant to the rules and regulations of the Securities and Exchange Commission
(SEC). All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures in such financial statements are adequate to make the information presented not misleading, these consolidated statements should be read in conjunction with the Company's fiscal 1998 audited consolidated financial statements and notes thereto included in this Form S-4. The results of operations for the six-month periods are not necessarily indicative of the results for a full year. The financial statements include the accounts, from the date of acquisition, of Office Master (acquired in February
1998) and Rosewood (acquired in April 1998 -- see Note 6.)


2. INVENTORIES

     Inventories consisted of the following at September 30, 1998:

  Raw materials................................  $3,900
  Work-in-process..............................     463
  Finished goods...............................      42
                                                 ------
                                                 $4,405
                                                 ======

3. COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". This Statement requires that all items that meet the definition of comprehensive income be reported in a financial statement for the period in which they are recognized. This Statement is effective for fiscal years beginning after December 15, 1997 and was adopted by the Company in the quarter ended June 30, 1998.

     The Company had no comprehensive income adjustments for the period ended September 30, 1998.

                               SPI HOLDINGS, INC.

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

4. EARNINGS PER SHARE

     The Company accounts for earnings per share in accordance with SFAS No. 128, "Earnings per Share." This Statement requires the presentation of both basic and diluted net income per share for financial statement purposes. Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted net income per share includes the effect of the potential shares outstanding, including dilutive stock options using the treasury stock method.

     Concurrent with the proposed merger, all outstanding shares of preferred stock will convert into common stock. Pro forma earnings per share is calculated using the pro forma weighted average number of common shares outstanding that would have resulted from the preferred stock conversion to common shares.

     The following table reconciles the components of the pro forma basic net income per share calculation to pro forma diluted net income per share.


                                                                         PER SHARE
                                                     INCOME    SHARES     AMOUNT
                                                     ------    ------    ---------
Six months ended September 30, 1998:
  Basic net income per share.......................  $1,498    2,245      $ 0.67
  Effect of dilutive securities....................      --      420       (0.11)
                                                     ------    -----      ------
  Diluted net income per share.....................  $1,498    2,665      $ 0.56
                                                     ======    =====      ======
Six months ended September 30, 1997:
  Basic net income per share.......................  $1,695    1,600      $ 1.06
  Effect of dilutive securities....................      --      261       (0.15)
                                                     ------    -----      ------
  Diluted net income per share.....................  $1,695    1,861      $ 0.91
                                                     ======    =====      ======


5. INCOME TAXES

     The effective tax rate differs from that computed at the Federal statutory rate of 34 percent principally because of the effect of state income taxes and the non-deductibility of goodwill amortization.

                               SPI HOLDINGS, INC.

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

6. ROSEWOOD PURCHASE PRICE ALLOCATION

     In April 1998, the Company consummated the acquisition of all outstanding Rosewood shares. The assets and liabilities were recorded based on relative fair market values as follows:

Assets acquired:
Cash........................................................  $   321
Accounts receivable, net....................................    1,666
Prepaid and other assets....................................       60
Notes receivable............................................      475
Inventory...................................................    1,373
Property, plant and equipment, net..........................      156
Goodwill....................................................   22,228
Non-compete covenant........................................      500
                                                              -------
                                                              $26,779
                                                              -------
Liabilities assumed:
Accounts payable and accrued liabilities....................    2,006
                                                              -------
Net purchase price..........................................  $24,773
                                                              =======

     Included in the purchase price above are related transaction costs of $262,000, including fees to KRG Capital of $75,000.

7. STOCKHOLDERS' EQUITY

     Stockholders' equity activity consists of the following:

                                                                                  TOTAL
                                  COMMON STOCK     PREFERRED STOCK                SHARE-
                                 ---------------   ----------------   RETAINED   HOLDERS'
                                 SHARES   AMOUNT   SHARES   AMOUNT    EARNINGS    EQUITY
                                 ------   ------   ------   -------   --------   --------
Balance,
  March 31, 1998...............   334      $ 6     1,399    $ 4,600    $2,096    $ 6,702
     Series A-5 Issuance.......    --       --       500      4,000        --      4,000
     Series A-6 issuance.......    --       --        62      1,000        --      1,000
     Series A-3 warrants
       issued..................    --       --        --        506        --        506
     Net income................    --       --        --         --     1,497      1,497
                                  ---      ---     -----    -------    ------    -------
Balance,
  September 30, 1998...........   334      $ 6     1,961    $10,106    $3,593    $13,705
                                  ===      ===     =====    =======    ======    =======

     At the time Rosewood was purchased, the number of shares of A-5 and A-6 stock were subject to adjustment based on additional analysis of the value of the Company. The value of these shares is fixed. The agreement also provides that, in the event an initial

                               SPI HOLDINGS, INC.

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

public offering, as defined, is not consummated within five years of the purchase, the seller may elect to have the shares repurchased by the Company at a price equal to the then fair market value. Alternately, the Company may elect to acquire the seller's shares at the fair market value.

8. SUBSEQUENT EVENTS

     a. Proposed acquisition

     In June 1998, the Company signed a letter of intent to acquire a modular building manufacturer located in the southeastern United States. The proposed purchase price consists of a base price of $2.0 million plus additional consideration based on future earnings. No assurance can be provided that the transaction will be consummated

     b. Proposed merger

     The Company has entered into a Plan of Reorganization and Merger dated September 28, 1998 with Modtech, Inc. Under terms of the agreement, all equity instruments will be converted into equity instruments of Modtech Holdings, Inc. or redeemed for cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Office Master of Texas, Inc.:

     We have audited the accompanying balance sheet of Office Master of Texas, Inc. (a Texas corporation) as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Office Master of Texas, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed more fully in Note 9 to the financial statements, the Company's shareholder has entered into a letter of intent to sell all shares of common stock currently outstanding.

                                              ARTHUR ANDERSEN LLP

Dallas, Texas,
January 16, 1998

                          OFFICE MASTER OF TEXAS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  277,996
  Accounts receivable.......................................     480,453
  Inventories...............................................     839,524
  Note receivable from shareholder..........................      82,000
                                                              ----------
       Total current assets.................................   1,679,973
Equipment and leasehold improvements, at cost:
  Buildings.................................................      10,365
  Vehicles and equipment....................................     127,409
  Leasehold improvements....................................      79,238
                                                              ----------
  Less -- Accumulated depreciation..........................     (62,271)
                                                              ----------
       Total assets.........................................  $1,834,714
                                                              ==========

                  LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  295,796
  Accrued liabilities.......................................     169,478
  Notes payable.............................................     310,162
  Note payable to shareholder...............................      46,000
  Income taxes payable......................................      73,670
                                                              ----------
       Total current liabilities............................     895,106
Long-term liabilities:
  Deferred tax liability....................................       8,573
  Notes payable, net of current portion.....................     131,070
                                                              ----------
       Total long-term liabilities..........................     139,643
       Total liabilities....................................   1,034,749
Commitments and Contingencies
Shareholder's equity:
  Common stock, par value $1 per share: 1,000 shares
     authorized, issued and outstanding.....................       1,000
  Retained earnings.........................................     798,965
                                                              ----------
       Total liabilities and shareholder's equity...........  $1,834,714
                                                              ==========

       The accompanying notes are an integral part of this balance sheet.

                          OFFICE MASTER OF TEXAS, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Net sales...................................................  $8,328,105
Cost of sales...............................................   7,468,292
                                                              ----------
     Gross profit...........................................     859,813
Operating expenses:
  Selling and administrative expenses.......................     867,154
  Depreciation and amortization expense.....................      16,866
                                                              ----------
     Loss from operations...................................     (24,207)
Other income (expense):
  Interest income...........................................       7,884
  Miscellaneous income......................................       4,061
                                                              ----------
     Loss before benefit from income taxes..................     (12,262)
Benefit from income taxes...................................      (3,924)
                                                              ----------
     Net loss...............................................      (8,338)
Retained earnings, beginning of year........................     807,303
                                                              ----------
Retained earnings, end of year..............................  $  798,965
                                                              ==========

    The accompanying notes are an integral part of this financial statement.

                          OFFICE MASTER OF TEXAS, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net loss..................................................  $  (8,338)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
       Depreciation and amortization........................     16,866
       Decrease in accounts receivable......................    522,324
       Increase in inventories..............................   (192,165)
       Decrease in note receivable from related party.......     11,491
       Decrease in other assets.............................     10,020
       Increase in accounts payable.........................      1,831
       Increase in accrued liabilities......................    125,326
       Increase in deferred tax liability...................      1,543
       Decrease in income taxes payable.....................   (195,958)
                                                              ---------
          Net cash provided by operating activities.........    292,940
Cash flows from investing activities:
  Sale of equipment and leasehold improvements..............      8,843
                                                              ---------
          Net cash provided by investing activities.........      8,843
Cash flows from financing activities:
  Principal payments on notes payable.......................   (199,585)
                                                              ---------
          Net cash used in financing activities.............   (199,585)
Net increase in cash........................................    102,198
                                                              ---------
Cash, beginning of year.....................................    175,798
Cash, end of year...........................................  $ 277,996
                                                              =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $  37,365
                                                              =========
  Cash paid during the year for income taxes................  $ 192,034
                                                              =========

      The accompanying notes are an integral part of this financial statement.

                          OFFICE MASTER OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. COMPANY OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

Organization and Business

     Office Master of Texas, Inc. (the "Company"), manufactures modular buildings at its production facility in Glen Rose, Texas, and distributes to customers throughout the United States, primarily in the South. The Company's customers include dealers and leasing companies who then sell or lease the buildings to third parties operating in various industries. The Company is 100% owned by Bertrand Taylor (the "shareholder").

Inventories

     Inventories consist of raw materials, work-in-process, and finished goods and are stated at the lower of cost or market on first-in first-out basis. The following is a summary of inventory by component:

Raw materials................................  $458,228
Work-in-process..............................    95,669
Finished goods...............................   285,627

     Work-in-process consists of raw materials and overhead.

Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the following useful lives:

Buildings................................  31.5 years
Vehicles and equipment...................  Five to ten years
Leasehold improvements...................  Useful life or life of the lease, whichever is
                                           shorter

     Major renewals or betterments are capitalized while maintenance costs and repairs are expensed in the period incurred.

Revenue Recognition

     The Company recognizes revenue upon completion of the buildings and transfer of title. Buildings are maintained on the Company's property until the customer arranges for delivery.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          OFFICE MASTER OF TEXAS, INC.

                               DECEMBER 31, 1997

2. NOTE RECEIVABLE FROM SHAREHOLDER:

     Note receivable from the shareholder represents advances to the shareholder. Interest accrues monthly on the receivable at 6.5%. Pursuant to the agreement entered into as described in Note 9, this receivable will be paid prior to the close of the transaction described therein.

3. NOTES PAYABLE:

     Notes payable consists of five secured notes payable to two banks. These notes accrue interest at rates ranging from 9.5% to 10.5%. Amounts due on the note payable in future years are as follows:

                 YEAR ENDING
                DECEMBER 31,
                ------------
  1998.......................................  $310,162
  1999.......................................    53,831
  2000.......................................    55,012
  2001.......................................    22,227
                                               --------
                                               $441,232

4. NOTE PAYABLE TO SHAREHOLDER:

     Note payable to the shareholder represents advances from the shareholder. Interest accrues monthly on the payable at 10.95%. Pursuant to the agreement entered into as described in Note 9, this payable will be paid prior to the close of the transaction described therein.

5. INCOME TAXES:

     Deferred income taxes arise as a result of temporary difference in the methods used to determine income for financial reporting versus income tax reporting purposes. The components of the Company's net deferred tax liability are as follows:

  Current...................................................  $(2,381)
  Deferred..................................................   (1,543)
                                                              -------
  Benefit from income taxes.................................  $(3,924)
                                                              =======

     The provision for income taxes for the year ended December 31, 1997, is comprised of the following:

  Deferred tax asset-
     Warranty provision.....................................  $  5,520
  Deferred tax liability-
     Depreciation and amortization..........................   (14,093)
                                                              --------
  Net deferred tax liability................................  $ (8,573)
                                                              ========

                          OFFICE MASTER OF TEXAS, INC.

                               DECEMBER 31, 1997

6. LEASE COMMITMENTS:

     The Company conducts its major operations from a building owned by the shareholder and currently pays a monthly rental fee of $3,300 pursuant to an informal agreement. The Company also incurred rental expense during a portion of the year related to a parcel of land adjacent to the Company's facility. Such land was sold to the Company during the year in exchange for an agreement to employ additional county residents. The current year rent expense was $60,906.

7. ACCRUED LIABILITIES:

     The components of accrued liabilities at December 31, 1997, consist of the following:

Sales taxes.................................................  $83,108
Warranty reserve............................................   17,250
Interest....................................................   11,654
Payroll.....................................................   42,230
Payroll taxes and withheld income taxes.....................    2,785
Property taxes..............................................   12,451

8. CONCENTRATION OF CREDIT RISK:

     The Company had six customers which accounted for approximately 88% of net sales during the year, and approximately 93% of accounts receivable at December 31, 1997.

9. SUBSEQUENT EVENT:

     On December 10, 1997, the shareholder entered into an agreement to sell all of the outstanding shares of the Company for an amount substantially in excess of the net book value of the Company. Pursuant to this agreement, the shareholders agree to, among other things, (1) repay all related party notes and advances, plus accrued interest, (2) enter into one-year consulting agreements, and (3) enter into five-year noncompete agreements. The transaction is expected to close in February 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To Rosewood Enterprises, Inc. Modular Manufacturing:

     We have audited the accompanying balance sheets of ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING (formerly known as Arizona Millwork, Inc.) as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rosewood Enterprises, Inc. Modular Manufacturing as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
March 17, 1998.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                                 BALANCE SHEETS

                                     ASSETS


                                                  YEARS ENDED            THREE MONTHS ENDED
                                                 DECEMBER 31,                 MARCH 31,
                                            -----------------------   -------------------------
                                               1997         1996         1998          1997
                                            ----------   ----------   -----------   -----------
                                                                      (UNAUDITED)   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...............  $  108,866   $  429,692   $  179,247    $  864,131
  Accounts receivable, net of allowance
    for doubtful accounts of $20,000......   1,383,876    1,283,365    2,264,851     1,720,999
  Inventories.............................   1,454,520    1,330,076    1,951,692     1,391,726
  Prepaid expenses........................      45,998      249,397       52,301        43,216
                                            ----------   ----------   ----------    ----------
         Total current assets.............   2,993,260    3,292,530    4,448,091     4,020,072
EQUIPMENT AND LEASEHOLD IMPROVEMENTS,
  NET.....................................     163,722      210,731      139,588       249,340
DEFERRED TAX ASSET........................     138,774       20,000      157,974        20,000
                                            ----------   ----------   ----------    ----------
         Total assets.....................  $3,295,756   $3,523,261   $4,745,653    $4,289,412
                                            ==========   ==========   ==========    ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable........................  $  468,813   $  590,588   $1,605,090    $  813,464
  Income taxes payable....................      63,111       20,000      297,094       107,166
  Accrued payroll and related
    liabilities...........................     473,366      281,997      246,731       273,168
  Accrued liabilities.....................     106,511       31,000      329,285        70,389
  Current portion of notes payable........     200,000           --      200,000            --
                                            ----------   ----------   ----------    ----------
         Total current liabilities........   1,311,801      923,585    2,678,200     1,264,187
OTHER LIABILITIES (NOTE 7)................     762,771           --      566,937            --
NOTES PAYABLE, NET OF CURRENT PORTION.....   1,275,437           --    1,211,260            --
NOTE PAYABLE TO RELATED PARTY.............     600,000           --      600,000            --
                                            ----------   ----------   ----------    ----------
         Total liabilities................   3,950,009      923,585    5,056,397     1,264,187
                                            ----------   ----------   ----------    ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
  Nonvoting common stock, $.001 par value,
    10,000 shares authorized, 1,011 and
    4,049 shares issued and outstanding at
    December 31, 1997 and 1996,
    respectively..........................           1            4            1             4
  Voting common stock, $.001 par value,
    1,000 shares authorized, 101 and 405
    shares issued and outstanding at
    December 31, 1997 and 1996,
    respectively..........................          --           --           --            --
  Additional paid-in capital..............     338,423      338,423      338,423       338,423
  Treasury stock..........................  (4,884,599)          --   (4,884,599)           --
  Retained earnings.......................   3,891,922    2,261,249    4,235,431     2,686,798
                                            ----------   ----------   ----------    ----------
         Total shareholders' equity
           (deficit)......................    (654,253)   2,599,676     (310,744)    3,025,225
                                            ----------   ----------   ----------    ----------
         Total liabilities and
           shareholders' equity
           (deficit)......................  $3,295,756   $3,523,261   $4,745,653    $4,289,412
                                            ==========   ==========   ==========    ==========


      The accompanying notes are an integral part of these balance sheets.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                            STATEMENTS OF OPERATIONS

                                                                       FOR THE THREE MONTHS
                              FOR THE YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                           ---------------------------------------   -------------------------
                              1997          1996          1995          1998          1997
                           -----------   -----------   -----------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)
NET SALES................  $31,875,003   $18,361,747   $19,859,641   $6,724,383    $6,368,789
COST OF SALES............   26,482,353    15,965,611    16,573,200    5,632,444     5,258,207
                           -----------   -----------   -----------   ----------    ----------
     Gross profit........    5,392,650     2,396,136     3,286,441    1,091,939     1,110,582
OPERATING EXPENSES:
  General and
     administrative
     expenses............    2,551,986     1,767,241     1,890,964      478,392       412,364
  Professional fees......      250,000       300,000       375,000           --            --
                           -----------   -----------   -----------   ----------    ----------
     Income from
       operations........    2,590,664       328,895     1,020,477      613,547       698,218
                           -----------   -----------   -----------   ----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense.......      (81,482)           --           (53)     (42,655)           --
  Interest income........       46,980        50,667        47,528        3,503         8,675
  Other income...........      180,650           213        29,404        3,046            --
  Loss on sale of assets,
     net.................      (28,802)           --            --           --            --
                           -----------   -----------   -----------   ----------    ----------
                               117,346        50,880        76,879      (36,106)        8,675
                           -----------   -----------   -----------   ----------    ----------
     Income before
       provision for
       income taxes......    2,708,010       379,775     1,097,356      577,441       706,893
PROVISION FOR INCOME
  TAXES..................    1,077,337       143,422       453,647      233,932       281,344
                           -----------   -----------   -----------   ----------    ----------
     Net income..........  $ 1,630,673   $   236,353   $   643,709   $  343,509    $  425,549
                           ===========   ===========   ===========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                               VOTING                NONVOTING              ADDITIONAL
                            COMMON STOCK            COMMON STOCK             PAID-IN      TREASURY      RETAINED
                               SHARES      AMOUNT      SHARES      AMOUNT    CAPITAL        STOCK       EARNINGS       TOTAL
                            ------------   ------   ------------   ------   ----------   -----------   ----------   -----------
BALANCE,
December 31, 1994.........       405        $--         4,049       $ 4      $338,423    $        --   $1,381,187   $ 1,719,614
Net income................        --         --            --        --            --             --      643,709       643,709
                                ----        ---        ------       ---      --------    -----------   ----------   -----------
BALANCE,
December 31, 1995.........       405         --         4,049         4       338,423             --    2,024,896     2,363,323
Net income................        --         --            --        --            --             --      236,353       236,353
                                ----        ---        ------       ---      --------    -----------   ----------   -----------
BALANCE,
December 31, 1996.........       405         --         4,049         4       338,423             --    2,261,249     2,599,676
  Purchase of common
    stock.................      (304)        --        (3,038)       (3)           --     (4,884,599)          --    (4,884,602)
Net income................        --         --            --        --            --             --    1,630,673     1,630,673
                                ----        ---        ------       ---      --------    -----------   ----------   -----------
BALANCE,
December 31, 1997.........       101         --         1,011         1       338,423     (4,884,599)   3,891,922      (654,253)
Net income (unaudited)....        --         --            --        --            --             --      343,509       343,509
                                ----        ---        ------       ---      --------    -----------   ----------   -----------
BALANCE, (unaudited)
March 31, 1998............       101        $--         1,011       $ 1      $338,423    $(4,884,599)  $4,235,431   $  (310,744)
                                ====        ===        ======       ===      ========    ===========   ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                            STATEMENTS OF CASH FLOWS

                                                                                          FOR THE THREE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                                -------------------------------------   -------------------------
                                                   1997          1996         1995         1998          1997
                                                -----------   ----------   ----------   -----------   -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $ 1,630,673   $  236,353   $  643,709   $  343,509     $ 425,549
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities-
     Depreciation.............................      109,317       92,097       71,284       24,134        24,144
     Deferred income taxes....................     (118,774)          --      (20,000)     (19,200)           --
     Loss on sale of assets...................       28,802           --           --           --            --
       Changes in assets and liabilities:
          Increase in accounts receivable.....     (100,511)    (384,175)    (298,420)    (880,975)     (437,634)
          Decrease (increase) in
            inventories.......................     (124,444)    (489,682)     422,957     (497,172)      (61,650)
          Decrease (increase) in prepaid
            expenses..........................      203,399     (150,868)     (50,940)      (6,303)      206,181
          Increase (decrease) in income tax
            payables..........................       43,111     (432,634)     404,871      233,983        87,166
          Increase (decrease) in accounts
            payable...........................     (121,775)     329,942     (599,092)   1,136,277       222,876
          Increase in accrued payroll and
            related liabilities...............      191,369       75,980      120,781     (226,635)       (8,829)
          Increase (decrease) in accrued
            liabilities.......................       75,511      (11,887)    (126,776)     222,774        39,389
          Increase in other liabilities.......      183,771           --           --     (195,834)           --
                                                -----------   ----------   ----------   ----------     ---------
            Net cash provided by (used in)
               operating activities...........    2,000,449     (734,874)     568,374      134,558       497,192
                                                -----------   ----------   ----------   ----------     ---------
Cash flows for investing activities:
  Purchases of equipment and leasehold
     improvements.............................     (103,110)     (82,965)    (111,601)          --       (62,753)
  Proceeds from sale of equipment.............       12,000           --           --           --            --
                                                -----------   ----------   ----------   ----------     ---------
            Net cash used in investing
               activities.....................      (91,110)     (82,965)    (111,601)          --       (62,753)
                                                -----------   ----------   ----------   ----------     ---------
Cash flows from financing activities:
  Purchase of common stock....................   (3,305,602)          --           --           --            --
  Proceeds from notes payable.................    1,600,000           --           --           --            --
  Principal payments on notes payable.........     (524,563)          --           --      (64,177)           --
                                                -----------   ----------   ----------   ----------     ---------
            Net cash used in financing
               activities.....................   (2,230,165)          --           --      (64,177)           --
                                                -----------   ----------   ----------   ----------     ---------
Net increase (decrease) in cash and cash
  equivalents.................................     (320,826)    (817,839)     456,773       70,381       434,439
Cash and cash equivalents, beginning of
  year........................................      429,692    1,247,531      790,758      108,866       429,692
                                                -----------   ----------   ----------   ----------     ---------
  Cash and cash equivalents, end of year......  $   108,866   $  429,692   $1,247,531   $  179,247     $ 864,131
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for interest......  $    94,982   $       --   $       --   $   42,655     $      --
                                                ===========   ==========   ==========   ==========     =========
  Cash paid during the year for income
     taxes....................................  $ 1,153,000   $  336,000   $   21,300   $       --     $      --
                                                ===========   ==========   ==========   ==========     =========
Supplemental disclosures of
  Noncash transactions:
     Common stock purchased through issuance
       of a note payable......................  $ 1,000,000   $       --   $       --   $       --     $      --
                                                ===========   ==========   ==========   ==========     =========
     Common stock purchased through other
       long-term liabilities..................  $   579,000   $       --   $       --   $       --     $      --
                                                ===========   ==========   ==========   ==========     =========

   The accompanying notes are an integral part of these financial statements.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1) COMPANY OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Rosewood Enterprises, Inc. Modular Manufacturing, formerly known as Arizona Millwork, Inc. (the Company), manufactures modular buildings at its production facility in Phoenix, Arizona, and distributes to customers throughout the western United States. The Company's customers include dealers and leasing companies who sell or lease the buildings to third parties operating in various industries.

FINANCIAL STATEMENTS

     The accompanying consolidated financial statements included herein have been prepared by the Company. Quarterly results have been prepared, without audit, and include all adjustments, which are, in the opinion of Management, necessary for a fair presentation of the financial position as of March 31, 1998, the results of operations and cash flows for the three-month period ended March 31, 1997 and March 31, 1998 pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for the quarterly results pursuant to such rules and regulations. Although the Company believes that the disclosures in such financial statements are adequate to make the information presented not misleading, these consolidated statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included herein. The results of operations for the three-month periods are not necessarily indicative of the results for a full year.

CASH AND CASH EQUIVALENTS

     The Company considers all cash and highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of investments in a money market account. Cash equivalents are recorded at cost of $17,048 and $363,314 at December 31, 1997 and 1996, respectively, which approximates market value.

INVENTORIES

     Inventories consist of raw materials and work-in-process and are stated at the lower of cost (first-in first-out) or market. Work-in-process consists of raw materials and overhead. Inventories consist of the following:

                                  DECEMBER 31,   DECEMBER 31,   MARCH 31,    MARCH 31,
                                      1997           1996          1997         1998
                                  ------------   ------------   ----------   ----------
Raw materials...................   $1,193,530     $  971,772    $1,053,374   $1,532,992
Insignias.......................           --             --         1,284           --
Work-in-process.................      260,990        358,304       337,068      418,700
                                   ----------     ----------    ----------   ----------
  Total inventories.............   $1,454,520     $1,330,076    $1,391,726   $1,951,692
                                   ==========     ==========    ==========   ==========

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the assets' useful lives or life of the lease, whichever is shorter.

     Equipment and leasehold improvements at December 31 is comprised of the following:

                                        USEFUL
                                         LIFE       1997         1996
                                        ------    ---------    ---------
Automotive equipment..................    3-5     $ 199,855    $ 164,162
Furniture and fixtures................   5-10       208,691      208,691
Leasehold improvements................   5-10        33,545       33,545
Warehouse equipment...................    5-7       202,911      187,205
                                         ----     ---------    ---------
                                                    645,002      593,603
Less -- accumulated depreciation......             (481,280)    (382,872)
                                                  ---------    ---------
                                                  $ 163,722    $ 210,731
                                                  =========    =========

     Major renewals or betterments are capitalized while maintenance costs and repairs are expensed in the period incurred. Upon retirement or disposal of depreciable assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations. Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows. In management's opinion, no such events or changes in circumstances have occurred.

PRODUCT WARRANTY

     The Company provides a one-year parts and labor warranty on units sold. The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold during the year. The accrued liability for warranty costs of $71,600 and $31,000 at December 31, 1997 and 1996, respectively, is included in accrued liabilities in the accompanying balance sheets.

REVENUE RECOGNITION

     The Company recognizes revenue upon completion of the buildings and transfer of title to the customer. Customer-owned buildings are often maintained on the Company's premises until the customer arranges for pickup and delivery.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996


USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


OTHER INCOME

     Other income for the year ended December 31, 1997 included approximately $130,000 of bad debt recovery and a dividend of approximately $50,000 received from the Company's workers' compensation carrier.

(2) NOTES PAYABLE

     Notes payable consist of the following:

                                                                   DECEMBER
                                                              ------------------
                                                                 1997       1996
                                                              ----------    ----
Note payable to bank, payments of principal and interest due monthly, interest at base rate (9.5% at December 31, 1997)
  plus 1% per annum, guaranteed by the Company's president,
  due August 27, 2002, secured by receivables, inventories,
  and equipment. ...........................................  $  475,437    $--
Note payable to a former shareholder, monthly payments of
  interest only for the first 24 months, monthly payments of principal and interest thereafter, interest at 11% per
  annum, guaranteed by the Company's president, due August
  28, 2004, secured by all of the Company's assets. ........  $1,000,000    $--
                                                              ----------    ---
                                                              $1,475,437    $--
Less -- current portion.....................................    (200,000)    --
                                                              ----------    ---
                                                              $1,275,437     --
                                                              ==========    ===

     Amounts due on the note payable in future years are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  1998......................................................  $  200,000
  1999......................................................     251,000
  2000......................................................     240,080
  2001......................................................     183,700
  2002......................................................     204,963
  Thereafter................................................     395,694
                                                              ----------
                                                              $1,475,437
                                                              ==========

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

     Additionally, the Company has a note payable to the Company's president. Payments of interest are due quarterly at 9%; with principal due August 29, 2006. The note is secured by all the Company's assets.

(3) LINE OF CREDIT

     In August 1997, the Company obtained a bank revolving line of credit for borrowings in an amount that is the lower of $500,000 or 80% of eligible accounts receivable and 20% of raw materials inventory as defined in the line of credit agreement. Interest accrues at the bank's base rate (9.5% at December 31, 1997) plus 1% on the outstanding balance and is payable monthly. The line of credit is guaranteed by the president and is secured by all of the Company's assets. The line of credit expires May 1998 and contains certain financial covenants. The Company had no borrowings under the line of credit during the year ended December 31, 1997.

(4) INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities at the tax rates in effect when these differences are expected to reverse. The deferred provision for income taxes results from timing differences in the recognition of certain revenue and expense items for financial reporting and income tax reporting purposes.

     The provision for income taxes for the years ended December 31 is comprised of the following:

                                         1997         1996        1995
                                      ----------    --------    --------
Current.............................  $1,196,069    $143,422    $453,647
Deferred............................    (118,732)         --          --
                                      ----------    --------    --------
  Provision for income taxes........  $1,077,337    $143,422    $453,647
                                      ==========    ========    ========

     The components of the Company's net deferred tax asset are as follows:

                                                      1997       1996
                                                    --------    -------
Reserves..........................................  $ 36,774    $20,000
Deferred compensation.............................    97,000         --
Depreciation and amortization.....................     5,000         --
                                                    --------    -------
  Net deferred tax asset..........................  $138,774    $20,000
                                                    ========    =======

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

     A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended December 31 is as follows:

                                                    1997    1996    1995
                                                    ----    ----    ----
Statutory federal rate............................   34%     34%     34%
State taxes, net of federal benefit...............    6       6       6
Other.............................................   --      (2)      1
                                                     --      --      --
                                                     40%     38%     41%
                                                     ==      ==      ==

(5) LEASE COMMITMENTS

OPERATING LEASE

     The Company conducts its major operations from a facility owned by a former shareholder and currently pays a monthly rental fee of $16,300 plus taxes, maintenance fees and insurance. The Company also incurred month-to-month rental expense for storage during a portion of 1997, 1996 and 1995 related to a parcel of land adjacent to the Company's facility. Rent expense was approximately $245,000, $233,000, and $234,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     As of December 31, 1997, future minimum lease payments required under noncancellable operating leases are as follows:

                                            YEAR ENDING
                                            DECEMBER 31,
                                            ------------
  1998....................................    $206,148
  1999....................................     204,390
  2000....................................     195,600
  2001....................................     195,600
  2002....................................     130,400
                                              --------
                                              $932,138
                                              ========

(6) CONCENTRATION OF CREDIT RISK

     The Company is a wholesale manufacturer that sells its products to dealers, who in turn, sell or lease the products to end-users. Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk consist primarily of trade accounts receivable. The Company's trade accounts receivable are not secured. The Company generally does not require collateral upon delivery of its products.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

     The percentage of total sales to customers that in aggregate exceed 10% of total sales are as follows:

                                                    FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                    --------------------
                                                    1997    1996    1995
                                                    ----    ----    ----
Customer #1.......................................   50%     44%     61%
Customer #2.......................................   29      11      18
Customer #3.......................................   --      12      --

(7) COMMITMENTS AND CONTINGENCIES

LITIGATION

     In the normal course of its business, the Company is subject to certain contractual guarantees and litigation. In management's opinion, upon consultation with legal counsel, there is no current, pending, or threatened litigation that will materially affect the Company's financial position or results of operations.

DEFERRED COMPENSATION AND CONSULTING AGREEMENTS

     On August 29, 1997, the Company entered into a deferred compensation agreement with a former shareholder. For services provided from January 1997 to August 1997, the shareholder earned $200,000, payable quarterly over the next twelve years. The Company recorded $200,000 of professional fees for the year ended December 31, 1997 related to the deferred compensation agreement in the accompanying statements of operations.

     On August 29, 1997, the Company entered into a consulting agreement with the same shareholder to provide consulting services to the Company for three years. Under the consulting agreement, the former shareholder earns $150,000 in year one, $100,000 in year two, and $75,000 in year three for these services. The fees are paid quarterly over twelve years. The Company recognizes the expense straight-line in each of the three years earned and recorded professional fees of $50,000 for the year ended December 31, 1997, in the accompanying statements of operations.

     Professional fees for 1996 and 1995 of $300,000 and $375,000, respectively, were paid to this same former shareholder for management and consulting services.

PROFIT SHARING PLAN AND 401(k) SALARY SAVINGS PLAN

     In 1987, the Company adopted a profit sharing plan and a 401(k) salary savings plan (the Plan). All of the Company's employees are eligible to participate after completing three months of service with the Company. The Company matches 25% of the employee's contribution up to an annual maximum of 6% of the employee's annual compensation. In addition, the Company, at its discretion, may make a profit sharing contribution. To be eligible for a profit sharing contribution, the employee must work at least 1,000 hours during the Plan year and be employed by the Company on the last day of the Plan year. The Company's matching contributions and profit sharing contributions vest over a seven

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

year period. The Company contributed approximately $141,000, $48,000, and $94,000 to the Plan for the years ended December 31, 1997, 1996, and 1995, respectively.

(8) STOCK PURCHASE

     On August 29, 1997, the Company entered into an agreement to purchase 303 shares of voting common stock and 3,034 shares of nonvoting common stock (approximately 75% of the Company's outstanding voting and nonvoting common stock) for $1,462 per share from the then, majority shareholder, for $4,879,000. The transaction was financed with cash from operations of $1,700,000, a loan from a bank for $1,000,000, a note from the seller in the amount of $1,000,000 and a note from the Company's president in the amount of $600,000. In connection with this agreement, the Company entered into a non-compete agreement with this shareholder. Under the agreement, the shareholder agreed not to compete with the Company for twelve years in exchange for a total of $579,000, paid quarterly over twelve years. The Company recorded the value of this agreement in the accompanying balance sheets as additional consideration paid to acquire his outstanding common stock. The corresponding liability is recorded in other long-term liabilities in the accompanying balance sheets.

     In addition, the Company purchased fractional shares from various minority shareholders for approximately $6,000.

(9) DESCRIPTION OF SECURITIES

REVERSE STOCK SPLIT

     Information in the accompanying financial statements and notes to financial statements gives retroactive effect to a reverse stock split effected October 31, 1997. Each holder of record of the Company's common stock received one share of newly created nonvoting common stock and one-tenth of a share of the newly created voting common stock for each 10,000 shares of common stock.

COMMON STOCK

     The Company's capital stock consists of 10,000 shares of $.001 par value nonvoting common stock and 1,000 shares of $.001 par value of voting common stock. No holders of any shares of common stock have preemptive or preferential right to acquire any additional shares. Holders of common stock will be entitled to receive such dividends, if any, as may be declared by the board of directors from time to time out of legally available funds. Holders of the voting common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of the nonvoting common stock have no voting rights. Upon any liquidation, dissolution or winding up of the Company, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Company shall be distributed, either in cash or in kind, pro rata to the holders of common stock.

                ROSEWOOD ENTERPRISES, INC. MODULAR MANUFACTURING

                           DECEMBER 31, 1997 AND 1996

(10) SUBSEQUENT EVENT

     In February 1998, the shareholders entered into an agreement to sell all of the outstanding shares of the Company for an amount in excess of the net book value of the Company. Pursuant to this agreement, the shareholders agree to, among other things, enter into noncompete, consulting and employment agreements. The transaction is expected to close in April 1998.

                                     ANNEX I
================================================================================
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER




                                 by and between




                                  MODTECH, INC.




                                       and




                               SPI HOLDINGS, INC.









                         -------------------------------

                         Dated as of September 28, 1998

                         -------------------------------





================================================================================

                                TABLE OF CONTENTS

ARTICLE I
THE MERGERS .............................................................      2
   1.1   Organization of Holdings .......................................      2
   1.2   Directors and Officers of Holdings .............................      2
   1.3   Modtech Sub Merger .............................................      3
   1.4   SPI Sub Merger .................................................      3
   1.5   The Closing ....................................................      3
   1.6   Effective Time .................................................      4
   1.7   Effects of the Mergers .........................................      4
   1.8   Directors and Officers of the Surviving Entities ...............      4

ARTICLE II
CONVERSION OF SECURITIES ................................................      5
   2.1   Conversion of Securities .......................................      5
   2.2   Conversion of Modtech Shares ...................................      5
   2.3   Modtech Election, Allocation and Conversion Procedures .........      6
   2.4   Additional Exchange Procedures .................................      8
   2.5   Dissenting Modtech Shares ......................................      9
   2.6   Modtech Options ................................................     10
   2.7   Conversion of SPI Shares .......................................     11
   2.8   SPI Election, Allocation and Conversion Procedures .............     12
   2.9   Additional Exchange Procedures .................................     14
   2.10  Dissenting SPI Shares ..........................................     16
   2.11  SPI Options ....................................................     17
   2.12  SPI Warrants ...................................................     18
   2.13  Cancellation of Shares .........................................     18
   2.14  No Transfer after the Effective Time ...........................     18

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MODTECH ...............................     18
   3.1   Existence; Good Standing; Corporate Authority ..................     18
   3.2   Authorization; Validity and Effect of Agreement ................     19
   3.3   Capitalization .................................................     19
   3.4   Subsidiaries ...................................................     20
   3.5   Other Interests ................................................     20
   3.6   No Conflict; Required Filings and Consents .....................     20
   3.7   Compliance .....................................................     21
   3.8   SEC Documents ..................................................     21
   3.9   Litigation .....................................................     22

   3.10  Absence of Certain Changes .....................................     22
   3.11  Environmental Matters ..........................................     22
   3.12  Real Properties ................................................     23
   3.13  Tangible Personal Property .....................................     24
   3.14  Intellectual Property ..........................................     24
   3.15  Absence of Changes in Modtech Benefit Plans ....................     24
   3.16  ERISA Compliance ...............................................     25
   3.17  Taxes ..........................................................     27
   3.18  Contracts; Debt Instruments ....................................     28
   3.19  Insurance ......................................................     30
   3.20  Interests of Officers and Directors ............................     30
   3.21  No Brokers .....................................................     30
   3.22  Customers ......................................................     30
   3.23  Suppliers ......................................................     30
   3.24  Employees ......................................................     30
   3.25  Product Liability ..............................................     31
   3.26  Information in Joint Proxy Statement/Prospectus and Form S-4....     31
   3.27  Disclosure .....................................................     31
   3.28  Fairness Opinion ...............................................     31
   3.29  Year 2000 Matters ..............................................     31

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPI ...................................     32
   4.1   Existence; Good Standing; Authority ............................     32
   4.2   Authorization; Validity and Effect of Agreement ................     32
   4.3   Capitalization .................................................     33
   4.4   Subsidiaries ...................................................     33
   4.5   Other Interests ................................................     33
   4.6   No Conflict; Required Filings and Consents .....................     34
   4.7   Compliance .....................................................     34
   4.8   Financial Statements ...........................................     35
   4.9   Litigation .....................................................     35
   4.10  Absence of Certain Changes .....................................     35
   4.11  Environmental Matters ..........................................     36
   4.12  Real Properties ................................................     36
   4.13  Tangible Personal Property .....................................     37
   4.14  Intellectual Property ..........................................     37
   4.15  Absence of Changes in SPI Benefit Plans ........................     37
   4.16  ERISA Compliance ...............................................     38
   4.17  Taxes ..........................................................     40
   4.18  Contracts; Debt Instruments ....................................     41
   4.19  Insurance ......................................................     43
   4.20  Interests of Officers and Directors ............................     43

   4.21  No Brokers .....................................................     43
   4.22  Customers ......................................................     43
   4.23  Suppliers ......................................................     44
   4.24  Employees ......................................................     44
   4.25  Product Liability ..............................................     44
   4.26  Information in Joint Proxy Statement/Prospectus and Form S-4 ...     44
   4.27  Disclosure .....................................................     44
   4.28  Year 2000 Matters ..............................................     44

ARTICLE V
COVENANTS ...............................................................     45
   5.1   Conduct of Business by Modtech or SPI ..........................     45
   5.2   Meetings of Stockholders .......................................     46
   5.3   Further Assurance and Cooperation ..............................     47
   5.4   Certain Filings and Consents ...................................     47
   5.5   Publicity ......................................................     48
   5.6   Joint Proxy Statement/Prospectus and Form S-4 ..................     48
   5.7   Listing Application ............................................     48
   5.8   Further Action .................................................     48
   5.9   Lockup Agreements ..............................................     49
   5.10  Expenses........................................................     49
   5.11  Notice of Change in Representations and Warranties .............     49
   5.12  Consents .......................................................     49
   5.13  Letter of Modtech's Accountants ................................     49
   5.14  Letter of SPI's Accountants ....................................     50
   5.15  Registration Statement on Form S-8 .............................     50
   5.16  Tax Matters Certificates .......................................     50
   5.17  Assumption of Obligations by Holdings, Modtech Sub and SPI Sub..     50
   5.19  Development of Holdings Business Plan ..........................     51
   5.20  Payment of Transaction Fees; Transaction Advisory Agreement ....     51
   5.21  Retention of Holdings' Financial Advisor .......................     51
   5.22  Deregistration of Modtech Shares ...............................     51

ARTICLE VI
CONDITIONS ..............................................................     51
   6.1   Conditions to Each of Modtech's and SPI's
         Obligation to Effect the Mergers ...............................     51
   6.2   Conditions to Obligation of Modtech to Effect the Mergers.......     53
   6.3   Conditions to Obligation of SPI to Effect the Mergers ..........     54

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT .......................................     55
   7.1   Termination or Abandonment .....................................     55
   7.2   Effect of Termination ..........................................     56

   7.3   Amendment or Supplement ........................................     57
   7.4   Extension of Time; Waiver, Etc .................................     57

ARTICLE VIII
INDEMNIFICATION .........................................................     58
   8.1   Indemnification ................................................     58

ARTICLE IX
GENERAL PROVISIONS ......................................................     59
   9.1   Non-survival of Representations and Warranties .................     59
   9.2   Notices ........................................................     59
   9.3   Assignment; Binding Effect .....................................     60
   9.4   Entire Agreement ...............................................     60
   9.5   Governing Law ..................................................     61
   9.6   Counterparts ...................................................     61
   9.7   Headings 61 ....................................................
   9.8   Interpretation .................................................     61
   9.9   Incorporation of Schedules .....................................     61
   9.10  Severability ...................................................     61
   9.11  Enforcement of Agreement .......................................     61

ARTICLE X
DEFINITIONS .............................................................     62
   10.1   Defined Terms .................................................     62


SCHEDULES

Schedule I Schedule of Modtech Shareholders to be Allocated Holdings Preferred Stock

DISCLOSURE SCHEDULES

Modtech Disclosure Schedule
SPI Disclosure Schedule

LIST OF EXHIBITS

Exhibit A Form of Certificate of Incorporation of Holdings

Exhibit B Form of Bylaws of Holdings

Exhibit C Form of Certificate of Designation for Holdings Preferred Stock

Exhibit D Form of Voting Agreement

Exhibit E Form of Certificate of Merger to be filed in California

Exhibit F Form of Articles of Merger to be filed in Colorado

Exhibit G Form of Transaction Advisory Agreement

Exhibit H Form of Registration Rights Agreement

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of September 28, 1998, by and between Modtech, Inc., a California corporation ("Modtech") and SPI Holdings, Inc., a Colorado corporation ("SPI").

                                    RECITALS

         A. The Board of Directors of Modtech deems it advisable and in the best interest of Modtech and its stockholders to consummate, and has approved, including for purposes of Section 1101 of the General Corporation Law of the State of California (the "CGCL"), the business combination transactions provided for herein; and the Board of Directors of SPI deems it advisable and in the best interest of SPI and its stockholders to consummate, and has approved, including for purposes of Section 7-111-101 of the Colorado Business Corporation Act (the "CBCA"), the business combination transactions provided for herein, in which:

                  (1) Modtech and SPI will form a Delaware corporation, Modtech Holdings, Inc. ("Holdings"); and

                  (2) Because of a number of operational differences between Modtech and SPI, the Board of Directors of each of Modtech and SPI have deemed it advisable to maintain the separate existence of Modtech and SPI following the consummation of the transactions provided for herein; accordingly, Holdings will form two subsidiaries, a Delaware corporation which will merge with and into Modtech with Modtech continuing as the surviving corporation (the "Modtech Merger"), and a Colorado corporation which will merge with and into SPI with SPI continuing as the surviving corporation (the "SPI Merger" and, together with the Modtech Merger, the "Mergers"), and (i) all issued and outstanding Modtech Shares (as hereinafter defined) and all vested Modtech Options (as hereinafter defined) will be converted into the right to receive, in the aggregate, 9,481,118 shares of common stock, par value $.01 per share, of Holdings ("Holdings Common Stock"), 388,939 shares of Series A Preferred Stock, par value $.01 per share, of Holdings ("Holdings Preferred Stock") and $39,923,472 in cash, and
         (ii) all issued and outstanding SPI Shares (as hereinafter defined), all vested SPI Options (as hereinafter defined) and all exercisable SPI Warrants (as hereinafter defined) will be converted into the right to receive, in the aggregate, 4,974,462 shares of Holdings Common Stock and $8,076,133 in cash, all as more fully set forth below;

         B. For federal income tax purposes, it is intended that the SPI Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Modtech Merger (together with the SPI Merger) shall qualify as an "exchange" under Section 351 of the Code; and

         C. Modtech and SPI desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

         Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Section 10.1 hereof.

                                    ARTICLE I

                                  THE MERGERS

         1.1 Organization of Holdings. As promptly as practicable following the execution of this Agreement, Modtech and SPI shall cause Holdings to be organized under the laws of the State of Delaware. The initial certificate of incorporation and bylaws of Holdings shall be substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively. The certificate of designation for the Holdings Preferred Stock shall be substantially in the form attached hereto as Exhibit C. The authorized capital stock of Holdings shall consist of 25,000,000 shares of Holdings Common Stock and 5,000,000 shares of Holdings Preferred Stock, of which 680 shares of Holdings Common Stock will be issued to Modtech and 320 shares of Holdings Common Stock will be issued to SPI. Prior to the Effective Time (as hereinafter defined), Modtech and SPI shall cause Holdings to provide for the issuance of Holdings Common Stock pursuant to the Mergers.

         1.2      Directors and Officers of Holdings.

         (a) Upon formation of Holdings, the Board of Directors of Holdings will consist of seven directors. Modtech and SPI shall cause to be elected as initial directors of Holdings Evan M. Gruber, Patrick Van Den Bossche, Charles C. McGettigan, Myron A. Wick III, Daniel Donahoe, Charles A. Hamilton and Charles
R. Gwirtsman. Each director shall remain in office until his successor is duly elected or appointed and qualified or until such director's earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdings.

         (b) As of the Effective Time, the Board of Directors of Holdings will consist of nine directors, including the individuals set forth in Section 1.2(a), one additional Independent Director to be selected by SPI and one additional Independent Director to be selected by the Board of Directors of Holdings. Each director shall remain in office until his successor is duly elected or appointed and qualified or until such director's earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdings. In addition, Proactive Partners, LP ("Proactive Partners") and KRG Capital Partners, LLC ("KRG Capital") shall each be permitted to designate one non-voting observer, who may be changed from time to time, and who shall be permitted to attend all meetings of the Board of Directors of Holdings.

         (c) Upon formation of Holdings and as of the Effective Time, Evan M. Gruber shall be the Chairman and Chief Executive Officer of Holdings, Patrick Van Den Bossche shall be the President of Holdings and Michael G. Rhodes shall be the Chief Operating Officer and Chief Financial Officer of Holdings.


         (d) At each of the first three stockholder's meetings of Holdings at which directors are elected, the Board of Directors shall, subject to the exercise of its fiduciary duties, use its best efforts to nominate the following persons for election to the Board of Directors for one-year terms;
(1) Evan Gruber; (2) Patrick Van Den Bossche; (3) two designees of Proactive Partners; (4) two designees of KRG Capital; and (5) three joint designees of Proactive Partners and KRG Capital, all three of whom shall be Independent Directors.

         1.3      Modtech Sub Merger .

         (a) As promptly as practicable after the formation of Holdings, Modtech and SPI shall cause Holdings to form a wholly-owned corporation called Modtech Merger Sub, Inc. ("Modtech Sub") under the laws of the State of Delaware. Modtech and SPI shall cause Holdings to cause Modtech Sub to execute and deliver this Agreement and to merge with and into Modtech. Modtech shall be the surviving corporation in the Modtech Merger and as a result thereof shall become a wholly-owned subsidiary of Holdings.

         (b) The certificate of incorporation and bylaws of Modtech Sub shall be in such form as shall be determined by Holdings. Upon formation of Modtech Sub, Holdings shall elect Evan M. Gruber, Michael G. Rhodes and Patrick Van Den Bossche as directors of Modtech Sub and such Board of Directors, by unanimous written consent, shall appoint the officers of Modtech Sub.

         (c) Modtech shall use its best efforts to cause the Modtech Merger to be consummated in accordance with the terms of this Agreement. Modtech and SPI shall cause Holdings to execute a written consent under Section 228 of the Delaware General Corporation Law (the "DGCL"), as the sole stockholder of Modtech Sub, to the execution, delivery and performance of this Agreement by Modtech Sub.

         1.4      SPI Sub Merger .

         (a) As promptly as practicable after the formation of Holdings, Modtech and SPI shall cause Holdings to form a wholly-owned corporation called SPI Merger Sub, Inc. ("SPI Sub") under the laws of the State of Colorado. Modtech and SPI shall cause Holdings to cause SPI Sub to execute and deliver this Agreement and to merge with and into SPI. SPI shall be the surviving corporation in the SPI Merger and as a result thereof shall become a wholly-owned subsidiary of Holdings.

         (b) The articles of incorporation and bylaws of SPI Sub shall be in such form as shall be determined by Holdings. Upon formation of SPI Sub, Holdings shall elect Evan M. Gruber, Patrick Van Den Bossche and Ronald R. Procunier as directors of SPI Sub and such Board of Directors, by unanimous written consent, shall appoint the officers of SPI Sub.

         (c) SPI shall use its best efforts to cause the SPI Merger to be consummated in accordance with the terms of this Agreement. Modtech and SPI shall cause Holdings to execute a written consent under Section 7-107-104 of the CBCA, as the sole stockholder of SPI Sub, to the execution, delivery and performance of this Agreement by SPI Sub.

         1.5 The Closing . The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California, at 10:00 a.m., local time, as soon as practicable following the date on which the last of the conditions set forth in Article 6 is satisfied or waived in accordance herewith or at such other place, time or date as Modtech and SPI may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         1.6 Effective Time . On the Closing Date, (i) Modtech will cause a certificate of merger in the form attached hereto as Exhibit D to be filed with the Secretary of State of the State of California as provided in Section 1103 of the CGCL in order to effect the Modtech Merger; and (ii) SPI will cause articles of merger in the form attached hereto as Exhibit E to be filed with the Secretary of State of the State of Colorado as provided in Section 7-111-105 of the CBCA in order to effect the SPI Merger. Upon completion of such filings, the respective Mergers will become effective in accordance with the CGCL and CBCA. The time and date on which the Mergers become effective is herein referred to as the "Effective Time".

         1.7      Effects of the Mergers .  At the Effective Time,

         (a) The separate existence of Modtech Sub shall cease and Modtech Sub shall be merged with and into Modtech, with Modtech continuing as the surviving corporation (as such, "New Modtech");

         (b) The separate existence of SPI Sub shall cease and SPI Sub shall be merged with and into SPI with SPI continuing as the surviving corporation (as such, "New SPI" and, together with New Modtech, the "Surviving Entities"); and

         (c) The Mergers shall have all the effects of applicable law, including, without limitation, the applicable provisions of the CGCL and the CBCA.

         1.8      Directors and Officers of the Surviving Entities .

         (a) The members of the Board of Directors of New Modtech will be the members of the Board of Directors of Modtech Sub immediately prior to the Effective Time and the members of the Board of Directors of New SPI will be the members of the Board of Directors of SPI Sub immediately prior to the Effective Time. All of the members of the Board of Directors of New Modtech and New SPI will serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of New Modtech or New SPI, as the case may be.

         (b) The officers of New Modtech will be the officers of Modtech Sub immediately prior to the Effective Time and the officers of New SPI will be the officers of SPI Sub immediately prior to the Effective Time. Such persons will continue as officers of New Modtech and New SPI until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of New Modtech or New SPI, as the case may be.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.1 Conversion of Securities of Merger Entities. As of the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any securities of the entities involved: (i) each outstanding share of common stock of Modtech Sub, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one
(1) share of common stock of New Modtech and (ii) each outstanding share of common stock of SPI Sub, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one (1) share of common stock of New SPI.

         2.2.     Conversion of Modtech Shares .

         (a) As of the Effective Time, by virtue of the Modtech Merger and without any action on the part of the holder of any securities of the entities involved, each share of Common Stock, par value $0.01 per share, of Modtech ("Modtech Common Stock" or "Modtech Shares") issued and outstanding immediately prior to the Effective Time (other than (x) Modtech Shares owned by Modtech or any of its Subsidiaries or any other Modtech Shares designated as treasury shares (collectively, the "Modtech Treasury Shares") and (y) any Dissenting Modtech Shares (as defined in Section 2.5(b))) will, by virtue of the Modtech Merger, be converted into:

                           (A) cash in an amount equal to $3.7293, subject to
                  adjustment as hereinafter provided (the "Modtech Per Share Cash Stock Consideration"), and

                           (B) 0.8508 fully paid and nonassessable shares of
                  Holdings Common Stock (the "Modtech Exchange Ratio"), (the "Modtech Per Share Common Stock Consideration");

         provided, however, that, subject to the election, allocation and conversion procedures set forth in Section 2.3:

                           (C) the holders of Modtech Shares may elect to
                  receive fully paid and nonassessable shares of Holdings Preferred Stock (the "Modtech Per Share Preferred Stock Consideration") in lieu of receiving an equal number of shares of Holdings Common Stock, provided, that, no holder of Modtech Shares may elect to receive Holdings Preferred Stock for more than 3.94% (rounded down to the nearest whole share) of such Record Holders ownership of Holdings Common Stock, and, provided further, that in the aggregate no greater than 388,939 shares of Holdings Preferred Stock may be issued pursuant to such elections (such aggregate number of shares, the "Modtech Preferred Stock Number").

                           (D) The maximum number of shares of Holdings
                  Preferred Stock set forth in paragraph (C) above may be adjusted upward or downward by the Exchange Agent on the Closing Date upon receipt by the Exchange Agent of a notice from Modtech specifying the amount of such adjustment necessary to ensure that the Modtech Merger meets the minimum requirements for qualification as a transaction under Section 351 the Code.

         (b) At the Effective Time, each Modtech Treasury Share shall, by virtue of the Modtech Merger and without any action on the part of the holders of any securities of the entities involved, be canceled and extinguished and shall cease to exist, and no exchange or payment shall be made therefor.

         2.3      Modtech Election, Allocation and Conversion Procedures .

         (a) Subject to the allocation and conversion procedures set forth in
Section 2.3(b), each Record Holder of Modtech Shares will be entitled to elect to receive one share of Holdings Preferred Stock in lieu of each share of Holdings Common Stock such Record Holder would otherwise receive, provided, such Holdings Preferred Stock may not exceed 3.94% of the Holdings Common Stock such Record Holder would receive but for such election. All other Modtech Shares held by such Record Holders ("Modtech No-Election Shares") shall be converted into the Modtech Per Share Common Stock Consideration as set forth above. Any Record Holder who delivers to the Exchange Agent an Election Form electing to receive Holdings Preferred Stock for greater than 3.94% of the Holdings Common Stock such Record Holder would receive but for such election shall be deemed to have elected to receive Holdings Preferred Stock for only 3.94% of the Holdings Common Stock such Record Holder would receive but for such election. The percentage of Holdings Common Stock that each Record Holder may convert to Holdings Preferred Stock may be adjusted upward or downward by the Exchange Agent on the Closing Date in accordance with the adjustments, if any, made in the Modtech Preferred Stock Number pursuant to Section 2.2(a)(D) above. If such adjustment is made, each electing Record Holder's election will be adjusted pro rata based on the original percentage elected.

         (b) Not later than two business days after the Election Deadline, Holdings shall cause the Exchange Agent to effect the allocations and conversions among the Record Holders of Modtech Shares of rights to receive the Modtech Per Share Common Stock Consideration or the Modtech Per Share Preferred Stock Consideration in the Modtech Merger as follows:

                  (i) If the number of Modtech Preferred Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is less than the Modtech Preferred Stock Number, then

                           (A) all Modtech Preferred Stock Election Shares shall
                  be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Preferred Stock Consideration,

                           (B) the Exchange Agent shall convert (pro rata
                  according to the total number of Modtech No-Election Shares held by each such Record Holder set forth on Schedule I on the Record Date) into Modtech Preferred Stock Election Shares ("Converted Modtech No-Election Shares") a sufficient number of Modtech No-Election Shares such that the remainder of (x) the Modtech Preferred Stock Election Shares plus (y) the Converted Modtech No-Election Shares shall equal as closely as practicable the Modtech Preferred Stock Number, and all Converted Modtech No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Preferred Stock Consideration, and

                           (C) the Modtech No-Election Shares that are not
                  Converted Modtech No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Common Stock Consideration.

         (c) On the Mailing Date, Holdings shall mail an Election Form and a letter of transmittal (the "Letter of Transmittal") to each Record Holder of Modtech Shares. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than the Election Deadline and must be accompanied by the certificates representing all the Modtech Shares ("Modtech Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Holdings shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Holdings (or of the Exchange Agent) shall be conclusive and binding. Neither Holdings nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent, except that if Holdings determines not to disregard a defect, Holdings shall notify Modtech of such defect and provide a reasonable opportunity for the defect to be cured by the subject Record Holder. The Exchange Agent shall also make, and Holdings shall verify, all computations contemplated by this Section 2.3, and all such computations shall be conclusive and binding on the Record Holders of Modtech Shares, absent manifest error. The Exchange Agent shall promptly provide Modtech with a copy of the completed computation. Modtech Shares covered by an Election Form which is not effective shall be deemed to be Modtech No-Election Shares. Once an Election is made, it may not be revoked unless such revocation has been communicated in writing to the Exchange Agent prior to the Election Deadline.

         (d) No fractional interests in shares of Holdings Common Stock or Holdings Preferred Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of Modtech Certificates or upon the exercise of Modtech Options. In lieu of any fractional share, Holdings shall pay to each Record Holder of Modtech Shares, or to the holder of a Modtech Option upon the exercise thereof, who otherwise would be entitled to receive a fractional interest in a share of Holdings Common Stock or Holdings Preferred Stock, an amount of cash (without interest) determined by multiplying (i) closing price of Modtech Common Stock on the last trading day on Nasdaq prior to the Closing Date by (ii) the fractional interest to which such Record Holder would otherwise be entitled.

         2.4      Additional Exchange Procedures .

         (a) The Letter of Transmittal which accompanies the Election Form (which shall specify that delivery shall be effected and the risk of loss and title to the Modtech Certificates (and the Modtech Shares and consideration therefor represented by such Modtech Certificates) shall pass after the Effective Time only upon proper delivery of such Modtech Certificates to the Exchange Agent) will advise the Record Holders of Modtech Certificates of the procedure for surrendering to the Exchange Agent, Modtech Certificates in exchange for either the certificates representing the Modtech Per Share Cash Consideration, the Modtech Per Share Common Stock Consideration or the Modtech Per Share Preferred Stock Consideration (the "Modtech Merger Consideration").

         (b) Each Record Holder of Modtech Shares that have been converted into a right to receive the Modtech Merger Consideration shall, upon surrender to the Exchange Agent of a Modtech Certificate or Certificates together with a properly completed Letter of Transmittal, be entitled to receive the Modtech Merger Consideration as provided herein.

         (c) Until so surrendered, each Modtech Certificate, and each Modtech Share represented thereby, shall, at and after the Effective Time, represent for all purposes only the right to receive the Modtech Merger Consideration as provided herein, and nothing else, subject to applicable law in the case of Modtech Dissenting Shares.

         (d) If any of the Modtech Merger Consideration is to be issued to a person other than the Record Holder of the Modtech Shares formerly represented by the Modtech Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Modtech Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the Record Holder of such Modtech Shares or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) At and after the Record Date, there shall be no further registration or transfers of Modtech Shares (other than transfers by operation of law), and the stock ledgers of Modtech shall be closed. After the Effective Time, Modtech Certificates presented to the Exchange Agent for transfer shall be canceled and exchanged for the Modtech Merger Consideration provided for, without interest, and in accordance with the procedures set forth, in this
Article 2.

         (f) One hundred eighty (180) days after the Effective Time, any Holdings Common Stock or cash made available to the Exchange Agent that remains unclaimed by the Record Holders of Modtech Shares shall be returned to Holdings, upon its demand therefor. Any such Record Holder who has not delivered Modtech Certificates to the Exchange Agent in accordance with this Section

2.4 prior to that time shall thereafter look only to the Holdings (and only as general creditors thereof) for the Modtech Merger Consideration in respect of any Modtech Shares formerly requested thereby. Notwithstanding the foregoing, neither Holdings nor the Exchange Agent shall be liable to any Record Holder of Modtech Shares for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by Holdings as permitted by any such law.

         (g) No dividends, interest or other distributions with respect to the Modtech Merger Consideration shall be paid to the holder of any unsurrendered Modtech Certificates until such Modtech Certificates are surrendered as provided in this Section 2.4. Upon such surrender, there shall be paid, without interest, to the person in whose name any Modtech Per Share Common Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         (h) In the event that any Modtech Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Modtech Merger Consideration as may be provided pursuant to this Agreement; provided, however, that Holdings may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver an indemnity agreement or a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings, New Modtech or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         (i) If the Record Holder of any Modtech Shares shall become entitled to receive payment for such shares pursuant to Section 1101 of the CGCL and Section 2.5, such payment shall be made by Holdings in accordance with Section 2.5.

         (j) (i) Payments of Modtech Per Share Cash Consideration and payments in lieu of fractional shares shall be made by check mailed by the Exchange Agent at the Effective Time, and (ii) certificates representing Modtech Per Share Common Stock Consideration and Modtech Per Share Preferred Stock Consideration shall be delivered by hand or mailed by certified mail, return receipt requested, at the Effective Time; provided the Modtech Certificates have been provided by the surrendering shareholder to the Exchange Agent in compliance with Section 2.4. At the time of such payment or mailing, a statement setting forth in reasonable detail the calculation of the Modtech Merger Consideration being paid to each Record Holder shall also be mailed to each Record Holder. Risk of loss shall remain on Holdings until such certificate for Holdings Common Stock is actually received by the surrendering shareholder.

         2.5      Dissenting Modtech Shares .

         (a) Notwithstanding any provision of this Agreement to the contrary, any Modtech Shares held by a holder who has demanded and perfected his demand for the fair value of his shares in accordance with Chapter 13 of the CGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to demand such fair value (a "Dissenting Modtech Shareholder") shall not represent a right to receive any part of the Modtech Merger Consideration, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CGCL.

         (b) Notwithstanding any provision of this Agreement to the contrary, if any Dissenting Modtech Shareholder demanding the fair value of such Dissenting Modtech Shareholder's Modtech Shares ("Dissenting Modtech Shares") under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to a determination of the fair value of his shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Modtech Shares shall automatically be converted into and represent only the right to receive the fair market value of such Modtech Shares upon surrender of the certificate or certificates representing such Dissenting Modtech Shares.

         (c) Modtech shall give SPI prompt notice of any demands by a Dissenting Modtech Shareholder for payment, or notices of intent to demand payment received by Modtech under the CGCL, and SPI shall have the right to participate in all negotiations and proceedings with respect to such demands. Modtech shall not, except with the prior written consent of SPI (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         2.6      Modtech Options .

         (a) At the Effective Time, adjustments shall be made to the then outstanding options to purchase Modtech Shares (each, a "Modtech Option"), to accelerate the vesting of Modtech Options held by those holders whose Modtech Options are not at least 75% vested. Such Modtech Options shall be accelerated, pro rata on the basis of the number of unvested Modtech Options held by such holders of Modtech Options, with the effect that, in the aggregate, all then outstanding Modtech Options (which theretofore have been granted under Modtech's 1989, 1994 and 1996 Stock Option Plans (the "Modtech Stock Option Plans")) shall be vested to the extent of 75% of the Modtech Shares covered thereby.

         (b) At the Effective Time, after giving effect to the adjustment contemplated by Section 2.6(a), on an aggregate basis per holder of Modtech
Options:

                  (i) 14.6709% of all Modtech Options held by such holder which are vested and exercisable shall be converted into the right to receive $25.00 per share in cash (less the applicable per share exercise price of each such Modtech Option and less applicable withholding taxes); and

                  (ii) each remaining Modtech Option held by such holder, whether vested or unvested, shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Modtech Option immediately prior to the Effective

         Time, except as otherwise set forth in this Section 2.6, for each Modtech Share subject to such Modtech Option, one (1) share of Holdings Common Stock at a price per share equal to the original exercise price of such Modtech Options.

         (c) Except as set forth in this Section 2.6, any and all rights under any provisions of the Modtech Stock Option Plans or in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Modtech or any Subsidiary thereof shall be canceled as of the Effective Time. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of Modtech (or, if appropriate, the Compensation and Stock Option Committee thereof) and Modtech shall take all action necessary to give effect to the provisions of this Section 2.6 and to ensure that no Person shall have any right under any Modtech Stock Option Plan (or any Modtech Option granted thereunder) following the Effective Time except for the right to exercise Modtech Options for shares of Holdings Common Stock as provided in this Section
2.6. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of Modtech (or, if appropriate, any committee thereof) and Modtech shall take all action necessary to either terminate any other plan, program or arrangement with respect to, including any right to acquire, equity securities of Modtech, or to amend or modify such other plans, programs or arrangements to provide for the issuance of shares of Holdings Common Stock in lieu of equity securities of Modtech or New Modtech.

         2.7 Conversion of SPI Shares . To effectuate the SPI Merger and subject to the terms and conditions of this Agreement:

         (a) At the Effective Time, by virtue of the SPI Merger and without any action on the part of the holder of any securities of the entities involved:

                  (i) Each share of Common Stock, no par value per share, of SPI ("SPI Common Stock"), and each share of Series A-1 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-1 Preferred Stock"), Series A-2 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-2 Preferred Stock"), Series A-3 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-3 Preferred Stock"), Series A-4 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-4 Preferred Stock"), Series A-5 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-5 Preferred Stock") and Series A-6 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-6 Preferred Stock") (shares of SPI Common Stock, SPI Series A-1 Preferred Stock, SPI Series A-2 Preferred Stock, SPI Series A-3 Preferred Stock, SPI Series A-4 Preferred Stock, SPI Series A-5 Preferred Stock and SPI Series A-6 Preferred Stock are collectively referred to herein as "SPI Shares") issued and outstanding immediately prior to the Effective Time (other than (x) SPI Shares owned by SPI or any of its Subsidiaries or any other SPI Shares designated as treasury shares (collectively, the "SPI Treasury Shares") and (y) any SPI Dissenting Shares (as defined in
         Section 2.10)) shall be canceled and
         extinguished and be converted into and become a right to receive, at the election of each holder thereof, but subject to the other provisions of this Section 2.7,

                           (A) cash in an amount equal to $49.4097, subject to
                  adjustment as hereinafter provided (the "SPI Per Share Cash Consideration"), or

                           (B) 1.8785 fully paid and nonassessable shares of
                  Holdings Common Stock (the "SPI Exchange Ratio"), subject to adjustment as hereinafter provided (the "SPI Per Share Stock Consideration");

         provided, however, that, subject to the election, allocation and conversion procedures set forth in Section 2.8:

                           (C) no Record Holder of SPI Shares may elect to
                  receive the SPI Per Share Cash Consideration for more than 5.9176% of the aggregate number of SPI Shares held by such Record Holder rounded down to the nearest whole share (provided that Record Holders of SPI Shares electing to receive the SPI Per Share Cash Consideration may receive more than 5.9176% pursuant to the allocation procedures set forth in Section 2.8);

                           (D) only 5.9176% of the aggregate number of SPI
                  Shares outstanding on the Record Date shall be converted into the right to receive the SPI Per Share Cash Consideration (such number of shares, the "SPI Cash Number"); and

                           (E) 94.0728% of the aggregate number of SPI Shares
                  outstanding on the Record Date shall be converted into the right to receive the SPI Per Share Stock Consideration (such number of shares, the "SPI Stock Number").

         (b) At the Effective Time, each SPI Treasury Share shall, by virtue of the SPI Merger and without any action on the part of the holders of any securities of the entities involved, be canceled and extinguished and shall cease to exist, and no exchange or payment shall be made therefor.

         2.8      SPI Election, Allocation and Conversion Procedures .

         (a) Subject to the allocation and conversion procedures set forth in
Section 2.8(b), each Record Holder of SPI Shares will be entitled (i) to elect to receive Holdings Common Stock for some or all of the SPI Shares ("SPI Stock Election Shares") held by such Record Holder, (ii) to elect to receive cash for up to, but not more than, 5.9176% of the SPI Shares ("SPI Cash Election Shares") held by such Record Holder or (iii) to indicate that such Record Holder makes no such election for some or all of the SPI Shares ("SPI No-Election Shares") held by such Record Holder. All Elections pursuant to this Section 2.8(a) shall be made on an Election Form. Any Record Holder who delivers to the Exchange Agent an Election Form electing to receive SPI Cash Election Shares for greater than 5.9176% of the SPI Shares held by such Record Holder shall be deemed to have elected SPI

Cash Election Shares for only 5.9176% of the SPI Shares held by such Record Holder. Any SPI Shares with respect to which the Record Holder thereof shall not, as of the Election Deadline, have properly submitted to the Exchange Agent a properly completed Election Form shall be deemed to be SPI No-Election Shares. A Record Holder acting in different capacities or acting on behalf of other Record Holders in any way shall be entitled to submit an Election Form for each capacity in which such Record Holder so acts with respect to each Record Holder for which it so acts.

         (b) Not later than two business days after the Election Deadline, Holdings shall cause the Exchange Agent to effect the allocations and conversions among the Record Holders of SPI Shares of rights to receive the SPI Per Share Stock Consideration or the SPI Per Share Cash Consideration in the SPI Merger as follows:

                  (i) If the number of SPI Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the SPI Stock Number, then

                           (A) all SPI Cash Election Shares shall be deemed, as
                  of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration,

                           (B) the Exchange Agent shall convert (pro rata
                  according to the total number of SPI Stock Election Shares held by each Record Holder who has elected to receive the SPI Per Share Cash Consideration) into SPI Cash Election Shares ("Converted SPI Stock Election Shares") a sufficient number of SPI Stock Election Shares held by those Record Holders who have elected to receive the SPI Per Share Cash Consideration such that the remainder of (x) the SPI Stock Election Shares less (y) the Converted SPI Stock Election Shares shall equal as closely as practicable the SPI Stock Number, and all Converted SPI Stock Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration,

                           (C) if the remainder of the SPI Stock Election Shares
                  less the Converted SPI Stock Election Shares is greater than the SPI Stock Number, the Exchange Agent shall convert (pro rata according to each Record Holder's total number of SPI No-Election Shares) into Cash Election Shares ("Converted SPI No-Election Shares") a sufficient number of SPI No-Election Shares such that the remainder of (x) the SPI Stock Election Shares less (y) the Converted SPI Stock Election Shares and less the Converted SPI No-Election Shares shall equal as closely as practicable the SPI Stock Number, and all Converted SPI No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration, and

                           (D) the SPI No-Election Shares and the SPI Stock
                  Election Shares that are not Converted SPI Stock Election Shares or Converted SPI No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Stock Consideration.

         (c) On the Mailing Date, Holdings shall mail an Election Form and a Letter of Transmittal to each Record Holder of SPI Shares. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than the Election Deadline and must be accompanied by the certificates representing all the SPI Shares ("SPI Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Holdings shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Holdings (or of the Exchange Agent) shall be conclusive and binding. Neither Holdings nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent, except that if Holdings determines not to disregard a defect, Holdings shall notify SPI of such defect and provide a reasonable opportunity for the defect to be cured by the subject Record Holder. The Exchange Agent shall also make, and Holdings shall verify, all computations contemplated by this Section 2.8, and all such computations shall be conclusive and binding on the Record Holders of SPI Shares, absent manifest error. The Exchange Agent shall promptly provide SPI with a copy of the completed computation. SPI Shares covered by an Election Form which is not effective shall be deemed to be SPI No-Election Shares. Once an Election is made, it may not be revoked unless such revocation has been communicated in writing to the Exchange Agent prior to the Election Deadline.

         (d) No fractional interests in shares of Holdings Common Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of SPI Certificates or upon the exercise of SPI Options. In lieu of any fractional share, Holdings shall pay to each Record Holder of SPI Shares, or to the holder of an SPI Option upon the exercise thereof, who otherwise would be entitled to receive a fractional interest in a share of Holdings Common Stock an amount of cash (without interest) determined by multiplying (i) the closing price of Modtech Common Stock on the last trading day on Nasdaq prior to the Closing Date by (ii) the fractional interest to which such Record Holder would otherwise be entitled.

         2.9      Additional Exchange Procedures.

         (a) The Letter of Transmittal which accompanies the Election Form (which shall specify that delivery shall be effected and the risk of loss and title to the SPI Certificates (and the SPI Shares and consideration therefor represented by such SPI Certificates) shall pass after the Effective Time only upon proper delivery of such SPI Certificates to the Exchange Agent) will advise the Record Holders of SPI Certificates of the procedure for surrendering to the Exchange Agent, SPI Certificates in exchange for either the certificates representing the SPI Per Share Stock Consideration or the SPI Per Share Cash Consideration (either, "SPI Merger Consideration").

         (b) Each Record Holder of SPI Shares that have been converted into a right to receive the SPI Merger Consideration shall, upon surrender to the Exchange Agent of a SPI Certificate or Certificates together with a properly completed Letter of Transmittal, be entitled to receive the SPI Merger Consideration as provided herein.

         (c) Until so surrendered, each SPI Certificate, and each SPI Share represented thereby, shall, at and after the Effective Time, represent for all purposes only the right to receive the SPI Merger Consideration as provided herein, and nothing else, subject to applicable law in the case of SPI Dissenting Shares.

         (d) If any of the SPI Merger Consideration is to be issued to a person other than the Record Holder of the SPI Shares formerly represented by the SPI Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the SPI Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the Record Holder of such SPI Shares or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) At and after the Record Date, there shall be no further registration or transfers of SPI Shares (other than transfers by operation of law), and the stock ledgers of SPI shall be closed. After the Effective Time, SPI Certificates presented to the Exchange Agent for transfer shall be canceled and exchanged for the SPI Merger Consideration provided for, without interest, and in accordance with the procedures set forth, in this Article 2.

         (f) One hundred eighty (180) days after the Effective Time, any Holdings Common Stock or cash made available to the Exchange Agent that remains unclaimed by the Record Holders of SPI Shares shall be returned to Holdings, upon its demand therefor. Any such Record Holder who has not delivered SPI Certificates to the Exchange Agent in accordance with this Section 2.9 prior to that time shall thereafter look only to the Holdings (and only as general creditors thereof) for the SPI Merger Consideration in respect of any SPI Shares formerly requested thereby. Notwithstanding the foregoing, neither Holdings nor the Exchange Agent shall be liable to any Record Holder of SPI Shares for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by Holdings as permitted by any such law.

         (g) No dividends, interest or other distributions with respect to the SPI Merger Consideration shall be paid to the holder of any unsurrendered SPI Certificates until such SPI Certificates are surrendered as provided in this
Section 2.9. Upon such surrender, there shall be paid, without interest, to the person in whose name any SPI Per Share Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         (h) In the event that any SPI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the SPI Merger Consideration as may be provided pursuant to this Agreement; provided, however, that Holdings may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver an indemnity agreement or a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings, New SPI or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         (i) If the Record Holder of any SPI Shares shall become entitled to receive payment for such shares pursuant to Sections 7-113-101 through 7-113-302 of the CBCA and Section 2.10, such payment shall be made by Holdings in accordance with Section 2.10.

         (j) (i) Payments of SPI Per Share Cash Consideration and payments in lieu of fractional shares shall be made by check mailed by the Exchange Agent at the Effective Time, and (ii) certificates representing SPI Per Share Stock Consideration shall be delivered by hand or mailed by certified mail, return receipt requested, at the Effective Time; provided the SPI Certificates have been provided by the surrendering shareholder to the Exchange Agent in compliance with Section 2.9. At the time of such payment or mailing, a statement setting forth in reasonable detail the calculation of the SPI Merger Consideration being paid to each Record Holder shall also be mailed to each Record Holder. Risk of loss shall remain on Holdings until such certificate for Holdings Common Stock is actually received by the surrendering shareholder.

         2.10     Dissenting SPI Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any SPI Shares held by a holder who has demanded and perfected his demand for the fair value of his shares in accordance with Sections 7-113-101 through 7-113-302 of the CBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to demand such fair value (a "Dissenting SPI Shareholder") shall not represent a right to receive any part of the SPI Merger Consideration, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CBCA.

         (b) Notwithstanding any provision of this Agreement to the contrary, if any Dissenting SPI Shareholder demanding the fair value of such Dissenting SPI Shareholder's SPI Shares ("Dissenting SPI Shares") under the CBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to a determination of the fair market value of his shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting SPI Shares shall automatically be converted into and represent only the right to receive the fair market value of such Dissenting SPI Shares upon surrender of the certificate or certificates representing such Dissenting SPI Shares.

         (c) SPI shall give Modtech prompt notice of any demands by a Dissenting SPI Shareholder for payment, or notices of intent to demand payment received by SPI under the CBCA, and Modtech shall have the right to participate in all negotiations and proceedings with respect to such demands. SPI shall not, except with the prior written consent of Modtech (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         2.11     SPI Options.

         (a) At the Effective Time, adjustments shall be made to the then outstanding options to purchase SPI Shares (each, an "SPI Option"), such that seventy-five percent (75%) of the then outstanding SPI Options (which theretofore have been granted under SPI's Second Amended and Restated 1997 Stock Option Plan (the "SPI Stock Option Plan")) shall become vested.

         (b) At the Effective Time, after giving effect to the adjustment contemplated by Section 2.10(a), on an aggregate basis per holder of SPI
Options:

                  (i) 5.9176% of all SPI Options held by such holder which are vested and exercisable shall be converted into the right to receive $49.4097 per share in cash (less the applicable per share exercise price of each such SPI Option and less applicable withholding taxes); and

                  (ii) each remaining SPI Option held by such holder, whether vested or unvested, shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such SPI Option immediately prior to the Effective Time, except as otherwise set forth in this Section 2.10, for each SPI Share subject to such SPI Option, 1.8785 shares of Holdings Common Stock at a price per share (rounded upward to the nearest whole cent) equal to (i) the aggregate exercise price for SPI Shares purchasable pursuant to such SPI Option (without regard to vesting provisions) divided by (ii) the number of full shares of Holdings Common Stock deemed purchasable pursuant to such SPI Option.

         (c) Except as set forth in this Section 2.11, any and all rights under any provisions of the SPI Stock Option Plans or in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of SPI or any Subsidiary thereof shall be canceled as of the Effective Time. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of SPI (or, if appropriate, the Compensation and Stock Option Committee thereof) and SPI shall take all action necessary to give effect to the provisions of this
Section 2.11 and to ensure that no Person shall have any right under any SPI Stock Option Plan (or any SPI Option granted thereunder) following the Effective Time except for the right to exercise SPI Options for shares of Holdings Common Stock as provided in this Section 2.11. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of SPI (or, if appropriate, any committee thereof) and SPI shall take all action necessary to either terminate any other plan, program or arrangement with respect to, including any right to acquire, equity securities of SPI, or to amend or modify such other plans, programs or arrangements to provide for the issuance of shares of Holdings Common Stock in lieu of equity securities of SPI or New SPI.

         2.12     SPI Warrants.

         (a) All outstanding warrants to purchase SPI Shares (each, an "SPI Warrant"), shall be deemed exercised immediately prior to the Effective Time.

         (b) At the Effective Time:

                  (i) 5.9176% of all SPI Warrants held by each holder of SPI Warrants shall be converted into the right to receive $49.4097 per share in cash (less the applicable per share exercise price of each such SPI Warrant); and

                  (ii) each remaining SPI Warrant held by such holder, upon the payment by the holder of the exercise price thereof, shall be converted into the right to receive 1.8785 shares of Holdings Common Stock.

         2.13 Cancellation of Shares. All shares of Holdings Common Stock outstanding immediately prior to the Effective Time will be canceled.

         2.14 No Transfer after the Effective Time. No transfers of Modtech Shares will be made on the stock transfer books of Modtech, and no transfers of SPI Shares will be made on the books of SPI, after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MODTECH

         Modtech hereby represents and warrants to SPI as follows:

         3.1 Existence; Good Standing; Corporate Authority. Modtech and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the power and authority to own and operate its businesses as presently conducted. Section 3.1 of the Disclosure Schedule sets forth the state of incorporation of Modtech and each of its Subsidiaries, and lists each jurisdiction in which Modtech and each of its Subsidiaries is qualified as a foreign corporation. Modtech and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except for such failures of Modtech and any of its Subsidiaries to be so qualified as would not have a Material Adverse Effect. Modtech has previously provided SPI with true and correct copies of its articles of incorporation and bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

         3.2 Authorization; Validity and Effect of Agreement. Modtech has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, every other document or agreement to be executed by Modtech under this Agreement (each a "Modtech Transaction Document") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Modtech and the performance by Modtech of its obligations hereunder, the execution and delivery of each of the Modtech Transaction Documents by Modtech and the performance of its obligations thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Modtech and all other necessary corporate action on the part of Modtech, other than the adoption and approval of this Agreement by the stockholders of Modtech, and no other corporate proceedings on the part of Modtech are necessary to authorize this Agreement, the Modtech Transaction Documents and the transactions contemplated hereby and thereby (assuming due authorization, execution and delivery by the other party or parties thereto). The Board of Directors of Modtech has approved for the purposes of Section 1101 of the CGCL the agreement of merger contained in this Agreement and the Modtech Merger. This Agreement has been duly and validly executed and delivered by Modtech and constitutes a legal, valid and binding obligation of Modtech, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Each Modtech Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed and delivered by Modtech, and constitutes or will constitute as of such time a legally valid and binding obligation of Modtech, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         3.3 Capitalization. The authorized capital stock of Modtech consists of 20,000,000 shares of Modtech Common Stock and 5,000,000 shares of preferred stock having a par value of $0.01 per share ("Modtech Preferred Stock"), none of which shares have been designated. As of the date hereof, 9,871,409 shares of Modtech Common Stock and no shares of Modtech Preferred Stock are issued and outstanding. As of the date hereof, Modtech Options to acquire 1,625,658 Modtech Shares are outstanding, 1,219,244 of which will be vested as of the Effective Time in accordance with Section 2.06. All of the issued and outstanding Modtech Shares are validly issued, fully paid and non-assessable and no class of Modtech stock is entitled to preemptive rights. As of the date hereof, except for Modtech Stock Option Plans, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Modtech to issue or sell shares of Modtech Common Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Modtech Common Stock or any other equity securities of Modtech or any of its Subsidiaries. Modtech has no commitments or obligations to purchase or redeem any shares of Modtech Common Stock. Set forth in Section 3.3 of the Disclosure Schedule is a complete list of the Modtech Options held by the executive officers of Modtech which are outstanding as of the date hereof, which list sets forth, for each such holder of a Modtech Option, the number of Modtech Shares subject thereto, the number of vested options, the exercise price and the expiration date thereof.

         3.4 Subsidiaries. Set forth in Section 3.4 of the Disclosure Schedule is a complete list of Modtech's Subsidiaries. All of the outstanding shares of capital stock of each of Modtech's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights or rights of first refusal. Except as set forth in Section 3.4 of the Disclosure Schedule, Modtech owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Modtech or which would require any Subsidiary of Modtech to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

         3.5 Other Interests. Except as set forth in Section 3.4 of the Disclosure Schedule, neither Modtech nor any of Modtech's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Modtech Subsidiaries).

         3.6      No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Modtech Transaction Documents, nor the performance by Modtech of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) assuming receipt of the Modtech Stockholder Approvals (as defined below), conflict with Modtech's articles of incorporation or bylaws;
(ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation applicable to Modtech or any of its Subsidiaries or any of their Properties or assets; or
(iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Modtech or any of its Subsidiaries, or result in the creation or imposition of any Encumbrance upon any Properties, assets or business of Modtech or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Modtech or any of its Subsidiaries is a party or by which Modtech or any of its Subsidiaries or any of their respective assets or Properties is bound or encumbered, or give any Person the right to require Modtech or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

         (b) Except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) for the filing of certificates of merger pursuant to the CGCL, (iv) for the Modtech Stockholder Approvals (as defined below) or (v) with respect to matters set forth in Sections 3.6(a) or 3.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person is required to be made or obtained by Modtech or its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Modtech Transaction Documents and the consummation of the transactions contemplated hereby and thereby except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not have a Material Adverse Effect.

         3.7 Compliance. Modtech and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a Material Adverse Effect. Neither Modtech nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not have a Material Adverse Effect. Set forth in Section 3.7 of the Disclosure Schedule is a complete list of all material permits, licenses and franchises from governmental agencies held by Modtech and its Subsidiaries. Modtech and its Subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time, except for such failures to remain effective that would not have a Material Adverse Effect.

         3.8      SEC Documents.

         (a) Set forth in Section 3.8 of the Disclosure Schedule is a complete list of all registration statements, proxy or information statements, forms, reports and other documents required to be filed by Modtech with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "Modtech SEC Reports"). Modtech has delivered or made available to SPI true and complete copies of each SEC Reports. As of their respective dates, the Modtech SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Modtech with the SEC after the date of this Agreement (i) complied or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither Modtech nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Modtech or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Modtech as of June 30, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since June 30, 1998 which would not have a Material Adverse Effect.

         3.9 Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no Action instituted, pending or, to the best knowledge of Modtech, threatened, which, if adversely decided, would, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or would have a Material Adverse Effect.

         3.10     Absence of Certain Changes.

         (a) Except for the transactions expressly contemplated hereby, since August 14, 1998, Modtech and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any change in Modtech's business, operations, condition (financial or otherwise), results of operations, business prospects, assets, liabilities, working capital or reserves, except for changes contemplated hereby or changes which have not had a Material Adverse Effect. From August 14, 1998 through the date of this Agreement, neither Modtech nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

         (b) Since December 31, 1997, to the best knowledge of Modtech, there has been no change in (i) the demand in the California public school system for the products manufactured and sold by Modtech and its Subsidiaries, (ii) the competitive environment in which Modtech and its Subsidiaries conduct business,
(iii) the regulatory standards or guidelines applicable to the business conducted by Modtech and its Subsidiaries, (iv) the legislation applicable to the business conducted by Modtech and its Subsidiaries, (v) the relationship between Modtech or its Subsidiaries on the one hand, and any customers or suppliers of Modtech or its Subsidiaries or the owners of any Properties utilized by Modtech or its Subsidiaries on the other hand, any of which would have a Material Adverse Effect.

         3.11     Environmental Matters.

         (a) There are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against Modtech or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Properties, nor has Modtech received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (b) To the best knowledge of Modtech, there have been no spills or releases of Hazardous Materials at any of the Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Encumbrances by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind Modtech or any of its Subsidiaries, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, no Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials.

         3.12 Real Properties. Section 3.12 of the Disclosure Schedule lists all Properties owned by Modtech and its Subsidiaries and all Leased Real Estate leased by Modtech or any of its Subsidiaries. Except as set forth in Section
3.12 of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries currently owns, and neither Modtech nor any of its Subsidiaries or any of their respective predecessors have ever owned, fee title to any Properties. Modtech has delivered or caused to be delivered to SPI complete and accurate copies of the Leases which relate to the Leased Real Estate, together with all amendments or supplements thereto. Modtech has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Except as disclosed in Section 3.12 of the Disclosure Schedule, Modtech has not received any notice from any city, village or other Person of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;
(i) no amount payable under any Lease is past due; (ii) Modtech is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; (iii) Modtech has not received any written notice
(A) of a default, offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting Modtech has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of Modtech or, to the best knowledge of Modtech, any other party, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (iv) Modtech has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

         3.13 Tangible Personal Property. Except as disclosed in Section 3.13 of the Disclosure Schedule, Modtech and its Subsidiaries (i) have good and valid title to all the tangible personal property material to its business and reflected in the latest audited financial statements included in Modtech SEC Reports as being owned by Modtech and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances, and (ii) are collectively the lessee of all tangible personal property material to Modtech's business and reflected as leased in the latest audited financial statements included in Modtech SEC Reports (or on the books and records of Modtech as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to Modtech's knowledge, the lessor. Each of Modtech and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

         3.14 Intellectual Property. Section 3.14 of the Disclosure Schedule sets forth a listing of all intellectual property rights utilized by Modtech or its Subsidiaries other than intellectual property rights relating to the plans and designs for structures manufactured by Modtech and its Subsidiaries. The ownership, operation and conduct by Modtech and its Subsidiaries of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of Modtech no other Person is infringing upon any such rights of Modtech and its Subsidiaries, in each case, other than as set forth in Section 3.14 of the Disclosure Schedule.

         3.15 Absence of Changes in Modtech Benefit Plans. Section 3.15 of the Disclosure Schedule sets forth a listing of all Modtech Benefit Plans (as defined below). Except as required under this Agreement, since December 31, 1997, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Modtech Options under the Modtech Option Plans (including any discretionary acceleration of the exercise periods or vesting by Modtech's Board of Directors or any committee thereof or any other persons administering the Modtech Option Plans) or authorization of cash payments in exchange for any Modtech Options under the Modtech Option Plan, (ii) any adoption or material amendment by Modtech or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Modtech or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Modtech or any of its Subsidiaries (collectively, "Modtech Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Modtech Benefit Plans which would increase materially the expense of maintaining such Modtech Benefit Plans above the level of the expense incurred in respect thereof for the year ended December 31, 1997.

         3.16     ERISA Compliance.

         (a) Section 3.16(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other Modtech Benefit Plans. With respect to each Modtech Benefit Plan, Modtech has delivered or made available to SPI a true, correct and complete copy of: (A) each writing constituting a part of such Modtech Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

         (b) Section 3.16(b) of the Disclosure Schedule identifies each Modtech Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

         (c) Modtech and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Modtech Benefit Plans of which the failure to comply with would have a Material Adverse Effect. No prohibited transaction has occurred with respect to any Modtech Benefit Plan. All contributions required to be made to any Modtech Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Modtech Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in Modtech SEC Reports.

         (d) No Modtech Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of Modtech, its Subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of Modtech or any of its Subsidiaries following the Closing. "ERISA Affiliate" for purposes of this Section means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" for purposes of this Section means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Modtech Benefit Plans.

         (e) Except as set forth in Modtech SEC Reports or in Section 3.16(e) of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Modtech and its Subsidiaries.

         (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Modtech or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by Modtech or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (g) No labor organization or group of employees of Modtech or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of Modtech, threatened against or involving Modtech or any of its Subsidiaries.

         (h) There are no pending or, to Modtech's knowledge, threatened claims, and the fiduciaries of the Modtech Benefit Plans have not advised Modtech that with respect to their duties to the Modtech Benefit Plans or the assets or any of the trusts under any of the Modtech Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Modtech Benefit Plans, which could reasonably be expected to result in any material liability of Modtech or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer benefit plan.

         3.17     Taxes.

         (a) Modtech and its Subsidiaries have duly prepared and filed federal, state, local and foreign Returns which were required to be filed by or in respect of Modtech and its Subsidiaries, or any of their Properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, Assets, operations, activities, status of the entity on whose behalf the Return was filed, and any other information required to be shown thereon. No extension of time within which Modtech or any of its Subsidiaries may file any Return is currently in force.

         (b) With respect to all amounts in respect of Taxes imposed on Modtech or any of its Subsidiaries or for which Modtech or any of its Subsidiaries is or could be liable, whether to taxing authorities or to other Persons, all material amounts required to be paid by or on behalf of Modtech or any of its Subsidiaries to taxing authorities or others have been paid.

         (c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, Modtech has not been advised that there is any review or audit in process by any taxing authority of any Tax liability of Modtech or any of its Subsidiaries currently in progress. Modtech and its Subsidiaries have not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of Modtech or any of its Subsidiaries for any period. Modtech and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Modtech or any of its Subsidiaries nor, to the knowledge of Modtech, is there reason to believe that any material deficiency will be assessed.

         (d) No agreements are in force or are currently being negotiated by or on behalf of Modtech or any of its Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of Modtech or any Subsidiaries are currently pending.

         (e) Modtech and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

         (f) There are no Encumbrances for Taxes, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any Assets owned by Modtech or its Subsidiaries, except for Encumbrances for Taxes that are not yet due and payable. None of the Assets owned by Modtech or its Subsidiaries is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by Modtech or its Subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets owned by Modtech or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of Modtech or any of its Subsidiaries is a person other than a United States person within the meaning of the Code.

         (g) Neither Modtech nor any of its Subsidiaries is a party to any agreement, contract, or arrangement for compensating any employee that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Modtech Shares or other Equity Interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

         (h) Neither Modtech nor any of its Subsidiaries anticipate the assessment of any additional Taxes against Modtech or any of its Subsidiaries nor is Modtech or any of its Subsidiaries aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Modtech or any of its Subsidiaries which would exceed by more than $1,000,000 the reserves established on the consolidated balance sheet of Modtech as of June 30, 1998.

         3.18     Contracts; Debt Instruments.

         (a) Except as otherwise disclosed in Section 3.18 of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries is a party to or subject to:

                  (i) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of Modtech and its Subsidiaries;

                  (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, including any oral agreement, contract or arrangement which requires the payment of over $75,000, with any current or former officer, consultant, director or employee;

                  (iii) any lease for real or personal property in which the amount of payments which Modtech is required to make, or is expected to receive, on an annual basis exceeds $50,000;

                  (iv) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                  (v) any agreement, contract, policy, license, document, instrument, arrangement or commitment that materially limits the freedom of Modtech or any of its Subsidiaries to compete in any line of business;

                  (vi) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                  (vii) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                  (viii) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to Modtech and its Subsidiaries taken as a whole and which is not otherwise disclosed in the Disclosure Schedules.

         (b) None of Modtech, its Subsidiaries and, to the knowledge of Modtech, none of the other parties to any of the contracts and agreements identified in Sections 3.18(a) and (c) of the Disclosure Schedule or otherwise disclosed in Modtech SEC Reports is in default under or has terminated any such contract or agreement, or in any way expressed to Modtech an intent to materially reduce or terminate the amount of its business with Modtech or any of its Subsidiaries in the future.

         (c) Set forth in Section 3.18(c) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Modtech or any of its Subsidiaries is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 3.18(c) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 3.18(c)of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this Section 3.18(c), "indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person,
(G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person, (J) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and
(K) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

         3.19 Insurance. Modtech and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Modtech that are customary for companies of similar size and financial condition which conduct similar businesses. All such policies are in full force and effect, all premiums due thereon have been paid and Modtech has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. Neither Modtech nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Modtech and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

         3.20 Interests of Officers and Directors. Except as disclosed in Modtech SEC Reports, neither any of Modtech's or any of its Subsidiaries' officers, directors or material shareholders, nor any member of their respective immediate families or any entity with respect to which any such person is an Affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Modtech or its Subsidiaries, or any other business relationship with Modtech or any of its Subsidiaries.

         3.21 No Brokers. Except as set forth in Section 3.21 of the Disclosure Schedule, no broker, finder, investment banker, or other Person or firm is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Modtech, any of its Subsidiaries or any of their respective directors, officers or employees.

         3.22 Customers. Section 3.22 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant jobs (by revenue) of Modtech and its Subsidiaries for goods or products ordered from Modtech or any of its Subsidiaries and the amount of revenue accrued for each such job completed or in progress during the nine-month period ended September 1, 1998. Neither Modtech nor any of its Subsidiaries has received any notice that any significant customer of Modtech or any of its Subsidiaries has ceased, will cease, or has significantly reduced, or will significantly reduce its ordering of goods or products from Modtech or any of its Subsidiaries, nor are Modtech or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

         3.23 Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of the names of the fifteen (15) most significant suppliers of raw materials and other goods to Modtech and its Subsidiaries for the nine-month period ended September 1, 1998. Neither Modtech nor any of its Subsidiaries has received any notice that any such supplier will cease selling raw materials or other goods to them at any time after the Closing or materially alter the terms of such sales (other than normal price increases), nor is Modtech or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

         3.24 Employees. To the best knowledge of Modtech, no executive, key employee or group of employees has any plans to terminate employment with Modtech or any of its Subsidiaries.

Neither Modtech nor any of its Subsidiaries is a party to or bound by a collective bargaining agreement, nor does Modtech have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Modtech or its Subsidiaries.

         3.25 Product Liability. Each product manufactured by Modtech or any of its Subsidiaries has been manufactured, sold, delivered and installed in all material respects in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards.

         3.26 Information in Joint Proxy Statement/Prospectus and Form S-4. Information supplied by Modtech or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus (as hereinafter defined) (or any amendment thereof or supplement thereto), at the date mailed to Modtech stockholders and SPI stockholders and at the time of the respective meetings of the Modtech stockholders and of the SPI stockholders contemplated hereby, and (ii) the Form S-4 (as hereinafter defined) at any time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at any time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.27 Disclosure. The representative and warranties of Modtech contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Modtech which has not been disclosed to SPI in the Disclosure Schedule and Modtech SEC Reports, taken as a whole, which has had, or would reasonably be expected to have, a Material Adverse Effect.

         3.28 Fairness Opinion. Modtech has engaged Donaldson, Lufkin &
Jenrette Securities Corporation ("DLJ") who has rendered an opinion to the effect that, from a financial point of view, the Modtech Merger Consideration to be received by the holders of Modtech Shares pursuant to this Agreement is fair to such holders of Modtech Shares (the "Fairness Opinion").

         3.29 Year 2000 Matters. To the best knowledge of Modtech, the information systems utilized by Modtech and each of its Subsidiaries are capable of properly recognizing date sensitive information when the year changes to 2000, and as such, the year change to 2000, as it relates to the information systems of Modtech and its Subsidiaries, will not result in a material disruption of the business of Modtech or any of its Subsidiaries.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SPI

         SPI hereby represents and warrants to Modtech as follows:

         4.1 Existence; Good Standing; Authority. SPI and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the power and authority to own and operate its businesses as presently conducted. Section 4.1 of the Disclosure Schedule sets forth the state of incorporation of SPI and each of its Subsidiaries, and lists each jurisdiction in which SPI and each of its Subsidiaries is qualified as a foreign corporation. SPI and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except for such failures of SPI and any of its Subsidiaries to be so qualified as would not have a Material Adverse Effect. SPI has previously provided Modtech with true and correct copies of its articles of incorporation and bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

         4.2 Authorization; Validity and Effect of Agreement. SPI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, every other document or agreement to be executed by SPI under this Agreement (each an "SPI Transaction Document") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by SPI and the performance by SPI of its obligations hereunder, the execution and delivery of each of the SPI Transaction Documents by SPI and the performance of its obligations thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of SPI and all other necessary corporate action on the part of SPI, other than the adoption and approval of this Agreement by the stockholders of SPI, and no other corporate proceedings on the part of SPI are necessary to authorize this Agreement, the SPI Transaction Documents and the transactions contemplated hereby and thereby (assuming due authorization, execution and delivery by the other party or parties thereto). The Board of Directors of SPI has approved for the purposes of Section 7-111-101 of the CBCA the agreement of merger contained in this Agreement and the SPI Merger. This Agreement has been duly and validly executed and delivered by SPI and constitutes a legal, valid and binding obligation of SPI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Each SPI Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed and delivered by SPI, and constitutes or will constitute as of such time a legally valid and binding obligation of SPI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         4.3 Capitalization. The authorized capital stock of SPI consists of 6,000,000 shares of SPI Common Stock, 1,100,000 shares of Series A-1 Preferred Stock, 1,000,000 shares of Series A-2 Preferred Stock, 400,000 shares of Series A-3 Preferred Stock, 155,000 shares of Series A-4 Preferred Stock, 540,000 shares of Series A-5 Preferred Stock and 67,000 shares of Series A-6 Preferred Stock. As of the date hereof, 333,614 shares of SPI Common Stock, 994,335 shares of Series A-1 Preferred Stock, 272,051 shares of Series A-2 Preferred Stock, no shares of Series A-3 Preferred Stock, 133,334 shares of Series A-4 Preferred Stock, 500,000 shares of Series A-5 Preferred Stock and 62,333 (subject to adjustment as set forth in Section 4.3 of the Disclosure Schedule) shares of Series A-6 Preferred Stock are issued and outstanding. As of the date hereof, SPI Options to acquire 217,085 (subject to adjustment as set forth in Section
4.3 of the Disclosure Schedule) SPI Shares are outstanding, 162,814 of which will be vested as of the Effective Time in accordance with Section 2.11, and warrants to acquire 320,829 SPI Shares are outstanding, all of which are currently exercisable. All of the issued and outstanding SPI Shares are validly issued, fully paid and non-assessable and no class of SPI stock is entitled to preemptive rights. As of the date hereof, except for the SPI Stock Option Plan, and except as set forth in Section 4.3 of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require SPI to issue or sell shares of SPI Common Stock, SPI Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for SPI Shares or any other equity securities of SPI or any of its Subsidiaries. Except as set forth in Section 4.3 of the Disclosure Schedule, SPI has no commitments or obligations to purchase or redeem any SPI Shares. Set forth in Section 4.3 of the Disclosure Schedule is a complete list of the SPI Options held by the executive officers of SPI which are outstanding as of the date hereof, which list sets forth, for each such holder of an SPI Option, the number of SPI Shares subject thereto, the number of vested options, the exercise price and the expiration date thereof.

         4.4 Subsidiaries. Set forth in Section 4.4 of the Disclosure Schedule is a complete list of SPI's Subsidiaries. All of the outstanding shares of capital stock of each of SPI's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights or rights of first refusal. SPI owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of SPI or which would require any Subsidiary of SPI to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

         4.5 Other Interests. Except as set forth in Section 4.4 of the Disclosure Schedule, neither SPI nor any of SPI's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

         4.6      No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 4.6(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the SPI Transaction Documents, nor the performance by SPI of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) assuming receipt of the SPI Stockholder Approvals (as defined below), conflict with SPI's articles of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation applicable to SPI or any of its Subsidiaries or any of their Properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of SPI or any of its Subsidiaries, or result in the creation or imposition of any Encumbrance upon any Properties, assets or business of SPI or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which SPI or any of its Subsidiaries is a party or by which SPI or any of its Subsidiaries or any of their respective assets or Properties is bound or encumbered, or give any Person the right to require SPI or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

         (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and the Blue Sky Laws, (ii) for the pre-merger notification requirements of the HSR Act, (iii) for the filing of certificates of merger pursuant to the CBCA, (iv) for the SPI Stockholder Approvals (as defined below) or (v) with respect to matters set forth in Sections 4.6(a) or 4.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person is required to be made or obtained by SPI or its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the SPI Transaction Documents and the consummation of the transactions contemplated hereby and thereby except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not have a Material Adverse Effect.

         4.7 Compliance. SPI and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a Material Adverse Effect. Neither SPI nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not have a Material Adverse Effect. Set forth in
Section 4.7 of the Disclosure Schedule is a complete list of all material permits, licenses and franchises from governmental agencies held by SPI and its Subsidiaries. SPI and its Subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time, except for such failures to remain effective that would not have a Material Adverse Effect.

         4.8      Financial Statements.

         (a) SPI has delivered or made available to Modtech true and complete copies of the financial statements set forth in Section 4.8 of the Disclosure Schedule (collectively, the "SPI Financial Statements"). Each of the consolidated and consolidating balance sheets included in the SPI Financial Statements (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of SPI and its Subsidiaries as of its date, and each of the consolidated and consolidating statements of income and cash flows included in the SPI Financial Statements (including any related notes and schedules) presents fairly, in all material respects, the results of operations or cash flows, as the case may be, of SPI and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         (b) Neither SPI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of SPI or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of SPI as of June 30, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since June 30, 1998 which would not have a Material Adverse Effect.

         4.9 Litigation. Except as set forth in Section 4.9 of the Disclosure Schedule, there is no Action instituted, pending or, to the best knowledge of SPI, threatened, which, if adversely decided, would, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or would have any Material Adverse Effect.

         4.10     Absence of Certain Changes.

         (a) Except for the transactions expressly contemplated hereby, since March 31, 1998, SPI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any change in SPI's business, operations, condition (financial or otherwise), results of operations, business prospects, assets, liabilities, working capital or reserves, except for changes contemplated hereby or changes which have not had a Material Adverse Effect. From March 31, 1998 through the date of this Agreement, neither SPI nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

         (b) Since December 31, 1997, to the best knowledge of SPI, there has been no change in (i) the demand for the products manufactured and sold by SPI and its Subsidiaries, (ii) the competitive environment in which SPI and its Subsidiaries conduct business, (iii) the regulatory standards or guidelines applicable to the business conducted by SPI and its Subsidiaries, (iv) the legislation applicable to the business conducted by SPI and its Subsidiaries,
(v) the relationship between SPI or its Subsidiaries on the one hand, and any customers or suppliers of SPI or its Subsidiaries or the owners of any Properties utilized by SPI or its Subsidiaries on the other hand, any of which would have a Material Adverse Effect.

         4.11     Environmental Matters.

         (a) There are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against SPI or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Properties, nor has SPI received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (b) To the best knowledge of SPI, there have been no spills or releases of Hazardous Materials at any of the Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Encumbrances by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind SPI or any of its Subsidiaries, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, no Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials.

         4.12 Real Properties. Neither SPI nor any of its Subsidiaries currently owns, and neither SPI nor any of its Subsidiaries or any of their respective predecessors have ever owned, fee title to any Properties. Section
4.12 of the Disclosure Schedule lists all Leased Real Estate leased by SPI or any of its Subsidiaries. SPI has delivered or caused to be delivered to Modtech complete and accurate copies of the Leases which relate to the Leased Real Estate, together with all amendments or supplements thereto. SPI has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Except as disclosed in Section 4.12 of the Disclosure Schedule, SPI has not received any notice from any city, village or other Person of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; (i) no amount payable under any Lease is past due; (ii) SPI is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; (iii) SPI has not received any written notice (A) of a default, offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting SPI has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of SPI or, to the best knowledge of SPI, any other party, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (iv) SPI has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

         4.13 Tangible Personal Property. Except as disclosed in Section 4.13 of the Disclosure Schedule, SPI and its Subsidiaries (i) have good and valid title to all the tangible personal property material to its business and reflected in the latest audited consolidated financial statements of SPI as being owned by SPI and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances, and (ii) are collectively the lessee of all tangible personal property material to SPI's business and reflected as leased in the latest audited consolidated financial statements of SPI (or on the books and records of SPI as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to SPI's knowledge, the lessor. Each of SPI and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

         4.14 Intellectual Property. Section 4.14 of the Disclosure Schedule sets forth a listing of all intellectual property rights utilized by SPI or its Subsidiaries other than intellectual property rights relating to the plans and designs for structures manufactured by SPI and its Subsidiaries. The ownership, operation and conduct by SPI and its Subsidiaries of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of SPI no other Person is infringing upon any such rights of SPI and its Subsidiaries, in each case.

         4.15 Absence of Changes in SPI Benefit Plans. Section 4.15 of the Disclosure Schedule sets forth a listing of all SPI Benefit Plans (as defined below). Except as set forth in Section 4.15 of the Disclosure Schedule, and except as required under this Agreement, since March 31, 1998, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any SPI Options under the SPI Option Plans (including any discretionary acceleration of the exercise periods or vesting by SPI's Board of Directors or any committee thereof or any other persons administering the SPI Option Plans) or authorization of cash payments in exchange for any SPI Options under the SPI Option Plan, (ii) any adoption or material amendment by SPI or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of SPI or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by SPI or any of its Subsidiaries (collectively, "SPI Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any SPI Benefit Plans which would increase materially the expense of maintaining such SPI Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 1998.

         4.16     ERISA Compliance.

         (a) Section 4.16(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of ERISA), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other SPI Benefit Plans. With respect to each SPI Benefit Plan, SPI has delivered or made available to Modtech a true, correct and complete copy of: (A) each writing constituting a part of such SPI Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any;
(D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

         (b) Section 4.16(b) of the Disclosure Schedule identifies each SPI Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, except as set forth in Section 4.16(b) of the Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

         (c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, SPI and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the SPI Benefit Plans of which the failure to comply with would have a Material Adverse Effect. No prohibited transaction has occurred with respect to any SPI Benefit Plan. All contributions required to be made to any SPI Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SPI Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the latest audited consolidated financial statements of SPI.

         (d) No SPI Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of SPI, its Subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of SPI or any of its Subsidiaries following the Closing. "ERISA Affiliate" for purposes of this Section means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" for purposes of this Section means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the SPI Benefit Plans.

         (e) Except as set forth the latest audited consolidated financial statements of SPI or in Section 4.16(e) of the Disclosure Schedule, neither SPI nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to SPI and its Subsidiaries.

         (f) Except as set forth in the latest audited consolidated financial statements of SPI or in Section 4.16(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of SPI or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by SPI or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (g) Except as set forth in Section 4.16(g) of the Disclosure Schedule, no labor organization or group of employees of SPI or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of SPI, threatened against or involving SPI or any of its Subsidiaries.

         (h) There are no pending or, to SPI's knowledge, threatened claims, and the fiduciaries of the SPI Benefit Plans have not advised SPI that with respect to their duties to the SPI Benefit Plans or the assets or any of the trusts under any of the SPI Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the SPI Benefit Plans, which could reasonably be expected to result in any material liability of SPI or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer benefit plan.

         4.17     Taxes.

         (a) SPI and its Subsidiaries have duly prepared and filed federal, state, local and foreign Returns which were required to be filed by or in respect of SPI and its Subsidiaries, or any of their Properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, Assets, operations, activities, status of the entity on whose behalf the Return was filed, and any other information required to be shown thereon. No extension of time within which SPI or any of its Subsidiaries may file any Return is currently in force.

         (b) With respect to all amounts in respect of Taxes imposed on SPI or any of its Subsidiaries or for which SPI or any of its Subsidiaries is or could be liable, whether to taxing authorities or to other Persons, all material amounts required to be paid by or on behalf of SPI or any of its Subsidiaries to taxing authorities or others have been paid.

         (c) SPI has not been advised that there is any review or audit in process by any taxing authority of any Tax liability of SPI or any of its Subsidiaries currently in progress. SPI and its Subsidiaries have not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of SPI or any of its Subsidiaries for any period. SPI and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of SPI or any of its Subsidiaries nor, to the knowledge of SPI, is there reason to believe that any material deficiency will be assessed.

         (d) No agreements are in force or are currently being negotiated by or on behalf of SPI or any of its Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of SPI or any Subsidiaries are currently pending.

         (e) SPI and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

         (f) There are no Encumbrances for Taxes, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any Assets owned by SPI or its Subsidiaries, except for Encumbrances for Taxes that are not yet due and payable. None of the Assets owned by SPI or its Subsidiaries is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by SPI or its Subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets owned by SPI or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of SPI or any of its Subsidiaries is a person other than a United States person within the meaning of the Code.

         (g) Neither SPI nor any of its Subsidiaries is a party to any agreement, contract, or arrangement for compensating any employee that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including SPI Shares or other Equity Interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

         (h) Neither SPI nor any of its Subsidiaries anticipate the assessment of any additional Taxes against SPI or any of its Subsidiaries nor is SPI or any of its Subsidiaries aware of any unresolved questions, claims or disputes concerning the liability for Taxes of SPI or any of its Subsidiaries which would exceed by more than $500,000 the reserves established on the consolidated balance sheet of SPI as of June 30, 1998.

         4.18     Contracts; Debt Instruments.

         (a) Except as otherwise disclosed in Section 4.18(a) of the Disclosure Schedule, neither SPI nor any of its Subsidiaries is a party to or subject to:

                  (i) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of SPI and its Subsidiaries;

                  (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, including any oral agreement, contract or arrangement which requires the payment of over $75,000, with any current or former officer, consultant, director or employee;

                  (iii) any lease for real or personal property in which the amount of payments which SPI is required to make, or is expected to receive, on an annual basis exceeds $50,000;

                  (iv) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                  (v) any agreement, contract, policy, license, document, instrument, arrangement or commitment that materially limits the freedom of SPI or any of its Subsidiaries to compete in any line of business or with any person;

                  (vi) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                  (vii) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                  (viii) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to SPI and its Subsidiaries taken as a whole and which is not otherwise disclosed in the Disclosure Schedules.

         (b) None of SPI, its Subsidiaries and, to the knowledge of SPI, none of the other parties to any of the contracts and agreements identified in Sections 4.18(a) and (c) of the Disclosure Schedule is in default under or has terminated any such contract or agreement, or in any way expressed to SPI an intent to materially reduce or terminate the amount of its business with SPI or any of its Subsidiaries in the future.

         (c) Set forth in Section 4.18(c) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of SPI or any of its Subsidiaries is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 4.18(c) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 4.18(c) of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this
Section 4.18(c), "indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person, (G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person, (J) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

         4.19 Insurance. SPI and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of SPI that are customary for companies of similar size and financial condition which conduct similar businesses; provided, that SPI currently does not have in force any directors and officers liability insurance coverage. All such policies are in full force and effect, all premiums due thereon have been paid and SPI has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. Neither SPI nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering SPI and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

         4.20 Interests of Officers and Directors. Except as set forth in
Section 4.20 of the Disclosure Schedule, neither any of SPI's or any of its Subsidiaries' officers, directors or material shareholders nor any member of their respective immediate families or any entity with respect to which any such person is an Affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of SPI or its Subsidiaries, or any other business relationship with SPI or any of its Subsidiaries.

         4.21 No Brokers. Except as set forth in Section 4.21 of the Disclosure Schedule, no broker, finder, investment banker, or other Person or firm is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of SPI, any of its Subsidiaries or any of their respective directors, officers or employees.

         4.22 Customers. Section 4.22 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant customers (by revenue) of SPI and its Subsidiaries that ordered goods or products from SPI or any of its Subsidiaries and the amount for which each such customer was invoiced during the 12-month period ended March 31, 1998. Neither SPI nor any of its Subsidiaries has received any notice that any significant customer of SPI or any of its Subsidiaries has ceased, will cease, or has significantly reduced, or will significantly reduce its ordering of goods or products from SPI or any of its Subsidiaries, nor are SPI or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

         4.23 Suppliers. Section 4.23 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant suppliers of raw materials and other goods to SPI and its Subsidiaries for the 12-month period ended March 31, 1998. Neither SPI nor any of its Subsidiaries has received any notice that any such supplier will cease selling raw materials or other goods to them at any time after the Closing or materially alter the terms of such sales (other than normal price increases), nor is SPI or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

         4.24 Employees. To the best knowledge of SPI, no executive, key employee or group of employees has any plans to terminate employment with SPI or any of its Subsidiaries. Except as set forth in Section 4.24 of the Disclosure Schedule, neither SPI nor any of its Subsidiaries is a party to or bound by a collective bargaining agreement, nor does SPI have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of SPI or its Subsidiaries.

         4.25 Product Liability. Each product manufactured by SPI and its Subsidiaries has been manufactured, sold, delivered and installed in all material respects in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards.

         4.26 Information in Joint Proxy Statement/Prospectus and Form S-4. Information supplied by SPI or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus (as hereinafter defined) (or any amendment thereof or supplement thereto), at the date mailed to SPI stockholders and Modtech stockholders and at the time of the respective meetings of the SPI stockholders and of the Modtech stockholders contemplated hereby, and (ii) the Form S-4 (as hereinafter defined) at any time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at any time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.27 Disclosure. The representations and warranties of SPI contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to SPI which has not been disclosed to Modtech in the Disclosure Schedule and the latest audited consolidated financial statements of SPI, taken as a whole, which has had, or would reasonably be expected to have, a Material Adverse Effect.

         4.28 Year 2000 Matters. To the best knowledge of SPI, the information systems utilized by SPI and each of its Subsidiaries are capable of properly recognizing date sensitive information when the year changes to 2000, and as such, the year change to 2000, as it relates to the information systems of SPI and its Subsidiaries, will not result in a material disruption of the business of SPI or any of its Subsidiaries.

                                    ARTICLE V

                                    COVENANTS

         5.1 Conduct of Business by Modtech or SPI. Commencing the date after the date hereof and at all times prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article 7 hereof (the "Termination Date"), and except as may be required pursuant to this Agreement, or as disclosed or contemplated in the Disclosure Schedule (including the agreements and contemplated agreements referred to therein, and the consummation of the transactions contemplated by such agreements) or as may be consented to in writing by the other, Modtech and SPI:

         (a) shall, and shall cause each of their respective Subsidiaries to, conduct their respective operations according to their ordinary and usual course of business; provided, however, that this provision shall not prohibit the acquisition by SPI of a nonresidential modular building manufacturer located in the Southeastern United States or the other transactions contemplated to be consummated in connection therewith on terms substantially similar to those discussed with the chief executive officer of Modtech (the "Proposed Acquisition"); and provided, further, that SPI shall be permitted to update its Disclosure Schedules to reflect the completion of the Proposed Acquisition, and that any such updating shall not constitute a breach of any of the representations or warranties of SPI made herein, or any other provision of this Agreement;

         (b) shall, and shall cause each of their respective Subsidiaries to, use their best efforts to preserve intact their respective business organizations and good will in all material respects, keep available the services of their respective partners, officers and employees as a group and maintain satisfactory relations with lessees, suppliers, distributors, customers, banks and others having business relationships with them;

         (c) shall confer on a regular and frequent basis with one or more representatives of the other to report operational matters of a material nature and the general status of ongoing operations, subject to compliance with applicable law;

         (d) shall notify the other of any emergency or other change in the normal course of their or their respective Subsidiaries' respective businesses or in the operation of their or their respective Subsidiaries' Properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing or the effect thereof would be material to the business, operations or financial condition of either Modtech or SPI and their respective Subsidiaries, as the case may be, taken as a whole;

         (e) shall not declare or pay any dividends on their outstanding shares of capital stock;

         (f) shall not, except as otherwise provided in this Agreement, enter into or amend in any material respect any employment, severance or similar agreement or any agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Mergers), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business; provided, however, that this provision shall not prohibit the Proposed Acquisition by SPI;

         (g) shall not propose or adopt any amendments of their respective organizational documents;

         (h) shall not issue any shares of their capital stock (except upon exercise of warrants and options issued and outstanding on the date hereof), effect any stock split, issue any debt securities or borrow any money (other than bank borrowings in the ordinary course of business consistent with past practice, borrowings by SPI necessary to consummate the Proposed Acquisition), or otherwise change its capitalization as it existed on the date hereof;

         (i) shall not grant, confer or award any options, warrants, calls, subscriptions, convertible securities or other securities, or enter into any agreements, commitments or obligations which would require Modtech or SPI to acquire any shares of its capital stock except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business and consistent with past practice;

         (j) shall not purchase or redeem any shares of their own capital stock, Modtech Shares or SPI Shares; and

         (k) shall not agree in writing, or otherwise, to take any of the foregoing actions or any action which would make any of their respective representations or warranties in Articles III or IV hereof untrue or incorrect.

         5.2 Meetings of Stockholders. Each of Modtech and SPI will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the transactions contemplated hereby, as required by applicable law. The Boards of Directors of Modtech and SPI will recommend that their respective stockholders vote in favor of such adoption, and Modtech and SPI will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Joint Proxy Statement/Prospectus; provided, however, that nothing contained in this
Section 5.2 shall prohibit either Modtech or SPI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to, or having any communication with, their respective stockholders if, in the good faith judgment of the Board of Directors of Modtech or SPI, as applicable, after consultation with outside counsel, failure so to disclose or communicate would be inconsistent with its fiduciary duties under applicable law. The respective meetings of the stockholders of Modtech and SPI shall be held as soon as practicable and in any event (to the extent permissible under applicable law) within twenty (20) days after the date upon which the Joint Proxy Statement/Prospectus shall have been approved for release to the stockholders of Modtech and SPI by the SEC; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Modtech and SPI may adjourn or postpone their respective meetings of stockholders to the extent necessary, in the opinion of their respective counsel, to supplement or amend the Joint Proxy Statement/Prospectus in advance of a vote on this Agreement and the Mergers. Modtech and SPI shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day.

         5.3 Further Assurance and Cooperation. Subject to the terms and conditions herein provided, Modtech and SPI agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection therewith, (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts (provided that neither Modtech nor SPI shall agree to any substantial modification to any such agreement, lease or contract or to any payment of funds in order to obtain such waiver, consent or approval without the prior written consent of the other), (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, (d) to effect all necessary registrations and filings (including any registrations and filings which may be required to be made by Holdings pursuant to any federal or state securities laws), and (e) to fulfill all conditions to this Agreement.

         5.4 Certain Filings and Consents. Each of Modtech and SPI shall (a) promptly make the required filings and submissions under the HSR Act, (b) cooperate with the other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state, local or foreign law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements, leases or other contracts in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, and (c) actively assist each other in obtaining any consents, permits, authorizations, approvals or waivers which are required. Each of Modtech and SPI shall promptly inform the other of any material communication between such party and any government or governmental authority regarding the Mergers or the other transactions contemplated by this Agreement. If Modtech or SPI receives a request for additional information or documentary material from any such government or governmental authority, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Modtech and SPI shall cooperate in connection with reaching any understandings, undertaking or agreements (oral or written) involving any government or any governmental authority in connection with the transactions contemplated hereby.

         5.5 Publicity. The initial press release relating to this Agreement and all press releases or public statements thereafter with respect to the transactions contemplated hereby shall be joint press releases or statements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), Modtech and SPI shall consult with each other in making any filings with any governmental or regulatory authorities or with any national securities exchange.

         5.6      Joint Proxy Statement/Prospectus and Form S-4.

         (a) Modtech and SPI will cooperate and promptly prepare and file with the SEC as soon as practicable a joint proxy statement/prospectus and necessary forms of proxy in connection with the vote of Modtech's and SPI's stockholders with respect to the Mergers and the offer to such stockholders of the securities to be issued pursuant to the Mergers (the "Joint Proxy Statement/Prospectus") and will cause Holdings to prepare and file with the SEC the registration statement on Form S-4 (the "Form S-4") under the Securities Act, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Modtech and SPI will cause the Form S-4 to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Modtech and SPI will use its best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Modtech and SPI will cause Holdings to take any action required to be taken to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and all expenses incident thereto will be paid 68% by Modtech and 32% by SPI. No amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Modtech or SPI without the approval of the other party, such approval not to be unreasonably withheld or delayed. Each of SPI and Modtech shall use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as soon as practicable after the date hereof.

         5.7 Listing Application. Each of Modtech and SPI will cause Holdings to promptly prepare and submit to Nasdaq a listing application covering the shares of Holdings Common Stock issuable in the Mergers, and will use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Holdings Common Stock, subject to official notice of issuance.

         5.8 Further Action. Each of Modtech and SPI will, subject to the other terms and conditions set forth herein and to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Mergers. Each of Modtech and SPI will permit the other and its authorized representatives full access to all of its and its Subsidiaries premises, properties, personnel, books, records, contracts and documents, and each party will use commercially reasonable efforts to cause its representatives to furnish to the other party and its authorized representatives such additional financial and operating data and other information concerning its businesses and properties (and those of its Subsidiaries) as the other or its duly authorized representatives may from time to time reasonably request.

         5.9 Lockup Agreements. Each of Modtech and SPI will use all reasonable efforts to deliver or cause to be delivered to the other, prior to the Closing Date, from each of their respective "affiliates" within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act, a lockup agreement pursuant to which each such affiliate will agree not to sell any shares of Holdings for a period of 90 days following the Effective Time (the "Lockup Agreement"). Holdings will be entitled, to the extent it is so required by applicable law (as advised by outside counsel experienced in such matters) to place legends as specified in such Lockup Agreements on the certificates evidencing any Holdings Common Stock or Holdings Preferred Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Holdings Common Stock, consistent with the terms of such Lockup Agreements.

         5.10 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein, and except that (i) the filing fee in connection with the HSR Act filings of SPI and Modtech and the affiliates of SPI and Modtech,
(ii) the filing fee in connection with the filing of the Form S-4 or Joint Proxy Statement/Prospectus with the SEC, and (iii) the expenses incurred in connection with the preparation, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, will be paid 68% by Modtech and 32% by SPI. In addition, SPI will reimburse Modtech for 32% of the cost of obtaining the Fairness Opinion. Following consummation of the Mergers, Holdings will reimburse Modtech and SPI for their reasonable expenses payable to third parties and incurred in connection with this Agreement and the transactions contemplated hereby, including amounts paid by SPI to Modtech to reimburse Modtech for 32% of the cost of the Fairness Opinion. The provisions of this Section 5.10 will survive the consummation of the Mergers.

         5.11 Notice of Change in Representations and Warranties. Modtech and SPI will each give prompt notice to the other of (i) any change in its condition or any event causing a breach of any of its representations and warranties, (ii) the occurrence or non-occurrence of any event which would, or which would be reasonably likely to, cause any conditions to their obligations to effect the Mergers and other transactions contemplated hereby not to be satisfied in any material respect, and (iii) their failure to satisfy in any material respect any covenant or condition to be complied with by them pursuant to this Agreement.

         5.12 Consents. Modtech and SPI will use all reasonable efforts to obtain each of the consents identified in Section 3.6 and 4.6, respectively, of the Disclosure Schedule.

         5.13 Letter of Modtech's Accountants. Modtech shall use reasonable efforts to cause to be delivered to SPI and Holdings a letter of KPMG Peat Marwick LLP, Modtech's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Holdings, in form reasonably satisfactory to SPI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         5.14 Letter of SPI's Accountants. SPI shall use reasonable efforts to cause to be delivered to Modtech and Holdings a letter of Arthur Andersen LLP, SPI's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Holdings, in form reasonably satisfactory to Modtech and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         5.15 Registration Statement on Form S-8. On or promptly after the 90th day following the Effective Time, Modtech and SPI shall cause Holdings to prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Holdings Common Stock at least equal to the number of shares of Holdings Common Stock subject to options to be received by the holders of Modtech and SPI options pursuant to Section 2.1(c). Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any options with respect to Holdings Common Stock received by the holders of Modtech or SPI options pursuant to Section 2.1(c) remain outstanding.

         5.16 Tax Matters Certificates. In connection with the opinions to be rendered by counsel to Modtech and SPI pursuant to Sections 6.2(e) and 6.3(e), respectively, tax certificates shall be delivered to such counsel which certificates shall be from such parties and in such form and substance as may reasonably be required by such counsel. Such counsel shall, in rendering such opinions, be entitled to rely on the representations contained in such tax certificates.

         5.17 Assumption of Obligations by Holdings, Modtech Sub and SPI Sub.
As soon as practicable after the formation of Holdings, Modtech and SPI (i) shall cause Holdings to sign and become a party to this Agreement and to assume the obligations applicable to it hereunder, and (ii) shall cause Modtech Sub and SPI Sub to sign and become parties to this Agreement and to assume their respective obligations hereunder and under the agreements of merger contained herein. Upon their execution of this Agreement, Holdings, Modtech Sub and SPI Sub will be bound by the provisions hereof and Modtech and SPI hereby agree that upon such execution such entities shall be parties hereto.

         5.18 Representations and Warranties of Holdings. Modtech and SPI shall cause Holdings to deliver, on the Closing Date, a certificate of an executive officer containing representations and warranties substantially to the effect of those representations and warranties set forth in Articles III and IV of this Agreement.

         5.19 Development of Holdings Business Plan. Promptly following the execution of this Agreement, representatives of Modtech and SPI shall jointly develop a business plan for the operation of Holdings following the Closing.

         5.20 Payment of Transaction Fees; Transaction Advisory Agreement. Modtech and SPI shall cause Holdings to pay the fees set forth in Section 3.21 and Section 4.21, respectively, of the Disclosure Schedule. In addition to the payment of the fees described in the preceding sentence, Modtech and SPI shall, in connection with the Closing, cause Holdings, following approval thereof by the Independent Directors, to enter into the Transaction Advisory Agreement with KRG Capital, in substantially the form set forth in Exhibit F (the "Transaction Advisory Agreement").

         5.21 Retention of Holdings' Financial Advisor. Modtech and SPI shall cause Holdings to retain DLJ as financial advisor to Holdings in connection with the Mergers.

         5.22 Deregistration of Modtech Shares. Promptly after the Closing, Holdings shall take all necessary steps to deregister the Modtech Shares with the Securities and Exchange Commission and Nasdaq.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each of Modtech's and SPI's Obligation to Effect the Mergers. The respective obligations of Modtech and SPI to effect the Mergers will be subject to the fulfillment or waiver by both parties at or prior to the Closing Date of the following conditions:

         (a) The Modtech Merger and this Agreement shall have been validly approved and adopted by the affirmative vote of the holders of at least that number of outstanding shares of Modtech Shares required to approve the Modtech Merger under the CGCL and Modtech's articles of incorporation at the stockholders' meeting referred to in Section 5.2 (the "Modtech Stockholder Approvals");

         (b) The SPI Merger and this Agreement shall have been validly approved and adopted by the affirmative vote of the holders of at least that number of outstanding shares of SPI Shares required to approve the SPI Merger under the CBCA and SPI's articles of incorporation at the stockholders' meeting referred to in Section 5.2 (the "SPI Stockholder Approvals");

         (c) Neither Modtech nor SPI shall be subject to any order, decree, ruling or injunction of a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, and no law, statute, rule or regulation shall have been promulgated or enacted by a governmental or regulatory authority, which prohibits the consummation of the transactions contemplated by this Agreement or would otherwise impair the ability of Holdings to operate the business of Modtech and SPI on a consolidated basis following the Closing and there shall be no pending action, proceeding or investigation by or before any governmental entity challenging or seeking material damages in connection with the Mergers or otherwise limiting the right of Modtech and SPI to continue their respective operations (and those of their Subsidiaries) following the Closing;

         (d) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated;

         (e) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued which shall be in effect at the Effective Time, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Modtech or SPI, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Holdings Common Stock to be issued to Modtech and SPI stockholders in connection with the Mergers shall have been received;

         (f) Holdings shall have successfully negotiated and put into effect a credit facility on terms acceptable to Holdings, which facility shall provide approximately $100 million in available credit, (approximately $45 million of which shall be a term loan, $30 million of which shall be a revolving loan, and $25 million of which shall be an acquisition line of credit);

         (g) All consents, licenses, permits, authorizations, orders and approvals of (or filings or registrations with) any governmental or regulatory authorities, and all consents, authorizations and approvals of any other entity (including, without limitation, any bank or financial institution) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Mergers and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, license, permit, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Holdings and its Subsidiaries, taken as a whole, following the Effective Time;

         (h) Holdings Common Stock to be issued to Modtech and SPI stockholders in connection with the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance;

         (i) After the Effective Time and except as set forth in this Agreement, no Person will have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any securities of Modtech, SPI or any of their respective Subsidiaries;

         (j) Holders of Modtech Shares representing no more than 5% of the issued and outstanding Modtech Shares shall have exercised, and not withdrawn, their rights to dissent from the Modtech Merger;

         (k) Holders of SPI Shares representing no more than 5% of the issued and outstanding SPI Shares shall have exercised, and not withdrawn, their rights to dissent from the SPI Merger;

         (l) All of the parties set forth on the signature page thereof shall have entered into the Registration Rights Agreement substantially in the form of Exhibit G;

         (m) Holdings and KRG Capital shall each have entered into the Transaction Advisory Agreement substantially in the form of Exhibit F;

         (n) Such key employees as shall be identified by mutual agreement of Modtech and SPI shall have entered into employment agreements with Holdings on terms acceptable to Holdings;

         (o) Holdings shall have delivered the certificate described in Section
5.16 of this Agreement; and

         (p) The affiliates of Modtech and SPI shall have entered into the Lockup Agreements.


         6.2 Conditions to Obligation of Modtech to Effect the Mergers. The obligation of Modtech to effect the Mergers will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, all of which, except paragraph (e), may be waived by Modtech:


         (a) SPI shall have performed and complied in all material respects with all material obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

         (b) The representations and warranties of SPI contained in this Agreement that are qualified as to materiality shall be true and correct, and such representations and warranties of SPI that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date;

         (c) Modtech shall have received a certificate from the President or a Vice President of SPI, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

         (d) From the date of this Agreement through the Effective Time, a Material Adverse Effect with respect to SPI and its Subsidiaries, taken as a whole, shall not have occurred;

         (e) Modtech shall have received a tax opinion from Gibson Dunn & Crutcher LLP, in form and substance reasonably satisfactory to Modtech, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Modtech Merger (together with the SPI Merger) will be treated as an "exchange" under Section 351 of the Code;

         (f) Modtech shall have received the opinion of Dorsey & Whitney LLP, counsel to SPI, dated the Effective Time, in form and substance reasonably satisfactory to Modtech and its counsel; and

         (g) The Fairness Opinion received by Modtech in accordance with the provisions of Section 3.28 hereof and shall not have been amended, withdrawn or modified in any adverse manner.


         6.3 Conditions to Obligation of SPI to Effect the Mergers. The obligation of SPI to effect the Mergers will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, all of which, except paragraph (e), may be waived by SPI:


         (a) Modtech shall have performed and complied in all material respects with all material obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

         (b) The representations and warranties of Modtech contained in this Agreement that are qualified as to materiality shall be true and correct, and such representations and warranties of Modtech that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date;

         (c) SPI shall have received from Modtech a certificate from the President or a Vice President of Modtech, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

         (d) From the date of this Agreement through the Effective Time, a Material Adverse Effect on Modtech and its Subsidiaries, taken as a whole, shall not have occurred;

         (e) SPI shall have received a tax opinion from Dorsey & Whitney LLP, in form and substance reasonably satisfactory to SPI, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the SPI Merger will be treated as a "reorganization" within the meaning of Section 368 of the Code; and

         (f) SPI shall have received the opinion of Gibson, Dunn & Crutcher LLP and Haddan & Zepfel LLP, counsel to Modtech, in form and substance reasonably satisfactory to SPI and its counsel.

                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

         7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Modtech Stockholder Approvals and the SPI Stockholder Approvals:

         (a) by the mutual written consent of Modtech and SPI;

         (b) by Modtech or SPI, if the Effective Time shall not have occurred on or before six (6) months from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by Modtech or SPI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Modtech Merger or the SPI Merger;

         (d) by Modtech, (i) if SPI shall materially breach any of its representations, warranties or covenants hereunder and such breach shall not have been cured within ten (10) business days after receipt by SPI of written notice of such breach, (ii) if any required approval of the shareholders of SPI has not been obtained, or (iii) if the Board of Directors of SPI shall have withdrawn or modified its recommendation of the approval of this Agreement or the SPI Merger in a manner adverse to Modtech or shall have resolved to do any of the foregoing;

         (e) by SPI, (i) if Modtech shall materially breach any of its representations, warranties or covenants hereunder and such breach shall not have been cured within ten (10) business days after receipt by Modtech of written notice of such breach, (ii) if any required approval of the shareholders of Modtech has not been obtained, or (iii) if the Board of Directors of Modtech shall have withdrawn or modified its recommendation of the approval of this Agreement or the Modtech Merger in a manner adverse to SPI or shall have resolved to do any of the foregoing;

         (f) by Modtech, at any time prior to the Effective Time, by action of the Board of Directors of Modtech, if Modtech receives an Acquisition Proposal on terms Modtech's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the Modtech's stockholders than the terms of the Modtech Merger, and Modtech's Board of Directors determines, upon the advice of its legal counsel, that, to continue to recommend that holders of Modtech Shares vote in favor of the Modtech Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would not be consistent with the fiduciary duties of Modtech's Board of Directors;

provided, however, that Modtech shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) unless it has provided SPI with three
(3) business days' prior written notice of its intent to so terminate this Agreement, together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; or

         (g) by SPI, at any time prior to the Effective Time, by action of the Board of Directors of SPI, if SPI receives an Acquisition Proposal on terms SPI's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the SPI's stockholders than the terms of the SPI Merger, and SPI's Board of Directors determines, upon the advice of its legal counsel, that, to continue to recommend that holders of SPI Shares vote in favor of the SPI Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would not be consistent with the fiduciary duties of SPI's Board of Directors; provided, however, that SPI shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) unless it has provided Modtech with three (3) business days' prior written notice of its intent to so terminate this Agreement, together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal.

         7.2      Effect of Termination.

         (a) Modtech shall pay to SPI, concurrently with any termination pursuant to Sections 7.1(e) or 7.1(f) by wire transfer in same day funds, all documented fees and expenses of SPI related to this Agreement and the transactions contemplated hereby, if SPI shall have satisfied all conditions to the Closing that are or were at the time reasonably within its control and if SPI shall not have taken any action reasonably calculated to prevent or unreasonably delay the Closing, plus an additional fee of $2,000,000.

         (b) SPI shall pay to Modtech, concurrently with any termination pursuant to Sections 7.1(d) or 7.1(g) by wire transfer in same day funds, all documented fees and expenses of Modtech related to this Agreement and the transactions contemplated hereby, if Modtech shall have satisfied all conditions to the Closing that are or were at the time reasonably within its control and if Modtech shall not have taken any action reasonably calculated to prevent or unreasonably delay the Closing, plus an additional fee of $2,000,000.

         (c) The parties agree that the payments contemplated by Sections 7.2(a) and 7.2 (b) are intended as liquidated damages to reimburse the other party for all damages it may suffer as a result of termination of this Agreement. The parties acknowledge and agree that such amounts are not a penalty, and that such amounts are reasonable considering all the circumstances existing on the date of this Agreement, including the relationship of the remedy to the range of harm that could reasonably be anticipated and the anticipation that proof of actual damages would be costly or inconvenient. The foregoing payments are each parties' sole and exclusive remedy in the event of a termination of this Agreement pursuant to Section 7.1 and neither party shall have any other remedy at law or in equity as a result of such termination.

         (d) The parties acknowledge that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly the amounts due pursuant to this Section 7.2, and, in order to obtain such payments, the other party commences a suit for the fees set forth in this paragraph, the prevailing party shall be reimbursed by the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of as quoted in The Wall Street Journal on the date such payment was required to be made.

         (e) In the event of termination of this Agreement pursuant to Section 7.2, this Agreement shall terminate, and there shall be no other liability on the part of Modtech or SPI to the other, except that the liability on the agreements contained in Section 7.2 shall survive the termination hereof, and except liability arising out of a breach of this Agreement.

         7.3 Amendment or Supplement. At any time before or after the Modtech Stockholder Approvals and the SPI Stockholder Approvals and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Modtech and SPI with respect to any of the terms contained in this Agreement, except that following the Modtech Stockholder Approvals and the SPI Stockholder Approvals there shall be no amendment or change to the provisions hereof with respect to the Modtech Exchange Ratio or SPI Exchange Ratio as provided herein, without further approval by the respective stockholders of Modtech and SPI.

         7.4 Extension of Time; Waiver, Etc. At any time prior to the Effective Time, Modtech and SPI may:

         (a) extend the time for the performance of any of the obligations or acts of the other party;

         (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and

         (c) waive compliance with any of the agreements or conditions of the other party contained herein, except the receipt of the tax opinions set forth in Sections 6.2 and 6.3 above;

provided, however, that no failure or delay by Modtech or SPI in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification.

         (a) From and after the Effective Time, Holdings shall indemnify, defend and hold harmless the present and former directors, officers and employees of Modtech and SPI and their respective Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions as directors or officers of Modtech or SPI and their respective Subsidiaries occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement, to the fullest extent that such persons are indemnified under the laws of the States of California or Colorado and the organizational documents, as in effect on the date hereof, of Modtech and SPI and their respective Subsidiaries or any existing indemnification agreement with any of Modtech or SPI (and during such period Holdings shall also advance expenses (including expenses constituting Costs described in Section 8.1(e)) as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides a written affirmation of his or her good faith that the standard of conduct necessary for indemnification has been met and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law and any such organizational documents shall be made by independent counsel (which shall not be counsel that provides material services to Holdings or its Subsidiaries) selected by Holdings and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Holdings shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

         (b) For a period of not less than six (6) years after the Effective Time, Holdings will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as current or former officers and directors of Modtech and covering similarly situated Indemnified Parties of SPI, by existing officers' and directors' liability insurance policy on terms substantially no less advantageous to the Indemnified Parties than such existing insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 8.1(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Holdings thereof; provided that the failure so to notify shall not affect the obligations of Holdings under Section 8.1(a) unless and to the extent such failure materially increases Holdings' liability under such subsection (a).

         (d) If Holdings or any of its successors or assigns shall consolidate with or merge with any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Holdings or any of its Subsidiaries shall assume the obligations set forth in this Section 8.1.

         (e) Holdings shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.1. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

         (f) Modtech and SPI will cause Holdings to keep in effect provisions in Holdings', New Modtech's and New SPI's organizational documents providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL"), the CGCL or the CBCA, as applicable, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

         (g) The provisions of this Section 8.1 will survive the consummation of the Mergers and expressly are intended to benefit each Indemnified Party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Non-survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Mergers and will not survive the Mergers. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Modtech:                              If to SPI:

Modtech, Inc.                               SPI Manufacturing, Inc.
2830 Barrett Avenue                         9550 Hermosa Avenue
P.O. Box 1240                               Rancho Cucamonga, California  91730
Perris, California  92572                   Attention:  Patrick Van Den Bossche
Attention:  Evan M. Gruber                  Fax No.:  (909) 484-4296
Fax No.:  (949) 476-0740

With copies to:                             With copies to:

Proactive Partners, L.P.                    KRG Capital Partners, LLC
50 Osgood Place                             370 17th Street, Suite 2300
San Francisco, California  94133            Denver, CO  80202
Attention:  Charles C. McGettigan           Attention:  Charles R. Gwirtsman
Fax No.:  (415) 986-3617                    Fax No.:  (303) 572-5015

With copies to counsel for Modtech:         With copies to counsel for SPI:

Haddan & Zepfel LLP                         Dorsey & Whitney LLP
4675 McCarthy Court                         370 17th Street, Suite 4400
Suite 710                                   Denver, Colorado  80202-5644
Newport Beach, California  98660            Attention:  Kevin A. Cudney
Attention:  Jon R. Haddan, Esq.             Fax No.:  (303) 629-3450
Fax No.:  (949) 752-6100

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 8.1, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 Entire Agreement. This Agreement, the Exhibits, the Disclosure Schedule and any documents delivered by the parties in connection herewith which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws; provided, however, that all matters covered by the CGCL will be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws and all matters covered by the CBCA will be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws.

         9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural Persons will include corporations and partnerships and vice versa.

         9.9 Incorporation of Schedules. The Disclosure Schedule attached hereto and referred to herein is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    ARTICLE X

                                   DEFINITIONS

         10.1 Defined Terms. As used herein, the terms below shall have the following meanings:

         "Acquisition Proposal" shall mean any proposal or offer (including, without limitation, any proposal or offer to stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Modtech or SPI or any of the Subsidiaries of Modtech or SPI.

         "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

         "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

         "Disclosure Schedule" means the schedules dated as of the date hereof and delivered by or on behalf of each party hereto to the other party hereto in connection with this Agreement and which set forth exceptions to the representations and warranties contained herein and certain other information called for by other provisions of this Agreement.

         "Election" shall mean the election contemplated by Section 2.3 hereof with respect to the Record Holders of Modtech Shares, and the election contemplated by Section 2.8 hereof with respect to the Record Holders of SPI Shares.

         "Election Deadline" shall mean a time not later than the time specified in the Letter of Transmittal, at which time the shareholders of Modtech and SPI must submit their Election Forms to the Exchange Agent.

         "Election Form" shall mean a form for the purpose of making the Elections, which form shall be delivered to Record Holders in connection with the delivery of the definitive proxy statement for the transaction contemplated by this Agreement.

         "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the withdrawal or use of groundwater; to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

         "Equity Interests" means capital stock, partnership interests or warrants, options or other rights to acquire capital stock or partnership interests (including any debt security which is convertible into, or exchangeable for, capital stock or partnership interests).

         "Exchange Agent" shall mean the Person selected by Modtech and SPI to perform the duties of the exchange agent under this Agreement and shall be a commercial bank having trust powers or a trust company, either of which shall have a reported capital and surplus of not less than $100,000,000.

         "Facilities" shall mean, with respect to any Person, all of the offices, plants, factories, storage facilities and similar structures owned or leased by such Person.

         "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the Facilities of such Person.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

         "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof;

radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; and radon.

         "Independent Director" shall mean a person other than an officer, employee or affiliate of Holdings or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of Holdings, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

         "Leased Real Estate" shall mean all Properties (including all Facilities) which are leased by any Person as lessee or sublessee.

         "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective Properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

         "Mailing Date" shall mean the date agreed to by Holdings, Modtech and SPI as the date on which a Letter of Transmittal and Election Form shall be mailed to each Record Holder of Modtech Shares and SPI Shares.

         "Material Adverse Effect" shall mean, with respect to any of Holdings (following the Mergers), Modtech or SPI, as the context requires, a material adverse change in or effect on the business, results of operations, assets, liabilities or conditions (financial or otherwise) or prospects of such Person and its Subsidiaries taken as a whole or any change which impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement.

         "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases or licenses to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports delivered or made available for inspection to any Person prior to the date hereof; and (vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (vi), do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby.

         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

         "Properties" shall mean, with respect to any Person, all of the improved and unimproved real property owned or leased by such Person.

         "Record Date" shall mean the record date established in accordance with applicable charter documents and applicable state law, by Modtech or SPI, as the case may be, for the respective stockholders' meeting to approve the Mergers.

         "Record Holder" shall mean a holder of record as of the Record Date, of Modtech Shares or SPI Shares, as the case may be.

         "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes or for information purposes.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body of such organization is owned or controlled by such Person directly or indirectly.

         "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                    MODTECH, INC.


                                    By: /s/ EVAN M. GRUBER
                                        -------------------------------------
                                    Name:  Evan M. Gruber
                                    Title:  Chief Executive Officer


                                    SPI HOLDINGS, INC.


                                    By:
                                        -------------------------------------
                                    Name:  Patrick Van Den Bossche
                                    Title: President and Chief Executive Officer

                                    MODTECH, INC.


                                    By:
                                        -------------------------------------
                                    Name:  Evan M. Gruber
                                    Title:  Chief Executive Officer


                                    SPI HOLDINGS, INC.


                                    By: /s/ PATRICK VAN DEN BOSSCHE
                                        -------------------------------------
                                    Name:  Patrick Van Den Bossche
                                    Title: President and Chief Executive Officer

                                    MODTECH HOLDINGS, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________


                                    MODTECH MERGER SUB, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________


                                    SPI MERGER SUB, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________

                                    Annex II

                          DONALDSON, LUFKIN & JENRETTE
               Donaldson, Lufkin & Jenrette Securities Corporation
            277 Park Avenue, New York, New York 10172 (212) 892-3000






                                                     September 28, 1998




The Board of Directors
Modtech, Inc.
2830 Barrett Avenue
Perris, CA 92570

Dear Board Members:

         You have requested our opinion as to the fairness from a financial point of view to the stockholders of Modtech, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of September 28, 1998 (the "Agreement"), by and between Modtech, Inc., and SPI Holdings, Inc. ("SPI"), pursuant to which the Company and SPI will form a new corporation ("Holdings") which will in turn form two wholly owned acquisition subsidiaries, one of which will merge with and into the Company (the "Modtech Merger") and the other of which will merge with and into SPI (the "SPI Merger" and, together with the Modtech Merger, the "Mergers").

         Pursuant to the Agreement, (i) all issued and outstanding shares of common stock of Modtech (together with certain options to purchase such shares of common stock which have or will become exercisable, as set forth in the Agreement) will be converted, subject to certain exceptions, into the right to receive, in the aggregate, $39,923,472 in cash, 9,027,566 shares of common stock, $.01 par value per share of Holdings ("Holdings Common Stock") and 260,734 shares of non-voting convertible series A preferred stock, par value $.01 per share of Holdings ("Holdings Preferred Stock"); and (ii) all issued and outstanding shares of common stock and preferred stock of SPI (together with certain options to purchase such shares of common stock which have or will become exercisable, as set forth in the Agreement) and exercisable warrants to purchase common stock or preferred stock of SPI will be converted, subject to certain exceptions, into the right to receive, in the aggregate, 4,873,306 shares of Holdings Common Stock and $8,076,133 in cash.

         In arriving at our opinion, we have reviewed the Agreement dated September 28, 1998 and the draft dated September 27, 1998 of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Non-Voting Convertible Preferred Stock of Modtech Holdings, Inc. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and SPI including information provided during discussions with your and their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of SPI for the period beginning January 1998 and ending December 2003 prepared by the management of SPI and certain financial projections of the Company for the period beginning January 1998 and ending December 2003 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and SPI with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the

The Board of Directors
Modtech, Inc.
Page 2

Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

         In rendering our opinion and with your approval, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and SPI or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections relied on by us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and SPI as to the future operating and financial performance of the Company and SPI respectively. We have assumed that the cash portion of the consideration to be received by holders of Company common stock would not otherwise be received by such holders in the ordinary course of business. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Holdings Common Stock or Holdings Preferred Stock will actually trade at any time. Our opinion does not address the relative merits of the Mergers and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Mergers. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes, and has previously advised SPI and certain of its stockholders with respect to the Transaction and possible financing alternatives.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by holders of Company common stock pursuant to the Agreement is fair to such holders from a financial point of view.

The Board of Directors
Modtech, Inc.
Page 3


                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION



                                            By:      s/Marc G. Cummins
                                               ---------------------------------
                                                       Marc G. Cummins
                                                       Managing Director

                                   ANNEX III

CALIFORNIA CORPORATIONS CODE
SECTIONS 1300-1312

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

   (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

   (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

   (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with

Section 1301.

   (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.



1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share.

  Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    ANNEX IV

                                   ARTICLE 113

                               DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 7-113-101.  Definitions.  For purposes of this article:

         (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

SECTION 7-113-102.  Right to dissent.

         (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party if:

                           (I) Approval by the shareholders of that corporation
                  is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

                           (II) The corporation is a subsidiary that is merged
                  with its parent corporation under section 7-111-104;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

                  (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholders' vote is required under section 7-112-102(1); and

                  (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

         (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (I) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders, at the time of:

                  (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

                  (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

                  (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (1.8) The limitation set forth in subsection (1.3) of this action shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

                  (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

                  (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

                  (c) Cash in lieu of fractional shares; or

                  (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 7-113-103.  Dissent by nominees and beneficial owners.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

                  (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 7-113-201.  Notice of dissenters' rights.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this articles by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this articles by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

SECTION 7-113-202.  Notice of intent to demand payment.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

                  (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

                  (b) Not vote the shares in favor of the proposed corporate action.

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         (3) A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

SECTION 7-113-203.  Dissenters' notice.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

                  (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

                  (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

                  (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

                  (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

                  (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

                  (g) Be accompanied by a copy of this article.

SECTION 7-113-204.  Procedure to demand payment.

         (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

                  (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

                  (b) Deposit the shareholder's certificates for certificated shares.

         (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

         (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

SECTION 7-113-205.  Uncertificated shares.

         (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

SECTION 7-113-206.  Payment.

         (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)  An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

                  (e) A copy of this article.

SECTION 7-113-207.  Failure to take action.

         (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

SECTION 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

         (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

SECTION 7-113-209.  Procedure if dissenter is dissatisfied with payment or offer

         (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

                  (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

                  (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

                  (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

SECTION 7-113-301.  Court action.

         (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

SECTION 7-113-302.  Court costs and counsel fees.

         (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

                  (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                         ANNEX V

                                  MODTECH, INC.
                               2830 Barrett Avenue
                            Perris, California 92571
                                 (909) 943-4014


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 15, 1998


To the Holders of Common Stock of Modtech, Inc.:


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Modtech, Inc. will be held at the Sheraton Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660 on July 15, 1998 at 2:00 P.M., local time, for the following purposes:

         1. To elect a board of seven (7) directors, with each director so elected to hold office until the next Annual Meeting and until their successors have been duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting and any continuation or adjournment thereof.

         The Board of Directors has fixed the close of business on May 22, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

         All shareholders are cordially invited to attend the Annual meeting in person. YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED, STAMPED ENVELOPE. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                                     By Order of the Board of Directors,


                                     Evan M. Gruber, Chief Executive Officer



Perris, California
May 29, 1998



IMPORTANT: IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT
           THAT YOUR SHARES BE REPRESENTED SO THAT THE PRESENCE OF A
           QUORUM MAY BE ASSURED. PLEASE SIGN AND DATE THE ENCLOSED PROXY
           AND MAIL IT PROMPTLY. NO POSTAGE REQUIRED IF MAILED IN THE
           UNITED STATES.

                                  MODTECH, INC.
                               2830 Barrett Avenue
                            Perris, California 92571
                               -------------------

                                 PROXY STATEMENT
                               -------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 15, 1998

         This Proxy Statement is being furnished to the shareholders of Modtech, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held at the Sheraton Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660, on July 15, 1998 at 2:00 P.M., local time, and at any continuation or adjournment thereof.

         This Proxy Statement, and the accompanying Notice of Annual Meeting and proxy card, are first being mailed on or about May 29, 1998 to shareholders of record on May 22, 1998, the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which contains audited financial statements, as filed with the Securities and Exchange Commission, is concurrently being mailed to all shareholders of record as of May 22, 1998.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by telephone, telegraph or personal interview by Directors, officers and other regular employees of the Company, without extra compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.


                                  VOTING RIGHTS

      As of April 30, 1998, the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, there were 9,856,169 shares of the Company's Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter to come before the Annual Meeting, except that shareholders may be entitled to cumulative voting rights in the election of directors as describe below.

      Cumulative voting rights entitle a shareholder to give one nominee that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock he or she is entitled to vote, or to distribute such number of votes among two or more nominees in such proportion as the shareholder may choose. The seven nominees receiving the highest number of votes at the Annual Meeting will be elected. In order for all shareholders to cumulate votes, one shareholder must give notice to the Secretary prior to commencement of voting that of his or her intention to cumulate his or her votes.

      Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, by the persons named therein FOR the election of the seven director nominees listed below. As to any other business which may properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information regarding the ownership of the Company's Common Stock as of April 15, 1998, by (i) each of the current directors and nominees for election as a director of the Company, (ii) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, and (iii) all current directors and executive officers of the Company as a group. Except as otherwise noted and subject to community property laws where applicable, each beneficial owner has sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2830 Barrett Avenue, Perris, California 92571.

      Name and Address                                           Shares            Percent of
      of Beneficial Owner                              Beneficially Owned (1)           Class (1)
      -------------------                              ----------------------          ----------
      Gerald B. Bashaw (2)                                        395,549                   4.0
      Evan M. Gruber (3)                                          335,455                   3.3
      Michael G. Rhodes (4)                                        81,250                    *
      Robert W. Campbell (5)                                       15,000                    *
      James D. Goldenetz (6)                                      124,531                   1.2
      Charles C. McGettigan (7) (14)                            2,364,811                  24.0
      Daniel J. Donahoe (8)                                         2,500                    *
      Myron A. Wick, III (7) (14)                               2,364,811                  24.0
      Jon D. Gruber (9) (14)                                    4,604,721                  46.6
      J. Patterson McBaine (10) (14)                            4,545,521                  46.0
      Gruber & McBaine Capital Management (11) (14)             2,172,410                  22.0
      Platinum Partners, L.P. (12)                                522,000                   5.3
      Proactive Partners, L.P. (13) (14)                        2,329,066                  23.6
      All directors and officers as a group
      (9 persons) (2) (3) (4) (5) (6) (7) (8                    3,354,841                  32.3

      --------------------------
      * Less than one percent.


(1) In calculating beneficial and percentage ownership, all shares of Common Stock which a named shareholder will have the right to acquire within 60 days of the record date for the Annual Meeting upon exercise of stock options and stock purchase warrants are deemed to be outstanding for the purpose of computing the ownership of such shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder. As of April 15, 1998, an aggregate of 9,856,169 shares of Common Stock were outstanding. This does not give effect to the potential issuance of 1,400,000 issuable upon exercise of options granted or which may be granted under the Company's stock option plans. See "Election of Directors - Stock Options."

(2)      Includes 15,000 shares issuable upon exercise of stock options.

(3) Includes 302,500 shares issuable upon exercise of stock options, but does not include 330,833 shares issuable upon exercise of stock options which have been granted but currently are not exercisable. Evan M. Gruber and Jon D. Gruber are not related.

(4) Includes 54,250 shares issuable upon exercise of stock options, but does not include 186,250 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(5)      Includes 15,000 shares issuable upon exercise of stock options.

(6)      Includes 110,000 shares issuable upon exercise of stock options.

(7) Includes 20,745 shares owned of record directly by each of Messrs. McGettigan and Wick, and all shares owned of record by Proactive Partners, L.P. and affiliates of which Messrs. McGettigan and Wick are general partners. Also includes options to purchase 15,000 shares which have been granted to each of Messrs. McGettigan and Wick for serving on the Company's Board of Directors.

(8)      All of these shares are issuable upon exercise of stock options.

(9) Includes 103,245 shares owned of record directly by Mr. Gruber, all shares owned of record by Proactive Partners, L.P. and affiliates, of which Mr. Gruber is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. Gruber is a general partner. Jon D. Gruber and Evan M. Gruber are not related.

(10) Includes 44,045 shares owned of record directly by Mr. McBaine, all shares owned of record by Proactive Partners and affiliates, of which Mr. McBaine is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. McBaine is a general partner.

(11) Includes 110,200 shares owned of record directly by Gruber & McBaine Capital Management, all shares owned of record by Proactive Partners, L.P. and affiliates, and 2,062,210 shares owned of record by Lagunitas Partners, Gruber & McBaine International and GMJ Investments, affiliated entities.

(12) These shares are owned of record by Platinum Partners, L.P., a Massachusetts limited partnership (the "Partnership"), and also are deemed to be beneficially owned by Hori Capital Management, Inc., the sole general partner of the Partnership, and by Calvin G. Hori, the sole shareholder, director and President of Hori Capital Management, Inc., the address of each of which is One Washington Mall, 7th Floor, Boston, Massachusetts 02108.

(13) Includes 2,329,066 shares owned of record by Proactive Partners, L.P. and the shares owned of record by Fremont Proactive Partners, an affiliated entity.

(14)     The address of each of Charles C. McGettigan, Myron A. Wick, III, Jon
         D. Gruber, J. Patterson McBaine, Gruber & McBaine Capital Management and Proactive Partners, L.P. is 50 Osgood Place, San Francisco, CA 94133.

                              ELECTION OF DIRECTORS

      The Company's current Board of Directors has nominated seven (7) individuals, Gerald B. Bashaw, Daniel J. Donahoe III, James D. Goldenetz Evan M. Gruber, Robert W. Campbell, Charles C. McGettigan and Myron A. Wick, III, for election as directors of the Company at the Annual Meeting, each to serve as such until the next annual meeting of the Company's shareholders and until their respective successors are elected and qualified. Each of the nominees is a current member of the Company's Board of Directors. Although it is not presently contemplated that any nominee will decline or be unable to serve as a Director, in either such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors should any nominee become unavailable to serve. In the event that anyone other than the seven nominees listed below should be nominated for election as a director, the persons named in the accompanying proxy will have the authority, to be exercised in their discretion, to vote cumulatively for less than all of the nominees. The seven nominees receiving the highest number of votes at the Annual Meeting will be elected.

NOMINEES

         Certain information concerning the seven individuals nominated by the Company's Board of Directors for election at the Annual Meeting to serve as directors of the Company for the ensuing year is set forth below:

         Gerald B. Bashaw, age 63, founded the Company in 1982. Prior to that time he served as the Vice President of Operations and then President of Aurora Modular Industries, a manufacturer of modular classrooms, mobile homes, office trailers, and modular houses and buildings, which he co-founded in 1965.

         Robert W. Campbell, age 41, is the Managing Director of Corporate Finance at L.H. Friend, Weinress, Frankson & Presson, Inc. From 1993 to 1995, Mr. Campbell was Senior Vice President - Investment Banking at Baraban Securities, Incorporated. From 1982 to 1993, Mr. Campbell was employed by the Seidler Companies, Inc. as Senior Vice President - Corporate Finance.

         Daniel J. Donahoe III, age 64, who was elected to the Company's Board of Directors in 1998, is co-founder and President of Red Rock Resorts, which operated special, unique boutique resorts in the Western United States. He also serves as Chairman of Daybreak Investments, a privately-held investment company. Mr. Donahoe has been actively involved in the commercial and residential real estate market in the southwest over the past 25 years.

         James D. Goldenetz, age 48, President of Class Leasing, Inc., joined the Company as a director in January 1988, after previously serving as the President of Aurora Modular Industries since January 1982. He began work in the modular classroom industry in 1969 in production at Aurora Modular Industries.

         Evan M. Gruber, age 44, joined the Company in January 1989 as its Chief Financial Officer and was elected Chief Executive Officer of the Company in January 1990. Prior to joining the Company, Mr. Gruber, who is a certified public accountant, founded his own public accounting firm in Costa Mesa, California in 1978.

         Charles C. McGettigan, age 53, was elected to the Board of Directors in June 1994. Mr. McGettigan is a co-founder and managing director of the investment banking firm of McGettigan, Wick & Co., Inc. and a co-founder and general partner of Proactive Investment Managers, L.P., the general partner of Proactive Partners, L.P., a merchant banking fund. Prior to founding McGettigan, Wick & Co., Inc., he was a Principal, Corporate Finance of Hambrecht & Quist and a senior vice president of Dillon, Read & Co. Mr. McGettigan serves on the boards of directors of Cuisine Solutions, Inc., Digital Dictation, Inc.; I-Flow Corporation; Onsite Energy, PMR Corporation, Sonex Research Corporation, Tanknology-NDE, and Wray-Tek Instruments Inc.

         Myron A. Wick III, age 54, became a director of the Company in June 1994. Mr. Wick is currently a managing director and founder of McGettigan, Wick & Co., Inc., an investment banking firm formed in 1988, and a general partner of the general partner of Proactive Partners, L.P., a merchant banking fund formed in 1991. Mr. Wick is a director of Children's Discovery Centers, Digital Dictation, Inc., Electrostatic Devices, Sonex Research Corporation, Tanknology-NDE, and Wray-Tek Instruments Inc.

STRUCTURE AND FUNCTION OF THE BOARD OF DIRECTORS

         During the last fiscal year, the Company's Board of Directors held 4 regular and special meetings or otherwise took action by written consent. The Board has established both an Audit Committee and a Compensation Committee, each of which is comprised of Messrs. McGettigan, Campbell and Phillips. The Audit Committee meets to consult with the Company's independent auditors concerning their engagement and audit plan, and thereafter concerning the auditor's report and management letter and with the assistance of the independent auditors, also monitors the adequacy of the Company's internal accounting controls. With respect to compensation, the Compensation Committee determines the compensation of corporate officers, and will determine the persons entitled to participate in stock option, bonus and other similar plans. The Board of Directors continues to meet as a whole to nominate the individuals to be proposed by the Board of Directors for election as directors of the Company, and has no separate nominating committee.

         Each non-employee director is paid an annual retainer of $4,000 plus $1,000 per each board meeting attended and each board committee meeting attended for each committee of which they are a member. The Company has and will continue to pay the expenses of its non-employee directors in attending Board meetings. No compensation is paid to any of the employee directors.

         There is no family relationship between any nominee and any other nominee or executive officer of the Company.

EXECUTIVE OFFICERS

         The executive officers of the Company are Evan M. Gruber, Chief Executive Officer; and Michael G. Rhodes, Chief Operating Officer and Chief Financial Officer. Subject to the terms of applicable employment agreement, officers serve at the pleasure of the Board of Directors.

         Mr. Rhodes joined the Company in 1988 and was the Corporation's controller through 1992. In 1993 he was elected Chief Financial Officer, and in 1996 was elected Chief Operating Officer. Prior to his joining the Company, Mr. Rhodes worked for a public accounting firm.

COMPENSATION OF EXECUTIVE OFFICER AND DIRECTORS

         The following table summarizes the annual and long term compensation paid by the Company during fiscal years ended December 31, 1995, 1996 and 1997 to those persons who were, as of December 31, 1997 (i) the Chief Executive Officer of the Company, and (ii) the other compensated executive officers of the Company, if any, whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                          ----------------------------------
                                                                                   AWARDS
                                                                          ---------------------
                                              ANNUAL COMPENSATION           RESTRICTED                PAYOUTS
                                         ------------------------------     STOCK                    --------
                                          SALARY      BONUS       OTHER     AWARDS       OPTIONS      LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR          $           $           $         $              #        PAYOUTS     COMPENSATION
---------------------------   ----       --------     -----       -----     ------       -------      -------     ------------
Evan M. Gruber                1997       200,000      459,000       -         -           133,000          -          4,750
  Chief Executive Officer     1996       158,000      137,000       -         -           110,000          -          4,615
    and Director              1995       150,000       15,000       -         -            25,000          -          3,654

Michael G. Rhodes             1997       125,000      142,500       -         -            82,500          -          4,750
 Chief Operating Officer,     1996        90,000       24,000       -         -           105,000          -          4,827
 Chief Financial Officer      1995        87,000       12,100       -         -            20,000          -            129
--------------------------

(1) The figures shown in the column designated "All Other Compensation" represent the executive officer's share of the Company's contribution to the 401(K) plan, see "401(K) Plan."

EMPLOYMENT AGREEMENTS

      Mr. Gruber's current employment agreement with the Company was entered into in May 1994 for an initial term expiring June 30, 1997. In September 1996, the Compensation Committee extended the term of the agreement to December 31, 1999. The agreement provides for a base annual salary of not less than $150,000 per year with periodic increases equal to the rate increase in the Consumer Price Index, and provision for the grant of an option to purchase 200,000 shares of the Company's Common Stock at $1.50 per share. The base annual salary was increased to $200,000 in October 1996. Additionally, Mr. Gruber is entitled to receive a bonus equal to two and one-half percent of the amount, if any, by which the net income before taxes of the Company for the year in question exceed $1,000,000.

401(K) PLAN

      Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer up to 15% of their compensation, subject to limitations under the Internal Revenue Code. The Company makes annual contributions on a 50% matching basis. Amounts deferred are deposited by the Company in a trust account for distribution to employees upon retirement, attainment of age 59-1/2, permanent disability, death, termination of employment or the occurrence of conditions constituting extraordinary hardship. For the year ended December 31, 1997, the Company contributed $4,750 and $4,750 as matching contributions for the accounts of Mr. Gruber and Mr. Rhodes, respectively.

STOCK OPTIONS

      The Company grants stock options under its 1989 Stock Option Plan (the "1989 Plan"), its March 1994 Stock Option Plan (the "March 1994 Plan"), its May 1994 Option Plan (the "May 1994 Plan") and its 1996 Stock Option Plan (the "1996 Plan"). As of December 31, 1997, options to purchase 206,050 shares, at a weighted average exercise price of $1.70 per share, were outstanding under the 1989 Plan, options to purchase an aggregate of 607,225 shares at exercise prices ranging from $1.19 to $19.50 were outstanding under the two 1994 Plans, and options to purchase 352,333 shares at a weighted average exercise price of $7.56 per share were outstanding under the 1996 Plan.

      The 1989 Plan provides for the grant of both incentive and nonstatutory options to purchase up to an aggregate of 400,000 shares of the Company's Common Stock. Incentive stock options can be granted only to employees, including officers, of the Company, while nonstatutory stock options can be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company. Participants in the 1989 Plan are selected by the Board of Directors of the Company, or by a committee of directors selected by the Board as a whole. The Board or the committee is empowered to determine the terms and conditions of each option granted under the 1989 Plan, subject to the limitations that the exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock), no option can have a term in excess of ten years (five years if granted to an employee owning 10% or more of the Common Stock) and no incentive stock option can be granted to anyone other than a full-time employee of the Company or its subsidiaries. Nonstatutory options may be granted under the 1989 Plan with an exercise price of not less than 85% of the fair market value of the Common Stock at the date of grant.

      The two 1994 Plans and the 1996 Plan provide only for the grant of nonstatutory options. The March 1994 Plan authorizes the grant of options to purchase up to 200,000 shares of the Company's Common Stock and the May 1994 Plan authorized the grant of options to purchase 500,000 shares of the Company's Common Stock in connection with the private placement of the Company's Series A Preferred Stock.

      Options under the 1996 Plan may be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant service to the Company. The exercise price of the stock options cannot be less than the fair market value at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock). Additionally, each non-employee director will be granted a non-statutory stock option to purchase 5,000 shares at fair market value per share on the date of grant, for each year of continuous service on the Company's Board of Directors

      In connection with the acquisition of Del-Tec in 1989, options to purchase shares of the Company's Common Stock were granted. As of December 31, 1997, options to purchase 75,000 shares at the exercise price of $1.83 per share were outstanding as a result of such acquisition.
                            .
      The following table sets forth certain information regarding options granted by the Company during the year ended December 31, 1997 to the executive officers of the Company identified in the Summary Compensation Table set forth above:

                      OPTIONS GRANTED IN CALENDAR YEAR 1997

                                                                                             Potential Realized
                         No. of                                                              Value at Assumed
                         Shares           % of                                             Annual Rates of Stock
                       Subject to         Total                                              Price Appreciation
      Name              Options          Options                                            For Option Term (3)
       of               Granted         Granted to       Exercise         Expiration       ---------------------
    Optionee             (1)(2)         Employees          Price             Date            5%($)       10%($)
    --------             ------         ---------          -----          ----------          ----       ------
Evan M. Gruber          133,333           50%              $7.88          12/31/2006        660,757     1,674,488
Michael G. Rhodes        82,500           31%               7.88          12/31/2006        408,844     1,036,092

-----------------------------

(1) The exercise price was the market price of a share of the Company's Common Stock on the date of grant.

(2) Options are exercisable starting 12 months after the grant date with 25% vesting each year.

(3) On December 31, 1997, the closing price for a share of the Company's Common Stock was $19.50.

         The following table sets forth information regarding options exercised during the year ended December 31, 1997 by the executive officers of the Company identified in the Summary Compensation Table set forth above, as well as the aggregate value of unexercised options held by such executive officer at December 31, 1997. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

 AGGREGATED OPTION EXERCISES LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                         Value of Unexercised
                                                         Number of Unexercised           in-the-money Options
                              Shares                   Options at Fiscal Year End     at Fiscal Year End ($) (1)
                            Acquired on     Value      ----------------------------   ---------------------------
         Name               Exercise (#)   Realized    Exercisable    Unexercisable   Exercisable   Unexercisable
         ----               ------------   --------    -----------    -------------   -----------   -------------
Evan M. Gruber                     -             -       337,500        330,833         $6,115,125    $5,069,154
Michael G. Rhodes              52,000       853,615       54,250        186,250            331,253     2,687,933

-------------------
(1) Calculated based on the closing price of the Company's Common Stock as reported on the NASDAQ National Market System on December 31, 1997, which was $19.50 per share.

CERTAIN TRANSACTIONS

         The Company leases its two facilities located in Perris, California, and the land on which the manufacturing facility is located in Lathrop, California, from Mr. Bashaw and general partnerships of which Messrs. Bashaw, Goldenetz and Gruber together own a controlling interest, pursuant to standard industrial leases. Under the terms of these leases, the Company is obligated to pay aggregate annual rentals of $804,000, subject to escalation in accordance with changes in applicable cost of living indices. Due to the recent declines in real estate values, Mr. Bashaw and the general partnerships reduced the monthly lease rates for the year ending December 31, 1994, for the manufacturing facilities to an aggregate of $37,000. The reduced rents will continue for as long as real estate values remain depressed.

         Messrs. Goldenetz and Gruber together own 60% of the capital stock of Class Leasing, Inc., a California corporation, in which the Company has no ownership interest. Mr. Gruber spent less than 20 hours per month in connection with the affairs of Class Leasing, Inc. Class Leasing purchases modular relocatable classrooms from the Company, upon standard terms and at standard wholesale prices, and leases them to third parties primarily under three-year leases, cancelable yearly. During the years ended December 31, 1995, 1996, and 1997, the Company sold modular relocatable classrooms to Class Leasing, Inc. and predecessor entities for aggregate purchase prices of $600,228, $1,452,868 and $2,942,313, respectively, which represented approximately 5%, 3% and 2% of the Company's net sales for each of those years.

         Messrs. Bashaw, Goldenetz, Gruber and Rhodes have personally guaranteed certain of the Company's obligations and the repayment by the Company of amounts which surety companies may be required to expend under the terms of performance bonds issued in connection with manufacturing contracts undertaken by the Company. No payments have been made to Messrs. Bashaw, Goldenetz and Gruber for the guarantees provided by them.


COMPENSATION COMMITTEE REPORT

Report on Annual Compensation of Executive Officers

         It is the policy of the Company's Compensation Committee to establish compensation levels for the executive officers, which reflect the Company's overall performance and their performance, responsibilities and contributions to the long-term growth and profitability of the Company. The committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team and other factors which the committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives.

         The principal component of the compensation of the executive officers is their base salaries. The committee also retains the discretion to award bonuses based on corporate or individual performance. The committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the executive officers. Throughout the year, the committee members review the corporate and individual performance factors described above. The committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the executive officers.

         The Compensation Committee also considers grants of stock options for the Company's key employees, including executive officers. The purpose of the stock option program is to provide incentives to the Company's management to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of annual stock option grants are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.

STOCK PERFORMANCE GRAPH

         The graph set forth below compares the Company's stock price since July 1990 against (1) the S&P 500, and (2) the composite of the companies listed by Media General Financial Services in its non-residential building construction ("Peer Group"). The graph is based upon information provided to the Company by Media General Financial Services.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                               FISCAL YEAR ENDING

COMPANY                   1992       1993       1994       1995       1996       1997

MODTECH INC               100        13.64     50.00      77.27      286.36     709.09
INDUSTRY INDEX            100       129.40    113.39      81.56      113.19     158.46
BROAD MARKET              100       110.08    111.54     153.45      188.69     251.64


THE INDUSTRY INDEX CHOSEN WAS:
SIC CODE 154 - NONRESIDENTIAL BUILDING CONSTRUCTION

THE BROAD MARKET INDEX CHOSEN WAS:
AN INDEX OF THE COMPANIES ON THE S&P 500

THE CURRENT COMPOSITION OF THE INDUSTRY INDEX IS AS FOLLOWS:

ABRAMS INDUSTRIES INC
BLOUNT INTERNAT INC A
BLOUNT INTERNAT INC B
GIBBS CONSTRUCTION INC
OLS ASIA HLDG LTD ADR
PERINI CORP
TURNER CORP



SOURCE:   MEDIA GENERAL FINANCIAL SERVICES
          P.O. BOX 85333
          RICHMOND, VA  23293
          PHONE:  1-(800) 446-7922
          FAX:    1-(804) 649-6826

                 [COMPARE 5-YEAR CUMULATIVE TOTAL RETURN GRAPH]

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership an changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required to furnish the Company with copies of all such forms which they file.

         To the Company's knowledge, based solely on the Company's review of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1997 filing requirements applicable to its officers, directors, and other persons subject to Section 16 of the Exchange Act were in compliance.


                             INDEPENDENT ACCOUNTANTS

         KPMG Peat Marwick LLP has been retained to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, and to be available to respond to any shareholder questions directed to KPMG Peat Marwick LLP. This representative will have an opportunity to make a statement if KPMG Peat Marwick LLP so desires.


                              SHAREHOLDER PROPOSALS

         In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of shareholders, proposals by the Company's shareholders intended to be presented at such annual meeting must be received by the Company no later than ninety (90) days prior to April 30, 1999.


                                 ANNUAL REPORTS

         The Company's 1997 Annual Report on Form 10-K, which includes audited financial statements for the Company's fiscal year ended December 31, 1997, is concurrently being mailed with this proxy statement to shareholders of record on May 22, 1998. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and any amendments thereto, is available without charge to any shareholder of the Company upon written request to Evan Gruber, Chief Executive Officer, Modtech, Inc., Post Office Box 1240, Perris, California 92370.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented for action at the meeting. However, if any matters not included in this Proxy Statement properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote under the authority therein given in accordance with his or their best judgment.

                                      By Order of the Board of Directors,

                                      Evan M. Gruber, Chief Executive Officer
May 29, 1998.

                                                                        ANNEX VI

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
(Mark One)

[X] Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 For the fiscal year ended DECEMBER 31, 1997

[ ] Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 For the transition period from N/A to N/A

Commission File No. 000-18680

                                  MODTECH, INC.
             (Exact name of registrant as specified in its charter)

        CALIFORNIA                                            33-0044888
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                  2830 BARRETT AVENUE, PERRIS, CALIFORNIA 92572
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (909) 943-4014

                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: NONE
          Securities registered pursuant to Section 12(g) of the Act:
                          COMMON STOCK, $.01 PAR VALUE

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
        Yes  [X]     No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( )

The aggregate market value of the voting stock held by non-affiliates of the registrant as of March 27, 1998 was $98,036,818. As of March 27, 1998, shares entitled to cast an aggregate of 9,856,169 votes were outstanding, including 9,856,169 shares of registrant's Common Stock.

The documents incorporated by reference into this Form 10-K and the Parts hereof into which such documents are incorporated are: The information required by Part III of form 10-K is incorporated herein by reference to registrant's definitive proxy statement to be filed not later than 120 days after the end of the fiscal year covered hereby.

                                     PART I

ITEM 1. BUSINESS

GENERAL

The Company designs, manufactures, markets and installs modular relocatable classrooms. Based upon 1996 net sales, the Company believes that it is the largest manufacturer of modular relocatable classrooms in California. The Company's classrooms are sold primarily to California school districts and to third parties and the State of California principally for lease to California's school districts. The Company's products include standardized classrooms, as well as customized structures for use as libraries, gymnasiums, computer rooms and bathroom facilities. The Company believes that its modular structures can be substituted for virtually any part of a school. The Company's products are engineered and constructed in accordance with structural and seismic safety specifications adopted by the California Department of State Architects which regulates all school construction on public land, standards which are more rigorous than the requirements for other portable units.

As a result of net enrollment increases in California schools and budgetary constraints experienced by the State of California which limited the availability of funds for the addition of new classrooms over the last few years prior to 1996, California's schools are reported to be among the most crowded in the nation. As the State budget deficit has ameliorated, the legislature has increased funding for new classrooms in an effort to reduce the average number of students per class. State funding initiatives include funds from both (i) the State's operating budget, such as the $200 million allocated for construction or addition of classrooms out of the total of $822 million spent under the Class Size Reduction Program for the 1996-1997 school year and as much as $1.5 billion allocated for the 1997-1998 school year for both general operations and school facilities, and (ii) the sale of statewide bond issues, such as the $8.2 billion bond issue for school construction, including the addition of classrooms, proposed as part of a package of legislation for inclusion on the June 1998 ballot. See "Business -- Legislation and Funding."

These factors have combined to increase the demand for modular relocatable classrooms, which cost significantly less and take much less time to construct and install than conventional school facilities, and which permit a school district to relocate the units as student enrollments shift. In addition, the Company's products provide added flexibility to school districts in financing the costs of adding classroom space, since modular relocatable classrooms are considered personal property which can be financed out of a district's operating budget in addition to its capital budget. In recognition of these advantages, California legislation currently requires, with certain exceptions, that at least 30% of all new classroom space added using state funds must be relocatable structures. See "Business -- Legislation and Funding."

INDUSTRY OVERVIEW

In recent years, the growth in population in California, both from births and from immigration, has led to increasing school enrollments. As a result, classrooms in many California school districts currently are reported to be among the most crowded in the nation, with an average of 29 students per class compared to a national average class size of 17. The California Department of Finance has estimated that student enrollment in grades kindergarten through 12 will increase by approximately 18% over the period from 1995 through 2005. Additionally, changes in population demographics have left many existing permanent school facilities in older residential areas with excess capacity due to declining enrollments, while many new residential areas are faced with a continuing shortage of available classrooms. Consequently, it has become necessary to add additional classrooms at many existing facilities, and to build a number of new schools.

The construction of new schools and the addition of classrooms at existing schools are tied to the sources and levels of funding available to California school districts. The availability of funding for new school and classroom additions, in turn, is determined in large measure by the amount of tax revenue raised by the State, the level of annual allocations for education from the State's budget which is determined by educational policies that are subject to political concerns, and the willingness of the California electorate to approve state and local bond issues to raise money for school facilities.

In 1978, California voters approved Proposition 13, which rolled back local property taxes (a traditional source of funding for school districts) and limited the ability of local school districts to raise taxes to finance the construction of school facilities. The passage of Proposition 13, coupled with growing student populations, has increased the need for local school districts to find ways to reduce the cost of adding classrooms. The California legislature has adopted several statutes designed to alleviate some of the problems associated with the shortage of classrooms and lack of local funding alternatives. For example, in 1976, California adopted legislation that currently requires, with certain exceptions, that at least 30% of all new classroom space added using State funds must be relocatable structures. This requirement may be satisfied through the purchase or lease of the Company's classrooms. See "Business -- Legislation and Funding." Additionally, in 1979 the California legislature adopted legislation that provides for State funding for the purchase of relocatable classrooms that could be leased to local school districts.

As the number of students enrolled in California schools continued to increase throughout the 1990's, the State of California and California school districts experienced increasing budget shortfalls. The resulting shortage of funding available at both the State and local level led to declining sales of modular relocatable classrooms, by the Company and on an industry-wide basis. However, as the State budget deficit ameliorated, funding for modular relocatable classrooms began to increase. This growth was accelerated when the California Class Size Reduction Program was implemented in November 1996, the goal of which is to reduce class sizes to 20 students in public elementary schools at the kindergarten through third grade levels. For the 1996-1997 school year, the State spent $822 million under this program, including $200 million specifically for facilities, which may be relocatable classrooms. The Company believes that total State funding under the Class Size Reduction Program for the 1997-1998 school year will be as high as $1.5 billion for both general operations and school facilities. See Legislation and School Funding."

When compared to the construction of a conventionally built classroom, modular classrooms offer a number of advantages, including, among others:

   Lower  Cost              --  The cost of the Company's standard classroom may
                                be as low as $29,000 installed, as compared to $80,000 to $100,000 for conventional construction of a comparable classroom;


   Shorter Construction     --  A modular classroom can be built and ready for
   Time                         occupancy in a shorter period of time than
                                that required for state approval and
                                construction of a conventional facility;


   Flexibility of Use       --  Modular relocatable classrooms enable a school
                                district to use the units for short or long term needs and to move them if necessary to meet shifts in student populations; and


   Ease of Financing       --   As personal rather than real property, modular
                                classrooms may be leased on a long or short-term basis from manufacturers and leasing companies.
                                This allows school districts to finance modular classrooms out of both their operating and capital budgets.

MODULAR RELOCATABLE CLASSROOMS

The Company's modular relocatable classrooms are designed, engineered and constructed in accordance with structural and seismic safety specifications adopted by the California Department of State Architects, standards which are more rigorous than the requirements for other portable units. The Department of State Architects, which regulates all school construction on public land, has prescribed extensive regulations regarding the design and construction of school facilities, setting minimum qualifications for the preparation of plans and specifications, and reviews all plans for the construction of material modifications to any school building. Construction authorization is not given unless the school district's architect certifies that a proposed project satisfies construction cost and allowable area standards. The Company subcontracts with structural engineering firms to interface with each school district's architect or engineer to process project specifications through the Department of State Architects. The Company believes that the regulated environment in which the Company's classrooms are manufactured serves as a significant barrier to market entry by prospective competitors. See "Business -- Competition."

Conventional school facilities constructed by school districts using funds from the State Office of Public School Construction typically require two to three years for approval and funding. By contrast, factory-built school buildings like the Company's standard classrooms may be pre-approved by the State for use in school construction. Once plans and specifications for a given classroom have been pre-approved, school districts can thereafter include in their application to obtain State funds for new facilities a notification that they intend to use pre-approved, standardized factory-built classrooms. This procedure reduces the time required in the State's approval process to as little as 90 days, thereby providing an additional incentive to use factory-built relocatable classrooms. In all cases, continuous on-site inspection by a licensed architect or structural engineer is required during actual manufacture of the classrooms, with the school district obligated to reimburse the Department for the costs of such inspection.

The Company's classrooms are manufactured and installed in accordance with the applicable Department of State Architects building code, which supersedes all local building codes for purposes of school construction. The classrooms must comply with accessibility requirements for the handicapped, seismic and fire code requirements.

The Company manufactures and installs standard, largely pre-fabricated modular relocatable classrooms, as well as customized classrooms, which are modular in design, but assembled on-site using components manufactured by the Company together with components purchased from third party suppliers. The Company's classrooms vary in size from two modular units containing a total of 960 square feet to 20 units that can be joined together to produce a facility comprising 9,600 square feet. Larger configurations are also possible. Typical prices for the Company's standard classrooms range from $29,000 to $34,000, while prices for a custom classroom generally exceed $50,000, depending upon the extent of customization required.

The two basic structural designs for standard and custom modular classrooms are a rigid frame structure and a shear wall structure. The rigid frame structure uses a steel floor and roof system, supported at each corner with square steel tubing. These buildings have curtain walls to enclose the interior from the outside, and have the advantage of unlimited width and length. Rigid frame structures may be used for multipurpose rooms and physical education buildings as well as standard classrooms. Shear wall classrooms have a maximum width of 48 feet (four 12 foot modules) and a maximum length of 60 feet. These classrooms use the exterior and interior walls to produce the required structural strength and can be built at lower costs than rigid frame structures. The Company's most popular factory-built classroom is a rigid frame design, with two modules connected side by side to complete a 24 by 40 foot classroom.

Custom built classrooms, libraries and gymnasiums contain design variations and dimensions such as ceiling height, pitch, overall size and interior configuration. These units typically are not assembled at the factory but instead are shipped in pieces, including floors, walls and roofs, and assembled on-site. Contracts for custom built units may include the design, engineering and layout for an entire school or an addition to a school, and involve site preparation, grading, concrete and asphalt work and landscaping. Customized classrooms are generally more expensive and take longer to complete than the Company's standard classrooms.

The interior and exterior of all of the Company's modular classrooms can be customized by employing different materials, design features and floor plans. Most classrooms are open, but the interior of the buildings can be divided into individual rooms by permanent or relocatable partitions. The floor covering is usually carpet but may be linoleum or wood depending upon the intended use of the classroom. Interior wall material is usually vinyl covered firtex over gypsum board, while other finishes such as porcelain enamel or painted hardboard may be used in such places as restrooms and laboratories. Electrical wiring, air conditioning, windows, doors, fire sprinklers and plumbing are installed during the manufacturing process. The exterior of the units is typically plywood siding, painted to the customer's specifications, but other common siding material may also be applied.

CLASSROOM CUSTOMERS

The Company markets and sells its modular classrooms primarily to California school districts. The Company also sells its classrooms to the State of California and leasing companies, both of which lease the classrooms principally to California school districts. Sales of classrooms accounted for 90.5%, 94.2% and 98.1% of the Company's total net sales for the years ended December 31, 1995, 1996 and 1997. The Company's customers typically pay cash from general operating funds or the proceeds of local bond issues, or lease classrooms through banks, leasing companies and other private funding sources. See "Legislation and Funding."

Sales of classrooms to individual California school districts accounted for approximately 80.7%, 74.5% and 71.1%, respectively, of the Company's net sales during the years ended December 31, 1995, 1996 and 1997, with sales of classrooms to third party lessors to California school districts during these periods accounting for approximately 3.1%, 7.2% and 19.1%, respectively, of the Company's net sales. The mix of school districts to which the Company sells its products varies somewhat from year to year. Sales of classrooms directly to the State of California during 1997 represented approximately 7.9% of the Company's net sales for the period, compared to approximately 12.5% of the Company's 1996 net sales and approximately 6.7% of the Company's 1995 net sales. Sales of classrooms to private schools, day care providers and out-of-state customers accounted for less than one percent of the Company's net sales during the years ended December 31, 1995, 1996 and 1997. One of the lessors to which the Company sells classrooms for lease to California school districts is affiliated with the Company through common ownership by two of the Company's directors. During the years ended December 31, 1995, 1996 and 1997, sales of classrooms to this affiliated leasing company comprised approximately 3.1%, 2.9% and 2.2%, respectively, of the Company's net sales. See "Management -- Certain Transactions."

OTHER PRODUCTS

In addition to modular relocatable classrooms that are designed and manufactured in accordance with the California Department of State Architects standards, the Company also manufactures modular, portable buildings, which can be used as office facilities and construction trailers and for other commercial purposes. Currently, most of these non-classroom products are manufactured at the Patterson, California plant, which the Company acquired in 1996. During the years ended December 31, 1995, 1996 and 1997, sales of such modular, portable buildings to commercial customers accounted, in the aggregate, for approximately 9.5%, 5.8% and 1.9%, respectively, of the Company's net sales. The Company also manufactures a small number of modular structures that house and shelter electronic equipment used in the wireless telecommunications industry. During the years ended December 31, 1995, 1996 and 1997, sales of modular telecommunications equipment shelters, which are included above in sales to commercial customers, accounted for less than one percent of the Company's net sales for each period.

SALES AND MARKETING

The Company's classroom sales force is currently divided into three marketing regions: Northern, Central and Southern California. The Company currently employs three classroom salespersons, each of whom is compensated on a commission basis. These salespersons maintain contact with the individual school districts in their respective marketing regions on a quarterly basis. They are also in contact with architects and building inspectors employed by the school districts, as well as school officials who may be in a position to influence purchasing decisions.

Most of the Company's contracts are awarded on an open bid basis. The marketing process for many of the Company's contracts begins prior to the time the bid process begins. After the Company selects bids or contracts that it desires to pursue, the Company's marketing and engineering personnel interface directly with various school boards, superintendents or architects during the process of formulating bid or contract specifications. The Company prepares its bids or proposals using various criteria, including current material prices, historical overhead costs and a targeted profit margin. Substantially all of the Company's contracts are turnkey, including engineering and design, manufacturing, transportation, installation and necessary site work. Open bid contracts are normally awarded to the lowest responsible bidder.

A fourth salesperson is charged with increasing the Company's sales of buildings to the commercial and telecommunications markets. In addition, the Company recently has hired two additional salespeople whose focus will be the sale of classrooms in Nevada and Arizona, and to private schools and day care operators in California.

MANUFACTURING AND ON-SITE INSTALLATION

The Company uses an assembly-line approach in the manufacture of its standardized classrooms. The process begins with the fabrication of the steel floor joists. The floor joists are welded to steel frames to form the floor sub-assembly, which is covered by plywood flooring. Metal roof trusses and structural supports are fabricated separately and added as the unit progresses down the assembly-line. Installation of walls, insulation, suspended grid ceilings, electrical wiring, air conditioning, windows, doors, fire sprinklers, plumbing and chalkboards follow, with painting and finishing crews completing the process. Once construction of a standard classroom commences, the building can be completed in as little as three days. The construction of custom units on-site, from pre-manufactured components, is similar to factory-built units in its progressively-staged assembly process but may involve more extensive structural connections and finish work depending upon the size and type of building, and typically takes 30 to 60 days to complete.

The Company is vertically-integrated in the manufacture of its standardized modular classrooms, in that the Company fabricates substantially all of its own metal components at its facility in Perris, California, including structural floor and roof joists, exterior roof panels, gutters, down spouts, vents, ramps, stairs and railings. The Company believes that the ability to fabricate its own metal components helps it reduce the costs of its products and to control their quality and delivery schedules. The Company maintains a quality control system throughout the manufacturing process, under the supervision of its own quality control personnel and inspectors engaged by its customers. In addition, the Company tracks the status of all classrooms from sale through installation.

Completed standard classroom units, or components used in customized units, are loaded onto specially designed flatbed trailers for towing by trucks to the school building site. Upon arrival at the site, the units are structurally connected, or components are assembled, and the classroom is installed on its foundation. Connection with utilities is completed in the same manner as in conventional on-site construction. Installation of the modular classrooms may be on a separate foundation, or several units may be incorporated on a common foundation under a unified roof, so that upon installation they appear to be an integral part of an existing school facility or function as a larger building, such as a gymnasium or cafeteria.

The Company oversees installation of its modular classrooms on-site, using its own employees for job supervision as a general contractor and, whenever possible, for utility hook-ups and other tasks. In many custom projects, the Company performs or supervises subcontracted electrical, plumbing, grading, paving and foundation work, landscaping and other site preparation work and services. Sub-contractors are typically used for larger utility, grading, concrete and landscaping jobs. The Company has a general contractor's license in the State of California.

In addition to approvals by the Department of State Architects, licensed inspectors representing various school districts are on-site at each manufacturing facility of the Company to continuously inspect the construction of classrooms for structural integrity. On-site inspections after installation are also made by local fire departments for purposes of determining adequate accessibility.

The Company currently has four manufacturing facilities. Two are located in Southern California, in Perris, California, which is approximately 60 miles east of Los Angeles. The Company has another two facilities near Lathrop, California. Lathrop is located approximately 75 miles east of San Francisco. The Company currently has a total of seven production lines in operation, with new production line in Perris completed at the end of 1997. An eighth production line is scheduled to be added at the Lathrop plant in late 1998.

The standard contractual warranty for the Company's modular relocatable classrooms is one year, although it may be varied by contract specifications. Purchased equipment installed by the Company, such as air conditioning units, carry the manufacturers' standard warranty. Warranty costs have not been material in the past.

The Company believes that there are multiple sources of supplies available for all raw materials and equipment used in manufacturing its classrooms, most of which are standard construction items such as steel, plywood and wallboard.

BACKLOG

The Company manufactures classrooms to fill existing orders only, and not for inventory. As of December 31, 1997, the backlog of sales orders was approximately $71.0 million, up from approximately $4.1 million at December 31, 1995 and $58.0 million at December 31, 1996. Only orders, which are scheduled for completion during the following 12-month period, are included in the Company's backlog. The rate of booking new contracts can vary from month to month, and customer changes in delivery schedules can occur. For these reasons, among others, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

COMPETITION

The Company believes that, based upon 1996 net sales, it is the largest modular relocatable classroom manufacturer in California. However, the modular relocatable classroom industry is highly competitive, with the market divided among a number of privately-owned companies whose share of the market is smaller than that of the Company. The Company believes that the nature of the bidding process, the level of performance bonding required, and the industry's regulated environment serve as barriers to market entry, and that the expertise of its management gives it an advantage over competitors. Nevertheless, the Company believes that additional competitors may enter the market in the future, some of whom may have significantly greater capital and other resources than are available to the Company, and that competition may therefore increase.

The Company also believes that its expertise in site preparation and on-site installation gives it a competitive advantage over many manufacturers of higher-priced, customized modular units, while its vertically integrated, assembly-line approach to manufacturing enables the Company to be one of the low cost producers of standardized, modular relocatable classrooms in California. Unlike many of its competitors, the Company manufactures most of its own metal components which allows the Company to maintain quality control over these components and to produce them at a lower average cost than that at which they could be obtained from outside sources. The Company also believes that the quality and appearance of its buildings, and its reputation for reliability in completion of its contracts, enable it to maintain a favorable position among its competition.

The Company categorizes its current competition based upon the geographic market served (Northern California versus Southern California), as well as upon the relative degree of customization of products sold. Beyond a radius of approximately 300 miles, the Company believes that transportation costs typically will either significantly increase the prices at which it bids for given projects, or will substantially erode the Company's gross profit margins.

The primary competitors of the Company for standardized classrooms are believed to be Aurora Modular Industries in Southern California and American Modular Systems in Northern California. Profiles Structures, Inc. in Southern California and Design Mobile Systems in Northern California are the Company's primary competitors in the market for higher-priced, customized classrooms. Each of these four competitors is a privately-owned company.

PERFORMANCE BONDS

A substantial portion of the Company's sales require that the Company provide bonds to ensure that the contracts will be performed and completed in accordance with contract terms and conditions, and to assure that subcontractors and materialmen will be paid. In determining whether to issue a performance bond on behalf of the Company, bonding companies consider a variety of factors concerning the specific project to be bonded, as well as the Company's levels of working capital, shareholders' equity and outstanding indebtedness. From time to time the Company has had, and in the future may again encounter, difficulty in obtaining bonding for a given project. Although it has had no difficulty in obtaining the necessary bonding in the last twelve months, the Company believes that its difficulty in obtaining bonding for certain large projects from time to time in the past has been attributable to the Company's levels of working capital, shareholders' equity and indebtedness, and not to concerns about the Company's ability to perform the work required under the contract. To assist the Company in obtaining performance bonds in certain instances, the Company's executive officers have been required to indemnify the bonding companies against all losses they might suffer as a result of providing performance bonds for the Company. The proceeds to the Company from the November 1997 Secondary Offering are expected to enhance the Company's ability to obtain performance bonds, furnish security, and meet other financial requirements associated with bidding for larger contracts and performing work simultaneously under a greater number of contracts.

REGULATION OF CLASSROOM CONSTRUCTION

In 1933, the California Legislature adopted the Field Act, which generally provides that school facilities must be constructed in accordance with more rigorous structural and seismic safety specifications than are applicable to general commercial buildings. Under the Field Act, the Department of General Services, through the Department of State Architects, has prescribed extensive regulations regarding the design and construction of school facilities, and reviews all plans for the construction of material modifications to any school building. Construction authorization is not given unless the school district's architect certifies that a proposed project satisfies construction cost and allowable area standards. In addition, the Field Act provides for the submittal of complete plans, cost estimates, and filing fees by the school district to the Department of General Services, for the adoption of regulations setting minimum qualifications for the preparation of plans and specifications, and the supervision of school construction by a licensed architect or structural engineer.

Additionally, California legislation provides that certain factory-built school buildings may be pre-approved by the State for use in school construction. Once plans and specifications for a given classroom have been pre-approved by the Department of General Services, school districts can thereafter include in their application to obtain State funds for new facilities a notification that they intend to use pre-approved, standardized factory-built classrooms. This procedure reduces the time required in the State's approval process thereby providing additional incentive to use factory-built relocatable classrooms. The Department of General Services provides for the continuous on-site inspection during actual manufacturing of the classrooms, with the school districts obligated to reimburse the Department for the costs of such inspection.

LEGISLATION AND FUNDING

The demand for modular relocatable classrooms in California is affected by various statutes. These statutes, among other things, prescribe the methods by which the Company's customers, primarily individual school districts, obtain funding for the construction of new school facilities, and the manner in which available funding is to be spent by the school districts.

In 1978, Proposition 13 was approved, which rolled back property taxes and limited the ability of local school districts to rely upon revenue from such taxes to finance the construction of school facilities. As a result, financing for new school construction and rehabilitation of existing schools by California school districts is currently provided, at the state level, by funds derived from general revenue sources or statewide bond issues, and, at the local level, by local bond issues and fees imposed on the developers of residential, commercial and industrial real property ("Developer Fees"). Historically, the primary source of financing for the purchase or lease of relocatable classrooms has been state funding.

STATE FUNDING. Until the adoption of the Class Size Reduction Program in 1996, the most important source of funding at the State level for new school facilities was through the issuance and sale of statewide general obligation bonds which are repaid out of the State's General Funds. Proposals to issue such bonds are placed on statewide ballots from time-to-time in connection with general or special elections, and require approval by a majority of the votes cast in connection with such proposals. As in the case of the Class Size Reduction Program, the State also may annually allocate funds from the State's budget for the support of school districts and community college districts.

AUTHORITY FOR BOND FINANCING. Under the School Building Lease -- Purchase Law of 1976, the State Allocation Board is empowered to purchase or lease school facilities using funds from the periodic issuance of general obligation bonds of the State of California. These purchased or leased school facilities may be made available by the State Allocation Board to school districts. Certain matching funds, usually derived from Developer Fees, are required to be supplied by the school districts seeking state funded facilities. If the school districts acquire relocatable structures using Developer Fees, the amount of the required matching funds is reduced by the cost of such facilities. This reduction in matching funds is intended to provide an incentive for school districts to lease relocatable classrooms. As a condition of funding any project under this program, at least 30% of new classroom space to be added must be comprised of relocatable structures, unless relocatable structures are not available or special conditions of terrain, climate or unavailability of space make the use of relocatable structures impractical. In addition, State funds under this program are not available to school districts which are determined to have an adequate amount of square footage available for their student population.

Recently, a package of bills was introduced that would, among other things, (i) revise the School Building Lease-Purchase Law of 1976 including elimination of the requirement that at least 30% of all classroom space to be added using State funds be relocatable classrooms, (ii) place an $8.2 billion bond issue for school construction on the June 1998 ballot, and (iii) include a proposed amendment to the California Constitution on the June 1998 ballot. The proposed Constitutional amendment would modify Proposition 13 by reducing the percentage vote required for approval of tax increases to support local bond issuances from two-thirds to a simple majority. However, both houses of the California Legislature passed different versions of this package of bills, which were returned to a conference committee. Each bill must still be approved by both houses of the Legislature as revised by the conference committee. In addition, none of these bills would become operative as currently proposed unless the $8.2 billion bond issue is approved by a majority of the California voters and the proposed amendment to the California Constitution is approved by two-thirds of the California voters. The Governor and Legislative leadership were unable to reach an agreement in time to place the proposals on the June 1998 ballot. The next opportunity to place proposals on the ballot would be November 1998.

In response to the adoption of Proposition 13, the State of California adopted the California Emergency Classroom Law of 1979, pursuant to which the State Allocation Board may spend up to $35 million per year from available funds to purchase relocatable classrooms to be leased to school districts. Relocatable classrooms are not available to school districts under this program if the school district has available local bond proceeds that could be used to purchase classroom facilities, unless the district has approved projects pending under the School Building Lease-Purchase Law of 1976. The State has, in the past, funded this program primarily from the proceeds of statewide bond issues approved by voters.

BUDGET ALLOCATIONS. Proposition 98, which was approved in 1988, requires the State to allocate annually from the State's budget, for the support of school districts and community college districts, a minimum amount equal to the same percentage of funds as was appropriated for the support of those institutions in fiscal year 1986-87. While this requirement may be suspended for a given year by emergency legislation, it has the effect of limiting the ability of the California legislature to reduce the level of school funding from that in existence in 1986-87. The State raises the necessary funds through proceeds from the sale of statewide bond issues, income tax revenues and other revenues. A recent reduction in California's corporate tax rates, and a proposed reduction in personal income tax rates, may affect future levels of the State's income tax revenues.

In November 1996, California implemented the Class Size Reduction Program in response to overcrowding in classrooms in the state and its assumed negative impact on learning. An additional impetus for the program was a study conducted by Tennessee State University which indicated that students in small classrooms outperformed their peers from larger classes at least through the eighth grade on standardized tests in math and reading. The goal of the California Class Size Reduction Program is to reduce public elementary school class sizes in kindergarten through the third grade. Under this program, schools that reduce class size to 20 students in those grades will receive additional funds. For the 1996-1997 school year, a school district was entitled to receive $25,000 for each new classroom added which reduced the average class size for a specified grade level to 20 students or less. Among other ways new classrooms can quickly and inexpensively be added, school districts may reconfigure existing space to convert it to classrooms from other uses, or purchase or lease a modular relocatable classroom.

LOCAL FUNDING. Local school districts in California have the ability to issue local general obligation bonds for the acquisition and improvement of real property for school construction. These bond issues require the approval of two-thirds of the voters in the district and are repaid using the proceeds of increases in local property taxes. A local school district may also levy Developer Fees on new development projects in the district, subject to a maximum rate set by state law. The Developer Fees can only be levied if the project can be shown to contribute to the need for additional school facilities and the fee levied is reasonably related to such need. In addition, California law provides for the issuance of bonds by Community Facilities Districts which can be formed by a variety of local government agencies, including school districts. These districts, known as "Mello-Roos" districts, can have flexible boundaries and the tax imposed to repay the bonds can be based on property use, acreage, population density or other factors.

OTHER LEGISLATION

California legislation adopted in 1989 provides that school districts which currently lease any building which does not meet the prescribed structural standards must have replaced nonconforming buildings with conforming ones by September 1, 1990. However, any district has the right to request a one-time waiver for a maximum of three years upon presentation of satisfactory evidence to the State Allocation Board that the district is proceeding in a timely fashion with a program that will eliminate the need for the nonconforming facilities within that time period. The State has authorized districts to renew these waivers through 2000 and may grant further waivers. The Company understands that a number of school districts have requested and been granted such waivers. Based upon information received by the State Allocation Board from school districts and provided to the Company, it is believed that there are more than 4,500 trailers currently being used as classrooms by school districts throughout California that eventually must be replaced with conforming facilities by these school districts.

California has taken steps to encourage local school districts to adopt year-round school programs to help increase the use of existing school facilities and reduce the need for additional school facilities. School districts requesting state funding under the School Building Lease-Purchase Law of 1976 or the Emergency Classroom Law of 1979 discussed above must submit a study examining the feasibility of implementing in the district a year-round educational program that is designed to increase pupil capacity in the district or in overcrowded high school attendance areas. The feasibility study requirement is waived, however, if the district demonstrates that emergency or urgent conditions exist in the district that necessitate the immediate need for relocatable buildings. The demand for new school facilities, including relocatable classrooms, would be adversely affected in the event that a significant number of California school districts implemented year-round school programs. In addition, a significant increase in the level of voluntary or mandatory busing of students from overcrowded schools to schools with excess capacity could adversely affect demand for new school facilities.

ENVIRONMENTAL MATTERS

The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of any hazardous materials used by the Company in connection with the manufacture of its products. Both the governmental regulations and the costs associated with complying with such regulations are subject to change in the future.

EMPLOYEES

At December 31, 1997, the Company had 795 employees, including 744 in manufacturing, 5 in sales, 20 in operations and 26 in general management and administration. The Company's employees are not represented by a labor union, and it has experienced no work stoppages. The Company believes that its employee relations are good.

ITEM 2. PROPERTIES

The Company's principal executive and administrative facilities are located in approximately 11,400 square feet of modular buildings at its primary manufacturing facility located in Perris, California. This manufacturing facility occupies twenty-five acres, with approximately 200,000 square feet of covered production space under roof, pursuant to a lease expiring in 2014. A second facility in Perris occupies approximately thirty acres, with approximately 120,000 square feet of covered production space under roof, pursuant to a lease expiring in 2014. This second facility also includes approximately 80,000 square feet under roof used as a metal working facility. The Company's third plant consists of a 400,000 square foot manufacturing facility on a 30-acre site in Lathrop, California that is leased through 2019. The fourth plant, which was leased for up to five years in October 1996, consists of approximately 50,000 square feet of manufacturing areas on a 4 acre site in Patterson, California. The Company believes that its existing facilities are well-maintained and in good operating condition, and, with the additional production lines currently being added or planned for addition in 1998, meet the requirements for its immediately foreseeable business needs. Each of the Company's current facilities other than the Patterson plant is leased from an affiliate. See "Management -- Certain Transactions."

ITEM 3.  LEGAL PROCEEDINGS

        The Company is from time to time involved in various lawsuits related to its ongoing business operations, primarily collection actions or vendor disputes. In the opinion of management, no pending lawsuit will result in any material adverse effect upon the Company or its financial condition.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None.

                                     PART II



ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Company's common stock is traded on the NASDAQ National Market System under the symbol "MODT". The range of high and low sales prices for the common stock as reported by the National Association of Securities Dealers, Inc. for the periods indicated below, are as follows:


            Quarter Ended                 High          Low
            -------------                 ----          ---
             3/31/97                     13.875         7.875
             6/30/97                     13.000        10.625
             9/30/97                     25.250        11.625
            12/31/97                     29.750        17.500

On December 31, 1997, the closing sales price on The NASDAQ National Market for a share of the Company's Common Stock was $19.50. The approximate number of holders of record of the Company's Common Stock as of December 31, 1997, was 73.

DIVIDEND POLICY

   The Company has not paid cash dividends on its Common Stock since 1990. The Board of Directors currently intends to follow a policy of retaining all earnings, if any, to finance the continued growth and development of the Company's business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will be dependent upon the Company's financial condition and results of operations and other factors deemed relevant by the Board of Directors. Moreover, the Company's Credit Facility currently prohibits the payment of cash dividends.

ITEM 6.        SELECTED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected income statement data set forth below for the three years ended December 31, 1995, 1996 and 1997 have been derived from the audited financial statements of the Company included elsewhere herein. The selected income statement data set forth below for the years ended December 31, 1993 and 1994 have been derived from audited financial statements of the Company that are not included herein. The selected balance sheet data set forth below for the years ended December 31, 1996 and 1997 have been derived from the audited financial statements of the Company included elsewhere herein. The selected balance sheet data set forth below for the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of the Company that are not included herein. The selected income statement and balance sheet data set forth below should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Results of Operations and Financial Condition" also included elsewhere herein.


                                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                             1993           1994           1995           1996           1997
                                          ---------      ---------      ---------      ---------      ---------
INCOME STATEMENT DATA:

Net sales .............................   $  19,658      $  20,355      $  19,386      $  49,886      $ 134,050

Cost of goods sold ....................      21,764         17,766         16,401         42,629        107,367
                                          ---------      ---------      ---------      ---------      ---------

Gross profit (loss) ...................      (2,106)         2,589          2,985          7,257         26,683

Selling, general and administrative
  expenses ............................       1,871          1,554          1,613          2,345          5,156

Restructuring charge(1) ...............       2,470           --             --             --             --
                                          ---------      ---------      ---------      ---------      ---------

Income (loss) from operations .........      (6,447)         1,035          1,372          4,912         21,527

Interest expense, net .................        (565)          (471)          (387)          (422)          (909)

Other income (expense) ................          47             42             (1)           (13)            92
                                          ---------      ---------      ---------      ---------      ---------

Income (loss) before income taxes .....      (6,965)           606            984          4,477         20,711

Income taxes ..........................           1              4             19            208         (7,703)
                                          ---------      ---------      ---------      ---------      ---------

Net income (loss) .....................      (6,966)           602            965          4,269         13,008
                                          =========      =========      =========      =========      =========

Net income (loss) available
  for Common Stock(2) .................   $  (6,966)     $     602      $     799      $   4,221      $  13,008
                                          =========      =========      =========      =========      =========


Basic earnings (loss) per share (3)(7).   $   (2.02)     $    0.19      $    0.25      $    0.77      $    1.47
Weighted average shares outstanding
(in  thousands)(3)(7) .................       3,455          3,209          3,170          5,461          8,854
Diluted earnings (loss) per common
share(3)(7) ...........................   $   (2.02)     $    0.11      $    0.14      $    0.47      $    1.31
Weighted average shares outstanding
(in  thousands)(3)(7) .................       3,455          5,294          6,712          9,041          9,898



                                                                         AS OF DECEMBER 31,
                                          ---------------------------------------------------------------------
                                            1993           1994           1995           1996           1997
                                          ---------      ---------      ---------      ---------      ---------
BALANCE SHEET DATA:

Working capital .......................   $   3,063      $   4,403      $   4,383     $  14,069      $  36,417

Total assets ..........................      16,620         15,919         15,154        34,029         68,220

Total liabilities .....................      11,889          7,900          6,411        18,716         20,177

Long-term debt, excluding current
     portion(4) .......................       6,506          4,400          3,590         7,844           --

Shareholders' equity ..................       4,732          8,019          8,743        15,313         48,043



                                                             YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------------------------
                                        1993           1994          1995          1996          1997
                                      --------       --------      --------      --------      ---------
SELECTED OPERATING DATA:

Gross margin ......................      (10.7%)         12.7%         15.4%         14.5%          19.9%

Operating margin .................       (32.8%)          5.1%          7.1%          9.8%          16.1%

Standard classrooms sold(5) ......         680            698           605         1,610          4,514

Backlog at period end(6) .........    $  6,000       $  7,000      $  4,100      $ 58,000      $  71,000

----------------

(1) Reflects the write-off of intangible assets related to the Company's 1989 purchase of "Del-Tec", which manufactured more extensively customized, higher priced units, whose operations were discontinued in the third quarter of 1993.

(2) After deduction of preferred stock dividends paid or accrued of $166,000 and $48,000 for the years ended December 31, 1995 and 1996, respectively. No shares of the Company's preferred stock were outstanding during 1997, and no shares currently are outstanding. See Note 11 of Notes to Financial Statements.

(3) Computed on a fully diluted basis.

(4) For a description of the Company's long-term debt, see Notes 5 and 6 of Notes to Financial Statements.

(5) Determined by dividing the total square footage of floors sold during the year by 960 square feet, the floor area of a standard classroom. See "Business -- Modular Classrooms."

(6) The Company manufactures classrooms to fill existing orders only, and not for inventory. Backlog consists of sales orders scheduled for completion during the next 12 months.

(7) Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". All prior periods have been restated accordingly.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

GENERAL

   Since its inception in 1982, the Company's principal business has been the design, manufacture, marketing and installation of modular relocatable classrooms. The Company's primary customers consist of individual school districts located in California and the State of California. The need for new classrooms in California school districts is generally governed by the number of students per class, which is a function of the net migration of families into and out of school districts and the total number of new students entering the school system in any given year.

   Specific provisions of California legislation govern the amount of the State's budget which must be directed toward the public school system. A portion of these funds may be allocated for the addition of new classrooms. In addition, the State can raise funds to build or add new classrooms through the issuance of general obligation bonds. One condition currently governing the receipt of State funding for new classroom additions is that at least 30% of the classroom space to be added must be relocatable structures, unless the school district can demonstrate that the use of such structures is not practical in any given situation. See "Business -- Legislation and Funding."

In the early to mid 1990's, California suffered through a recession that resulted in statewide budgetary constraints. During this period, the amount of State funds available for the addition of new classrooms was severely limited. As a result, the Company experienced a decline in net sales in 1992 and 1993, and net sales in 1994 and 1995 were essentially the same as those generated in 1993. In response, the Company initiated a cost control program which included layoffs of approximately 80% of its staff as compared to the June 1991 work force, and temporarily closed its plant in Lathrop, California. In addition, the Chief Executive Officer of the Company agreed to a 50% salary reduction and each of the Company's other top management personnel agreed to a 10% salary reduction.

Due in large measure to the amelioration of the State budget crises and the realization that the need for new classrooms in California far exceeded supply, beginning in the second half of 1996 and continuing into 1997, the State has increased the amount of funds targeted specifically for the addition of new classrooms. In November 1996, the State implemented the Class Size Reduction Program, the goal of which is to reduce public school class sizes in kindergarten through the third grade. For the 1996-1997 school year the State spent $822 million under this program, including $200 million specifically for facilities, which may be relocatable classrooms. Primarily as a result of the implementation of the Class Size Reduction Program, the Company's net sales increased to $134.0 million in 1997 as compared to $49.9 million for the year ended December 31, 1996 and $19.4 million in 1995. Although the State's upcoming budget has not been finalized, based upon information available to it, the Company believes that total State funding under the Class Size Reduction Program for the 1997-1998 school year will be as high as $1.5 billion for both general operations and school facilities. In addition, an $8.2 billion school construction bond issue has been proposed, as part of a package of legislation, for inclusion on the June 1998 California ballot, the proceeds of which, if on the ballot and approved by the voters, would be used to construct and modernize existing school facilities, acquire land to build new schools, and construct or add classrooms. . The Governor and Legislative leadership were unable to reach an agreement in time to place the proposals on the June 1998 ballot. The next opportunity to place proposals on the ballot would be November 1998. See "Business -- Legislation and Funding." In response to the increased demand for its modular relocatable classrooms, the Company re-opened the Northern California Lathrop plant in 1997, has expanded its Southern California production capacity in Perris, and intends to further expand production capacity at the Lathrop plant in late 1998.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentages of net sales represented by certain items in the Company's statements of operations.

                             PERCENTAGE OF NET SALES

                                  YEARS ENDED DECEMBER 31,
                               -------------------------------
                                 1995       1996        1997
                               -------     -------     -------
Net sales ...............        100.0%      100.0%      100.0%

Cost of goods sold ......         84.6        85.5        80.1
                                 -----       -----       -----
Gross profit ............         15.4        14.5        19.9

Selling, general and
administrative expenses..          8.3         4.7         3.8
                                 -----       -----       -----
Income from operations ..          7.1         9.8        16.1

Interest expense, net ...         (2.0)       (0.8)       (0.7)

Other income  ...........          --          --          --

Income before income taxes         5.1         9.0        15.4

Income taxes.............          0.1         0.4         5.7
                                 -----       -----       -----
Net income ..............          5.0%        8.6%        9.7%
                                 =====       =====       =====




YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Net sales for the year ended December 31, 1997 increased to $134.0 million, an increase of $84.1 million, or approximately 169%, from $49.9 million in 1996. The increase in 1997 was due principally to the amelioration of the State of California budget deficit and the implementation during the year of the Class Size Reduction Program for kindergarten through third grade classes in California's public elementary schools.

For the year ended December 31, 1997, gross profit was $26.7 million, an increase of $19.4 million, or approximately 266%, over 1996 gross profit of $7.3 million. Gross profit percentage of net sales increased to 19.9% in 1997 from 14.5% in 1996. The increase in gross profit as a percentage of net sales was primarily attributable to the increased volume, utilization of a previously idle facility, and the realization of manufacturing efficiencies.

In 1997, selling, general and administrative expenses increased to $5.2 million from $2.3 million, due to increases in the number of employees and an increase in selling costs. However, as a percentage of net sales, selling, general and administrative expenses decreased to 3.8% in 1997 from 4.7% in 1996.

Due to increased volume and average borrowings outstanding, net interest expense increased from $422,000 in 1996 to $909,000 for 1997.

Income tax expense was $7.7 million for the year ended December 31, 1997, compared to $208,000 for 1996. The Company's effective tax rate increased to 37.2% for the year ended December 31, 1997 from 4.6% for the year ended December 31, 1996. The effective tax rate in both periods was positively impacted by the utilization for federal income tax purposes of net operating loss carryforwards generated in prior years.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

Net sales for the year ended December 31, 1996 increased to $49.9 million, an increase of $30.5 million, or approximately 157%, from $19.4 million in 1995. The increase in 1996 was due principally to the amelioration of the State of California budget deficit and the implementation during the year of the Class Size Reduction Program for kindergarten through third grade classes in California's public elementary schools.

For the year ended December 31, 1996, gross profit was $7.3 million, an increase of $4.3 million, or approximately 143%, over 1995 gross profit of $3.0 million. However, as a percentage of net sales, gross profit declined to 14.5% in 1996, from 15.4% in 1995. The decline of gross profit as a percentage of net sales was primarily attributable to a change in product mix as the Company focused its resources on manufacturing more standardized classrooms which could be sold in greater numbers.

In 1996, selling, general and administrative expenses increased to $2.3 million from $1.6 million, due to increases in the number of employees and an increase in selling costs. However, because net sales increased substantially during the year, selling, general and administrative expenses as a percentage of net sales decreased to 4.7% in 1996 from 8.3% in 1995.

For the year ended December 31, 1996, net interest expense increased by $35,000, from $387,000 in 1995 to $422,000 in 1996, due to slightly higher borrowings to finance growing levels of accounts receivables and work-in-progress inventories attributable to the large 1996 increase in net sales.

The provision for income taxes was $208,000 for the year ended December 31, 1996, compared to $19,000 for the year ended December 31, 1995. The Company's effective tax rate increased to 4.6% for the year ended December 31, 1996, from 1.9% for the year ended December 31, 1995, due to differences between financial and tax accounting treatment of certain items, primarily accrued liabilities. The effective tax rate in both periods was positively impacted by the utilization for federal income tax purposes of net operating loss carryforwards generated in prior years.

INFLATION

The Company does not believe that inflation had a material effect on its results of operations during the past two years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

LIQUIDITY AND CAPITAL RESOURCES

   Since the 1994 Financing described below, the Company has funded its operations and capital expenditures with cash generated internally by operations, supplemented by borrowings under various credit facilities. During the years ended December 31, 1995, 1996 and 1997, the Company's operations provided (used) cash in the amounts of approximately $1.2 million, ($4.9 million) and $2.0 million, respectively. At December 31, 1997, the Company had approximately $11.6 million in cash.

In September 1997, the Company amended its Credit Facility to increase the amount which the Company is entitled to borrow thereunder and extend the term of the commitment to September 30, 2000. The Company is entitled to borrow, from time to time, up to $20.0 million, with actual borrowings limited to specified percentages of eligible accounts receivable, equipment and inventories. On December 31, 1997, the Company was entitled to borrow up to the maximum amount of the Credit Facility, and approximately $42,000 was outstanding. Interest on outstanding balances is payable at a floating rate equal to 0.75% above the lender's reference rate. Borrowings are secured by substantially all of the Company's assets.

   The Company had working capital of $4.4 million, $14.1 million and $36.4 million at December 31, 1995, 1996 and 1997, respectively. In 1997, current assets increased by $31.7 million, with an increase of $11.2 million in cash, an increase of $11.2 million in contracts receivable, an increase of $6.9 million in costs and estimated earnings in excess of billings, an increase of $2.1 million in deferred tax assets and a decrease of $0.2 million in inventories. Current liabilities increased by $9.3 million, with various accrued liabilities and billings in excess of costs and estimated earnings increasing by $6.1 million and $5.8 million, respectively, as a result of the higher level of net sales) offset by a $4.0 million decrease in accounts payable. In 1996, contracts receivable, costs and estimated earnings in excess of billings on contracts, and inventories increased by $7.1 million, $7.6 million, and $3.5 million, respectively, as the Company's net sales increased significantly during the second half of the year following implementation of the State's Class Size Reduction Program. Accounts payable and accrued liabilities increased by $5.3 million and $2.3 million, respectively, in 1996, also as a result of the increase in net sales.

   Capital expenditures amounted to $482,000, $2.0 million and $4.1 during the years ended December 31, 1995, 1996 and 1997, respectively. In 1995, the majority of these expenditures was concentrated on maintenance of equipment. Capital expenditures increased significantly in 1996 primarily as a result of the re-opening of the Company's Lathrop, California manufacturing facility. In September 1997, the Company began construction of an additional production line at one of its Perris, California facilities. The Company expects that capital expenditures in 1998 will be approximately $2.0 million, which includes the costs of adding a new production line at the Northern California plant in Lathrop in late 1998.

   The Company has a $4.0 million Industrial Development Bond issued by the Industrial Development Authority of the County of San Joaquin, California, the net proceeds of which were used to partially finance the $6.0 million cost of construction of the Company's Lathrop, California facility. The loan to the Company must be repaid over a 26 year period, and bears interest at a variable rate (initially 6.75% per annum), which is repriced weekly, subject to conversion to a fixed rate at the option of the Company under certain conditions. The bond agreement was amended in 1997 requiring repayment of the balance by December 31, 1998. The Company's obligation to make payments of principal and interest on this loan is secured by an irrevocable letter of credit obtained by the Company from Union Bank of California N.A. Accordingly, the Company's borrowing capacity will be reduced during the period the letter of credit is outstanding. As of December 31, 1997, $42,000 principal amount of this revolving loan remained outstanding.

   In May 1994, the Company raised net proceeds of approximately $2.7 million through the sale of 2,850,000 shares of Series A Preferred Stock to several private investors who are Selling Shareholders in this Offering (the "1994 Financing"). In April 1996, all of the Series A Preferred Stock was converted into 2,850,000 shares of Common Stock. In December 1996, warrants issued to the investors in connection with the 1994 Financing were exercised, resulting in cash proceeds to the Company of approximately $1.6 million and the issuance of 2,204,000 additional shares of Common Stock.

   Management believes that the Company's existing product lines and manufacturing capacity will enable the Company to generate sufficient cash through operations, supplemented by the net proceeds to the Company from this Offering and continued use of its existing line of credit, to finance the Company's business over the next twelve months. However, additional cash resources may be required if the Company's rate of growth exceeds currently anticipated levels. Moreover, it may prove necessary for the Company to construct or acquire additional manufacturing facilities in order for the Company to compete effectively in new market areas or states which are beyond a 300 mile radius from one of its production facilities. The construction or acquisition of new facilities could require significant additional capital.

NEW ACCOUNTING PRONOUNCEMENTS

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has not determined whether the adoption of SFAS 130 will have a material impact on the Company's combined financial position or results of operations.

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

YEAR 2000

   Many computer programs use only the last two digits of a year to store or process dates. This is the case with the accounting program used by the Company. As a result, the programs may treat dates after 1999 as earlier than dates before 2000. This could adversely affect routines such as calculating depreciation or aging accounts receivable. The company has engaged a consulting firm to correct this defect in the Company's program, and the Company expects the defect will be corrected without material cost before the year 2000. The Company's customers, suppliers and service providers may use computer programs with similar defects which, to the extent not corrected, could adversely affect the Company's operations, such as the receipt of supplies, services, purchase orders and payments of accounts receivable.

SEASONALITY

Historically, the Company's quarterly revenues have been highest in the second and third quarters of each calendar year because a large number of orders for modular classrooms placed by school districts require that classrooms be constructed, delivered and installed in time for the upcoming new school year which generally commences in September. The Company has typically been able to add employees as needed to respond to the corresponding increases in manufacturing output required by such seasonality to meet currently foreseeable increases in this seasonal demand. In addition, the Company's operating margins may vary on a quarterly basis depending upon the mix of revenues between standardized classrooms and higher margin customized classrooms and the timing of the completion of large, higher margin customized contracts.

INFLATION

During the past three years, the Company has not been adversely affected by inflation, because it has been generally able to pass along to its customers increases in the costs of labor and materials.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The financial statements of the Company, along with the notes thereto and the report of Independent Certified Public Accountants thereon, required to be filed in response to this Item 8 are attached hereto as exhibits under Item 14.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Information required by this Item is set forth in the Proxy Statement and is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

        Information required by this Item is set forth in the Proxy Statement and is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Information required by this Item is set forth in the Proxy Statement and is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Information required by this Item is set forth in the Proxy Statement and is incorporated herein by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  Exhibits and Financial Statement Schedules

1 & 2.  Index to Financial Statements

        The following financial statements and financial statement schedules of the Company, along with the notes thereto and the Independent Auditors' Reports, are filed herewith, as required by Part II, Item 8 hereof.

Financial Statements

        Independent Auditors' Reports

        Balance Sheets - December 31, 1996 and 1997

        Statements of Income - For the Years Ended December 31, 1995, 1996 and 1997

        Statements of Shareholders' Equity - For the Years Ended December 31, 1995, 1996 and 1997

        Statements of Cash Flows - For the Years Ended December 31, 1995, 1996 and 1997

        Summary of Significant Accounting Policies

        Notes to Financial Statements

Schedule Included - For the Years Ended December 31, 1995, 1996 and 1997

        Schedule II - Valuation and Qualifying Accounts

        All other Financial Statement Schedules have been omitted because the required information is shown in the financial statements or notes thereto, the amounts involved are not significant, or the schedules are not applicable.

3.  Exhibits

        All of the exhibits appearing in the Registration Statement on Form S-1 filed with the Commission on June 5, 1990 as Registration Number 33-35239 are incorporated herein by this reference.

        All of the exhibits appearing in the Registration Statement on Form S-3 filed with the Commission on January 6, 1995.

        All of the exhibits appearing in the Registration Statement on Form S-1 filed with the Commission on November 3, 1997.

        All of the exhibits appearing in the Registration Statement on Form S-8 filed with the Commission on November 26,1996.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:   MARCH 27, 1998                      MODTECH, INC.,
                                            a California corporation

                                            By: /s/ MICHAEL G. RHODES
                                                --------------------------------
                                                Michael G. Rhodes
                                                Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been duly signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name                                   Capacities                   Date
----                                   ----------                   ----

/S/ GERALD B. BASHAW                   Director, Chairman of the     MARCH 27, 1998
------------------------------------   Board
Gerald B. Bashaw


/S/ ROBERT W. CAMPBELL                 Director                      MARCH 27, 1998
------------------------------------
Robert W. Campbell


/S/  DANIEL J. DONAHOE                 Director                      MARCH 27, 1998
------------------------------------
Daniel J. Donahoe


/S/ JAMES D. GOLDENETZ                 Director, Secretary           MARCH 27 , 1998
------------------------------------
James D. Goldenetz


/S/ EVAN M. GRUBER                     Director, Chief Executive     MARCH 27, 1998
------------------------------------   Officer
Evan M. Gruber


/S/ CHARLES C. McGETTIGAN              Director                      MARCH 27, 1998
------------------------------------
Charles C. McGettigan


/S/ MYRON A. WICK III                  Director                      MARCH 27, 1998
------------------------------------
Myron A. Wick III

                      MODTECH, INC.

                      Annual Report - Form 10K

                      Financial Statements and Schedule

                      December 31, 1995, 1996 and 1997

                      (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Modtech, Inc.:

We have audited the accompanying balance sheets of Modtech, Inc. as of December 31, 1996 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modtech, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                             KPMG PEAT MARWICK LLP


Orange County, California
March 18, 1998

                                  MODTECH, INC.

                                 Balance Sheets

                           December 31, 1996 and 1997


                     ASSETS (NOTE 5)                             1996             1997
                                                             -----------       -----------
Current assets:
  Cash                                                       $   404,981       $11,628,851
  Contracts receivable, less allowance for contract
     adjustments of $413,373 in 1996 and $410,119 in 1997     10,309,861        21,510,146
     (note 2)
  Costs and estimated earnings in excess of billings on
    contracts (notes 3 and 8)                                  9,102,733        16,020,986
  Inventories                                                  4,166,700         3,931,505
  Due from affiliates (note 8)                                   754,067         1,052,634
  Note receivable from affiliates (note 8)                        45,212            45,212
  Prepaid assets                                                 136,960           268,295
  Deferred tax asset (note 7)                                       --           2,094,059
  Other current assets                                            20,305            42,274
                                                             -----------       -----------
      Total current assets                                    24,940,819        56,593,962
                                                             -----------       -----------

Property and equipment, net (notes 4 and 6)                    8,552,720        11,229,163
Other assets                                                     535,235           298,258
Deferred tax asset (note 7)                                         --              98,874
                                                             -----------       -----------
                                                             $34,028,774       $68,220,257
                                                             ===========       ===========


See accompanying notes to financial statements.

                                  MODTECH, INC.

                                 Balance Sheets

                           December 31, 1996 and 1997


           LIABILITIES AND SHAREHOLDERS' EQUITY                      1996               1997
                                                                ------------        ------------
Current liabilities:
   Accounts payable                                             $  6,409,422        $  2,421,346
   Accrued compensation                                            1,369,441           3,616,498
   Accrued insurance expense                                         551,580           1,470,725
   Other accrued liabilities                                       1,089,439           3,237,255
   Income tax payable                                                204,017           1,017,027
   Billings in excess of costs and estimated earnings on
     contracts (notes 3 and 8)                                     1,148,050           6,997,350
   Current note payable (note 5)                                        --                42,185
   Current maturities of long-term debt (notes 6 and 8)              100,000           1,374,952
                                                                ------------        ------------
         Total current liabilities                                10,871,949          20,177,338

Note payable (note 5)                                              5,943,853                --

Long-term debt, less current maturities (notes 6 and 8)            1,899,952                --
                                                                ------------        ------------
         Total liabilities                                        18,715,754          20,177,338
                                                                ------------        ------------
Shareholders' equity:
   Common stock, $.01 par.  Authorized 20,000,000 shares;
     issued and outstanding 8,649,436 and 9,819,959 in
     1996 and 1997 (notes 10 and 11)                                  86,494              98,200
   Additional paid-in capital                                     19,620,994          39,330,902
   (Accumulated deficit) retained earnings                        (4,394,468)          8,613,817
                                                                ------------        ------------
         Total shareholders' equity                               15,313,020          48,042,919
                                                                ------------        ------------
Commitments and contingencies (notes 3, 5, 8, and 14)
                                                                ------------        ------------
                                                                $ 34,028,774        $ 68,220,257
                                                                ============        ============


See accompanying notes to financial statements.

                                  MODTECH, INC.

                              Statements of Income

                  Years ended December 31, 1995, 1996 and 1997


                                                    1995                 1996                1997
                                               -------------        -------------        -------------
Net sales (notes 8 and 12)                     $  19,386,027        $  49,885,858        $ 134,050,485

Cost of goods sold (note 8)                       16,400,588           42,628,970          107,367,035
                                               -------------        -------------        -------------
         Gross profit                              2,985,439            7,256,888           26,683,450

Selling, general, and administrative
   expenses                                        1,612,792            2,345,182            5,155,987
                                               -------------        -------------        -------------
         Income from operations                    1,372,647            4,911,706           21,527,463
                                               -------------        -------------        -------------
Other income (expense):
   Interest expense                                 (486,323)            (445,631)          (1,004,198)
   Interest income (note 8)                           98,510               23,704               95,551
   Other - net                                          (937)             (13,116)              92,103
                                               -------------        -------------        -------------
                                                    (388,750)            (435,043)            (816,544)
                                               -------------        -------------        -------------
         Income before income taxes                  983,897            4,476,663           20,710,919

Income taxes (note 7)                                (19,098)            (207,631)          (7,702,634)
                                               -------------        -------------        -------------
         Net income                            $     964,799        $   4,269,032        $  13,008,285
                                               -------------        -------------        -------------
5% Convertible preferred stock dividend
   (note 11)                                        (166,320)             (47,500)                --

         Net income available for common
           stock                               $     798,479        $   4,221,532        $  13,008,285
                                               =============        =============        =============
Basic earnings per share                       $        0.25        $        0.77        $        1.47
                                               =============        =============        =============
Weighted-average shares outstanding                3,169,593            5,461,007            8,853,786
                                               =============        =============        =============
Diluted earnings per share                     $        0.14        $        0.47        $        1.31
                                               =============        =============        =============
Weighted-average shares outstanding                6,712,155            9,041,084            9,897,935
                                               =============        =============        =============


See accompanying notes to financial statements.

                                  MODTECH, INC.

                       Statements of Shareholders' Equity

                  Years ended December 31, 1995, 1996 And 1997


                                        5% CONVERTIBLE                                      STOCK                     (ACCUMULATED
                                       PREFERRED  STOCK            COMMON STOCK           PURCHASE       ADDITIONAL      DEFICIT)
                                     ----------------------  -------------------------      NOTES          PAID-IN       RETAINED
                                        SHARES      AMOUNT      SHARES         AMOUNT    RECEIVABLE        CAPITAL       EARNINGS
                                     ---------- -----------  -------------  ----------  -------------   ------------   ------------

Balance, December 31, 1994            2,850,000   2,685,000     3,209,338   $   32,094  $   (273,594)   $ 14,989,919   $ (9,414,479)

Adjustment of stock purchase notes         --          --        (155,988)      (1,560)      273,594        (346,292)         --
   receivable

Dividend (note 11)                         --          --            --           --            --            --           (166,320)

Net income                                 --          --            --           --            --            --
                                                                                                                            964,799
                                     ---------- -----------  ------------  -----------  ------------    ------------   ------------
Balance, December 31, 1995            2,850,000   2,685,000     3,053,350       30,534          --        14,643,627     (8,616,000)

Conversion of preferred stock        (2,850,000) (2,685,000)    2,850,000       28,500          --         2,656,500          --
   (note 11)

Exercise of options and warrants           --          --       2,746,086       27,460          --         2,320,867          --

Dividend (note 11)                         --          --            --           --            --            --            (47,500)

Net income                                 --          --            --           --            --            --          4,269,032
                                     ---------- -----------  ------------  -----------  ------------    ------------   ------------
Balance, December 31, 1996                 --          --       8,649,436       86,494          --        19,620,994     (4,394,468)

Exercise of options, including
   tax benefit of                          --          --         170,523        1,706          --         1,119,890          --
   $753,874 (notes 7, 10 and 11)

Secondary offering - Net (note 15)         --          --       1,000,000       10,000          --        18,590,018

Net income                                 --          --            --           --            --            --         13,008,285
                                     ---------- -----------  ------------  -----------  ------------    ------------   ------------
Balance, December 31, 1997                 --          --       9,819,959   $   98,200  $       --      $ 39,330,902   $  8,613,817
                                     ========== ===========  ============   ==========  ============    ============   ============

    See accompanying notes to financial statements.

                                  MODTECH, INC.

                            Statements of Cash Flows

                  Years ended December 31, 1995, 1996 and 1997


                                                  1995               1996              1997
                                             ------------       ------------       ------------
Cash flows from operating activities:
   Net income                                $    964,799       $  4,269,032       $ 13,008,285
   Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
       Depreciation and amortization              563,104            540,421          1,344,098
       Decrease in allowance for
        contract adjustments                      (17,300)            (5,283)                 0
       Loss (gain) on sale of equipment           (20,084)            17,265             (9,177)
       (Increase) decrease in assets:
        Contracts receivable                      (65,105)        (7,135,702)       (11,200,285)
        Costs and estimated earnings in
          excess of billings                      329,641         (7,648,812)        (6,918,253)
        Inventories                               337,697         (3,520,404)           235,195
        Amounts due from affiliates              (255,607)           686,774           (298,567)
        Prepaids and other assets                  54,088            (12,947)            83,673
        Deferred tax asset                           --                 --           (2,192,933)
       Increase (decrease) in
         liabilities:
        Accounts payable                         (436,234)         5,304,183         (3,988,076)
        Accrued compensation                       64,255          1,081,171          2,247,057
        Accrued insurance expense                (214,004)           526,813            919,145
        Other accrued liabilities                 166,102            465,766          2,147,816
        Income tax payable                         19,098            184,919            813,010
        Billings in excess of costs and
          estimated earnings                     (276,306)           388,448          5,849,300
                                             ------------       ------------       ------------
               Net cash provided by
                 (used in) operating
                 activities                     1,214,144         (4,858,356)         2,040,288
                                             ------------       ------------       ------------
Cash flows from investing activities:
   Proceeds from sale of equipment                 46,416              5,550             60,604
   Purchase of property and
     equipment                                   (481,533)        (1,958,303)        (4,071,968)
                                             ------------       ------------       ------------
               Net cash used in
                 investing activities            (435,117)        (1,952,753)        (4,011,364)
                                             ------------       ------------       ------------

                                   (Continued)

                                  MODTECH, INC.


                                                 1995               1996               1997
                                             ------------       ------------       ------------
Cash flows from financing activities:
   Net principal borrowings (payments)
     under revolving credit lines            $   (309,990)      $  4,353,843       $ (5,901,668)
   Principal payments on long-term debt          (502,735)              --             (625,000)
   (Adjustment of) stock purchase note
     receivable by exchange of common             (74,258)              --                 --
     stock
   Net proceeds from issuance of common              --            2,348,327         19,721,614
     stock
   Declared dividends (note 11)                  (166,320)           (47,500)              --
                                             ------------       ------------       ------------
               Net cash provided by
                 (used in) financing
                 activities                    (1,053,303)         6,654,670         13,194,946
                                             ------------       ------------       ------------
               Net increase (decrease)
                 in cash                         (274,276)          (156,439)        11,223,870


Cash at beginning of year                         835,696            561,420            404,981
                                             ------------       ------------       ------------
Cash at end of year                          $    561,420       $    404,981       $ 11,628,851
                                             ============       ============       ============


See accompanying notes to financial statements.

                                  MODTECH, INC.

                          Notes to Financial Statements

                        December 31, 1995, 1996 and 1997


(1)   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS

      Modtech, Inc. (the Company) designs, manufactures, markets and installs modular relocatable classrooms.

      The Company's classrooms are sold primarily to California school districts. The Company also sells classrooms to the State of California and to leasing companies, who lease the classrooms principally to California school districts.

      Effective October 1, 1996, the Company acquired substantially all of the operating assets and assumed certain liabilities of Miller Structure, Inc.
      - California. The Company leased the manufacturing facility from Miller Structure (note 18).

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of cash, contracts receivable and notes receivable, costs and estimated earnings in excess of billings on contracts, prepaid and other assets, accounts payable, accrued liabilities, billings in excess of estimated earnings on contracts and notes payable are measured at cost which approximates their fair value.

      CONSTRUCTION CONTRACTS

      The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the costs, estimated earnings and revenue to date on contracts not yet completed. Revenue recognized is that percentage of the total contract price that cost expended to date bears to anticipated final total cost, based on current estimates of costs to complete. Most contracts are completed within one year.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

                                  MODTECH, INC.

      The current asset, "Costs and Estimated Earnings in Excess of Billings on Contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in Excess of Costs and Estimated Earnings on Contracts," represents billings in excess of revenues recognized.

      The current contra asset, "Allowance for Contract Adjustments," is management's estimated adjustments to contract amounts due to disputes and or litigation.

      INVENTORIES

      Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Inventories, generally include only raw materials, as any work-in-process or finished goods are accounted for in percentage of completion allocations.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation and amortization is provided using the straight-line and accelerated methods over the following estimated useful lives:

           Leasehold improvements           15 to 31 years
           Machinery and equipment            5 to 7 years
           Trucks and automobiles             3 to 5 years
           Office equipment                   5 to 7 years

      IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

      The Company adopted the provisions of Statement of Financial Accounting Standard No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

      STOCK OPTION PLAN

      Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company

                                  MODTECH, INC.

      has elected to continue to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

      EARNINGS PER SHARE

      Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been restated to conform to the SFAS No. 128 requirements.

      TAXES ON INCOME

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      RECLASSIFICATION

      Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

 (2)  CONTRACTS RECEIVABLE

      Contracts receivable consisted of customer billings for:

                                     1996              1997
                                 ------------       ------------
Completed contracts              $  7,722,927       $  9,226,114
Contracts in progress               2,102,766          9,444,794
Retentions                            897,541          3,249,357
                                 ------------       ------------
                                   10,723,234         21,920,265
Less allowance for contract
  adjustments                        (413,373)          (410,119)
                                 ------------       ------------
                                 $ 10,309,861       $ 21,510,146
                                 ============       ============

                                  MODTECH, INC.

(3)   COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS

      Net costs and estimated earnings in excess of billings on contracts consisted of:

                                             1996                 1997
                                         -------------       -------------
Net costs and estimated earnings on
   uncompleted contracts                 $  39,093,050       $ 105,465,154
Billings to date                           (31,173,406)        (96,144,454)
                                         -------------       -------------
                                             7,919,644           9,320,700

Net under (over) billed receivables
   from completed contracts                     35,039            (297,064)
                                         -------------       -------------

                                         $   7,954,683       $   9,023,636
                                         =============       =============

      These amounts are shown in the accompanying balance sheets under the following captions:

                                                   1996             1997
                                               ------------       ------------
Costs and estimated earnings in excess of
   billings on uncompleted contracts           $  8,971,196       $ 15,832,818
Costs and estimated earnings in excess of
   billings on completed contracts                  131,537            188,168
                                               ------------       ------------
Costs and estimated earnings in excess of
   billings                                       9,102,733         16,020,986
                                               ------------       ------------
Billings in excess of costs and estimated
   earnings on uncompleted contracts             (1,051,552)        (6,512,121)
Billings in excess of costs and estimated
   earnings on completed contracts                  (96,498)          (485,229)
                                               ------------       ------------
Billings in excess of costs and estimated
   earnings                                      (1,148,050)        (6,997,350)
                                               ------------       ------------
                                               $  7,954,683       $  9,023,636
                                               ============       ============

                                  MODTECH, INC.

(4)   PROPERTY AND EQUIPMENT, NET

      Property and equipment, net consists of:

                                       1996              1997
                                   ------------       ------------
Leasehold improvements             $  7,580,830       $ 10,764,783
Machinery and equipment               3,535,623          4,347,692
Trucks and automobiles                  107,024            181,001
Office equipment                        222,123            364,510
Construction in progress                567,137            354,826
                                   ------------       ------------
                                     12,012,737         16,012,812
Less accumulated depreciation
   and amortization                  (3,460,017)        (4,783,649)
                                   ------------       ------------

                                   $  8,552,720       $ 11,229,163
                                   ============       ============

(5)   NOTE PAYABLE - REVOLVING CREDIT AGREEMENT

      In 1995 the Company entered into a revolving loan commitment that expires in September 1998. The Company is entitled to borrow, from time to time, up to $20,000,000 with actual borrowings limited to specific percentages of eligible contracts receivable, equipment and inventories. Actual outstanding borrowings were $5,943,853 and $42,185 at December 31, 1996 and 1997, respectively. The interest rate is calculated at the prime lending rate (8.5% at December 31, 1997) plus three quarters of a percent (.75%) per annum. The loan is secured by substantially all of the Company's assets.

(6)   LONG-TERM DEBT

      Long-term debt consists of:

                                                1996             1997
                                            -----------       -----------
Industrial development bonds                $ 1,999,952       $ 1,374,952
Less current portion of long-term debt         (100,000)       (1,374,952)
                                            -----------       -----------

                                            $ 1,899,952       $      --
                                            ===========       ===========

      In June 1990, the Industrial Development Authority of the County of San Joaquin, California issued $4,200,000 of Industrial Development Bonds. The net proceeds of approximately $4,000,000 were used to fund the construction of a manufacturing facility on leased property located in Lathrop, California. The Company fully utilized the bonds at December 31, 1991. The Company has executed financing statements covering the plant and equipment financed, as security for repayment of the bonds. The bonds are secured by a $1,299,275 letter of credit, and bear interest at an initial rate of 6.75% and fluctuate weekly. The interest rate was 3.65% at December 31, 1997. The bond agreement was amended in 1997 requiring repayment of the balance by December 31, 1998.

                                  MODTECH, INC.

(7)   INCOME TAXES

      The components of the 1995, 1996 and 1997 provision for Federal and state income tax (expense) benefit computed in accordance with Financial Accounting Standard No. 109 are summarized below:

                   1995              1996               1997
                -----------       -----------       -----------
Current:
   Federal      $   (14,210)      $   (90,483)      $(7,874,257)
   State             (4,888)         (117,148)       (2,021,309)
                -----------       -----------       -----------
                    (19,098)         (207,631)       (9,895,566)
Deferred:
   Federal             --                --           1,634,085
   State               --                --             558,847
                -----------       -----------       -----------

                $   (19,098)      $  (207,631)      $(7,702,634)
                ===========       ===========       ===========


      Income tax (expense) benefit attributable to income from operations differed from the amounts computed by applying the U.S. Federal income tax rate to pretax income from operations as a result of the following:

                                        1995              1996              1997
                                       ------            ------            ------
Taxes, U.S. statutory rates            (34.0%)           (34.0%)           (35.0%)
State taxes, less Federal
   benefit                                --                --              (4.5)
Utilization of income tax
   benefit relating to
   loss carryover                       34.0              34.0               3.8
Other                                   (1.9)             (4.6)             (1.5)
                                       -----             -----             -----
        Total taxes on income           (1.9%)            (4.6%)           (37.2%)
                                       =====             =====             =====


      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                  MODTECH, INC.

                                                 1996              1997
                                             -----------         -----------
Deferred tax assets:
    Reserves and accruals not
       recognized for income tax
       purposes                              $ 1,114,987         $ 2,490,821

    Net operating loss carrryforwards            209,100                --
    State taxes                                   75,065             474,653
    Other                                         29,117             368,579
                                             -----------         -----------

      Total gross deferred tax assets          1,428,269           3,334,053

    Less valuation allowance                  (1,158,714)         (1,059,576)
                                             -----------         -----------

       Net deferred tax assets               $   269,555         $ 2,274,477
                                             ===========         ===========


Deferred tax liabilities:
    Revenue recognition                      $  (171,360)        $   (73,589)
    Prepaids                                     (98,195)             (7,955)
                                             -----------         -----------

       Totals gross deferred tax
         liabilities                            (269,555)            (81,544)
                                             -----------         -----------

       Net deferred tax assets               $      --           $ 2,192,933
                                             ===========         ===========

These amounts have been presented in the balance sheet as follows:

                                            1996               1997
                                     ---------------        ----------
Current deferred tax asset           $          --          $2,094,059
Noncurrent deferred tax asset                   --              98,874
                                     ---------------        ----------

   Total deferred tax assets         $          --          $2,192,933
                                     ===============        ==========

      The net change in the total valuation allowance for the year ended December 31, 1997 was a decrease of $99,138.

      The Company's net operating loss carryforward amounted to $615,000 and $0 for the years ended December 31, 1996 and 1997, respectively.

                                  MODTECH, INC.

(8)   TRANSACTIONS WITH RELATED PARTIES

      SALES

      The Company sells modular classrooms to certain companies and partnerships, where shareholders and partners are either shareholders or an officer of the Company. The buildings are then leased to various school districts by the related companies and partnerships.

      The table below summarizes the classroom sales to related parties:

                                  1995               1996                1997
                               ----------         ----------         -----------
Sales                          $  600,228         $1,452,868         $2,942,313
Cost of goods sold                531,152          1,239,425          2,530,803
Gross profit percentage             11.51%             14.69%             13.99%
                               ==========         ==========         ==========


      The related party purchases modular relocatable classrooms from the Company, upon standard terms and at standard wholesale prices.

      Due from affiliates includes a portion of unpaid invoices as a result of the above transactions. As of December 31, 1996 and 1997 these amounts totaled $431,755 and $825,963, respectively. Additional amounts arising from these transactions are included in the following captions:

                                                   1996                1997
                                               -----------         -----------
Costs and estimated earnings in excess
   of billings on uncompleted contracts        $   417,780         $ 1,406,897
Billings in excess of costs and
   estimated earnings on uncompleted
   contracts                                       (12,572)            (65,405)
                                               ===========         ===========

      NOTE RECEIVABLE

      At December 31, 1996 and 1997, the Company had one note receivable from a related party partnership in the amount of $45,212. The partnership is composed of an officer and shareholders of the Company. The note bears interest at 10% and is payable upon demand. Unpaid interest related to this note, and two other related party notes with principal repayment in 1996, totaled $322,312 at December 31, 1996 and $226,671 at December 31,
      1997 and is included in due from affiliates. The Company has negotiated payment terms on the accrued interest and is receiving regular interest payments.

      OPERATING LEASES

      The Company leases various land at its manufacturing facilities. The present manufacturing facility leases are with the Company's Chairman and partnerships composed of an officer and shareholders. All related party leases require monthly payments which aggregate $37,000. In connection with the lease at the Lathrop facility, the Company made an $83,000 security deposit during 1990.

      In 1994, due to declines in real estate values, the Company's Chairman and partnerships reduced the monthly lease rates for the manufacturing facilities to an aggregate of $37,000. The reduced rents will continue for as long as real estate values remain depressed.

                                  MODTECH, INC.

      Future minimum lease payments under these leases are discussed in note 14. Included in cost of sales is $435,000, $447,000 and $444,000 in rent expense paid to related parties for the years ended December 31, 1995, 1996, and 1997, respectively.

(9)   401(k) PLAN

      The Company has a tax deferred savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees can contribute up to 12% of gross annual earnings. Company contributions, made on a 50% matching basis, are determined annually. The Company's contributions were $36,937, $53,031 and $77,016 in 1995, 1996, and 1997, respectively.

(10)  STOCK OPTIONS

      In 1989, the Company's shareholders approved a stock option plan (the 1989
      Plan). The 1989 Plan provides for the grant of both incentive and non-qualified options to purchase up to 400,000 shares of the Company's common stock. The incentive stock options can be granted only to employees, including officers of the Company, while non-qualified stock options can be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company.

      The exercise price of the stock options cannot be less than the fair market at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

      Stock options outstanding under the 1989 Plan are summarized as follows:

                                          WEIGHTED
                                           AVERAGE
                          SHARES        EXERCISE PRICE
                         --------         ---------
December 31, 1994         400,000         $    1.92
   Granted                 45,000              2.125
   Terminated             (45,000)             3.00
                         --------         ---------

December 31, 1995         400,000              1.82
   Exercised             (114,500)             1.87
                         --------         ---------

December 31, 1996         285,500              1.82
   Terminated              (1,000)             1.50
   Exercised              (78,450)             2.12
                         --------         ---------

December 31, 1997         206,050         $    1.70
                         ========         =========


      As of December 31, 1997, 142,450 options are vested and exercisable at prices ranging from $.625 to $10.00 per share under the 1989 Plan. With respect to options issued pursuant to the Del-Tec acquisition, 50,000 options were exercised during 1997 and 75,000 options remained outstanding as of December 31, 1997.

                                  MODTECH, INC.

      In March of 1994, pursuant to a vote of the Board of Directors, a nonqualified option plan was approved (the March 1994 Plan). The March 1994 Plan provides for the grant of 200,000 options to purchase shares of the Company's common stock. The exercise price of the stock options cannot be less than the fair market at the date of the grant. All of these options were granted during 1994.

      Stock options outstanding at December 31, 1996, under the March 1994 Plan are summarized as follows:

                                          WEIGHTED
                                           AVERAGE
                          SHARES        EXERCISE PRICE
                         --------       --------------
December 31, 1994         200,000         $   1.22
   Exercised                 --               --
                         --------         --------
December 31, 1995         200,000             1.22
   Exercised              (15,000)            1.19
                         --------         --------
December 31, 1996         185,000             1.22
   Exercised              (15,900)            1.40
                         --------         --------
December 31, 1997         169,100         $   1.21
                         ========         ========

      As of December 31, 1997, 126,600 options are vested and exercisable at prices ranging from $1.19 to $1.50 per share under the March 1994 Plan.

      In May of 1994, in conjunction with the offering of preferred stock (note
      11) the Board of Directors voted and approved an additional stock option plan (the May 1994 Plan). The May 1994 Plan provides for the grant of both incentive and non-qualified options to purchase up to 500,000 shares of the Company's common stock. The incentive stock options can be granted only to employees, including officers of the Company, while non-qualified stock options can be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company. The exercise price of the stock options cannot be less than the fair market at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

      Stock options outstanding under the May 1994 Plan, are summarized as follows:

                                            WEIGHTED
                                            AVERAGE
                                            EXERCISE
                          SHARES            PRICE
                         --------         ------------
December 31, 1994         285,000         $   1.50
   Granted                 35,000             2.125
   Terminated             (35,000)            1.50
                         --------         ------------

December 31, 1995         285,000             1.60
   Granted                205,000             2.59
   Terminated             (37,500)            1.50
   Exercised              (12,500)            1.50
                         ========         ============

                                 MODTECH, INC.


December 31, 1996         440,000             2.06
   Granted                  7,500            19.50
   Exercised               (9,375)            3.86
                         --------         ------------
December 31, 1997         438,125         $   2.32
                         ========         ============

      As of December 31, 1997, 216,675 options are vested and exercisable at prices ranging from $1.50 to $4.50 per share under the May 1994 Plan.

      In July 1996, the Company's Board of Directors authorized the grant of options to purchase up to 500,000 shares of the Company's common stock. The non-statutory options may be granted to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant service to the Company. The exercise price of the stock options cannot be less than the fair market value at the date of the grant (110% if granted to an employee who owns 10% or more of the common stock).

      Stock options outstanding under the July 1996 Plan, are summarized as follows:

                                          WEIGHTED
                                          AVERAGE
                          SHARES       EXERCISE PRICE
                         --------      --------------
December 31, 1995            --        $     --
   Granted                110,000           4.50
                         --------      --------------

December 31, 1996         110,000           4.50
   Granted                263,333           8.75
   Terminated              (4,202)         12.62
   Exercised              (16,798)          4.89
                         --------      --------------

December 31, 1997         352,333      $    7.56
                         ========      ==============

      As of December 31, 1997, 81,500 options are vested and exercisable at prices ranging from $4.50 to $12.62 per share under the July 1996 Plan.

      All stock options have a maximum term of ten years and become fully exercisable in accordance with a predetermined vesting schedule which varies.

      The per share weighted-average fair value of stock options granted during 1996 and 1997 was $1.94 and $9.05, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions; 1995 - expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 72.66%, and expected life of four years; 1996 - expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 72.66%, and an expected life of four years; 1997 - expected dividend yield 0%, risk-free interest rate of 7.80%, volatility factor of 73.06%, and an expected life of four years. The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the

                                  MODTECH, INC.

      Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                 1995                1996                 1997
                             -----------        -------------        --------------
Net Income
    As Reported              $   964,799        $   4,269,032        $   13,008,285
    Pro Forma                    862,133            3,657,659            12,044,970
                             ===========        =============        ==============
Basic earnings per
   share
    As Reported              $      0.25        $        0.77        $         1.47
    Pro forma                       0.27                 0.67                  1.36
                             ===========        =============        ==============
Fully diluted
   earnings per share
    As Reported              $      0.14        $        0.47       $          1.31
    Pro Forma                       0.13                 0.40                  1.22
                             ===========        =============        ==============

      Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

(11)  5% CONVERTIBLE PREFERRED STOCK

      In May of 1994, in a private transaction without registration under the Securities Act, the Company sold 2,850,000 shares of Series A 5% Convertible Preferred Stock. The Preferred Stock was sold at
      $1.00 per share resulting in proceeds before costs and expenses of $2,850,000. All of the Series A 5% Convertible Preferred Stock was converted into Common Stock during 1996. In connection with this private placement of the Series A 5% Preferred Stock, the shareholders were granted warrants to purchase an aggregate of 1,385,000 shares of common stock at $1.50 (subject to adjustment in certain events), as well as warrants to purchase an aggregate of 1,375,000 additional shares at $2.00 per share (subject to adjustments in certain events). All warrants were either exercised or expired during 1996. Dividends in the amount of $166,320 and $47,500 were declared for the years ended December 31, 1995 and 1996, respectively.

(12)  MAJOR CUSTOMER

      The Company had sales to two major customers which represented the following percentage of net sales:

                                          1995         1996         1997
                                       ---------     ---------    --------
          Customer A                       9%           13%           4%
          Customer B                       0%            4%          11%
                                       ========      ========     ========

                                  MODTECH, INC.

(13)  SUPPLEMENTAL CASH FLOW DISCLOSURES

      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                         1995             1996               1997
                                      ----------        ----------        ----------
Cash paid during the year for:
   Interest                           $  248,443        $  470,248        $1,058,256
                                      ==========        ==========        ==========
   Income taxes                       $     --          $   24,320        $8,400,000
                                      ==========        ==========        ==========

      SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:

      During 1995, $273,594 of notes receivable from officer shareholders was repaid by delivery of 155,988 shares of common stock at market value.

      During 1996, 2,850,000 shares of Series A 5% convertible Preferred Stock were converted into 2,850,000 shares of common stock, in accordance with the private placement (note 11).

(14)  COMMITMENTS AND CONTINGENCIES

      LAND LEASES

      The Company has entered into agreements to lease land at its manufacturing facilities in Perris and Lathrop, California. Minimum lease payments under these noncancelable operating leases for the next five years and thereafter are as follows:

               Year ending December 31:
                  1998                     $   569,000
                  1999                         515,000
                  2000                         513,000
                  2001                         444,000
                  2002                         444,000
                  Thereafter                 6,002,000
                                           -----------

                                           $ 8,487,000
                                           ===========

      Of the $8,487,000 in future rental payments, substantially all is to related parties (note 8). Rent expense for the years ended December 31, 1995, 1996 and 1997 was $435,000, $447,000 and $522,000, respectively.

      The manufacturing facility in Patterson, California was purchased in January 1998 (note 18), and is not included above.

                                  MODTECH, INC.

(15)  SECONDARY STOCK OFFERING

      In November 1997 the Company sold 1,000,000 shares of common stock at $20 per share. The net proceeds to the Company were $18,600,000, after the deduction of underwriting discounts, commissions and offering expenses paid by the Company.

      The Company used a portion of the proceeds to repay amounts outstanding under the Company's $20,000,000 revolving loan agreement with a bank (note
      5). The remaining net proceeds are expected to be used as additions to working capital.

(16)  WARRANTY

      The Company provides a one year warranty relating to the workmanship on their modular units. To date, warranty costs incurred on completed contracts have been immaterial.

(17)  PENDING CLAIMS AND LITIGATION

      In the normal course of business, the Company has been named in several claims and lawsuits arising out of the failure to pay subcontractors or for alleged breach of assigned security. In the opinion of management, the outcome of the claims will not have a material effect on the Company's financial position or results of operations.

(18)  SUBSEQUENT EVENTS

      The manufacturing facility in Patterson, California was leased from Miller Structures, Inc. from October 1996 through December 1997. The lease payments are included in rent expense. The Company purchased the facility in January 1998.

      On March 2, 1998, the Company announced that it had signed an agreement to purchase a majority interest in Trac Modular Manufacturing, Inc (Trac). Trac is based in Glendale, Arizona. Subsequent to the completion of due diligence, the transaction closed on March 20, 1998.

                                   Schedule II

                                  MODTECH, INC.

                        Valuation and Qualifying Accounts

                  Years ended December 31, 1995, 1996, and 1997

                                        BALANCE AT
                                         BEGINNING           CHARGED                            BALANCE AT
            DESCRIPTION                   OF YEAR           TO EXPENSE         DEDUCTIONS       END OF YEAR
------------------------------------   --------------     --------------       ----------     ---------------
Allowance for contract adjustments:

Year ended December 31, 1995              $425,390        $          --          $(17,300)        $408,090
                                          ========        ===============        ========         ========
Year ended December 31, 1996              $408,090        $         5,866        $   (583)        $413,373
                                          ========        ===============        ========         ========
Year ended December 31, 1997              $413,373        $          --          $ (3,254)        $410,119
                                          ========        ===============        ========         ========

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM 10-K/A-1

(Mark One)

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

    For the fiscal year ended   DECEMBER 31, 1997
                              --------------------

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

    For the transition period from _________________ to _______________

    Commission File No. 000-18680


                                  MODTECH, INC.
                (Name of registrant as specified in its charter)



          CALIFORNIA                                          33-0044888
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)



                 2830 Barrett Avenue, Perris, California 92572
          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (909) 943-4014


       Securities registered under Section 12(b) of the Exchange Act: NONE

         Securities registered under Section 12(g) of the Exchange Act:
                          COMMON STOCK, $.01 PAR VALUE
                                (Title of Class)

        Indicate by checkmark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X   No
                                               ---     ---


        Indicate by checkmark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

        The aggregate market value of the voting stock held by non-affiliates as of March 27, 1998, was $98,036,818. As of March 27, 1998, shares entitled to cast an aggregate of 9,856,169 votes were outstanding, including 9,856,169 shares of registrant's Common Stock.


        The documents incorporated by reference into this Form 10-K and the Parts hereof into which said documents are incorporated are: The information required by Part IV of Form 10-K is incorporated herein by reference to registrant's definitive proxy statement to be filed not later than 120 days after the end of the fiscal year covered hereby.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a) The following documents are filed as part of this report:

             3. Exhibits.

               Exhibit
               Number                   Name of Exhibit
               -------                  ---------------

                 3.1*     Articles of Incorporation

                 3.2*     Bylaws


                10.3*     Employment Agreement between the Company and Evan M.
                          Gruber.

                10.10* Industrial Development Bond agreements (to be filed by amendment.

                10.12* Lease between the Company and Pacific Continental Modular Enterprises, relating to the Barrett Street property in Perris, California.

                10.13* Lease between the Company and Gerald Bashaw, relating to the Morgan Street Property in Perris, California.

                10.14* Lease between the Company and BMG, relating to the property in Lathrop, California

                10.15* Form of Indemnity Agreement between the Company and its executive officers and directors.
---------------
* Incorporated by reference from the Registration Statement on Form S-1 filed with the Commission on June 5, 1990 as Registration Number 33-35239).

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 4, 1999.

                                     MODTECH, INC., a California corporation


                                     By: /s/ Evan M. Gruber
                                         ---------------------------------------
                                         Evan M. Gruber, Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            Signature                              Title                            Date
            ---------                              -----                            ----
/s/ Gerald B. Bashaw                    Director, Chairman of the Board        January 4, 1999
----------------------------------
Gerald B. Bashaw


/s/ Robert W. Campbell                  Director                               January 4, 1999
----------------------------------
Robert W. Campbell


/s/ Daniel J. Donahoe                   Director                               January 4, 1999
----------------------------------
Daniel J. Donahoe


/s/ James D. Goldenetz                  Director                               January 4, 1999
----------------------------------
James D. Goldenetz


/s/ Evan M. Gruber                      Director, Chief Executive Officer      January 4, 1999
----------------------------------
Evan M. Gruber


/s/ Charles C. McGettigan               Director                               January 4, 1999
----------------------------------
Charles C. McGettigan


/s/ Myron A. Wick III                   Director                               January 4, 1999
----------------------------------
Myron A. Wick III

                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM 10-K/A-2


(Mark One)

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

    For the fiscal year ended   DECEMBER 31, 1997
                              --------------------

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

    For the transition period from _________________ to _______________

    Commission File No. 000-18680


                                  MODTECH, INC.
                (Name of registrant as specified in its charter)


          CALIFORNIA                                          33-0044888
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)


                 2830 Barrett Avenue, Perris, California 92572
          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (909) 943-4014


       Securities registered under Section 12(b) of the Exchange Act: NONE

         Securities registered under Section 12(g) of the Exchange Act:
                          COMMON STOCK, $.01 PAR VALUE
                                (Title of Class)

        Indicate by checkmark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X   No
                                               ---     ---

        Indicate by checkmark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

        The aggregate market value of the voting stock held by non-affiliates as of March 27, 1998, was $98,036,818. As of March 27, 1998, shares entitled to cast an aggregate of 9,856,169 votes were outstanding, including 9,856,169 shares of registrant's Common Stock.

        The documents incorporated by reference into this Form 10-K and the Parts hereof into which said documents are incorporated are: The information required by Part IV of Form 10-K is incorporated herein by reference to registrant's definitive proxy statement to be filed not later than 120 days after the end of the fiscal year covered hereby.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a) The following documents are filed as part of this report:

             3. Exhibits.

               Exhibit
               Number                   Name of Exhibit
               -------                  ---------------

                 3.1*     Articles of Incorporation

                 3.2*     Bylaws


                10.1**    Modtech, Inc.'s 1996 Stock Option Plan


                10.3*     Employment Agreement between the Company and Evan M.
                          Gruber.


                10.5***   Amendment to Loan and Security Agreement

                10.10*    Industrial Development Bond agreements


                10.12* Lease between the Company and Pacific Continental Modular Enterprises, relating to the Barrett Street property in Perris, California.

                10.13* Lease between the Company and Gerald Bashaw, relating to the Morgan Street Property in Perris, California.

                10.14* Lease between the Company and BMG, relating to the property in Lathrop, California

                10.15* Form of Indemnity Agreement between the Company and its executive officers and directors.
---------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 filed with the Commission on June 5, 1990 (Commission File No. 33-35239).

** Incorporated by reference from the Company's Registration Statement on Form S-8 filed with the Commission on December 11, 1996 (Commission File No. 333-17623).

*** Incorporated by reference from the Company's Registration Statement on Form S-1 filed with the Commission on October 9, 1997 (Commission File No. 333-37473).

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: January 11, 1999.


                                     MODTECH, INC., a California corporation


                                     By: /s/ Evan M. Gruber
                                         ---------------------------------------
                                         Evan M. Gruber, Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


            Signature                              Title                            Date
            ---------                              -----                            ----
/s/ Gerald B. Bashaw                    Director, Chairman of the Board        January 11, 1999
----------------------------------
Gerald B. Bashaw


/s/ Robert W. Campbell                  Director                               January 11, 1999
----------------------------------
Robert W. Campbell


/s/ Daniel J. Donahoe                   Director                               January 11, 1999
----------------------------------
Daniel J. Donahoe


/s/ James D. Goldenetz                  Director                               January 11, 1999
----------------------------------
James D. Goldenetz


/s/ Evan M. Gruber                      Director, Chief Executive Officer      January 11, 1999
----------------------------------
Evan M. Gruber


/s/ Charles C. McGettigan               Director                               January 11, 1999
----------------------------------
Charles C. McGettigan


/s/ Myron A. Wick III                   Director                               January 11, 1999
----------------------------------
Myron A. Wick III

                                                                       ANNEX VII

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 10-Q



                   QUARTERLY REPORT UNDER SECTION 12 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


For quarter ended March 31, 1998

Commission File Number 000 - 18680



                                  MODTECH, INC.
--------------------------------------------------------------------------------


          California                                     33 - 0044888
-------------------------------                         ----------------
(State or other jurisdiction of                         (I.R.S. Employer
Incorporation or organization)                         Identification No.)

2830 Barrett Avenue, Perris,  CA                             92572
-------------------------------                            ---------
(Address of principal executive                            (Zip Code
          office)

Registrant's telephone number:                          (909) 943 - 4014


--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


        Indicate by check mark, whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.



                                                                  Yes [X] No [ ]


As of March 31, 1998, there were 9,856,169 of the Registrant's Common Stock outstanding.

                                  MODTECH, INC.


                                    FORM 10-Q


                      FOR THE QUARTER ENDED MARCH 31, 1998


                PART I. STATEMENT REGARDING FINANCIAL INFORMATION


        The financial statements included herein have been prepared by MODTECH, INC. (The "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission.

                                  MODTECH, INC.

                            Condensed Balance Sheets

                                   (Unaudited)


                                                                  December 31,          March 31,
                                                                      1997                1998
                                                                  ------------         ------------
                                                                    Audited              Unaudited
                                                                  ------------         ------------
                          Assets

Current assets
   Cash                                                           $ 11,629,000         $ 20,576,000
   Contracts receivable, net, including costs in excess
     of billings of $16,021,000 and $20,486,000 in 1997             37,531,000           37,281,000
     and 1998, respectively
   Inventories                                                       3,932,000            1,458,000
   Due from affiliates                                               1,098,000            2,203,000
   Deferred tax asset                                                2,094,000            2,094,000
   Other current assets                                                310,000              248,000
                                                                  ------------         ------------

         Total current assets                                       56,594,000           63,860,000
                                                                  ------------         ------------

Property and equipment, net                                         11,229,000           11,866,000

Other Assets
   Investment in subsidiary                                                 --              750,000
   Advances to subsidiary                                                   --              250,000
   Deferred tax asset                                                   99,000               99,000
   Other assets                                                        298,000              244,000
                                                                  ------------         ------------

                                                                  $ 68,220,000         $ 77,069,000
                                                                  ============         ============



           Liabilities and Shareholders' Equity

Current liabilities
   Accounts payable and accrued liabilities                       $ 11,763,000         $ 15,252,000
   Billings in excess of costs                                       6,997,000            9,019,000
   Current portion of long-term debt                                 1,417,000              885,000
                                                                  ------------         ------------

         Total current liabilities                                  20,177,000           25,156,000

Stockholders Equity
  Common stock, shares authorized, $.01 par.  Authorized
   20,000,000 shares; issued and outstanding 9,819,959
   and 9,856,169 in 1997 and 1998, respectively                         98,000               99,000
   Additional paid-in capital                                       39,331,000           39,352,000
   Retained earnings                                                 8,614,000           12,462,000
                                                                  ------------         ------------

         Total shareholders' equity                                 48,043,000           51,913,000
                                                                  ------------         ------------

                                                                  $ 68,220,000         $ 77,069,000
                                                                  ============         ============

   The accompanying notes are an integral part of these financial statements.

                                  MODTECH, INC.

                         Condensed Statements of Income

                                   (Unaudited)


                                                               Three Months Ended
                                                                    March 31,
                                                       -----------------------------------
                                                           1997                  1998
                                                       ------------           ------------
Net sales                                              $ 25,813,000           $ 33,394,000
Cost of goods sold                                       21,437,000             26,342,000
                                                       ------------           ------------

         Gross profit                                     4,376,000              7,052,000

Selling, general, and administrative expenses             1,038,000              1,107,000
                                                       ------------           ------------

         Income from operations                           3,338,000              5,945,000
                                                       ------------           ------------

Other income (expense):
   Interest income (expense), net                          (219,000)               206,000
   Other - net                                               16,000                  6,000
                                                       ------------           ------------
                                                           (203,000)               212,000
                                                       ------------           ------------

         Income before income taxes                       3,135,000              6,157,000

Income taxes                                             (1,223,000)            (2,309,000)
                                                       ------------           ------------


         Net income                                    $  1,912,000           $  3,848,000
                                                       ============           ============

Basic earnings per share                               $       0.22           $       0.39
                                                       ============           ============

Weighted-average shares outstanding                       8,670,000              9,856,000
                                                       ============           ============

Diluted earnings per share                             $       0.20           $       0.34
                                                       ============           ============

Weighted-average shares outstanding                       9,350,000             11,200,000
                                                       ============           ============


   The accompanying notes are an integral part of these financial statements

                         MODTECH, INC. AND SUBSIDIARIES

                       Condensed Statements of Cash Flows

                                   (Unaudited)


                                                                         Three Months Ended
                                                                             March 31,
                                                                 -----------------------------------
                                                                      1997                  1998
                                                                 ------------           ------------
Cash flows from operating activities:
   Net income                                                    $  1,912,000           $  3,848,000
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization                                  128,000                285,000
       (Increase) decrease in operating assets and
        liabilities:
        Contracts receivable                                       (8,055,000)               250,000
        Inventories                                                (2,062,000)             2,474,000
        Due from affiliates                                           (21,000)            (1,355,000)
        Other assets                                                   11,000                116,000
        Deferred tax asset                                                 --                     --
        Accounts payable and accrued liabilities                    2,349,000              3,489,000
        Billings in excess of costs                                 3,041,000              2,022,000
                                                                 ------------           ------------

               Net cash provided by (used in) operating            (2,697,000)            11,129,000
                 activities
                                                                 ------------           ------------

Cash flows from investing activities:
   Proceeds from sale of equipment                                     12,000                     --
   Purchase of property and equipment                                (483,000)              (922,000)
   Investment in subsidiary                                                --               (750,000)
                                                                 ------------           ------------
               Net cash used in investing activities                 (471,000)            (1,672,000)
                                                                 ------------           ------------

Cash flows from financing activities:
   Net principal borrowings (payments) under revolving              3,772,000                (42,000)
     credit lines
   Principal payments on long-term debt                              (100,000)              (490,000)
   Conversion of stock options                                         57,000                 22,000
                                                                 ------------           ------------
Net cash provided by (used in) financing activities                 3,729,000               (510,000)
                                                                 ------------           ------------

Net increase in cash                                                  561,000              8,947,000

Cash at beginning of period                                           405,000             11,629,000
                                                                 ------------           ------------

Cash at end of period                                            $    966,000           $ 20,576,000
                                                                 ============           ============


   The accompanying notes are an integral part of these financial statements

                                  MODTECH, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 March 31, 1998


1) Management Opinion

     In the opinion of management, the condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

     The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.



2) Taxes on Income

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



3) Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike Primary earnings per share, basic earnings per share excludes any dilutive effects of options and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirement.

       Item 2. Management's Discussion and Analysis of Financial Condition

                            and Results of Operations


Results of Operations

     The following table sets forth certain items in the Condensed Statements of Income as a percent of net sales.


                                                  Percent of Net Sales
                                                   Three Months Ended
                                                        March 31,
                                                 1997             1998
                                             ------------     ------------
Net sales                                           100.0%           100.0%

Gross profit                                         16.9             21.1

Selling, general and administrative                   4.0              3.3

Income from operations                               12.9             17.8

Interest income (expense), net                       (0.8)             0.6

Income before taxes on income                        12.1             18.4


Net sales for the three months ended March 31, 1998, increased by $7,581,000 or 29.4%. The increase in revenue is attributable to the growth in the school population and the Class Size Reduction program.

Gross profit as a percentage of net sales for the three months ended March 31, 1998 increased to 21.1% from 16.9% for the same period in 1997. The increase was due principally to the utilization of the manufacturing facilities and the realization of manufacturing efficiencies.

Selling, general and administrative expenses increased for the three months ended March 31, 1998 by $69,000, an increase of 6.6%. The increase is primarily due to the increase in sales expense as well as the increase in the number of employees. In addition, as a percentage of sales, selling, general, and administrative expenses decreased from 4.0% in the first three months of 1997 to 3.3% in 1998.

Due to a higher cash balance and reduced line of credit borrowing, the first three months of 1998 reflects net interest income of $206,000 compared to net interest expense of $219,000 for the same period in 1997, a favorable increase of $425,000 or 194.6%.

On March 20, 1998, the Company purchased an 80% interest in Trac Modular Manufacturing, Inc (Trac). The purchase price approximated the fair value of net assets on the purchase date. Trac is based in Glendale, Arizona. The financial activity for this subsidiary has not been included in the Company's financial statements for the quarter, due to the minimal number of business days remaining between the purchase date and the end of the first quarter. Trac will be consolidated with Modtech, Inc. on a go forward basis, beginning on April 1, 1998.

INFLATION

In the past, the Company has not been adversely affected by inflation, because it has been generally able to pass along to its customers increases in the costs of labor and materials.


LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has generated cash to meet its needs from operations, bank borrowings and public offerings. At March 31, 1998, the Company had $20,576,000 in cash. During the three months ended March 31, 1998, the Company provided cash from operating activities of $11,379,000.

The Company has a revolving loan commitment that will expire September 1998. The Company is entitled to borrow, from time to time up to $20,000,000 with actual borrowings limited to specified percentages of eligible accounts receivables, equipment and inventories. On March 31, 1998, no amounts were outstanding under this loan.

During the quarter an officer of the Company exercised 35,000 options for a total of $22,000.

Management believes that the Company's existing product lines and manufacturing capacity will enable the Company to generate sufficient cash through operations, supplemented by periodic use of its existing bank line of credit, to finance the Company's business at current levels over the next 12 months. Additional cash resources may be required if the Company is able to expand its business beyond current levels. For example, it will be necessary for the Company to construct or acquire additional manufacturing facilities in order for the Company to compete effectively in new market areas or states which are beyond a 300 mile radius from one of its production facilities. The construction or acquisition of new facilities would require significant additional capital. For these reasons, among others, the Company may need additional debt or equity financing in the future. There can be, however, no assurance that the Company will be successful in obtaining such additional financing, or that any such financing will be available on terms acceptable to the Company.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined the adoption of SFAS 130 has not had a material impact on the Company's combined financial statement or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries", to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

YEAR 2000

Many computer programs use only the last two digits of a year to store or process dates. This is the case with the accounting program used by the Company. As a result, the programs may treat dates after 1999 as earlier than dates before 2000. This could adversely affect routines such as calculating depreciation or aging accounts receivable. The company has engaged a consulting firm to correct this defect in the Company's program, and the Company expects the defect will be corrected without material cost before the year 2000. The Company's customers, suppliers and service providers may use computer programs with similar defects which, to the extent not corrected, could adversely affect the Company's operations, such as the receipt of supplies, services, purchase orders and payments of accounts receivable.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                      Modtech, Inc.



Date: May 14, 1998                                by: /s/ Michael G. Rhodes
     -------------------                             ----------------------
                                                       Michael G. Rhodes
                                                     Chief Financial Officer

                           PART II. OTHER INFORMATION


Item 1.     Legal Proceedings.
            None


Item 2.     Changes in Securities
            None


Item 3.     Defaults upon Senior Securities
            None


Item 4.     Submission of Matters to a Vote of Security Holders
            None


Item 5.     Other Information
            None


Item 6.     Exhibits and Reports on Form 8-K

            (a)   Exhibits
                  27 Financial Data Schedule
            (b)   Reports on From 8-K
                  None

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 10-Q



                   QUARTERLY REPORT UNDER SECTION 12 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


For quarter ended June 30, 1998

Commission File Number 000 - 18680



                                  MODTECH, INC.
--------------------------------------------------------------------------------

California                                        33 - 0044888
---------------------------------                 ------------------------------
(State or other jurisdiction                      (I.R.S. Employer
of Incorporation or organization)                 Identification No.)


2830 Barrett Avenue, Perris, CA                   92572
---------------------------------                 ------------------------------
(Address of principal executive office)           (Zip Code


Registrant's telephone number:                    (909) 943 - 4014



--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


      Indicate by check mark, whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                              Yes  X    No
                                                                  ---      ---


As of June 30, 1998, there were 9,856,169 of the Registrant's Common Stock outstanding.

                                  MODTECH, INC.



                                    FORM 10-Q



                       FOR THE QUARTER ENDED JUNE 30, 1998



                PART I. STATEMENT REGARDING FINANCIAL INFORMATION




      The financial statements included herein have been prepared by MODTECH, INC. (The "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission.

                                  MODTECH, INC.

                      Condensed Consolidated Balance Sheets

                                   (Unaudited)

                                                                 December 31,        June 30,
                                                                     1997              1998
------------------------------------------------------------------------------------------------
                                                                    Audited          Unaudited
------------------------------------------------------------------------------------------------
                                     Assets

Current assets
   Cash                                                           $11,629,000        $25,426,000
   Contracts receivable, net, including costs in excess of
     billings of $16,021,000 and $16,818,000 in 1997 and           37,531,000         40,825,000
     1998, respectively
   Inventories                                                      3,932,000          1,959,000
   Due from affiliates                                              1,098,000            504,000
   Deferred tax asset                                               2,094,000          2,094,000
   Other current assets                                               310,000            228,000
                                                                  -----------        -----------

         Total current assets                                      56,594,000         71,036,000
                                                                  -----------        -----------

Property and equipment, net                                        11,229,000         12,266,000

Other Assets
   Deferred tax asset                                                  99,000             99,000
   Other assets                                                       298,000            135,000
                                                                  -----------        -----------

                                                                  $68,220,000        $83,536,000
                                                                  ===========        ===========


                      Liabilities and Shareholders' Equity

Current liabilities
   Accounts payable and accrued liabilities                       $11,763,000        $17,094,000
   Billings in excess of costs                                      6,997,000          9,469,000
   Current portion of long-term debt                                1,417,000                 --
                                                                  -----------        -----------

         Total current liabilities                                 20,177,000         26,563,000

Stockholders Equity
  Common stock, shares authorized, $.01 par.  Authorized
   20,000,000 shares; issued and outstanding 9,820,000
   and 9,856,000 in 1997 and 1998, respectively                        98,000            100,000
   Additional paid-in capital                                      39,331,000         39,531,000
   Retained earnings                                                8,614,000         17,342,000
                                                                  -----------        -----------

         Total shareholders' equity                                48,043,000         56,973,000
                                                                  -----------        -----------

                                                                  $68,220,000        $83,536,000
                                                                  ===========        ===========


 The accompanying notes are an integral part of these financial statements.

                                  MODTECH, INC.

                   Condensed Consolidated Statements of Income

                                   (Unaudited)

                                       Three Months Ended                   Six Months Ended
                                           June 30,                              June 30,
                                    1997               1998               1997              1998
-----------------------------------------------------------------------------------------------------

Net sales                       $ 33,093,000       $ 42,482,000       $ 58,906,000       $ 75,876,000
Cost of goods sold                26,251,000         32,333,000         47,688,000         58,675,000
                                ------------       ------------       ------------       ------------

         Gross profit              6,842,000         10,149,000         11,218,000         17,201,000

Selling, general, and
   administrative expenses         1,144,000          1,634,000          2,182,000          2,741,000
                                ------------       ------------       ------------       ------------

         Income from
           operations              5,698,000          8,515,000          9,036,000         14,460,000
                                ------------       ------------       ------------       ------------

Other income (expense):
   Interest income
     (expense), net                 (330,000)           183,000           (549,000)           389,000
   Other - net                        48,000              8,000             64,000             15,000
                                ------------       ------------       ------------       ------------
                                    (282,000)           191,000           (485,000)           404,000
                                ------------       ------------       ------------       ------------

         Income before
           income taxes            5,416,000          8,706,000          8,551,000         14,864,000

Income taxes                      (2,133,000)        (3,339,000)        (3,356,000)        (5,649,000)
                                ------------       ------------       ------------       ------------


         Net income             $  3,283,000          5,367,000          5,195,000       $  9,215,000
                                ============       ============       ============       ============

Basic earnings per share        $       0.38               0.54               0.60       $       0.93
                                ============       ============       ============       ============

Weighted-average shares
   outstanding                     8,670,000          9,856,000          8,670,000          9,856,000
                                ============       ============       ============       ============

Diluted earnings per share      $       0.35               0.49               0.55       $       0.83
                                ============       ============       ============       ============

Weighted-average shares
   outstanding                     9,370,000         11,000,000          9,370,000         11,100,000
                                ============       ============       ============       ============


   The accompanying notes are an integral part of these financial statements

                         MODTECH, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows

                                   (Unaudited)

                                                                    Six Months Ended
                                                                        June 30,
                                                                 1997               1998
--------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                                $  5,195,000       $  9,215,000
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization                              472,000            570,000
       (Increase) decrease in operating assets and
        liabilities:
        Contracts receivable                                  (18,192,000)        (3,294,000)
        Inventories                                            (3,685,000)         1,973,000
        Due from affiliates                                      (132,000)           594,000
        Other assets                                              (27,000)           245,000
        Deferred tax asset                                             --                 --
        Accounts payable and accrued liabilities                6,093,000          5,331,000
        Billings in excess of costs                             5,703,000          2,472,000
                                                             ------------       ------------

               Net cash provided by (used in) operating
                 activities                                    (4,573,000)        17,106,000
                                                             ------------       ------------

Cash flows from investing activities:
   Proceeds from sale of equipment                                 12,000                 --
   Purchase of property and equipment                            (508,000)        (1,607,000)
                                                             ------------       ------------
               Net cash used in investing activities             (496,000)        (1,607,000)
                                                             ------------       ------------

Cash flows from financing activities:
   Net principal borrowings (payments) under revolving
     credit lines                                               7,288,000                 --
   Principal payments on long-term debt                                --         (1,417,000)
   Investment in affiliate                                             --           (307,000)
   Conversion of stock options                                     79,000             22,000
                                                             ------------       ------------
Net cash provided by (used in) financing activities             7,367,000         (1,702,000)
                                                             ------------       ------------

Net increase in cash                                            2,298,000         13,797,000

Cash at beginning of period                                       405,000         11,629,000
                                                             ------------       ------------

Cash at end of period                                        $  2,703,000       $ 25,426,000
                                                             ============       ============


   The accompanying notes are an integral part of these financial statements

                                  MODTECH, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  June 30, 1998


1) Management Opinion

     In the opinion of management, the condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

     The results of operations for the three months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

     Certain statements in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward - looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements, expressed or implied by such forward - looking statements.


2) Taxes on Income

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


3) Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike Primary earnings per share, basic earnings per share excludes any dilutive effects of options and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirement.

       Item 2. Management's Discussion and Analysis of Financial Condition

                            and Results of Operations


Results of Operations

     The following table sets forth certain items in the Condensed Statements of Income as a percent of net sales.

                                          Percent of Net Sales             Percent of Net Sales
                                          --------------------             --------------------
                                           Three Months Ended                Six Months Ended

                                                 June 30,                         June 30,
                                            1997          1998               1997           1998
                                      --------------------------------------------------------------
   Net sales                               100.0%         100.0%            100.0%          100.0%

   Gross profit                             20.7           23.9              19.0            22.7

   Selling, general and                      3.5            3.9               3.7             3.6
     administrative

   Income from operations                   17.2           20.0              15.3            19.1

   Interest income (expense), net           (1.0)           0.4              (0.9)            0.5

   Income before taxes on income            16.4           20.5              14.5            19.6


Net sales for the three and six months ended June 30, 1998, increased by $9,389,000 or 28.4% and $16,970,000 or 28.8%. The increase in revenue is attributable to the growth in the school population, the Class Size Reduction program and a diversification of our product line.

Gross profit as a percentage of net sales for the three and six months ended June 30, 1998 increased to 23.9% and 22.7% from 20.7% and 19.0% for the same period in 1997. The increase was due principally to the utilization of the manufacturing facilities and the realization of manufacturing efficiencies.

Selling, general and administrative expenses increased for the three and six months ended June 30, 1998 by $490,000 and $559,000, an increase of 42.8% and 25.6%. The increase is primarily due to the increase in sales expense as well as the increase in the number of employees. As a percentage of sales, selling, general, and administrative expenses for the three and six months ended June 30, are 3.9% and 3.6% for 1998. The percentages were 3.5% and 3.7% for the same period in 1997.

Due to a higher cash balance and reduced line of credit borrowing, the six months ended June 30, 1998 reflects net interest income of $389,000 compared to net interest expense of $549,000 for the same period in 1997, a favorable increase of $938,000 or 170.9%.

On March 20, 1998, the Company purchased an 80% interest in Trac Modular Manufacturing, Inc (Trac). The purchase price approximated the fair value of net assets on the purchase date. Trac is based in Glendale, Arizona. The financial activity for this subsidiary has been included in the Company's financial statements for the second quarter of 1998.

INFLATION

In the past, the Company has not been adversely affected by inflation, because it has been generally able to pass along to its customers increases in the costs of labor and materials.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has generated cash to meet its needs from operations, bank borrowings and public offerings. At June 30, 1998, the Company had $25,426,000 in cash. During the six months ended June 30, 1998, the Company provided cash in it's operating activities.

The Company has a revolving loan commitment that will expire September 1998. The Company is entitled to borrow, from time to time up to $20,000,000 with actual borrowings limited to specified percentages of eligible accounts receivables, equipment and inventories. On June 30, 1998, no amounts were outstanding under this loan.

During March, 1998, an officer of the Company exercised 35,000 options for a total of $22,000.

Management believes that the Company's existing product lines and manufacturing capacity will enable the Company to generate sufficient cash through operations, supplemented by periodic use of its existing bank line of credit, to finance the Company's business at current levels over the next 12 months. Additional cash resources may be required if the Company is able to expand its business beyond current levels. For example, it will be necessary for the Company to construct or acquire additional manufacturing facilities in order for the Company to compete effectively in new market areas or states which are beyond a 300 mile radius from one of its production facilities. The construction or acquisition of new facilities would require significant additional capital. For these reasons, among others, the Company may need additional debt or equity financing in the future. There can be, however, no assurance that the Company will be successful in obtaining such additional financing, or that any such financing will be available on terms acceptable to the Company.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined the adoption of SFAS 130 will not have a material impact on the Company's combined financial statement or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries", to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. SFAS 132, requiring only additional information disclosures, is effective for the Company's fiscal year ending December 31, 1998.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Application of SFAS 133 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.


YEAR 2000

Many computer programs use only the last two digits of a year to store or process dates. This is the case with the accounting program used by the Company. As a result, the programs may treat dates after 1999 as earlier than dates before 2000. This could adversely affect routines such as calculating depreciation or aging accounts receivable. The Company is in the process of correcting this defect in the Company's program, and the Company expects the defect with be corrected without material cost before the year 2000. The Company's customers, suppliers and service providers may use computer programs with similar defects which, to the extent not corrected, could adversely affect the Company's operations, such as the receipt of supplies, services, purchase orders and payments of accounts receivable.

                           PART II. OTHER INFORMATION


Item 1.     Legal Proceedings.

            None


Item 2.     Changes in Securities

            None


Item 3.     Defaults upon Senior Securities

            None


Item 4.     Submission of Matters to a Vote of Security Holders

            None


Item 5.     Other Information

            None


Item 6.     Exhibits and Reports on Form 8-K

            (a)   Exhibits

                     27  Financial Data Schedule

            (b)   Reports on From 8-K

                  None

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                        Modtech, Inc.



Date: August 13, 1998                   by: /S/ Michael G. Rhodes
     ----------------------                 ----------------------
                                            Michael G. Rhodes
                                            Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit
Number         Description
------         -----------
  27           Financial Data Schedule

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 10-Q



                   QUARTERLY REPORT UNDER SECTION 12 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                     For quarter ended September 30, 1998

                      Commission File Number 000 - 18680



                                  MODTECH, INC.
--------------------------------------------------------------------------------


             California                                     33-0044888
--------------------------------------------------------------------------------
   (State or other jurisdiction of                       (I.R.S. Employer
    Incorporation or organization)                       Identification No.)



   2830 Barrett Avenue, Perris, CA                             92572
--------------------------------------------------------------------------------
(Address of principal executive office)                      (Zip Code


                Registrant's telephone number: (909) 943-4014


--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


      Indicate by check mark, whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes  X    No
                                        ---      ---

As of September 30, 1998, there were 9,871,409 of the Registrant's Common Stock outstanding.

                                  MODTECH, INC.

                                    FORM 10-Q

                    FOR THE QUARTER ENDED SEPTEMBER 30, 1998

                PART I. STATEMENT REGARDING FINANCIAL INFORMATION


        The financial statements included herein have been prepared by MODTECH, INC. (The "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission.

                                  MODTECH, INC.

                      Condensed Consolidated Balance Sheets

                                   (Unaudited)


                                                                  December 31,     September 30,
                                                                     1997               1998
-------------------------------------------------------------------------------------------------
                                                                   Audited           Unaudited
-------------------------------------------------------------------------------------------------
                                     Assets

Current assets
   Cash                                                           $11,629,000        $30,450,000
   Contracts receivable, net, including costs in excess of
     billings of $16,021,000 and $13,738,000 in 1997 and           37,531,000         33,565,000
     1998, respectively
   Inventories                                                      3,932,000          2,828,000
   Due from affiliates                                              1,098,000            694,000
   Deferred tax asset                                               2,094,000          2,094,000
   Other current assets                                               310,000            402,000
                                                                  -----------        -----------
         Total current assets                                      56,594,000         70,033,000
                                                                  -----------        -----------

Property and equipment, net                                        11,229,000         12,221,000

Other Assets
   Deferred tax asset                                                  99,000             99,000
   Other assets                                                       298,000            134,000
                                                                  -----------        -----------
                                                                  $68,220,000        $82,487,000
                                                                  ===========        ===========

           Liabilities and Shareholders' Equity

Current liabilities
   Accounts payable and accrued liabilities                       $11,763,000        $13,834,000
   Billings in excess of costs                                      6,997,000          6,402,000
   Current portion of long-term debt                                1,417,000                 --
                                                                  -----------        -----------
         Total current liabilities                                 20,177,000         20,236,000

Stockholders Equity
  Common stock, shares authorized, $.01 par.  Authorized
   20,000,000 shares; issued and outstanding 9,856,000
   and 9,871,000 in 1997 and 1998, respectively                        98,000            100,000
   Additional paid-in capital                                      39,331,000         39,573,000
   Retained earnings                                                8,614,000         22,578,000
                                                                  -----------        -----------
         Total shareholders' equity                                48,043,000         62,251,000
                                                                  -----------        -----------
                                                                  $68,220,000        $82,487,000
                                                                  ===========        ===========


The accompanying notes are an integral part of these financial statements.

                                  MODTECH, INC.

                   Condensed Consolidated Statements of Income

                                   (Unaudited)

                                                Three Months Ended                    Nine Months Ended
                                                  September 30,                         September 30,
--------------------------------------------------------------------------------------------------------------
                                             1997               1998               1997              1998
--------------------------------------------------------------------------------------------------------------
Net sales                               $  39,805,000      $  37,243,000      $  98,711,000      $ 113,119,000
Cost of goods sold                         31,235,000         28,408,000         78,923,000         87,083,000
                                        -------------      -------------      -------------      -------------

         Gross profit                       8,570,000          8,835,000         19,788,000         26,036,000

Selling, general, and
   administrative expenses                  1,362,000          1,102,000          3,544,000          3,843,000
                                        -------------      -------------      -------------      -------------

         Income from operations             7,208,000          7,733,000         16,244,000         22,193,000
                                        -------------      -------------      -------------      -------------

Other income (expense):
   Interest income (expense), net            (274,000)           305,000           (823,000)           694,000
   Other - net                                  8,000              3,000             72,000             18,000
                                        -------------      -------------      -------------      -------------
                                             (266,000)           308,000           (751,000)           712,000
                                        -------------      -------------      -------------      -------------
         Income before income taxes         6,942,000          8,041,000         15,493,000         22,905,000

Income taxes                               (2,456,000)        (2,862,000)        (5,812,000)        (8,511,000)
                                        -------------      -------------      -------------      -------------
         Net income                     $   4,486,000      $   5,179,000      $   9,681,000      $  14,394,000
                                        =============      =============      =============      =============
Basic earnings per share                $        0.47      $        0.52      $        1.01      $        1.46
                                        =============      =============      =============      =============
Weighted-average shares outstanding         9,611,000          9,871,000          9,611,000          9,871,000
                                        =============      =============      =============      =============
Diluted earnings per share              $        0.47      $        0.48      $        1.00      $        1.33
                                        =============      =============      =============      =============
Weighted-average shares outstanding         9,647,000         10,800,000          9,647,000         11,000,000
                                        =============      =============      =============      =============

The accompanying notes are an integral part of these financial statements

                         MODTECH, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows

                                   (Unaudited)

                                                                  Nine Months Ended
                                                                    September 30,
-------------------------------------------------------------------------------------------
                                                                1997             1998
-------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                               $  9,681,000      $ 14,394,000
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation and amortization                             866,000           890,000
       (Increase) decrease in operating assets and
        liabilities:
        Contracts receivable                                 (21,779,000)        3,966,000
        Inventories                                           (1,394,000)        1,104,000
        Due from affiliates                                     (490,000)          404,000
        Other assets                                             (35,000)           72,000
        Deferred tax asset                                            --                --
        Accounts payable and accrued liabilities               3,255,000         2,071,000
        Billings in excess of costs                            4,827,000          (595,000)
                                                            ------------      ------------
               Net cash provided by (used in) operating
                 activities                                   (5,069,000)       22,306,000
                                                            ------------      ------------
Cash flows from investing activities:
   Proceeds from sale of equipment                                    --                --
   Purchase of property and equipment                           (981,000)       (1,882,000)
                                                            ------------      ------------
               Net cash used in investing activities            (981,000)       (1,882,000)
                                                            ------------      ------------

Cash flows from financing activities:
   Net principal borrowings (payments) under revolving
     credit lines                                              6,064,000                --
   Principal payments on long-term debt                               --        (1,417,000)
   Investment in affiliate                                            --          (250,000)
   Conversion of stock options                                    96,000            64,000
                                                            ------------      ------------
Net cash provided by (used in) financing activities            6,160,000        (1,603,000)
                                                            ------------      ------------
Net increase in cash                                             110,000        18,821,000

Cash at beginning of period                                      405,000        11,629,000
                                                            ------------      ------------
Cash at end of period                                       $    515,000      $ 30,450,000
                                                            ============      ============

The accompanying notes are an integral part of these financial statements

                                  MODTECH, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                               September 30, 1998

(1)  Management Opinion

     In the opinion of management, the condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

     The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

     Certain statements in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward - looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements, expressed or implied by such forward - looking statements.

(2)  Taxes on Income

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(3)  Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike Primary earnings per share, basic earnings per share excludes any dilutive effects of options and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirement.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

        The following table sets forth certain items in the Condensed Statements of Income as a percent of net sales.

                                           Percent of Net Sales              Percent of Net Sales
                                            Three Months Ended                Nine Months Ended
                                               September 30,                    September 30,
                                           --------------------             ---------------------
                                            1997          1998               1997           1998
                                           --------------------             ---------------------
   Net sales                               100.0%         100.0%            100.0%          100.0%

   Gross profit                             21.5           23.7              20.0            23.0

   Selling, general and administrative       3.4            3.0               3.6             3.4

   Income from operations                   18.1           20.8              16.5            19.6

   Interest income (expense), net           (0.7)           0.8              (0.8)            0.6

   Income before taxes on income            17.4           21.6              15.7            20.2

Net sales decreased by $2,562,000 or 6.4% for the three months and increased by $14,408,000 or 14.6% for the nine months ended September 30, 1998. The overall increase in revenue is attributable to the growth in the school population, the Class Size Reduction program and a diversification of our product line. The three month decrease was primarily due to the delay by the California Legistrature in the adoption of the California state fiscal budget for 1998/1999.

Gross profit as a percentage of net sales for the three and nine months ended September 30, 1998 increased to 23.7% and 23.0% from 21.5% and 20.0% for the same period in 1997. The increase was due principally to the utilization of the manufacturing facilities and the realization of manufacturing efficiencies and product mix.

Selling, general and administrative expenses decreased for the three months ended September 30, 1998 by $260,000 and increased for the nine months ended September 30, 1998 by $299,000, a change of 19.1% and 8.4% respectively. The increase is primarily due to the increase in sales expense as well as the increase in the number of employees. As a percentage of sales, selling, general, and administrative expenses for the three and nine months ended September 30, are 3.0% and 3.4% for 1998. The percentages were 3.4% and 3.6% for the same period in 1997.

Due to a higher cash balance and reduced line of credit borrowing, the nine months ended September 30, 1998 reflects net interest income of $712,000 compared to net interest expense of $751,000 for the same period in 1997, a favorable increase of $1,463,000 or 194.8%.

On March 20, 1998, the Company purchased an 80% interest in Trac Modular Manufacturing, Inc (Trac). The purchase price approximated the fair value of net assets on the purchase date. Trac is based in Glendale, Arizona. The financial activity for this subsidiary has been included in the Company's financial statements for the second and third quarter of 1998.

Modtech, Inc. has announced that it has entered into a definitive agreement to purchase 100% of the equity of SPI Manufacturing, Inc. ("SPI"), a provately held company. SPI is a leading designer, manufacturer and wholesaler of commercial and light industrial modular buildings. The transaction is scheduled to close in December 1998 and is subject to shareholder and regulatory approval.

The acquisition will be structured as a merger transaction whereby each of Modtech, Inc. and SPI will become wholly owned subsidiaries of a newly formed public holding company, Modtech Holdings. Modtech holdings will acquire SPI for consideration consisting of approximately $8 million in cash and approximately 5 million shares of holding company common stock. Modtech Holdings will also refinance approximately $32 million of SPI debt. The merger agreement also provides that Modtech, Inc. shareholders will receive approximately $3.66 per share (in the aggregate, approximately $40 million) and that all of the outstanding Modtech, Inc. shares will be converted into Modtech Holdings common stock (approximately 10 million shares) at an effective ratio of approximately 1 Modtech, Inc. share to 0.85 shares of Modtech Holdings. Modtech Holdings shares will be traded on NASDAQ in replacement of the existing Modtech, Inc. shares.

SPI had pro forma consolidated net sales of approximately $80 million for the fiscal year ended March 31, 1998, which include the results of its California operations, the Texas operation which was acquired in February 1998 and the Arizona operation which was acquired in April 1998.

INFLATION

In the past, the Company has not been adversely affected by inflation, because it has been generally able to pass along to its customers increases in the costs of labor and materials.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has generated cash to meet its needs from operations, bank borrowings and public offerings. At September 30, 1998, the Company had $30,450,000 in cash. During the nine months ended September 30, 1998, the Company provided cash in it's operating activities.

The Company has a revolving loan commitment that will expire in the year 2000. The Company is entitled to borrow, from time to time up to $20,000,000 with actual borrowings limited to specified percentages of eligible accounts receivables, equipment and inventories. On September 30, 1998, no amounts were outstanding under this loan.

During the three and nine months ended September 30, 1998,certain directors, officers or employees exercised 14,575 and 49,575 common stock options for a total of $41,688 and $63,738, respectively.

Management believes that the Company's existing product lines and manufacturing capacity will enable the Company to generate sufficient cash through operations, supplemented by periodic use of its existing bank line of credit, to finance the Company's business at current levels over the next 12 months. Additional cash resources may be required if the Company is able to expand its business beyond current levels. For example, it will be necessary for the Company to construct or acquire additional manufacturing facilities in order for the Company to compete effectively in new market areas or states which are beyond a 300 mile radius from one of its production facilities. The construction or acquisition of new facilities would require significant additional capital. For these reasons, among others, the Company may need additional debt or equity financing in the future. There can be, however, no assurance that the Company will be successful in obtaining such additional financing, or that any such financing will be available on terms acceptable to the Company.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has determined the adoption of SFAS 130 will not have a material impact on the Company's combined financial statement or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries", to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. SFAS 132, requiring only additional information disclosures, is effective for the Company's fiscal year ending December 31, 1998.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Application of SFAS 133 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

YEAR 2000

The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

The Company has investigated the impact of the Year 2000 problem on its business, including the Company's operational, information and financial systems. Based on this investigation, the Company does not expect the Year 2000 problem, including the cost of making the Company's computerized information systems Year 2000 compliant, to have a material adverse impact on the Company's financial position or results of operations in future periods. However, the inability of the Company to resolve all potential Year 2000 problems in a timely manner could have a material adverse impact on the Company.

The Company has also initiated communications with significant suppliers and vendors on which the Company relies in an effort to determine the extent to which the Company's business is vulnerable to the failure by these third parties' to remediate their Year 2000 problems. While the Company had not been informed of any material risks associated with the Year 2000 problem on these entities, there can be no assurance that the computerized information systems of these third parties will be Year 2000 compliant on a timely basis. The inability of these third parties to remediate their Year 2000 problems could have a material adverse impact on the Company.

To the extent possible, the Company will be developing and executing contingency plans designed to allow continued operation in the event of failure of the Company's or third parties'

                           PART II. OTHER INFORMATION


Item 1.     Legal Proceedings.

            None


Item 2.     Changes in Securities

            None


Item 3.     Defaults upon Senior Securities

            None


Item 4.     Submission of Matters to a Vote of Security Holders

            None


Item 5.     Other Information

            None


Item 6.     Exhibits and Reports on Form 8-K

            (a)   Exhibits

                  27 --  Financial Data Schedule

            (b)   Reports on From 8-K

                  None

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                  Modtech, Inc.



Date: November 13, 1998                           By: /s/ MICHAEL G. RHODES
      -----------------                               --------------------------
                                                      Michael G. Rhodes
                                                      Chief Financial Officer

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

  27              Financial Data Schedule

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or is or was serving as such with respect to another corporation or other entity at the request of the Registrant.Article VI of the Registrant's By-Laws provides that such Registrant shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify its directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Article.

      As permitted by Section 102 of the Delaware General Corporation Law, the Registrant's Certificates of Incorporation includes a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director of the Registrant to the Registrant or any of its stockholders for monetary damages resulting from breaches of such director's fiduciary duty of care.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)   Exhibits



           NUMBER                              EXHIBIT
           ------                              -------

            2+ Agreement and Plan of Reorganization and Merger, dated as of September 28, 1998, by and between Modtech, Inc.
                        and SPI Holdings, Inc. (included as Annex I to the Joint
                        Proxy Statement/Prospectus)

            3.1+        Certificate of Incorporation of Modtech Holdings, Inc.

            3.2+        Bylaws of Modtech Holdings, Inc.

            3.3         Articles of Incorporation of Modtech, Inc.

            3.4         Bylaws of Modtech, Inc.

            3.5+        Articles of Incorporation of SPI Holdings, Inc.

            3.6+        Bylaws of SPI Holdings, Inc.

            3.7+        Certificate of Designation of Modtech Holdings, Inc.
                        Series A Preferred Stock

            3.8+        Designation of SPI Holdings, Inc. Series A-1, A-2, A-3,
                        A-4, A-5 and A-6 Convertible Preferred Stock

            4+          Registration Rights Agreement


           NUMBER                            EXHIBIT
           ------                            -------
            5+          Opinion of Haddan & Zepfel LLP regarding the validity of
                        securities offered hereby

            8.1+ Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters

            8.2+ Opinion of Dorsey & Whitney LLP regarding certain tax matters

            10.1        Transaction Advisory Agreement

            10.2+       Employment Agreement -- Evan M. Gruber

            10.3+       Employment Agreement -- Patrick Van Den Bossche

            10.4+       Employment Agreement -- Michael G. Rhodes

            10.5*       Lease between Modtech, Inc. and Pacific Continental
                        Modular Enterprises, relating to the Barrett Street property in Perris, California

            10.6* Lease between Modtech, Inc. and Gerald Bashaw, relating to the Morgan Street Property in Perris, California

            10.7* Lease between Modtech, Inc. and BMG, relating to the property in Lathrop, California

            10.8*       Industrial Development Bond agreements

            10.9+       Lease between Office Master of Texas, Inc. and Bertrand
                        L. Taylor, relating to the Gibbs Boulevard property in Glen Rose, Texas

            10.10+      Lease between Baron Homes, Inc. and David V. Homme and
                        Mary B. Homme, relating to the South Cucamonga Avenue property in Rancho Cucamonga, California, assigned to SPI

            10.11+      Lease between Ronfran Incorporated d/b/a Standard
                        Pacific Industries and Toth Enterprises, relating to the Hermosa Avenue property in Rancho Cucamonga, California, assigned to SPI

            10.12+      Lease between Arizona Millwork, Inc. and The Rosenfield
                        Family Trust, relating to the Madison Avenue property in Phoenix, Arizona

            10.13       Financial Advisory Services Agreement

            23.1        Consent of KPMG LLP

            23.2        Consent of Arthur Andersen LLP

            23.3        Consent of Haddan & Zepfel LLP (included in Exhibit 5)

            23.4        Consent of Gibson, Dunn & Crutcher LLP (included in
                        Exhibit 8.1)


           NUMBER                            EXHIBIT
           ------                            -------
            23.5        Consent of Dorsey & Whitney LLP (included in Exhibit
                        8.2)

            24+         Powers of attorney (included on Page II-4 hereof)

            27+         Financial Data Schedule

            99.1        Form of Modtech, Inc. proxy

            99.2        Form of SPI Holdings, Inc. proxy

----------
+     Previously filed.

* Incorporated by reference from Modtech's Registration Statement on Form S-1 filed June 6, 1990 (Commission File No. 033-35239).

ITEM 22.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

      (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) to supply by means of a post-effective amendment all information concerning a transaction, and SPI being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (f) that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newport Beach, California on January 11, 1999.

                                MODTECH HOLDINGS, INC.


                                By: /s/ Evan M. Gruber
                                    --------------------------------------------
                                    Evan M. Gruber, Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.


     Signature                                         Title                                      Date
     ---------                                         -----                                      ----
/s/ Evan M. Gruber                          Chief Executive Officer                          January 11, 1999
--------------------------------------      and Director
  Evan M. Gruber

                                            Chief Operating and Chief                        January 11, 1999
--------------------------------------      Financial Officer (principal financial
* Michael G. Rhodes                         and accounting officer)


                                            President, Director                              January 11, 1999
--------------------------------------
* Patrick Van Den Bossche

                                            Director                                         January 11, 1999
--------------------------------------
* Charles A. Hamilton

                                            Director                                         January 11, 1999
--------------------------------------
* Charles R. Gwirtsman

                                            Director                                         January 11, 1999
--------------------------------------
* Charles C. McGettigan

                                            Director                                         January 11, 1999
--------------------------------------
* Myron A. Wick III

                                            Director                                         January 11, 1999
--------------------------------------
* Daniel J. Donahoe III

*By /s/ Evan M. Gruber
    ----------------------------------
    Evan M. Gruber as Attorney-in-Fact

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Evan M. Gruber and Michael G. Rhodes, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents to act for him or her in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-4 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.


     Signature                                         Title                                      Date
     ---------                                         -----                                      ----

/s/ Robert W. Campbell                      Director                                         January 11, 1999
--------------------------------------
  Robert W. Campbell

                                  EXHIBIT INDEX


           NUMBER                              EXHIBIT
           ------                              -------

            2+ Agreement and Plan of Reorganization and Merger, dated as of September 28, 1998, by and between Modtech, Inc.
                        and SPI Holdings, Inc. (included as Annex I to the Joint
                        Proxy Statement/Prospectus)

            3.1+        Certificate of Incorporation of Modtech Holdings, Inc.

            3.2+        Bylaws of Modtech Holdings, Inc.

            3.3         Articles of Incorporation of Modtech, Inc.

            3.4         Bylaws of Modtech, Inc.

            3.5+        Articles of Incorporation of SPI Holdings, Inc.

            3.6+        Bylaws of SPI Holdings, Inc.

            3.7+        Certificate of Designation of Modtech Holdings, Inc.
                        Series A Preferred Stock

            3.8+        Designation of SPI Holdings, Inc. Series A-1, A-2, A-3,
                        A-4, A-5 and A-6 Convertible Preferred Stock

            4+          Registration Rights Agreement

            5+ Opinion of Haddan & Zepfel LLP regarding the validity of securities offered hereby

            8.1+ Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters

            8.2+ Opinion of Dorsey & Whitney LLP regarding certain tax matters

           10.1         Transaction Advisory Agreement

           10.2+        Employment Agreement -- Evan M. Gruber

           10.3+        Employment Agreement -- Patrick Van Den Bossche

           10.4+        Employment Agreement -- Michael G. Rhodes

           10.5*        Lease between Modtech, Inc. and Pacific Continental
                        Modular Enterprises, relating to the Barrett Street property in Perris, California

           10.6* Lease between Modtech, Inc. and Gerald Bashaw, relating to the Morgan Street Property in Perris, California

           10.7* Lease between Modtech, Inc. and BMG, relating to the property in Lathrop, California

           10.8*        Industrial Development Bond agreements

           10.9+        Lease between Office Master of Texas, Inc. and Bertrand
                        L. Taylor, relating to the Gibbs Boulevard property in Glen Rose, Texas

           10.10+       Lease between Baron Homes, Inc. and David V. Homme and
                        Mary B. Homme, relating to the South Cucamonga Avenue property in Rancho Cucamonga, California, assigned to SPI


           NUMBER                           NAME OF EXHIBIT
           ------                           ---------------
           10.11+       Lease between Ronfran Incorporated d/b/a Standard
                        Pacific Industries and Toth Enterprises, relating to the
                        Hermosa Avenue property in Rancho Cucamonga, California,
                        assigned to SPI

           10.12+       Lease between Arizona Millwork, Inc. and The Rosenfield
                        Family Trust, relating to the Madison Avenue property in Phoenix, Arizona

           10.13        Financial Advisory Services Agreement

           23.1         Consent of KPMG LLP

           23.2         Consent of Arthur Andersen LLP

           23.3         Consent of Haddan & Zepfel LLP (included in Exhibit 5)

           23.4         Consent of Gibson, Dunn & Crutcher LLP (included in
                        Exhibit 8.1)

           23.5         Consent of Dorsey & Whitney LLP (included in Exhibit
                        8.2)

           24+          Powers of attorney (included on Page II-4 hereof)

           27+          Financial Data Schedule

           99.1         Form of Modtech, Inc. proxy

           99.2         Form of SPI Holdings, Inc. proxy

----------
+     Previously filed.

* Incorporated by reference from Modtech's Registration Statement on Form S-1 filed June 6, 1990 (Commission File No. 033-35239).